     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998
                                                 REGISTRATION NO. 333-51379
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                               AMENDMENT NO. 1
                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                  4813                      84-1339282
   (STATE OR OTHER        (PRIMARY STANDARD             (I.R.S. EMPLOYER
   JURISDICTION OF            INDUSTRIAL              IDENTIFICATION NO.)
   INCORPORATION OR      CLASSIFICATION CODE
    ORGANIZATION)              NUMBER)

                               1000 QWEST TOWER
                            555 SEVENTEENTH STREET
                            DENVER, COLORADO 80202
                                (303) 291-1400
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------

                              ROBERT S. WOODRUFF
                       EXECUTIVE VICE PRESIDENT--FINANCE
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                               1000 QWEST TOWER
                            555 SEVENTEENTH STREET
                            DENVER, COLORADO 80202
                                (303) 291-1400
      (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
              AREA CODE, OF AGENT FOR SERVICE FOR THE REGISTRANT)
                                ---------------

                                  COPIES TO:
        MARTHA D. REHM, ESQ.                 DAVID J. BEVERIDGE, ESQ.
      HOLME ROBERTS & OWEN LLP                  SHEARMAN & STERLING
  1700 LINCOLN STREET, SUITE 4100              599 LEXINGTON AVENUE
       DENVER, COLORADO 80203              NEW YORK, NEW YORK 10022-6069
           (303) 861-7000                         (212) 848-4000
                                ---------------

  APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED SALE OF THE  SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                ---------------

  If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                ---------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PROSPECTUS                   Subject to Completion
                            Dated June 1, 1998

QWEST COMMUNICATIONS INTERNATIONAL INC.

OFFER TO EXCHANGE 8.29% SERIES B SENIOR DISCOUNT NOTES DUE 2008 FOR ANY AND ALL OF ITS OUTSTANDING 8.29% SENIOR DISCOUNT NOTES DUE 2008


     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 1, 1998, UNLESS EXTENDED; PROVIDED IT MAY NOT BE EXTENDED BEYOND JULY 20, 1998.

Qwest Communications International Inc., a Delaware corporation ("Qwest" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of its 8.29% Series B Senior Discount Notes Due 2008 (the "Exchange Notes") for each $1,000 principal amount at maturity of its outstanding 8.29% Senior Discount Notes Due 2008 (the "Old 8.29% Notes") of which $450,505,000 in aggregate principal amount at maturity are outstanding as of the date hereof, which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"). The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old 8.29% Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof, (ii) the interest, interest rate step-up, original issue discount and cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old 8.29% Notes under the Registration Agreement (as defined herein), which rights with respect to Old 8.29% Notes will terminate upon the consummation of the Exchange Offer. See "Description of the 8.29% Notes--Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old 8.29% Notes (which they replace) and will be entitled to the benefits of the Indenture dated as of January 29, 1998 governing the Old 8.29% Notes and the Exchange Notes. The Exchange Notes and the Old 8.29% Notes are considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase, and are sometimes referred to herein collectively as the "8.29% Notes." See "The Exchange Offer" and "Description of the 8.29% Notes."

     The Company will accept for exchange any and all validly tendered Old 8.29% Notes not withdrawn prior to 5:00 p.m., New York City time, on Wednesday, July 1, 1998 ("Expiration Date"); provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further, that in no event will the Exchange Offer be extended beyond July 20, 1998. Tenders of Old 8.29% Notes may be withdrawn at any time prior to the Expiration Date. Old 8.29% Notes may be tendered only in integral multiples of $1,000.

The 8.29% Notes will mature on February 1, 2008, unless previously redeemed. The Old 8.29% Notes were issued at a price of $665.92 per $1,000 original principal amount at maturity, representing a yield to maturity of 8.29%. The Exchange Notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples thereof. Cash interest on the 8.29% Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum and will be payable semiannually in arrears commencing on August 1, 2003 and thereafter on February 1 and August 1 of each year; provided, however, that the Company may elect to commence the accrual of cash interest on an interest payment date on or after February 1, 2001 and prior to February 1, 2003, in which case the outstanding principal amount at maturity of each Note will on such interest payment date be reduced to the Accreted Value (as defined) of the Note as of such interest payment date and cash interest will be payable on each interest payment date thereafter. The 8.29% Notes will be redeemable at the option of Qwest, in whole or in part, at any time on or after February 1, 2003, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date. In addition, at any time prior to February 1, 2001, Qwest may redeem up to 35% of the 8.29% Notes at a redemption price of 108.29% of the Accreted Value of the 8.29% Notes, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined). Within 30 days of the occurrence of a Change of Control (as defined), Qwest will be required to make an Offer to Purchase (as defined) all outstanding 8.29% Notes at a purchase price equal to 101% of the Accreted Value of the 8.29% Notes on the purchase date plus any accrued and unpaid interest and premium, if any, not otherwise included in the Accreted Value to such purchase date. There can be no assurance that Qwest will have the financial resources necessary to purchase the 8.29% Notes in such circumstances. See "Description of the 8.29% Notes--Optional Redemption" and "--Certain Covenants-- Change of Control."

The Exchange Notes will be senior unsecured obligations of Qwest, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of Qwest, including its 10 7/8% Series B Senior Notes Due 2007 ("10 7/8% Notes") and its 9.47% Series B Senior Discount Notes Due 2007 ("9.47% Notes"), and will be senior in right of payment to all existing and future indebtedness of Qwest expressly subordinated in right of payment to the 8.29% Notes. See "Capitalization" and "Description of the 8.29% Notes--General."

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 1, 1998.

  The Old 8.29% Notes were sold by the Company on January 29, 1998 to Salomon Brothers Inc (the "Initial Purchaser") pursuant to a Purchase Agreement dated January 22, 1998 by and between the Company and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into a Registration Agreement dated as of January 29, 1998 (the "Registration Agreement") which granted the holders of the Old 8.29% Notes certain exchange and registration rights. The Exchange Offer is being made to satisfy certain of the Company's obligations under the Registration Agreement.

  Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old 8.29% Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old 8.29% Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old 8.29% Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old 8.29% Notes where such Old 8.29% Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement (including certain indemnification and contribution rights and obligations). See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer and will pay all of its expenses incident thereto. Tenders of Old 8.29% Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Company terminates the Exchange Offer and does not accept for exchange any Old 8.29% Notes, the Company will promptly return the Old 8.29% Notes to the holders thereof. See "The Exchange Offer."

  Prior to this Exchange Offer, there has been no public market for the 8.29% Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend upon many factors, including prevailing interest rates, market conditions, yields on alternative investments, general economic conditions, the Company's financial condition and results of operations and other conditions. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Old 8.29% Notes. Consequently, cash interest on the Exchange Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum and will be payable semiannually in arrears commencing on August 1, 2003 and thereafter on February 1 and August 1 of each year; provided, however, that the Company may elect to commence the accrual of cash interest on an interest payment date on or after February 1, 2001 and prior to February 1, 2003, in which case the outstanding principal amount at maturity of each Note will on such interest payment date be reduced to the Accreted Value of the Note as of such interest payment date and cash interest will be payable on each interest payment date thereafter. Amortization of original issue discount on each Exchange Note should accrue from the date of original issue of the surrendered Old Note (see "Certain United States Federal Income Tax Considerations") and interest, if any, on each Exchange Note will accrue from the last interest payment date on which interest was paid on the surrendered Old Note or, if no interest has been paid on such Old Note, from the date on which cash interest on such Old Note would begin to accrue. Consequently, holders whose Old 8.29% Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old 8.29% Notes.

                               ----------------

                            ADDITIONAL INFORMATION

  The Company is required to file reports and other information with the Securities and Exchange Commission (the "Commission") pursuant to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to furnish the holders of the Exchange Notes with annual reports containing consolidated financial statements audited by independent certified public accountants following the end of each fiscal year and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year following the end of such quarter.

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.

  The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that include, among others, statements concerning (a) the benefits expected to result from the planned merger (the "LCI Merger") of a subsidiary of Qwest with and into LCI International, Inc. ("LCI"), pursuant to which LCI would become a wholly owned subsidiary of Qwest, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by Qwest and LCI together after the closing of the LCI Merger and (b) the complementary nature of LCI's customer and marketing base and operational systems and the Qwest Network (as defined herein), (ii) Qwest's plans to complete the Qwest Network, (iii) Qwest's expectations as to funding Qwest's capital requirements, (iv) Qwest's anticipated expansion of Carrier Services and Commercial Services (each as defined herein) and (v) other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The most important factors that could prevent the Company from achieving its stated goals include, but are not limited to,(a) failure by Qwest and LCI to consummate the LCI Merger on a timely basis or at all, (b) failure by Qwest to manage effectively, cost efficiently and on a timely basis the construction of the Qwest Network route segments, (c) failure by Qwest to enter into additional customer contracts to sell dark fiber or provide high-volume capacity and otherwise expand its telecommunications customer base on the Qwest Network, (d) failure by Qwest to obtain and maintain all necessary rights-of-way, (e) intense competition in Qwest's and LCI's carrier services and commercial services markets and in LCI's residential services markets, (f) the potential for rapid and significant changes in technology and their effect on Qwest's and/or LCI's operations, (g) operating and financial risks related to managing rapid growth and integrating acquired businesses, (h) adverse changes in the regulatory environment affecting Qwest and/or LCI, (i) risks of being highly leveraged and sustaining operating cash deficits and (j) if the LCI Merger is consummated, failure by Qwest to integrate the respective operations of Qwest and LCI or to achieve the synergies expected from the LCI Merger.

The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Qwest or persons acting on its behalf. Qwest does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, including the Historical Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. A glossary of relevant terms used in the telecommunications business is included at the end of this Prospectus. References to "Qwest" or the "Company" mean Qwest Communications International Inc. and its predecessors and subsidiaries, including Qwest Communications Corporation ("QCC").


                                  THE COMPANY

  The Company is a facilities-based provider of multimedia communications services to interexchange carriers and other communications entities ("Carrier Services") and to businesses and consumers ("Commercial Services"), and it constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use ("Network Construction Services"). The Company is expanding its existing long distance network into an approximately 18,400 route-mile coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). The Company will employ, throughout substantially all of the Qwest Network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies ("Lucent") and Northern Telecom Inc. ("Nortel"), respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide the Company with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, the Company has entered into contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.



  Under Qwest's current plan, the Qwest Network will extend approximately 18,400 route miles coast-to-coast and connect approximately 130 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Construction of the Qwest Network is scheduled to be completed in 1999. Through a combination of the Qwest Network and leased facilities, the Company will continue to offer interstate services in all 48 contiguous states. The Qwest Network will connect to three trans-Atlantic cable heads and two trans-Pacific cable heads, as well as cross-border points to Canada and Mexico. In addition to the 18,400 route mile U.S. network, the Company recently extended its network to the United Kingdom through an exchange of capacity for two 155 megabit circuits that will carry international data and voice traffic between London and New York. The Company also is extending its network approximately 1,400 route miles into Mexico through dark fiber to be owned by the Company on the fiber optic system of a third party. Completion of the Mexican network is scheduled for late 1998. These connections will allow the Company to participate in the anticipated growth in demand for international long distance data and voice services.


  The Company believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technological changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high-speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the four principal nationwide carriers (AT&T Corporation ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom")) to replace or augment portions of their older systems and (v) reform in regulation of domestic access charges and international settlement rates, which the Company expects will lower long distance rates and fuel primary demand for long distance services. See "Industry Overview," "Business" and "Regulation."


  The Company recently completed certain acquisitions and the Company has previously announced the LCI Merger. See "Business--Recent
Developments."

  Qwest's principal executive offices are located at 1000 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202, and its telephone number is (303) 291-1400.


                               THE EXCHANGE OFFER

The Exchange Offer...  The Company is offering to exchange $1,000 principal amount at maturity of Exchange Notes for each $1,000 principal amount at maturity of Old 8.29% Notes that is properly tendered and accepted. The form and terms of the Exchange Notes are the same as the form and terms of the Old 8.29% Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends
                       restricting the transfer   thereof, (ii)  the   interest,
                       interest  rate  step-  up,   original  issue discount and
                       cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old 8.29% Notes under the Registration Agreement (as defined herein), which rights with respect to Old
                       8.29%   Notes  will terminate  upon  the   consummation
                       of the Exchange Offer.  See "--The Exchange Notes."
                       The  issuance  of  the  Exchange   Notes  is intended to
                       satisfy certain obligations of the Company contained in the Registration Agreement. Subject to certain conditions, a holder who wishes to tender must transmit a properly completed and duly executed Letter of Transmittal to Bankers Trust Company (the "Exchange
                       Agent")   on  or  prior  to  the Expiration    Date.
                       For procedures  for tendering, see "The Exchange Offer."

                       Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old 8.29% Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (ii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old 8.29% Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old 8.29% Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the
                       Securities  Act and must acknowledge   that   it   will
                       deliver   a prospectus in connection  with the resale of
                       such  Exchange  Notes.   See  "The  Exchange Offer--
                       Resale of the Exchange Notes" and "Plan of Distribution."

Registration
 Agreement...........  The Old 8.29% Notes were sold by the Company on
                       January 29, 1998 to the Initial Purchaser pursuant to the Purchase Agreement. Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Agreement. This Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Agreement, which terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes. The Old 8.29% Notes are subject to the payment of additional interest under certain circumstances if the Company is not in compliance with its obligations under the Registration Agreement. See "Description of the 8.29% Notes-- Exchange Offer; Registration Rights."


Expiration Date......  The Exchange Offer will expire at 5:00 p.m., New York
                       City time, on the "Expiration Date." As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, July 1, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is to remain open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond July 20, 1998.

Withdrawal...........  Tenders of Old 8.29% Notes pursuant to the Exchange
                       Offer may be withdrawn at any time prior to the Expiration Date by sending a written notice of withdrawal to the Exchange Agent. Any Old 8.29% Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old 8.29% Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old 8.29% Notes."

Certain Conditions
 to the Exchange
 Offer...............  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

Federal Income Tax
 Consequences........  In the opinion of counsel to the Company, the exchange of the Old 8.29% Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange for federal income tax purposes. See "Certain

                       United States Federal Income Tax Considerations."

Use of Proceeds......  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent.......  Bankers Trust Company is serving as Exchange Agent in connection with the Exchange Offer.

                 CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES


  Holders of Old 8.29% Notes who do not exchange their Old 8.29% Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old 8.29% Notes as set forth in the legends thereon as a consequence of the issuance of the Old 8.29% Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, such Old 8.29% Notes may only be offered, sold, pledged or otherwise transferred (A)(i) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act ("Rule 144A") in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder ("Rule 144"), if available and (B) in accordance with all applicable securities laws of the states of the United States. The Company does not anticipate that it will register the Old 8.29% Notes under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange Old 8.29% Notes" and "The Exchange Offer--Consequences of Failure to Exchange."

                               THE EXCHANGE NOTES

  The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old 8.29% Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof, (ii) the interest, interest rate step-up, original issue discount and cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old 8.29% Notes under the Registration Agreement, which rights with respect to Old 8.29% Notes will terminate upon the consummation of the Exchange Offer. See "Description of the 8.29% Notes--Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old 8.29% Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. See "Description of the 8.29% Notes" for further information and for definitions of certain capitalized terms used below.

  In the Exchange Offer, the holders of Old 8.29% Notes will receive Exchange Notes with the same interest rate as the interest rate on the Old 8.29% Notes. Amortization of original issue discount on each Exchange Note should accrue from the date of original issue of the surrendered Old 8.29% Note (see "Certain United States Federal Income Tax Considerations") and interest, if any, on each Exchange Note will accrue from the last interest payment date on which interest was paid on the surrendered Old 8.29% Note or, if no interest has been paid on such Old 8.29% Note, from the date on which cash interest on such Old 8.29% Note would begin to accrue. Consequently, holders whose Old 8.29% Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old 8.29% Notes.


The 8.29% Notes............ The Old 8.29% Notes were issued at an issue price of $665.92 per $1,000 stated principal amount at maturity and generated gross proceeds to the

                            Company of approximately $300.0 million. The 8.29% Notes will accrete at a rate of 8.29% per annum, compounded semiannually, to an aggregate principal amount of $450,505,000 by February 1, 2003 (subject to the Company's option to elect to commence the accrual of cash interest as provided herein). The 8.29% Notes will mature on February 1, 2008. The yield to maturity of the 8.29% Notes is 8.29% per annum (computed on a semiannual bond equivalent basis) calculated from January 29, 1998.

Interest...............     Cash interest on the 8.29% Notes will not accrue
                            until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum and will be payable semiannually in arrears commencing on August 1, 2003 and thereafter on February 1 and August 1 of each year; provided, however, that Qwest may elect, upon not less than 60 days' prior notice, to commence the accrual of cash interest on all outstanding 8.29% Notes on any interest payment date on or after February 1, 2001 and prior to February 1, 2003.


Ranking...............      The 8.29% Notes are senior unsecured obligations of
                            Qwest, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of Qwest, including the 10 7/8% Notes and the 9.47% Notes, and are senior in right of payment to all existing and future indebtedness of Qwest expressly subordinated in right of payment to the 8.29% Notes. The 8.29% Notes are not secured by any assets and are effectively subordinated to any future secured indebtedness of Qwest to the extent of the value of the assets securing such indebtedness. As of March 31, 1998, Qwest had approximately $919.5 million of indebtedness outstanding, none of which constituted secured indebtedness. The 8.29% Notes are effectively subordinated to all existing and future third-party indebtedness and other liabilities of Qwest's subsidiaries (including trade payables). As of March
                            31, 1998, on a pro forma basis as if the acquisition of LCI had been consummated at that date, the total liabilities of Qwest's subsidiaries (after the elimination of loans and advances by Qwest to its subsidiaries) would have been approximately $1,488 million. Of that amount, approximately $71.7 million in indebtedness was secured by certain assets of the borrowers. Any rights of Qwest and its creditors, including the holders of 8.29% Notes, to participate in the assets of any of Qwest's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors).

   Sinking Fund.......      None.

   Optional
   Redemption.........      The 8.29% Notes will be redeemable at the
                            option of Qwest, in whole or in part, at any time or from time to time, on or after February 1, 2003, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date. In addition, prior to February 1, 2001, Qwest may redeem up to 35% of the Accreted
                            Value (as defined) of the 8.29% Notes at a redemption price equal to 108.29% of the Accreted
                            Value at the redemption date of the 8.29% Notes so redeemed, plus accrued and unpaid interest thereon
                            (if any) to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined) resulting in gross proceeds of at least
                            $100.0 million in the aggregate; provided that at least 65% of the Accreted Value of the originally issued 8.29% Notes would remain outstanding immediately after any such redemption.

   Original Issue
   Discount...........      The 8.29% Notes are issued with substantial
                            amounts of original issue discount for
                            United States federal income tax purposes.
                            Thus, although there will be no periodic
                            payments of cash interest on the 8.29% Notes
                            prior  to   August   1,  2003 (subject to Qwest's
                            option to elect to commence the accrual of cash
                            interest on or after February 1,  2001),  original
                            issue  discount  (i.e.,   the difference between
                            the stated redemption  price at maturity and the
                            issue  price  of the 8.29% Notes) will accrue from
                            the  issue  date  and will be includable as
                            interest income periodically  in  a  holder's
                            gross   income   for   United States   federal
                            income  tax purposes    in   advance   of
                            receipt of the cash  payments to  which   the
                            income   is attributable.   See  "Certain United
                            States  Federal Income Tax Considerations."

   Change of Control..      Within 30 days of the occurrence of a Change of
                            Control (as defined), Qwest will be required to make an Offer to Purchase (as defined) all outstanding 8.29% Notes at a price in cash equal to 101% of the Accreted Value of the 8.29% Notes on the purchase date plus any accrued and unpaid interest and premium, if any, not otherwise included in the Accreted Value to such purchase date. Qwest may not have the financial resources necessary to satisfy its obligations to repurchase the 8.29% Notes and other debt that may become repayable upon a Change of Control. See
                            "Description of the 8.29% Notes--Certain
                            Covenants--Change of Control."

   Certain Covenants..      The Indenture contains certain covenants that,
                            among other things, limit the ability of Qwest and its subsidiaries to incur additional indebtedness, issue stock of subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of Qwest and its subsidiaries, and enter into certain mergers and consolidations. The covenants contained in the Indenture are subject to certain significant exceptions. See "Description of the 8.29% Notes"Certain Covenants."

  For additional information concerning the 8.29% Notes and the definitions of certain capitalized terms used above, see "Description of the 8.29% Notes" and "Description of the 8.29% Notes--Exchange Offer; Registration Rights."


                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider all the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."


                 SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA


     The selected data presented below under the captions "Statement of Operations and Other Financial Data" and "Summary Balance Sheet Data" as of the end of and for each of the years in the five-year period ended December 31, 1997 and as of March 31, 1998 and 1997 and for the three months ended March 31, 1998 and 1997 have been taken or derived from the historical Consolidated Financial Statements of the Company. Consolidated Financial Statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Historical Consolidated Financial Statements and the unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                                                                             THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                     MARCH 31,
                          -------------------------------------------------  -------------------
                            1993      1994      1995      1996      1997       1997      1998
                          --------  --------  --------  --------  ---------  --------  ---------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 AND OTHER FINANCIAL
 DATA:

Total revenue...........  $ 69,327  $ 70,873  $125,102  $230,996  $ 696,703  $ 72,693  $ 177,047
Total operating
 expenses...............    80,247    81,488   161,158   243,010    673,222    85,337    180,572
Earnings (loss) from
 operations.............   (10,920)  (10,615)  (36,056)  (12,014)    23,481   (12,644)    (3,525)
Other income
 (expense)(1)...........   122,631       (70)   (2,411)    1,813         99     5,410     (6,302)
Earnings (loss) before
 income taxes...........   111,711   (10,685)  (38,467)  (10,201)    23,580    (7,234)    (9,827)
Net earnings (loss).....  $ 68,526  $ (6,898) $(25,131) $ (6,967) $  14,523    (4,776) $  (6,649)
                          ========  ========  ========  ========  =========  ========  =========
Earnings (loss) per
 share-basic............  $   0.40  $  (0.04) $  (0.15) $  (0.04) $    0.08  $  (0.03) $   (0.03)
Earnings (loss) per
 share-diluted..........  $   0.40  $  (0.04) $  (0.15) $  (0.04) $    0.07  $  (0.03) $   (0.03)
EBITDA(2)...............  $   (824) $ (6,338) $(26,007) $  6,912  $  41,733  $(10,678)    $4,506
Net cash provided by
 (used in) operating
 activities.............  $ (7,125) $  3,306  $(56,635) $ 32,524  $ (36,488) $ 33,359  $  53,540
Net cash provided by
 (used in) investing
 activities.............  $107,496  $(41,712) $(58,858) $(52,622) $(356,824) $(56,922) $(141,644)
Net cash provided by
 (used in) financing
 activities.............  $(95,659) $ 34,264  $113,940  $ 25,519  $ 766,191  $177,327  $ 281,481
Capital expenditures(3).  $  3,794  $ 40,926  $ 48,732  $ 85,842  $ 444,659  $ 78,922  $ 159,704
Ratio of Earnings to
 Fixed Charges (4)......      5.68     -         -         -           1.15     -          -



                                                          14




                                      AS OF DECEMBER 31,                AS OF MARCH 31,
                         -------------------------------------------- -------------------
                          1993    1994     1995     1996      1997      1997      1998
                         ------- ------- -------- -------- ---------- -------- ----------
                                                  (IN THOUSANDS)
SUMMARY BALANCE SHEET
 DATA:
Total assets............ $60,754 $89,489 $184,178 $262,551 $1,398,105 $469,614 $1,779,568
Long-term debt.......... $ 2,141 $27,034 $ 68,793 $109,268 $  630,463 $286,325 $  959,270
Total stockholders'
 equity(5).............. $12,079 $24,581 $ 26,475 $  9,442 $  381,744 $  4,666 $  407,162

                                  AS OF DECEMBER 31,              AS OF MARCH 31,
                          ----------------------------------- -----------------------
                             1995        1996        1997        1997        1998
                          ----------- ----------- ----------- ----------- -----------
OPERATING DATA:
Route miles of conduit
 installed..............        3,200       3,650       9,500       4,900      11,100
Route miles of lit fiber
 installed..............          580         900       3,400         900       5,400
Total minutes of use(6).  237,000,000 382,000,000 669,000,000 107,000,000 262,000,000

-------
(1) In November 1993, Qwest sold substantially all of its then owned fiber optic network capacity and related equipment and assets to a third-party purchaser for $185.0 million (the "1993 Capacity Sale"). After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, Qwest recognized a gain of approximately $126.5 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."


(2) EBITDA  represents  net earnings  (loss)  before  interest,  income  taxes, depreciation and amortization, a nonrecurring expense of $2.6 million in the year ended December 31, 1996 to restructure operations, the gain on sale of telecommunications agreements of $6.1 million (which is non-recurring) in the year ended December 31, 1996, and the gain on sale of contract rights of approximately $9.3 million (which is non-recurring) in the year ended December 31, 1997. EBITDA includes earnings from the construction contracts for the sale of dark fiber that the Company will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies. The Company believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Growth Share Plan (as defined below) expense, EBITDA would have been $115.2 million, $20.0 million, and $1.8 million for the years ended December 31, 1997, 1996 and 1993, respectively, and $6.8 million and $2.4 million for the three months ended March 31, 1998 and 1997, respectively.


(3) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.


(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes, plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, plus preferred stock dividends on preferred stock of QCC (increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements). The Company had a deficiency of earnings to fixed charges of $18.0 million, $8.9 million, $12.6 million, $40.3 million and $11.0 million for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively.

(5) Qwest has not declared or paid cash dividends on the Qwest Common Stock since becoming a public company in June 1997.


(6) Represents total minutes of use for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997.


                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before participating in the Exchange Offer.

Consequences of Failure to Exchange Old Notes

The Exchange Notes will be issued in exchange for Old 8.29% Notes only after timely receipt by the Exchange Agent of such Old 8.29% Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old 8.29% Notes desiring to tender such Old 8.29% Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old 8.29% Notes for exchange. Holders of Old 8.29% Notes who do not exchange their Old 8.29% Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old 8.29% Notes as set forth in the legends thereon as a consequence of the issuance of the Old 8.29% Notes pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old 8.29% Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable securities laws of states and other jurisdictions. In addition, any holder of Old 8.29% Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old 8.29% Notes, where such Old 8.29% Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution," "Description of the 8.29% Notes--Exchange Offer; Registration Rights," and "The Exchange Offer--Consequences of Failure to Exchange."

Absence of Public Market

  The Exchange Notes are being offered to the holders of the Old 8.29% Notes. The Old 8.29% Notes were resold by the Initial Purchaser to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. The Old 8.29% Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. The Exchange Notes are new securities for which there currently is no market and the Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of 8.29% Notes being tendered for exchange. Although the Initial Purchaser is making a market in the Old 8.29% Notes and has advised the Company that it currently intends to make a market in the Exchange Notes, it is not obligated to do so and may discontinue such market making at any time without notice. The Company does not currently intend to apply for listing of the Old 8.29% Notes or the Exchange Notes on a national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the 8.29% Notes. If a trading market does not develop or is not maintained, holders of the 8.29% Notes may experience difficulty in reselling such 8.29% Notes or may be unable to sell them at all. If a market for the 8.29% Notes develops, any such market may be discontinued at any time. To the extent that a market for the 8.29% Notes does develop, the market value of the 8.29% Notes will depend upon many factors, including prevailing interest rates, market conditions, yields on alternative investments, general economic conditions, the Company's financial condition and results of operations and other conditions. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the 8.29% Notes. There can be no assurance that, if a market for the

8.29% Notes were to develop, such a market would not be subject to similar disruptions.

Risks Related to Completing the Qwest Network; Increasing Traffic Volume

  Qwest's ability to achieve its strategic objective will depend in large part upon the successful, timely and cost-effective completion of the Qwest Network, as well as on achieving substantial traffic volumes on the Qwest Network. The construction of the Qwest Network will be affected by a variety of factors, uncertainties and contingencies, including Qwest's ability to manage effectively and cost efficiently the construction of the route segments and obtain additional rights-of-way. Many of these factors are beyond Qwest's control. There can be no assurance that the entire Qwest Network will be completed as planned for the costs and in the time frame currently estimated. Although Qwest believes that its cost estimates and the build-out schedule are reasonable, there can be no assurance that the actual construction costs or time required to complete the Qwest Network will not substantially exceed current estimates. In addition, Qwest must substantially increase its current traffic volume in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Qwest Network. There can be no assurance that Qwest will be able to achieve such increased traffic volume. See "-- Competition" and "--Pricing Pressures and Industry Capacity."


Operating Losses and Working Capital Deficits


      Qwest's operations have generated operating losses in recent years and insufficient cash flow to enable it to meet its debt service requirements, capital expenditures and other cash needs. Qwest had a net loss of $6.6 million for the three months ended March 31, 1998 and net earnings of approximately $14.5 million for the year ended December 31, 1997; and Qwest had an accumulated deficit of approximately $38.6 million as of March 31, 1998. Although Qwest had working capital of approximately $568.9 million as of March 31, 1998, Qwest expects to incur approximately $433.0 million of total capital expenditures for the remainder of the year ending December 31, 1998. Qwest has had working capital deficits for each of the four fiscal years prior to 1997. See the Consolidated Financial Statements of Qwest appearing elsewhere in this Prospectus.

  Working capital deficits would limit Qwest's cash resources, resulting in reduced liquidity. There can be no assurance that Qwest will be able to achieve or sustain operating profitability to pay the principal of and interest on the 8.29% Notes. Qwest may require additional capital in order to offset operating losses and working capital deficits and to support its strategic objective.


High Leverage; Ability to Service Indebtedness


     The Company is highly leveraged. As of March 31, 1998, Qwest had approximately $960.4 million of long-term debt (including the current portion thereof) and stockholders' equity of approximately $407.2 million. As of March 31, 1998, on a pro forma basis, as if the acquisition of LCI had been consummated at that date, Qwest would have had approximately $1,366.0 million of long-term debt (including the current portion thereof) and a debt-to-equity ratio of 0.28 to 1.0. Certain debt instruments to which Qwest and Qwest's subsidiaries are parties limit but do not prohibit the incurrence of additional indebtedness by Qwest, and Qwest expects additional indebtedness to be incurred by Qwest or its subsidiaries in the future. However, there can be no assurance that Qwest will be successful in obtaining additional borrowings when required, or that the terms of such indebtedness will not impair the ability of Qwest to develop its business.

The Company's leverage could result in adverse consequences to the holders of the 8.29% Notes. Such consequences may include, among other things: (i) the cash generated by the Company's operations may be insufficient to meet the payment obligations on the 8.29% Notes, in addition to paying other indebtedness and obligations of the Company and its subsidiaries as they become due; (ii) the Company's ability to obtain any necessary financing in the future for completion of the Qwest Network or other purposes may be impaired; (iii) certain of the future borrowings by Qwest or its subsidiaries may be at variable rates of interest that could cause Qwest to be vulnerable to increases in interest rates;
(iv) the 10 7/8% Notes and the 9.47% Notes mature prior to the maturity of the 8.29% Notes and future indebtedness of Qwest's subsidiaries may mature prior to the maturity of the 8.29% Notes; (v) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage; and (vi) the Company's vulnerability to the effects of general economic downturns or to delays or increases in costs of constructing the Qwest Network will be increased. In addition, the Indenture and other debt instruments governing existing and future indebtedness contain, or may contain, covenants that limit the operating and financial flexibility of Qwest and its subsidiaries.

  The ability of Qwest to meet its obligations will be subject to financial, business and other factors, including factors beyond its control, such as prevailing economic conditions. In addition, the ability of Qwest's operating subsidiaries to pay dividends or to make other payments to Qwest may be restricted by the terms of various credit arrangements entered into by such operating subsidiaries, as well as legal restrictions, and such payments may have adverse tax consequences. The debt instruments governing existing and future indebtedness of Qwest contain, or may contain, covenants that limit the operating and financial flexibility of Qwest and its subsidiaries. Failure to generate sufficient cash flow may impair Qwest's ability to obtain additional equity or debt financing or to meet its debt service requirements (including those with respect to the 8.29% Notes). Although the Company currently anticipates that it will repay the 8.29% Notes at maturity with cash flow from operations, there can be no assurance in this regard.

Failure to generate sufficient cash flow may impair the Company's ability to obtain additional equity or debt financing or to meet its debt service requirements, including the payment obligations under the 8.29% Notes. In such circumstances, Qwest may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion thereof. There can be no assurance that Qwest would be able to renegotiate successfully such terms or refinance its indebtedness when required or that the terms of any such refinancing would be acceptable to management. If Qwest were unable to refinance its indebtedness or obtain new financing under these circumstances, it would have to consider other options such as the sale of certain assets to meet its debt service obligations, the sale of equity, negotiations with its lenders to restructure applicable indebtedness or other options available to it under the law. See "Management's Discussion And Analysis of Financial Condition and Results of Operations."


Uncertainties in Integrating Qwest and LCI and Realizing LCI Merger Benefits

  Qwest and LCI have entered into an Agreement and Plan Of Merger dated as of March 8, 1998 (The "LCI Merger Agreement") with the expectation that the LCI Merger will result in benefits including, without limitation, operating efficiencies, cost savings and other synergies. Achieving the benefits of the LCI Merger will depend in part upon the integration of the businesses of Qwest and LCI in an efficient manner. Qwest has not previously had significant experience integrating the operations of acquired companies, as Qwest's only acquisitions since the Initial Public Offering have been the SuperNet transaction, which was consummated in October 1997, the Phoenix transaction, which was consummated in March 1998, and the EUnet transaction, which was consummated in April 1998. In addition, the consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. No assurance can be given that Qwest will succeed in integrating the operations of LCI without encountering difficulties or that the expected operating efficiencies, cost savings, synergies and other benefits from such integration will be realized.


Risks Relating to the Renegotiation of LCI Debt

  LCI has two revolving credit facilities (collectively, the "LCI Credit Facilities"), three discretionary lines of credit (collectively, the "LCI Lines of Credit") and a receivables securitization program (the "LCI Securitization Program") as sources of capital to fund operations. LCI maintains the LCI Securitization Program to sell a percentage ownership interest in a defined pool of LCI's trade accounts receivable. In addition, LCI has entered into an operating lease agreement for a headquarters building in Arlington, Virginia (the "LCI Headquarters Lease"). The LCI Headquarters Lease includes a maximum residual guarantee of $62.0 million.

  The consummation of the LCI Merger will constitute a change in control of LCI, which is an event of default under the LCI Credit Facilities and the LCI Securitization Program. In addition, an event of default under the LCI Credit Facilities also constitutes an event of default under the LCI Headquarters Lease. The LCI Lines of Credit are discretionary lines which may be discontinued at any time at the sole discretion of the providing banks. Certain other debt securities issued by LCI permit mergers and consolidations, subject to compliance with certain terms of the governing indenture.

  There can be no assurance that Qwest will be able to renegotiate the terms of the LCI Credit Facilities, the LCI Securitization Program or the LCI Headquarters Lease on terms and conditions similar to the current arrangements, or that the syndicate of banks and other parties which have participated in these arrangements with LCI will renegotiate such arrangements or enter into similar arrangements with Qwest after the LCI Merger. There also can be no assurance that the LCI Lines of Credit will continue to be extended by the respective commercial banks after the LCI Merger.


Holding Company Structure; Effective Subordination of the 8.29% Notes

Qwest is a holding company with no material assets other than the stock of its subsidiaries, and the 8.29% Notes will be obligations exclusively of Qwest. The 8.29% Notes are unsecured and rank pari passu in right of payment with all existing and future senior unsecured indebtedness and trade payables of Qwest, including the 10 7/8% Notes and the 9.47% Notes. Because Qwest's operations are conducted through its subsidiaries, Qwest's cash flow and its ability to meet its own obligations, including payment of interest and principal obligations on the 8.29% Notes, are dependent upon the earnings of such subsidiaries and the distributions of those earnings to Qwest, or upon loans or other payments of funds made by such subsidiaries to Qwest. Existing debt agreements of Qwest's subsidiaries impose, and future debt instruments of Qwest's subsidiaries likely will impose, significant restrictions that affect, among other things, the ability of Qwest's subsidiaries to pay dividends or make other distributions or loans and advances to Qwest. The ability of Qwest's subsidiaries to pay dividends and make other distributions also will be subject to, among other things, applicable state laws. See "Description of Certain Indebtedness."

     The operating assets of the Company are owned by Qwest's subsidiaries, effectively subordinating the 8.29% Notes to all existing and future indebtedness, trade payables and other obligations of Qwest's subsidiaries. Therefore, Qwest's rights and the rights of its creditors, including the holders of the 8.29% Notes, to participate in the assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that Qwest may itself be a creditor with recognized claims against the subsidiary, in which case the claims of Qwest would still be effectively subordinated to any security interests in or mortgages or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by Qwest. As of March 31, 1998, on a pro forma basis as if the acquisition of LCI had been consummated as of that date, the total liabilities of Qwest's subsidiaries (after elimination of loans and advances by Qwest to its subsidiaries) would have been approximately $1,488 million, of which approximately $71.7 million in indebtedness was secured by certain assets of the borrowers. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by Qwest and its subsidiaries. Therefore, both Qwest and its subsidiaries will retain the ability to incur substantial additional indebtedness and lease obligations, and Qwest expects that it or its subsidiaries may incur substantial additional indebtedness in the future. See "Description of the 8.29% Notes--Certain Covenants."

         A portion of the assets of Qwest's subsidiaries is encumbered by mortgages or other security interests or liens, including purchase money equipment financings. Qwest expects that future indebtedness incurred by its subsidiaries also may be secured. As a result, any claims of Qwest against its subsidiaries will be effectively subordinated to indebtedness secured by the mortgages or other security interests or liens on the assets of such subsidiaries, which could have material consequences to holders of the 8.29% Notes. Such security may include substantially all of the fixed assets of Qwest's subsidiaries. The value of a substantial portion of such fixed assets is derived from employing such assets in a telecommunications business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by secured creditors on the assets of Qwest's subsidiaries, creditors would likely seek to sell the business as a going concern in order to maximize the proceeds realized. The price obtained upon any such sale could be adversely affected by the necessity to obtain approval of the sale from the applicable regulatory authorities and compliance with other applicable governmental regulations.


Competition

  The telecommunications industry is highly competitive. Many of Qwest's existing and potential competitors have financial, personnel, marketing and other resources significantly greater than those of Qwest, as well as other competitive advantages. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996 (the "Telecommunications Act") could give rise to significant new competitors to Qwest.

  The success of Qwest's business plan depends in large part on significant increases in its share of the Carrier Services and Commercial Services markets in the medium and long term. In the Carrier Services market, Qwest's primary competitors are other carrier service providers. Within the Carrier Services market, Qwest competes with large and small facilities-based interexchange carriers. For high volume capacity services, Qwest competes primarily with other coast-to-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom, although a proposed WorldCom/MCI merger is pending). Qwest is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Qwest Network. In addition, Qwest has sold dark fiber along major portions of the Qwest Network to Frontier Corporation ("Frontier") and GTE Corporation ("GTE"). Accordingly, upon completion of the Qwest Network, Frontier and GTE will each have a fiber network similar in geographic scope and potential operating capability to that of Qwest. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. As publicly announced, the scope of such competitor's network is less than that of Qwest. Nevertheless, it is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes. A carrier's carrier announced in January 1998 that it plans to sell wholesale capacity on its fiber optic network and that it has entered into an agreement with one of the RBOCs to be the primary user of its network. Qwest believes that this network, although potentially competitive, is different in operating capability from the Qwest Network. Another potential competitor, a new telecommunications company, has announced its intention to create a telecommunications network based on Internet technology. Qwest also sells switched services to both facilities-based carriers and nonfacilities-based carriers (switchless resellers), competing with facilities-based carriers such as AT&T, MCI, Sprint, WorldCom and certain regional carriers. Qwest competes in the Carrier Services market on the basis of price, transmission quality, network reliability and customer service and support. The ability of Qwest to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors. In the Commercial Services market, Qwest's primary competitors include AT&T, MCI, Sprint and WorldCom, all of which have extensive experience in the long distance market. On November 10, 1997, MCI and WorldCom announced a proposed merger, and on March 11, 1998, the stockholders of both companies approved the merger. The impact on Qwest of such a merger or other consolidation in the industry is uncertain. In addition, the Telecommunications Act will allow the RBOCs and others to enter the long distance market. There can be no assurance that Qwest will be able to compete successfully with existing competitors or new entrants in its Commercial Services markets. Failure by Qwest to do so would have a material adverse effect on Qwest's business, financial condition and results of operations.


Dependence on Significant Customers


  Qwest has substantial business relationships with a few large customers. Qwest's top ten customers accounted for approximately 74.6%, 83.6% and 69.3% of its consolidated gross revenue during the three months ended March 31, 1998 and in the years ended December 31, 1997 and 1996, respectively. Frontier, WorldCom and GTE accounted for 26.9%, 6.0% and 27.4%, respectively, of such revenue for the three months ended March 31, 1998, 31.2%, 6.1% and 36.6%, respectively, of such revenue in 1997 and 26.3%, 27.8% and 0.0%, respectively, of such revenue in 1996, attributable primarily to construction contracts for the sale of dark fiber to these customers that extend through 1998 or into 1999 pursuant to the applicable contract. In 1997, Qwest entered into two substantial construction contracts for the sale of dark fiber to GTE. The Frontier and GTE contracts provide for reduced payments and varying penalties for late delivery of route segments, and allow the purchaser, after expiration of substantial grace periods (ranging generally from 12 to 18 months depending on the reason for late delivery and the segment affected), to delete such non- delivered segment from the system route to be delivered. See "Business--The Qwest Network--Dark Fiber Sales." A default by any of Qwest's dark fiber purchasers would require Qwest to seek alternative funding sources for capital expenditures. A significant reduction in the level of services Qwest provides for any of its large customers could have a material adverse effect on Qwest's results of operations or financial condition. In addition, Qwest's business plan assumes increased revenue from its Carrier Services operations to fund the expansion of the Qwest Network. Many of Qwest's customer arrangements are subject to termination on short notice and do not provide Qwest with guarantees that service quantities will be maintained at current levels. Qwest is aware that certain interexchange carriers are constructing or considering new networks. Accordingly, there can be no assurance that any of Qwest's Carrier Services customers will increase their use of Qwest's services, or will not reduce or cease their use of Qwest's services, which could have a material adverse effect on Qwest's ability to fund the completion of the Qwest Network.


Managing Rapid Growth

  Part of Qwest's strategy is to achieve rapid growth by completing the Qwest Network and using the Qwest Network to exploit opportunities expected to arise from regulatory and technological changes and other industry developments. Qwest's growth strategy also includes exploring opportunities for strategic acquisitions, and in this regard, Qwest has completed three acquisitions since the Initial Public Offering. See "Business--Recent Developments" and "-- Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." As a result of its strategy, Qwest is experiencing rapid expansion that management expects will continue for the foreseeable future. This growth has increased the operating complexity of Qwest. Qwest's ability to manage its expansion effectively will depend on, among other things: (i) expansion, training and management of its employee base, including attracting and retaining highly skilled personnel; (ii) expansion and improvement of Qwest's customer interface systems and improvement or cost-effective outsourcing of Qwest's operational and financial systems; (iii) development, introduction and marketing of new products, particularly in Commercial Services; (iv) integration of acquired operations and (v) control of Qwest's expenses related to the expansion of Carrier Services and Commercial Services. Failure of Qwest to satisfy these requirements, or otherwise manage its growth effectively, would have a material adverse effect on Qwest's business, financial condition and results of operations, including its ability to pay the principal of and interest on the 8.29% Notes.


Pricing Pressures and Industry Capacity

  The long distance transmission industry has generally been characterized as having overcapacity and declining prices since shortly after the AT&T divestiture in 1984. Although Qwest believes that, in the last several years, increasing demand has resulted in a shortage of capacity and slowed the decline in prices, Qwest anticipates that prices for Carrier Services and Commercial Services will continue to decline over the next several years due primarily to
(i) installation by Qwest and its competitors (certain of which are expanding capacity and constructing or considering new networks) of fiber that provides substantially more transmission capacity than will be needed over the short or medium term, (ii) recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber, and (iii) strategic alliances or similar transactions, such as long distance capacity purchasing alliances among certain RBOCs, that increase the parties' purchasing power. Also, Qwest's existing construction contracts for the sale of dark fiber and other potential contracts or arrangements with other carriers will increase supply and may lower prices for traffic on the Qwest Network. Such pricing pressure could have a material adverse effect on the business of Qwest and on its financial condition and results of operations, including its ability to complete the Qwest Network successfully and its ability to pay the principal of and interest on the 8.29% Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Rapid Technological Changes

  The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by Qwest. While Qwest believes that for the foreseeable future technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder Qwest's ability to acquire necessary technologies, the effect of technological changes on Qwest's operations cannot be predicted and could have a material adverse effect on Qwest's business, financial condition and results of operations, including its ability to pay the principal of and interest on the 8.29% Notes.


Need to Obtain and Maintain Rights-of-Way



  Although as of April 30, 1998, Qwest already had right-of-way agreements covering approximately 96% of the Qwest Network, Qwest must obtain additional rights-of-way and other permits to install underground conduit from railroads, utilities, state highway authorities, local governments and transit authorities. There can be no assurance that Qwest will be able to maintain all of its existing rights and permits or to obtain and maintain the additional rights and permits needed to implement its business plan on acceptable terms. Loss of substantial rights and permits or the ability to use such rights or the failure to enter into and maintain required arrangements for the Qwest Network could have a material adverse effect on Qwest's business, financial condition and results of operations, including its ability to pay the principal of and interest on the 8.29% Notes.



Regulation Risks

  Qwest's operations are subject to extensive federal and state regulation. Carrier Services and Commercial Services (but not Network Construction Services) are subject to the provisions of the Communications Act of 1934, as amended, including the Telecommunications Act and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by PUCs and other state agencies. Generally, Qwest must obtain and maintain certificates of authority from regulatory bodies in most states where it offers intrastate services and must obtain prior regulatory approval of tariffs for its intrastate services in most of these jurisdictions.

  Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to Qwest. Some of Qwest's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on Qwest.

  The Telecommunications Act may have potentially significant effects on the operations of Qwest. The Telecommunications Act, among other things, allows the

RBOCs and GTE to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between local exchange carriers ("LECs") and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial additional competition in Commercial Services and Carrier Services, affecting Qwest and its customers, which may have a material adverse effect on Qwest and such customers. However, Qwest believes that entry by the RBOCs and other companies into the market will create opportunities for Qwest to sell fiber or lease long distance high volume capacity.


  Qwest monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Although Qwest believes that it is in compliance with such regulations, there can be no assurance that any such discharge, disposal or emission might not expose Qwest to claims or actions that could have a material adverse effect on Qwest. See "Business--Regulation."


Reliance on Key Personnel

  Qwest's operations are, and after the consummation of the LCI Merger will continue to be, managed by certain key executive officers, the loss of any of whom could have a material adverse effect on Qwest. Qwest believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that Qwest will be able to hire or retain necessary personnel. The loss of senior management or the failure to recruit additional qualified personnel in the future could significantly impede attainment of Qwest's financial, expansion, marketing and other objectives. See "Management."


Concentration of Voting Power; Potential Conflicts of Interest


     Philip F. Anschutz, a director and Chairman of Qwest, beneficially owns approximately 83.4% of the issued and outstanding shares of Qwest Common Stock. As a result, Mr. Anschutz currently has, and even after the consummation of the LCI Merger will continue to have, the power to elect all the directors of Qwest and to control the vote on all other matters, including significant corporate actions. Also, Mr. Anschutz is a director and holds approximately 5% of the stock of Union Pacific Railroad Company, subsidiaries of which own railroad rights-of-way on which a significant portion of the Qwest Network has been and will be built. In recent years, Qwest has relied upon capital contributions, advances and guarantees from Anschutz Company and affiliates. Qwest intends to finance its own operations in the future through internally and externally generated funds without financial support from its parent. See "--Operating Losses and Working Capital Deficits" and "--High Leverage; Ability to Service Indebtedness."


Original Issue Discount; Possible Unfavorable Tax and Other Legal Consequences for Holders of 8.29% Notes and for Qwest

     Because there will be no accrual of cash interest on the 8.29% Notes prior to February 1, 2003 (subject to Qwest's option to elect to commence the accrual of cash interest on or after February 1, 2001, and prior to February 1, 2003), the 8.29% Notes are issued with a substantial amount of original issue discount for United States federal income tax purposes. Consequently, purchasers of the

8.29% Notes will generally be required to include the original issue discount (i.e., the difference between the stated redemption price at maturity and the issue price of the 8.29% Notes) as interest income periodically in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the United States federal income tax consequences applicable to certain purchasers of the 8.29% Notes.

     If a bankruptcy petition is filed by or against the Company under the United States Bankruptcy Code after the issuance of the 8.29% Notes, the claim of a holder of 8.29% Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of: (i) the initial offering price for the 8.29% Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" within the meaning of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."


                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Old 8.29% Notes were originally issued and sold on January 29, 1998 in an offering that was exempt from registration under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the Old 8.29% Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

  As a condition to the sale of the Old 8.29% Notes, the Company and the Initial Purchaser entered into the Registration Agreement as of January 29, 1998. Pursuant to the Registration Agreement, the Company agreed that it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes by April 29, 1998; (ii) use its best efforts to cause such Registration Statement to be declared effective under the Securities Act by June 28, 1998; and (iii) consummate an offer of the Exchange Notes in exchange for surrender of the Old 8.29% Notes by July 28, 1998. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old 8.29% Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company,
(ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker- dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old 8.29% Notes wishing to accept the

Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old 8.29% Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old 8.29% Notes where such Old 8.29% Notes were acquired by such broker- dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after consummation of the Exchange Offer, it will make this Prospectus available to any broker- dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement (including certain indemnification and contribution rights and obligations). See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange any and all Old 8.29% Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The Company will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of outstanding Old 8.29% Notes surrendered pursuant to the Exchange Offer. Old 8.29% Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Old 8.29% Notes except that (i) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer, (ii) the interest, interest rate step-up, original issue discount and cash interest provisions will be modified or eliminated as appropriate and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old 8.29% Notes under the Registration Agreement, which rights with respect to Old 8.29% Notes will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old 8.29% Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture.

  As of the date of this Prospectus, an aggregate of $450,505,000 in principal amount at maturity of the Old 8.29% Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about June 1, 1998, to all holders of Old 8.29% Notes known to the Company.

  Holders of the Old 8.29% Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. See "Description of the 8.29% Notes--Exchange Offer; Registration Rights."

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old 8.29% Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old 8.29% Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old 8.29% Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions of the Exchange Offer." The Company will give written notice of any extension, amendment, nonacceptance or termination to the holders of the Old 8.29% Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old 8.29% Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old 8.29% Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old 8.29% Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of a book-entry transfer including an Agent's Message (a "Book-Entry Confirmation") of such Old 8.29% Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Any beneficial owner whose Old 8.29% Notes are registered in the name of a broker, dealer, commercial bank, trustee or other nominee and who wishes to tender should contact such registered holder of Old 8.29% Notes promptly and instruct such registered holder of Old 8.29% Notes to tender on behalf of the beneficial owner. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old 8.29% Notes, either make appropriate arrangements to register ownership of the Old 8.29% Notes in such beneficial owner's name or obtain a properly completed power of attorney from the registered holder of Old 8.29% Notes. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old 8.29% Notes, such Old 8.29% Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old 8.29% Notes.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old 8.29% Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old 8.29% Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trustee having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old 8.29% Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old 8.29% Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old 8.29% Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old 8.29% Notes not properly tendered or not to accept any particular Old 8.29% Notes whose acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old 8.29% Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old 8.29% Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old 8.29% Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old 8.29% Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old 8.29% Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal or any Old 8.29% Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each holder will represent to the Company, among other things,
(i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) at the time of the consummation of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old 8.29% Notes that were acquired as a result of market-making activities or other trading activities, the holder may be deemed to be an "underwriter" within the meaning of the Securities Act and is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old 8.29% Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old 8.29% Notes. See "--Certain Conditions of the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old 8.29% Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  The Exchange Notes will bear interest at the same rate and on the same terms as the Old 8.29% Notes. Consequently, cash interest on the Exchange Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum and will be payable semiannually in arrears commencing on August 1, 2003 and thereafter on February 1 and August 1 of each year; provided, however, that the Company may elect to commence the accrual of cash interest on an interest payment date on or after February 1, 2001 and prior to February 1, 2003, in which case the outstanding principal amount at maturity of each 8.29% Note will on such interest payment date be reduced to the Accreted Value (as defined) of the 8.29% Note as of such interest payment date and cash interest will be payable on each interest payment date thereafter. Amortization of original issue discount on each Exchange Note should accrue from the date of original issue of the surrendered Old 8.29% Note (see "Certain United States Federal Income Tax Considerations") and interest, if any, on each Exchange Note will accrue from the last interest payment date on which interest was paid on the surrendered Old 8.29% Note or, if no interest has been paid on such Old 8.29% Note, from the date on which cash interest on such Old 8.29% Note would begin to accrue. Consequently, holders whose Old 8.29% Notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the Old 8.29% Notes.

  In all cases, the issuance of Exchange Notes for Old 8.29% Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old 8.29% Notes or a timely Book-Entry Confirmation of such Old 8.29% Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old 8.29% Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old 8.29% Notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or non-exchanged Old 8.29% Notes will be returned without expense to the tendering holder thereof (or, in the case of Old 8.29% Notes tendered by book-entry procedures described below, such non exchanged Old 8.29% Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old 8.29% Notes and may terminate or amend the Exchange Offer as provided herein prior to the Expiration Date, if because of any changes in law, or applicable interpretations thereof by the Commission, or because any action or proceeding is instituted or threatened in any court or governmental agency with respect to the Exchange Offer, the Company determines that it is not permitted to effect the Exchange Offer.

  Holders may have certain rights and remedies against the Company under the Registration Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old 8.29% Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old 8.29% Notes by causing the Book-Entry Transfer Facility to transfer such Old 8.29% Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old 8.29% Notes may be effected through book-entry transfer at the Book- Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, or an Agent's Message, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and the Corporation may enforce the Letter of Transmittal against such participant.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old 8.29% Notes desires to tender such Old 8.29% Notes and the Old 8.29% Notes are not immediately available, or time will not permit such holder's Old 8.29% Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old 8.29% Notes and the amount of Old 8.29% Notes, stating that the tender is being made thereby and guaranteeing that within five trading days (on the Nasdaq Stock Market's National Market (the "Nasdaq National Market")) after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old 8.29% Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old 8.29% Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old 8.29% Notes may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old 8.29% Notes to be withdrawn, identify the Old 8.29% Notes to be withdrawn (including the amount of such Old 8.29% Notes), and (where certificates for Old 8.29% Notes have been transmitted) specify the name in which such Old 8.29% Notes are registered, if different from that of the withdrawing holder. If certificates for Old 8.29% Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old 8.29% Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old 8.29% Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Old 8.29% Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old 8.29% Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old 8.29% Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old 8.29% Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old 8.29% Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old 8.29% Notes" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

  Bankers Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  Delivery To: Bankers Trust Company, Exchange Agent

              BY MAIL:                                  BY HAND:


     BT Services Tennessee, Inc.                  Bankers Trust Company
         Reorganization Unit                Corporate Trust and Agency Group
           P.O. Box 292737                      Receipt & Delivery Window
      Nashville, TN 37229-2737              123 Washington Street, 1st Floor
                                                   New York, NY 10006

                            For information, call:
                                (800) 735-7777
                            Confirm: (615) 835-3572
                              Fax: (615) 835-3701

                         BY OVERNIGHT MAIL OR COURIER:

                          BT Services Tennessee, Inc.
                       Corporate Trust and Agency Group

                              Reorganization Unit
                            648 Grassmere Park Road
                              Nashville, TN 37211


  DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The estimated cash expenses to be incurred in connection with the Exchange Offer of approximately $245,000 will be paid by the Company.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

TRANSFER TAXES

  Holders who tender their Old 8.29% Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Old 8.29% Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

REGULATORY MATTERS

  The Company is not aware of any governmental or regulatory approvals that are required in order to consummate the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Old 8.29% Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Certain United States Federal Income Tax Considerations."


  The Old 8.29% Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old 8.29% Notes may only be offered, sold, pledged or otherwise transferred (A)(i) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) and (B) in accordance with all applicable securities laws of the states of the United States. Under certain circumstances, the Company is required to file a Shelf Registration Statement. See "Description of the 8.29% Notes--Exchange Offer; Registration Rights."

PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULT

  In the event of a Registration Default (as hereinafter defined), additional interest ("Liquidated Interest") will accrue on the 8.29% Notes (in addition to the stated interest on the 8.29% Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Interest will be payable in cash semiannually in arrears each February 1 and August 1, at a rate per annum equal to 0.50% of the principal amount at maturity of the 8.29% Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount at maturity of the 8.29% Notes at the end of each subsequent 90-day period, but in no event shall such rates exceed 2.0% per annum in the aggregate regardless of the number of Registration Defaults. See "Description of the 8.29% Notes--Exchange Offer; Registration Rights."


                                USE OF PROCEEDS

  The Company will not receive any proceeds from the issuance of the Exchange Notes or the consummation of the Exchange Offer or any sale of Exchange Notes to any broker-dealer.

                                 CAPITALIZATION



     The following table sets forth as of March 31, 1998 (i) the historical consolidated capitalization of the Company, and (ii) the pro forma capitalization of the Company as adjusted assuming the acquisition of LCI had occurred on March 31, 1998. All share and per share information with respect to Qwest included herein gives effect to the Qwest two-for-one stock split effected in February 1998 in the form of a stock dividend (the "Qwest Stock Split"). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus.

                                                     March 31, 1998
                                                 Actual          Pro Forma(1)
                                                      (in thousands)

Current portion of long-term debt               $   1,109        $    1,109
                                                ==========       ===========
10 7/8% Notes                                      250,000           250,000
9.47% Notes                                        365,194           365,194
8.29% Notes                                        304,353           304,353
Other long-term debt                .               40,832           446,832
                                                ----------       -----------
Total long-term debt (excluding current portion)   960,379         1,366,379
                                                ----------       -----------
                .
Stockholders' equity
         Preferred stock, $.01 par value;
         25.0 million shares authorized; no           --                 --
         shares issued and outstanding.
         Common stock, $.01 par value;
         400.0 million shares authorized;
         207.7 million shares issued and
         outstanding(2)                              2,077             3,106
         Additional paid-in capital                443,661         4,934,632
         Accumulated deficit                .      (38,576)          (38,576)
                                                -----------      -----------
Total stockholders' equity                         407,162         4,899,162
                                                -----------      -----------
          .
Total capitalization                            $1,367,541        $6,265,541
                                                ===========      ===========

     (1) For additional information concerning the pro forma adjustments, see the unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.


     (2) 20.0 million of the authorized shares of Common Stock are reserved for issuance under the Equity Incentive Plan, 4.0 million of the authorized shares of Common Stock are reserved for issuance under the Growth Share Plan and 8.6 million of the authorized shares of Common Stock are reserved for issuance under the warrant issued to Anschutz Family Investment Company LLC. See "Management--Equity Incentive Plan," "Management--Growth Share Plan" and "Certain Transactions."

                 SELECTED CONSOLIDATED FINANCIAL DATA


     The selected data presented below under the captions "Statement of Operations and Other Financial Data" and "Summary Balance Sheet Data" as of the end of and for each of the years in the five-year period ended December 31, 1997 and as of March 31, 1998 and 1997 and for the three months ended March 31, 1998 and 1997 have been taken or derived from the historical Consolidated Financial Statements of the Company. Consolidated Financial Statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Historical Consolidated Financial Statements and the unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.


                                                                             THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                     MARCH 31,
                          -------------------------------------------------  -------------------
                            1993      1994      1995      1996      1997       1997      1998
                          --------  --------  --------  --------  ---------  --------  ---------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 AND OTHER FINANCIAL
 DATA:

Total revenue...........  $ 69,327  $ 70,873  $125,102  $230,996  $ 696,703  $ 72,693  $ 177,047
Total operating
 expenses...............    80,247    81,488   161,158   243,010    673,222    85,337    180,572
Earnings (loss) from
 operations.............   (10,920)  (10,615)  (36,056)  (12,014)    23,481   (12,644)    (3,525)
Other income
 (expense)(1)...........   122,631       (70)   (2,411)    1,813         99     5,410     (6,302)
Earnings (loss) before
 income taxes...........   111,711   (10,685)  (38,467)  (10,201)    23,580    (7,234)    (9,827)
Net earnings (loss).....  $ 68,526  $ (6,898) $(25,131) $ (6,967) $  14,523    (4,776) $  (6,649)
                          ========  ========  ========  ========  =========  ========  =========
Earnings (loss) per
 share-basic............  $   0.40  $  (0.04) $  (0.15) $  (0.04) $    0.08  $  (0.03) $   (0.03)
Earnings (loss) per
 share-diluted..........  $   0.40  $  (0.04) $  (0.15) $  (0.04) $    0.07  $  (0.03) $   (0.03)
EBITDA(2)...............  $   (824) $ (6,338) $(26,007) $  6,912  $  41,733  $(10,678)    $4,506
Net cash provided by
 (used in) operating
 activities.............  $ (7,125) $  3,306  $(56,635) $ 32,524  $ (36,488) $ 33,359  $  53,540
Net cash provided by
 (used in) investing
 activities.............  $107,496  $(41,712) $(58,858) $(52,622) $(356,824) $(56,922) $(141,644)
Net cash provided by
 (used in) financing
 activities.............  $(95,659) $ 34,264  $113,940  $ 25,519  $ 766,191  $177,327  $ 281,481
Capital expenditures(3).  $  3,794  $ 40,926  $ 48,732  $ 85,842  $ 444,659  $ 78,922  $ 159,704
Ratio of Earnings to
 Fixed Charges (4)......      5.68     -         -         -           1.15     -          -





                                                          37




                                      AS OF DECEMBER 31,                AS OF MARCH 31,
                         -------------------------------------------- -------------------
                          1993    1994     1995     1996      1997      1997      1998
                         ------- ------- -------- -------- ---------- -------- ----------
                                                  (IN THOUSANDS)
SUMMARY BALANCE SHEET
 DATA:
Total assets............ $60,754 $89,489 $184,178 $262,551 $1,398,105 $469,614 $1,779,568
Long-term debt.......... $ 2,141 $27,034 $ 68,793 $109,268 $  630,463 $286,325 $  959,270
Total stockholders'
 equity(5).............. $12,079 $24,581 $ 26,475 $  9,442 $  381,744 $  4,666 $  407,162




                                  AS OF DECEMBER 31,              AS OF MARCH 31,
                          ----------------------------------- -----------------------
                             1995        1996        1997        1997        1998
                          ----------- ----------- ----------- ----------- -----------
OPERATING DATA:
Route miles of conduit
 installed..............        3,200       3,650       9,500       4,900      11,100
Route miles of lit fiber
 installed..............          580         900       3,400         900       5,400
Total minutes of use(6).  237,000,000 382,000,000 669,000,000 107,000,000 262,000,000

-------
   <

(1) In November 1993, Qwest sold substantially all of its then owned fiber optic network capacity and related equipment and assets to a third-party purchaser for $185.0 million (the "1993 Capacity Sale"). After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, Qwest recognized a gain of approximately $126.5 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."



(2) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, a nonrecurring expense of $2.6 million in the year ended December 31, 1996 to restructure operations, the gain on sale of telecommunications agreements of $6.1 million (which is non-recurring) in the year ended December 31, 1996, and the gain on sale of contract rights of approximately $9.3 million (which is non-recurring) in the year ended December 31, 1997. EBITDA includes earnings from the construction contracts for the sale of dark fiber that the Company will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies. The Company believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Growth Share Plan expense, EBITDA would have been $115.2 million, $20.0 million, and $1.8 million for the years ended December 31, 1997, 1996 and 1993, respectively, and $6.8 million and $2.4 million for the three months ended March 31, 1998 and 1997, respectively.


(3) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.


(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes, plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, plus preferred stock dividends on preferred stock of QCC (increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements). The Company had a deficiency of earnings to fixed charges of $18.0 million, $8.9 million, $12.6 million, $40.3 million and $11.0 million for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively.

(5) Qwest has not declared or paid cash dividends on the Qwest Common Stock since becoming a public company in June 1997.


(6) Represents total minutes of use for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                       AND RESULTS OF OPERATIONS


  The following discussion and analysis should be read in conjunction with Qwest's audited Consolidated Financial Statements and unaudited interim financial statements and the notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

  Qwest is a facilities-based provider of multimedia communications services to interexchange carriers and other telecommunications entities, businesses and consumers and constructs and installs fiber optic communications systems for interexchange carriers and other telecommunications entities, as well as for its own use.


  Qwest is expanding its existing voice and data network into the Qwest Network, an approximately 18,400 route-mile, coast-to-coast, technologically advanced fiber optic telecommunications network. The domestic network is expected to be completed in 1999. In April 1998, Qwest activated the entire transcontinental portion of the Qwest Network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native IP fiber network. Qwest is also expanding its network to carry international data and voice traffic into Mexico and Europe. Completion of the Mexico network is scheduled for late 1998. The network extension to Europe will be obtained through the exchange of telecommunications capacity with Teleglobe Inc., including two 155-megabit circuits crossing the Atlantic Ocean from New York City to London and with Global Crossing Ltd. ("Global"), including four STM1s (the European equivalent of OC3 SONET Circuits) on Global's subsea fiber optic cable system connecting U.S. cities with Europe. The transatlantic telecommunications capacity supports Qwest's growth into the European market.

  In October 1997, Qwest acquired SuperNet, an ISP, for $20.2 million in cash, including acquisition costs.


  On March 30, 1998, Qwest consummated its acquisition of Phoenix, a non-facilities-based reseller of long distance services, for approximately $27.2 million in Qwest Common Stock. Additional cash consideration to the Phoenix Stockholders of up to $4.0 million is being withheld pending the outcome of litigation for which Phoenix or its affiliates may have potential liability. At the time of the acquisition, Phoenix had approximately 40,000 customers, primarily in the business market. The merger was accounted for as a purchase.



  On April 14, 1998, Qwest acquired EUnet, a European Internet service provider with business units operating in 13 European countries, for approximately $154.4 million in Qwest Common Stock and cash. At the time of the acquisition, EUnet had approximately 60,000 customers throughout Europe. The acquisition was accounted for as a purchase.



     On March 8, 1998, the Company signed a definitive merger agreement with LCI, a communications services provider. The boards of directors of each company have approved the merger. The terms of the merger agreement call for the acquisition of all of LCI's outstanding common shares and the assumption of all of LCI's stock options by the Company. The purchase price of the all-stock transaction is anticipated to be approximately $4.4 billion. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

  Completion of the transaction is anticipated to occur by the end of the second quarter of 1998. The transaction is subject to the majority vote of the shareholders of the Company and LCI and to other customary conditions such as receipt of regulatory approvals. Anschutz Company (the "Majority Shareholder"), owning approximately 83.3% of the Company's Common Stock, has agreed to vote in favor of the transaction.



  Carrier Services. Carrier Services provides high-volume and conventional dedicated line services over Qwest's owned capacity and switched services over owned and leased capacity to interexchange carriers and other telecommunications providers. Qwest is currently focusing on expanding Carrier Services to increase its revenue stream and reduce per unit costs, targeting capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking longer-term, high-volume capacity agreements from major carriers. In addition to traditional telecommunications carriers, Qwest is marketing to ISPs and other data service companies. For the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996, Qwest's five largest carrier customers accounted for approximately 46.2%, 42.3% and 41.3% of Carrier Services revenue, respectively.



  Commercial Services. Commercial Services provides voice, data and video services to businesses and consumers. Qwest builds direct, end-user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.




  Revenue from Commercial Services is recognized primarily on a minutes-of-use basis. Commercial Services has generated revenue using four primary sales channels: direct sales, direct mail, agent and telemarketing. In September 1997, Qwest entered into an arrangement with a third party under which they will jointly define and test new broadband business multimedia services.

  Network Construction Services. Network Construction Services constructs and installs fiber optic communication systems for interexchange carriers and other telecommunications providers, as well as for Qwest's own use. Qwest began operations in 1988 constructing fiber optic conduit systems primarily for major long distance carriers in exchange for cash and capacity rights. In 1996, Qwest entered into major construction contracts for the sale of dark fiber to Frontier and WorldCom whereby Qwest has agreed to install and provide dark fiber to each along portions of the Qwest Network. The company also entered into two substantial construction contracts with GTE in 1997 for the sale of dark fiber along portions of the route of the Qwest Network. After completion of the Qwest Network, Qwest expects that revenue from Network Construction Services will be less significant to Qwest's operations. See "Business--The Qwest Network --Dark Fiber Sales."

  Revenue from Network Construction Services generally is recognized under the percentage of completion method as performance milestones relating to the contract are satisfactorily completed. Losses, if any, on uncompleted contracts are expensed in the period in which they are identified and any revisions to estimated profits on a contract are recognized in the period in which they become known.

RESULTS OF OPERATIONS


 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997



  Qwest reported a net loss of $6.6 million in the three months ended March 31, 1998, compared to a net loss of $4.8 million in the three months ended March 31, 1997. The increase in net loss was primarily due to the factors discussed below. Excluding the effect of the compensation expense relating to the Growth Share Plan, net of income tax, Qwest's reported net loss would have been approximately $5.2 million for the three months ended March 31, 1998 compared to net income of $3.7 million for the three months ended March 31, 1997.



  Revenues. Selected components of revenues for the three months ended March 31, 1998 and 1997, were as follows (dollars in thousands):



                                           MARCH 31, MARCH 31,    $        %
                                             1998      1997    INCREASE INCREASE
                                           --------- --------- -------- --------
   Carrier services....................... $ 19,190   $11,199  $  7,991    71%
   Commercial services....................   23,394     9,411    13,983   149%
   Network construction services..........  134,463    52,083    82,380   158%
                                           --------   -------  --------   ---
     Total revenues....................... $177,047   $72,693  $104,354   144%
                                           ========   =======  ========   ===



  Telecommunication services revenue increased due to increases in revenue from carrier switched services and carrier dedicated line services provided on the Qwest Network. Additionally, commercial services experienced growth in switched services provided to businesses and consumers as a result of continued expansion of Qwest's direct sales, direct mail, agent and telemarketing sales channels. Revenue from sales to consumers became more diversified, reflecting the growth in branded dial-1 service, the expansion of agent channels that focused on affinity-based marketing efforts and the growth in voice over IP service (Q.talkSM), which was launched in the first quarter 1998. Direct mail marketing efforts continued to be successful. Network Construction Services revenue increased primarily due to revenue from dark fiber sales to WorldCom, GTE, Frontier and other carriers under contracts entered into subsequent to the first quarter 1997.



  Operating Expenses. Selected components of operating expenses for the three months ended March 31, 1998 and 1997, were as follows (dollars in thousands):




                                                          42



                                                              $          %
                                      MARCH 31, MARCH 31, INCREASE/  INCREASE/
                                        1998      1997    (DECREASE) (DECREASE)
                                      --------- --------- ---------- ----------
   Telecommunication services........ $ 32,695   $18,063   $ 14,632      81%
   Network construction services.....   93,117    36,265     56,852     157%
   Selling, general and
    administrative...................   44,428    13,947     30,481     219%
   Growth share plan.................    2,301    13,100    (10,799)    (82%)
   Depreciation and amortization.....    8,031     3,962      4,069     103%
                                      --------   -------   --------     ---
     Total operating expenses........ $180,572   $85,337   $ 95,235     112%
                                      ========   =======   ========     ===



  Expenses for telecommunications services primarily consist of the cost of leased capacity, LEC access charges, engineering and other operating costs. The growth in telecommunications services expenses was primarily attributable to the continued growth in switched services and network engineering and operations, partially offset by an increase in on-net traffic over the Qwest Network. As the Qwest Network is completed and activated, Qwest is able to serve more customer needs over its own capacity.




  Expenses for network construction services consist primarily of costs to construct the Qwest Network, including conduit, fiber cable, construction crews and rights of way. Costs attributable to the construction of the Qwest Network for Qwest's own use are capitalized. Expenses for network construction services increased due to costs of construction contracts relating to increased dark fiber sales revenue.



  SG&A includes the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. The increase was due primarily to increases in expenses related to Qwest's direct mail sales program, the marketing of Qwest's new brand identity and new service offerings, administrative and information services support of Qwest's growth, the recruiting and hiring of additional personnel and increased property taxes and maintenance costs related to the increase in fixed assets along the Qwest Network. Qwest is in the process of opening commercial sales offices in selected major geographic markets to implement Qwest's strategy, as segments of the Qwest Network become operational. In addition, SG&A expenses will increase as Qwest continues to expand its Carrier Services and Commercial Services, initiate its United States and international direct sales operations, and recruit experienced telecommunications industry personnel to implement Qwest's strategy.



  Qwest has a Growth Share Plan for certain of its employees and directors, which was Qwest's management incentive plan prior to the initial public offering. Growth Share Plan expense reflects Qwest's estimate of compensation expense with respect to the Growth Shares issued to participants. A "Growth Share" is a unit of value based on the increase in value of Qwest over a specified measuring period. As of March 31, 1998, Qwest anticipated total additional expense of up to approximately $21.1 million through the year 2002 in connection with this plan. Qwest does not anticipate any future grants under the Growth Share Plan.



  Qwest's depreciation and amortization expense increased primarily due to activating segments of the Qwest Network during the three months ended March 31, 1998, purchases of additional equipment used in constructing the Qwest Network, purchases of other fixed assets to accommodate Qwest's growth and amortization of goodwill related to the SuperNet acquisition. Qwest expects that depreciation and amortization expense will continue to increase in subsequent periods as Qwest continues to activate additional segments of the Qwest Network and amortizes goodwill recorded from acquisitions.



  Other Income (Expense). Selected components of other income (expense) for the three months ended March 31, 1998 and 1997, were as follows (dollars in thousands):



                                                             $          %
                                    MARCH 31,  MARCH 31, INCREASE/  INCREASE/
                                      1998       1997    (DECREASE) (DECREASE)
                                    ---------  --------- ---------- ----------
   Interest expense, net of
    capitalized.................... $(14,376)   $ (984)   $(13,392)   (1,361)%
   Interest income.................    8,074       680       7,394     1,087 %
   Other income (expense), net.....      --      5,714      (5,714)     (100)%
                                    --------    ------    --------    ------
     Total other income (expense).. $ (6,302)   $5,410    $(11,712)     (216)%
                                    ========    ======    ========    ======



  The increase in net interest expense resulted from an increase in interest on long-term indebtedness, related primarily to the Senior Notes, the 9.47% Notes and the 8.29% Notes, partially offset by increases in capitalized interest resulting from construction of the Qwest Network. See, "--Liquidity and Capital Resources." Interest income increased due primarily to increased cash equivalent balances.



  Pursuant to a capacity sale in 1993, Qwest obtained certain rights of first refusal to re-acquire network communications equipment and terminal locations including leasehold improvements should the purchaser, under that agreement, sell the network. In the three months ended March 31, 1997, Qwest sold certain of these rights to the purchaser in return for $9.0 million in cash and the right to re-acquire certain terminal facilities, $7.0 million of which Qwest received in the three months ended March 31, 1997 and recorded as gain on sale of contract rights.



  Qwest sold a portion of its dedicated line services on leased capacity in July 1996. During the transition of the service agreements to the buyer, Qwest incurred certain facilities costs on behalf of the buyer, which were to be reimbursed to Qwest. A dispute arose with respect to the reimbursement of such costs and, as a result, Qwest made a provision of approximately $2.0 million in the three months ended March 31, 1997. No such items of other income or expense occurred in the three months ended March 31, 1998.



  Income Taxes. Qwest is included in the consolidated federal income tax return of Anschutz Company. A tax sharing agreement provides for allocation of tax liabilities and benefits to Qwest, in general, as though it filed a separate tax return. Qwest's effective tax rate during the three months ended March 31, 1998 and 1997 approximated the statutory federal rate.



  If the LCI Merger is consummated, Qwest will no longer be included in the consolidated federal income tax return of Anschutz Company, its majority stockholder. As a result, the net operating losses for income tax purposes of Qwest, included in the consolidated federal income tax returns of Anschutz Company from January 1, 1997 through the closing date of the LCI Merger, will not be available for use by Qwest in its separate tax returns after the LCI Merger. Qwest recognized a deferred tax asset because it believed that the tax benefits attributable to its net income tax operating loss carryforwards would be realized by the recognition of future taxable amounts under the terms of its tax sharing agreement with Anschutz Company. Based on an analysis of the tax attributes of Qwest and Anschutz Company, Anschutz Company will not be able to realize the benefit of Qwest's net operating losses. Accordingly, the deferred tax assets attributable to Qwest's net operating loss carryforwards, calculated on a separate return basis, will be reported on the consummation date of the LCI Merger as an adjustment to Qwest's capital in the form of an in- substance dividend.


 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

Qwest reported net earnings of $14.5 million in the year ended December 31, 1997, compared to a net loss of $7.0 million in the same period of the prior year. Excluding the effect of the compensation expense relating to the Growth Share Plan, net of income tax, Qwest's reported net earnings would have been approximately $61.6 million and $1.5 million for the years ended December 31, 1997 and 1996, respectively.

  Revenue. Total revenue increased $465.7 million, or 202% during the year ended December 31, 1997, as compared to 1996. Carrier Services revenue decreased $1.9 million, or 3% for the year ended December 31, 1997, as compared to 1996, primarily due to Qwest's sale of its resale dedicated line services on leased capacity on July 1, 1996. The sold business generated revenue of $18.8 million for the year ended December 31, 1996. Exclusive of this revenue, Carrier Services revenue increased $16.9 million, or 44%, during the year ended December 31, 1997, as compared to 1996. This increase in Carrier Services revenue was due primarily to increases in revenue from carrier switched services and carrier dedicated line services provided on the Qwest Network. Commercial Services revenue increased $25.4 million, or 74% for the year ended December 31, 1997, as compared to 1996. The increase was due primarily to growth in switched services provided to small- and medium-sized businesses and to consumers as a result of continued expansion of Qwest's direct sales, direct mail, agent and telemarketing sales channels. Revenue from Network Construction Services increased $442.2 million, or 318% during the year ended December 31, 1997, as compared to the corresponding period in 1996. The increase was due primarily to revenue from dark fiber sales to WorldCom, GTE and Frontier.

  Operating Expenses. Qwest's principal operating expenses consist of expenses for telecommunications services, network construction incurred by Network Construction Services, SG&A, Growth Share Plan expense and depreciation and amortization. Total operating expenses increased $430.2 million, or 177% during the year ended December 31, 1997 as compared to the corresponding period in 1996. Expenses for telecommunications services primarily consist of the cost of leased capacity, LEC access charges, engineering and other operating costs. Expenses for telecommunications services increased $10.8 million, or 13% for the year ended December 31, 1997, as compared to 1996. The growth in telecommunications services expenses was primarily attributable to the continued growth in switched services and network engineering and operations, partially offset by the reduction in expenses resulting from the sale on July 1, 1996 of Qwest's resale dedicated line services on leased capacity and an increase in on-net traffic over the Qwest Network. When the Qwest Network is completed and activated, Qwest will be able to serve more customer needs over its own capacity on the Qwest Network.

  Expenses for Network Construction Services consist primarily of costs to construct the Qwest Network, including conduit, fiber cable, construction crews and rights-of-way. Costs attributable to the construction of the Qwest Network for Qwest's own use are capitalized. Expenses for Network Construction Services increased $309.6 million, or 354% in the year ended December 31, 1997, as compared to 1996, due to costs of construction contracts relating to increased dark fiber sales revenue.

  SG&A includes the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. SG&A increased $45.4 million, or 99% in the year ended December 31, 1997, as compared to 1996. The increase was due primarily to increases in expenses related to Qwest's direct mail sales program, the development of Qwest's new brand identity, administrative and information services support of Qwest's growth, and the recruiting and hiring of additional personnel. Qwest is in the process of opening commercial sales offices in selected major geographic markets to implement Qwest's strategy, as segments of the Qwest Network become operational. In addition, SG&A expenses will increase as Qwest continues to expand its Carrier and Commercial Services, initiate its United States and international direct sales operations, and recruit experienced telecommunications industry personnel to implement Qwest's strategy.


  Qwest has a Growth Share Plan for certain of its employees and directors. Growth Share Plan expense, reflects Qwest's estimate of compensation expense with respect to the growth shares issued to participants. A "growth share" is a unit of value based on the increase in value of Qwest over a specified measuring period. Qwest estimated an increase in the value of growth shares, primarily triggered by the Qwest Initial Public Offering, and has recorded $73.5 million of additional compensation expense in the year ended December 31, 1997, and $13.1 million in the year ended December 31, 1996. As of December 31, 1997, Qwest anticipated total additional expense of up to approximately $23.4 million through the year 2002 in connection with this plan. Qwest does not anticipate any future grants under the Growth Share Plan.



  Qwest's depreciation and amortization expense increased $4.0 million, or 25% during the year ended December 31, 1997 as compared to 1996. This increase resulted primarily from activating segments of the Qwest Network during 1997, purchases of additional equipment used in constructing the Qwest Network and purchases of other fixed assets to accommodate Qwest's growth. Qwest expects that depreciation and amortization expense will continue to increase in subsequent periods as Qwest continues to activate additional segments of the Qwest Network and amortizes the goodwill acquired with the SuperNet purchase (discussed above). See "--Overview."

  Other Income (Expense). Pursuant to a capacity sale in 1993, Qwest obtained certain rights of first refusal to re-acquire network communications equipment and terminal locations including leasehold improvements should the purchaser, under that agreement, sell the network. In the first quarter of 1997, Qwest sold certain of these rights to the purchaser in return for $9.0 million in cash and the right to re-acquire certain terminal facilities, which Qwest received in 1997 and has recorded as gain on sale of contract rights.


  During 1997, Qwest's net interest income (expense) increased $2.8 million as compared to 1996. The increase resulted from an increase in interest on long-term indebtedness, partially offset by increases in capitalized interest resulting from construction of the Qwest Network and interest income attributable to the increase in cash equivalent balances. In January 1998, Qwest issued the 8.29% Notes (see "--Liquidity and Capital Resources"), which are expected to increase net interest expense in subsequent periods. See "--Liquidity and Capital Resources"

  As previously discussed, Qwest sold a portion of its dedicated line services on leased capacity in July 1996. During the transition of the service agreements to the buyer, Qwest incurred certain facilities costs on behalf of the buyer, which were to be reimbursed to Qwest. A dispute arose with respect to the reimbursement of such costs and, as a result, Qwest made a provision of approximately $2.0 million in the first quarter of 1997.

  Income Taxes. Qwest is included in the consolidated federal income tax return of Anschutz Company. A tax sharing agreement provides for allocation of tax liabilities and benefits to Qwest, in general, as though it filed a separate tax return. Qwest's effective tax rate in 1997 was higher than the statutory federal rate as a result of permanent differences between book and tax expense relating to the Growth Share Plan and amortization of goodwill. Qwest's effective tax rate in the year ended December 31, 1996 approximated the statutory federal rate.

  Net Earnings (Loss). Qwest realized net earnings of $14.5 million in the year ended December 31, 1997, as compared to a net loss of $7.0 million in the corresponding period of 1996 as a result of the factors discussed above.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Total revenue increased $105.9 million, or 85%, due primarily to significantly higher revenue from Network Construction Services, as well as increased revenue from Commercial Services, offset in part by lower revenue from Carrier Services. Revenue from Network Construction Services increased $102.3 million, or 277%, due to revenue from dark fiber sales of approximately $121.0 million to WorldCom and Frontier. Commercial Services revenue increased $13.9 million, or 68%. This increase is largely attributable to growth in switched services provided to small- and medium-sized business and consumers as a result of the expansion of Qwest's agent, telemarketing and direct mail sales channels. Carrier Services revenue decreased $10.2 million or 15%, primarily due to decreases in revenue resulting from Qwest's sale of a portion of its dedicated line services on leased capacity on July 1, 1996. The sold business generated revenues of $18.8 million for the year ended December 31, 1996 and $39.7 million for the year ended December 31, 1995. The decrease in Carrier Services revenue was partially offset by an increase in revenue from carrier switched services, which increased to $19.4 million in 1996 from $13.8 million in 1995.

  Operating Expenses. Total operating expenses increased $81.9 million, or 51%, due primarily to increases in Network Construction Services, SG&A and compensation expenses associated with the Growth Share Plan. Expenses for telecommunications services decreased $0.8 million or 1%. The sale on July 1, 1996 of Qwest's dedicated line services on leased capacity generated a reduction in expenses, which was partially offset by an increase in telecommunications services expenses associated with the growth in switched services and servicing the Qwest Network. Expenses for Network Construction Services increased $54.8 million or 167%. This increase was due to cost of construction contracts relating to increased dark fiber sales.

  SG&A expenses increased $8.6 million, or 23%. Qwest incurred additional SG&A expenses as a result of growth in Qwest's telecommunications services and the construction of the Qwest Network, including additional sales commissions on higher revenue, expenses incurred in the implementation of Qwest's direct mail sales channel and expenses for customer service personnel added to support Qwest's expansion of its commercial customer base. The SG&A expenses in 1996 also included restructuring expenses of $1.6 million incurred by Qwest as a result of its decision to close 13 sales offices and the termination of approximately 130 employees involved in sales, marketing and administrative functions. As a result of this restructuring, Qwest experienced a reduction in payroll, commissions and rental expense. Qwest anticipates that, as it deploys the Qwest Network and expands its Carrier Services and Commercial Services, SG&A expenses will continue to increase.

  Qwest estimated a $13.1 million increase in value of the growth shares at December 31, 1996, due to the Frontier dark fiber sale. No expense was recognized for the year ended December 31, 1995, as there were no significant compensatory elements in those periods.

  Qwest's depreciation and amortization expense increased $6.3 million, or 63%. This increase was primarily due to Qwest's investment in the Qwest Network. Qwest expects that depreciation and amortization expense will continue to increase in subsequent periods as Qwest continues to activate additional segments of the Qwest Network.

  Other Income (Expense). Qwest's net interest and other expenses increased $1.9 million, or 79%. This increase was primarily attributable to additional debt incurred in 1996 to finance capital expenditures and to provide working capital. For a discussion of additional indebtedness, see "--Liquidity and Capital Resources."

  Income Taxes. Qwest is included in the consolidated federal income tax return of Anschutz Company. A tax sharing agreement provides for allocation of tax liabilities and benefits to Qwest, in general, as though it filed a separate tax return. Qwest's effective tax rate in 1996 and 1995 approximated the statutory federal rate. The difference between the income tax benefit of $3.2 million in 1996 as compared to $13.3 million in 1995 resulted from a $28.3 million decrease in loss before income taxes.

  Net Loss. Qwest experienced a net loss of $7.0 million in 1996 compared to a net loss of $25.1 million in 1995 as a result of the factors discussed above.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the manner in which business enterprises are to report information about operating segments in its annual statements and requires those enterprises to report selected information regarding operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997.

LIQUIDITY AND CAPITAL RESOURCES


  Prior to March 31, 1997, Qwest funded capital expenditures, debt service and cash used in operations through a combination of stockholder advances, capital contributions and external borrowings supported by collateral owned by Anschutz Company or affiliates, as well as external borrowings collateralized by certain of Qwest's assets. From March 31, 1997 through December 31, 1997 Qwest funded capital expenditures and long-term debt repayments primarily through net proceeds from the issuance of debt and equity securities aggregating approximately $903.6 million. Qwest also received net proceeds of $299.2 million from the issuance of the Old 8.29% Notes in January 1998. Qwest intends to finance its operations in the future through internally and externally generated funds without relying on cash advances, contributions or guarantees from Anschutz Company.




  Total cash expended during the three months ended March 31, 1998 to fund capital expenditures and repayments of long-term debt to third parties was $142.1 million and $19.4 million, respectively. Total cash provided by operations was $53.5 million during the same period. As of March 31, 1998, Qwest had working capital of $568.9 million resulting primarily from the issuance of the Old 8.29% Notes in January 1998. Total cash expended during the three years ended December 31, 1997 to fund capital expenditures, repayments of long-term debt to third parties, repayment of net advances from Anschutz Company, and for acquisitions was $449.2 million, $223.9 million, $9.9 million and $32.6 million, respectively. Total cash used in operations was $60.6 million during the same period. Total cash provided during this same period from revolving loans secured by collateral owned by Anschutz Company or an affiliate was $138.0 million, and capital contributions from Anschutz Company were approximately $28.0 million. The loans from Anschutz Company were repaid in 1997. In addition,


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



during this same period, Qwest's net cash provided by secured borrowings under long-term debt agreements with third parties aggregated $67.6 million. At December 31, 1996 and 1995, Qwest had working capital deficits of approximately $75.7 million and $2.6 million, respectively.



     Qwest estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $2.1 billion. Of this amount, Qwest had already expended approximately $1.1 billion as of April 30, 1998. Qwest anticipates remaining total cash outlays (including capital expenditures) for these purposes of approximately $646.0 million in 1998 and $282.0 million in 1999. Estimated total Qwest Network expenditures for 1998 include Qwest's commitment to purchase a minimum quantity of fiber for approximately $399.0 million (subject to quality and performance specifications), of which approximately $313.0 million had been expended as of April 30, 1998. Estimated total expenditures for 1998 and 1999 together also include approximately $107.0 million for the purchase of electronic equipment. In addition, Qwest anticipates approximately $557.0 million of capital expenditures in 1998 and 1999 to support growth in Carrier Services and Commercial Services.



  As of April 30, 1998, Qwest has obtained the following sources of funds which are available to complete the build-out: (i) approximately $1.2 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $645.0 million had already been received and $555.0 million remained to be paid at March 31, 1998;
(ii) $90.0 million of vendor financing; (iii) $242.0 million in net proceeds from the sale of the 10-7/8% Notes, of which approximately $124.4 million was used to pay down certain existing debt; (iv) $342.1 million in net proceeds from the sale of the 9.47% Notes; (v) $299.2 million in net proceeds from the sale of the Old 8.29% Notes; and (vi) approximately $319.5 million in net proceeds from the Qwest Initial Public Offering. Qwest believes that its available cash and cash equivalent balances at April 30, 1998 and cash flow from operations will satisfy its currently anticipated cash requirements at least through the end of 1998.



  In January 1998, Qwest issued its Old 8.29% Notes, generating net proceeds of approximately $299.2 million, after deducting offering costs. The 8.29% Notes will accrete at a rate of 8.29% per annum, compounded semiannually, to an aggregate principal amount of $450.5 million by February 1, 2003. The 8.29% Notes mature on February 1, 2008. The 8.29% Notes are redeemable at Qwest's option, in whole or in part, at any time on or after February 1, 2003, at specified redemption prices. Cash interest on the 8.29% Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum, and will be payable semiannually in arrears commencing on August 1, 2003 and thereafter on February 1 and August 1 of each year. The 8.29% Notes indenture contains certain covenants that, among other things, limit the ability of Qwest and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of Qwest or its Restricted Subsidiaries, issue or sell capital stock of Qwest's Restricted Subsidiaries or enter into certain mergers and consolidations.



  In connection with the sale of the Old 8.29% Notes, Qwest agreed to make the Exchange Offer or, alternatively, to file a shelf registration statement under the Securities Act with respect to the 8.29% Notes. In April 1998, Qwest filed a registration statement with respect to the Exchange Offer. If the Exchange Offer registration statement is not declared effective within specified time periods or, after being declared effective, ceases to be effective during specified time periods, resulting in a Registration Default, additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the 8.29% Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the 8.29% Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.



  In October 1997, Qwest issued and sold its 9.47% Notes, generating net proceeds of approximately $342.1 million, after deducting offering costs. In February 1998, Qwest completed an exchange of identical notes, registered under the Securities Act, for all of the 9.47% Notes.

  In June 1997, Qwest received approximately $319.5 million in net proceeds from the sale of 31,050,000 shares of Qwest's Common Stock in the Qwest Initial Public Offering.

  In May 1997, Qwest and Nortel, individually and as agent for itself and other specified lenders, entered into a $90.0 million credit agreement (the "Equipment Credit Facility") to fund a portion of certain capital expenditures required to equip the Qwest Network. Under the Equipment Credit Facility, Qwest may borrow funds up to 75% of the purchase price of such equipment and related engineering and installation services provided by Nortel as vendor as it purchases the equipment, with the purchased equipment and related items serving as collateral for the loans of a third party lender. Qwest is committed to purchase from Nortel a minimum of $100.0 million of such equipment and services under a separate procurement agreement. Qwest's total remaining commitment under the procurement agreement was approximately $68.4 million as of December 31, 1997. Principal amounts outstanding under the Equipment Credit Facility will be payable in quarterly installments commencing on June 30, 2000, with full repayment due on March 31, 2004. Borrowings bear interest at Qwest's option at either: (i) a floating base rate announced by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin.

  In March 1997, Qwest issued and sold its 10-7/8% Notes, generating net proceeds of approximately $242.0 million, after deducting offering costs. A portion of the net proceeds were used to repay amounts due under the then existing revolving credit facility, the construction term loan, equipment loans and term notes, described below. Interest on the 10-7/8% Notes is payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The 10-7/8% Notes mature on April 1, 2007. The 10-7/8% Notes are subject to redemption at the option of Qwest, in whole or in part, at any time on or after April 1, 2002, at specified redemption prices. The indenture for the 10-7/8% Notes contains certain covenants that are substantially identical to the 8.29% Notes and 9.47% Notes described above.

  In 1996, Qwest entered into and subsequently amended a long-term $100.0 million revolving credit facility agreement, which was collateralized by shares of common stock owned and pledged by Anschutz Company. In October 1997, Qwest repaid the outstanding balance and terminated this facility.


  In April 1995, Qwest entered into a secured construction loan facility used to fund certain conduit installation projects. The outstanding balance of $10.9 million at December 31, 1997 was repaid in February 1998.



  Qwest also incurred other indebtedness during the three-year period ended December 31, 1997, including five equipment loans in 1995 and 1996 aggregating $10.0 million and two term notes in January 1995 aggregating $12.0 million, the proceeds of which were used to repay a portion of the prior advance from


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



Anschutz Company. In addition, Qwest had other outstanding indebtedness in 1997 which it had incurred prior to 1995, including amounts payable under a network credit facility and an additional equipment loan. Such indebtedness had a weighted average interest rate of approximately 9% in 1997, and was repaid in the second quarter of 1997 with proceeds from the Senior Notes.

YEAR 2000

  Qwest has created a project team including internal and external resources that is in the process of identifying and addressing the impact of problems and uncertainties related to the year 2000 on its operating and application software and products. Qwest expects to resolve year 2000 compliance issues primarily through replacement and normal upgrades of its software and products. However, there can be no assurance that such replacements and upgrades can be completed on schedule and within the estimated costs.

INFLATION

  Inflation has not significantly affected Qwest's operations during the past three years.


                               INDUSTRY OVERVIEW

GENERAL


  The telecommunications industry involves the transmission of voice, data and video communications. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, resulting in increased competition and demand for telecommunications services.



  United States Domestic Long Distance. The structure of the domestic long distance telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its local telephone businesses into seven RBOCs and divided the country into approximately 200 LATAs that range in size from metropolitan areas to entire states. The RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service (service within a LATA). The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to LECs other than the RBOCs. However, under the Telecommunications Act, the RBOCs may now provide inter- LATA long distance service, subject to certain conditions.



  For each long distance call, the originating and terminating LECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating LECs. To encourage the development of competition in the long distance market, the LECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T. These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the LECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. These provisions, along with the development and evolution of fiber optic technology with its increased capacity and transmission quality, have helped smaller long distance carriers emerge as alternatives to the largest companies for long distance telecommunications services.

  United States International Long Distance. The United States international


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



long distance industry is large and growing. The onset of competition gave rise to deregulation and a decrease in prices, which led to the initial growth in the market and improvements in service offerings and customer service. Subsequent growth has been largely attributable to the worldwide trend toward deregulation and privatization, technological improvements, the expansion of telecommunications infrastructure and the globalization of the world's economies.


  The profitability of the United States international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenue. The difference in cost between providing domestic long distance and international service is minimal, and increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States-based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates, contributing to significantly higher rates for certain international calls compared to domestic long distance calls. The FCC recently adopted measures intended to overhaul the system of international settlements by mandating that U.S. carriers negotiate settlement rates with foreign correspondents at or below FCC-mandated benchmark levels. Several parties have filed petitions for reconsideration with the FCC or court appeals or both following this order, so it remains subject to modification. Additionally, recent worldwide trade negotiations may lead to reduced settlement rates.

  Multimedia. Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks such as the Qwest Network.


  For more information, see generally, "BUSINESS--Regulatory Matters."

LONG DISTANCE NETWORK SERVICES

  Switched voice and data services originate and terminate with end users and require varying amounts of bandwidth, depending on the nature of the communication. Traditional telephony services such as "1 Plus" dialing require only limited bandwidth (such as 64 Kbps). Emerging broadband services, such as the Internet, private networks and multimedia applications, require higher bandwidth for effective communication. Such services are increasingly transmitted over SONET ring-protected Optical Carrier level paths (such as OC-48 or OC-192) using advanced transmission protocols, such as Frame Relay and ATM.

TELECOMMUNICATIONS TECHNOLOGY

  The market for video, voice and data communications is served primarily through fiber optic and coaxial copper cables, microwave systems and satellites. Before the 1980s, telecommunications traffic generally was transmitted through satellites, microwave radio or copper cable installed undersea or buried in the ground. By 1990, copper cable had been largely replaced by fiber optic systems that provided greater capacity at lower cost with higher quality and reliability.

  . Fiber Optic Systems. Fiber optic systems use laser-generated light to transmit voice, data and video in digital format through ultra-thin strands of glass. Fiber optic systems are characterized generally by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems.


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



A pair of modern fiber optic strands, using the most advanced technology commercially available, is capable of carrying OC-192 level capacity, equal to over 129,000 simultaneous telephone calls. Because fiber optic signals disperse over distance, they must be regenerated/amplified at sites located along the fiber optic cable. Fiber optic systems using earlier generation fiber, as compared to the more advanced fiber being installed in the Qwest Network, require frequent intervals between regeneration/amplifier sites, typically between 20 and 45 miles. Qwest's advanced fiber allows for greater distances between regeneration/amplifier sites, and the Qwest Network is designed to use a maximum of 60-mile intervals. Greater distances between regeneration/amplifier sites generally translate into substantially lower installation and operating costs.

  . Microwave Systems. Although limited in capacity compared with fiber optic systems, digital microwave systems offer an effective and reliable means of transmitting lower volume and narrower bandwidths of voice, data and video signals. Generally no more than 21 DS-3s can be transmitted by microwave between two antennae. Microwaves are very high frequency radio waves that can be reflected, focused and beamed in a line-of-sight transmission path. Because of their electro-physical properties, microwaves can be used to transmit signals through the air, with relatively little power, in much the same way that electrical signals are transmitted through a copper wire. To create a communications circuit, microwave signals are transmitted through a focusing antenna, received by an antenna at the next station in the network, then amplified and retransmitted. Microwaves disperse as they travel through the air, and as a result this transmission process must be repeated at repeater stations, which consist of radio equipment, antennae and back-up power sources.

  . Satellite Systems. Although satellites initially were used for point-to-point long distance telephone and television transmissions, fiber optic cables have proven to be a more cost effective delivery method for high volume point-to-point applications. Currently, satellites are primarily used for transmissions that must reach many locations over vast distances simultaneously, such as the distribution of television programming, for point- to-point traffic in developing countries lacking terrestrial networks and for other point-to-point traffic that cannot be connected efficiently or cost- effectively by terrestrial transmission systems.

TELECOMMUNICATIONS MARKETS

  AT&T, MCI, Sprint and WorldCom together constitute what are generally referred to as the "Tier 1" companies in the long distance market.

  Long distance companies may generally be categorized as "facilities-based" carriers and "non-facilities-based" carriers. The four Tier 1 companies are facilities-based carriers because each operates a network principally using its own transmission facilities and extensive geographically dispersed switching equipment. The completed Qwest Network will enable Qwest to become this type of facilities-based carrier. All of the Tier 1 carriers, including AT&T, lease some of their transmission facilities from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks.


  Medium-sized long distance companies, some with national capabilities, constitute the "Tier 2" companies in the long distance market. Certain Tier 2 carriers are known as "partial facilities-based" carriers in that they own some of their own transmission facilities but operate using mostly leased facilities. However, most Tier 2 carriers are nonfacilities-based carriers in that they lease substantially all of their transmission facilities. Tier 2


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



carriers design, manage and operate their own networks just as the Tier 1 carriers, but generally on a smaller scale. These carriers are also generally referred to as "switch-based" or "switched" because they typically operate their own switches. Some of these carriers lease high volume DS-3 capacity and resell lower volume DS-1 capacity to other carriers at higher unit prices. DS- 3 level capacity is generally only sold by carriers that own facilities on the route on which the service is sold.

  The "Tier 3" carriers, often called "switchless" resellers, neither operate networks nor own facilities, but rather resell "minutes" of service which they purchase from other carriers. These companies, which vary significantly in size, are primarily sales and marketing companies that generate their margins by buying in large volumes to obtain a low price per minute from switch-based carriers and reselling at higher prices. These companies may receive an invoice from their underlying carrier and bill the end user or, in some cases, the underlying carrier may bill the end user directly. The barriers to entry into this segment of the long distance market are minimal and there are currently numerous Tier 3 companies providing long distance services. As its business increases, a Tier 3 company may install its own switch and move into the Tier 2 category.


  Operator services companies concentrate on providing operator services and other communications services to the long distance industry, private pay phone operators, hotels and motels, prisons and credit card companies. These carriers also manage their own networks and switching networks and switching equipment while leasing virtually all of their facilities.



  Competition in the retail long distance industry is based upon pricing, customer service, network quality and valued-added services, creating opportunities for smaller long distance providers to compete in certain segments of the long distance market, and many of them are quickly able to build sizable customer bases on the strength of their marketing efforts and distribution channels.


                                      BUSINESS


  Qwest is a facilities-based provider of multimedia communications services to interexchange carriers and other communications entities, businesses and consumers, and it constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. Qwest is expanding its existing long distance network into the Qwest Network, an approximately 18,400 route mile coast-to-coast, technologically advanced, fiber optic telecommunications network. Qwest will employ, throughout substantially all of the Qwest Network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent and Nortel, respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide Qwest with lower installation, operating and maintenance costs than older fiber systems in commercial use today. In addition, Qwest has entered into construction contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.

  The executive offices of Qwest Communications International Inc., a Delaware corporation, are located at 1000 Qwest Tower, 555 Seventeenth Street, Denver, CO 80202, and its telephone number is (303) 291-1400.



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



RECENT DEVELOPMENTS


     On March 8, 1998, the Company signed a definitive merger agreement with LCI, a communications services provider. The boards of directors of each company have approved the merger. The terms of the merger agreement call for the acquisition of all of LCI's outstanding common shares and the assumption of all of LCI's stock options by the Company. The purchase price of the all-stock transaction is anticipated to be approximately $4.4 billion. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.



  Completion of the transaction is anticipated to occur by the end of the second quarter of 1998. The transaction is subject to the majority vote of the shareholders of the Company and LCI and to other customary conditions such as receipt of regulatory approvals. The Majority Shareholder, owning approximately 83.3% of the Company's Common Stock, has agreed to vote in favor of the transaction.



  EUnet Transaction. On April 14, 1998, Qwest acquired EUnet, a European Internet service provider ("ISP") with business units operating in 13 European countries, for approximately $154.4 million in cash and Qwest Common Stock. At the time of the acquisition, EUnet had approximately 60,000 customers throughout Europe. Under the terms of the acquisition, Qwest acquired all of the preference shares, "A" ordinary shares and options of EUnet and approximately 97% of the ordinary shares of EUnet. Following the closing, certain EUnet stockholders and optionholders will receive approximately 3.6 million newly issued shares of Qwest Common Stock, having a deemed value of approximately $135.3 million (based upon a deemed value of approximately $37.42 per share), and approximately $4.7 million in cash. In addition, in connection with the registration of the resale of the shares of Qwest Common Stock to be issued in the transaction under the Securities Act, as described below, EUnet stockholders will receive at Qwest's option, either (i) approximately $14.4 million in cash (plus interest to the date of payment) or (ii) additional newly issued shares of Qwest Common Stock having the value of such cash payment, based upon an average of the Qwest Common Stock closing prices for 15 consecutive trading days commencing 20 trading days before the effective date of registration. Of the number of shares of Qwest Common Stock to be issued in the transaction, approximately .6 million shares will be placed in escrow for two years, and may be recovered by Qwest, to satisfy any indemnification claims. Qwest will acquire the remaining 3% of the ordinary shares of EUnet by means of a compulsory purchase under applicable law. The EUnet acquisition was accounted for as a purchase. The shares of Qwest Common Stock will be issued to EUnet stockholders and optionholders in a private placement exempt from registration under the Securities Act. Qwest has agreed to undertake the registration of the resale of the shares of Qwest Common Stock under the Securities Act not later than the earlier of (i) three weeks after the closing of the LCI Merger or (ii) September 30, 1998 (or, under certain circumstances, a later date, but no later than October 31, 1998). See "RISK FACTORS--Shares Eligible for Future Sale."



  Phoenix Transaction. On March 30, 1998, Qwest acquired Phoenix, a non-facilities-based reseller of long distance services. At the time of the acquisition, Phoenix had approximately 40,000 customers, primarily in the business market. Under the terms of the acquisition, approximately .8 million shares of Qwest Common Stock having a deemed value of approximately $27.2 million (based upon an adjusted average price of $34.67 per share) were exchanged for the outstanding shares of Phoenix. Additional cash consideration to the Phoenix Stockholders of up to $4.0 million is being withheld pending the outcome of litigation for which Phoenix or its affiliates may have certain potential liability.



  AGIS Transaction. In January 1998, Qwest signed a long-term contract to provide Apex Global Internet Services, Inc. ("AGIS"), an ISP, telecommunications capacity along approximately 10,000 route miles of the Qwest Network. In consideration, Qwest received, on a contingent basis, 19.99% of AGIS's common stock and will receive up to $310.0 million in cash over an extended payment term. There are restrictions on the sale by Qwest of AGIS's common stock, and AGIS has the right to repurchase the common stock until the contract's second anniversary. Qwest will also receive monthly operations and maintenance fees totaling approximately $251.0 million over the term of the multi-year contract. Prior to delivery of the telecommunications capacity and acceptance by AGIS, AGIS has the right to purchase interim capacity from Qwest. The total cash consideration under the contract will be reduced by 60% of the sums paid by AGIS for purchases of interim capacity. Pursuant to the terms of the contract, AGIS may require Qwest to purchase an additional $10.0 million of its common stock. If Qwest fails to complete at least 75% of AGIS's network by the contract's third anniversary, AGIS may, at its option, either accept the completed portion and pay for it on a pro rata basis or terminate the contract and require Qwest to return all consideration received.



  Note Offering. In January 1998, Qwest issued $450.5 million in principal amount at maturity of its 8.29% Notes, generating net proceeds of approximately $299.2 million, after deducting offering costs which are included in intangible and other long-term assets and will be amortized to interest expense over the term of the 8.29% Notes. The net proceeds will be used primarily to fund the activation and expansion of the Qwest Network and the growth of its multimedia communications services and informational systems infrastructure. In addition, Qwest may use a portion of the proceeds to increase its presence in international markets, such as Mexico and Europe.

OPPORTUNITIES

  Qwest believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technological changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the four principal nationwide carriers (AT&T, MCI, Sprint and WorldCom) to replace or augment portions of their older systems; and (v) reform in regulation of domestic access charges and international settlement rates, which Qwest expects will lower long distance rates and fuel primary demand for long distance services.

  . Accommodation of the Internet and Other New Applications. Qwest believes that additional network transmission capacity and faster response times will be required to accommodate multimedia (voice, data and video) and other potential high bandwidth applications, such as increasing use of the Internet by commercial users, the deployment of corporate intranets and the use of telecommunications infrastructure for providing cable television and other entertainment services. Qwest believes this growth will result in increased demand for high bandwidth dedicated circuits and other network services provided by Qwest (such as Frame Relay and ATM).

  . Base Growth of Existing Telecommunications Providers. Domestic long distance industry revenue has increased in recent years. The revenue increases were achieved against a backdrop of declining unit prices for most telecommunications services, which suggests that the demand for telecommunications bandwidth has increased at an even higher rate. Qwest believes that these growth trends generally will continue and that certain companies that do not own most of their networks have potential needs to invest in network facilities or lease high bandwidth network capacity in order to remain competitive. In addition, Qwest believes that the Qwest Network will allow Qwest to offer an attractive alternative for leased capacity simply to meet current levels of demand for wholesale telecommunications services.

  . Capacity Required by New Communications Entrants. Competition and deregulation are bringing new entrants into the telecommunications market. Qwest anticipates that this trend will accelerate as a result of the Telecommunications Act. The Telecommunications Act allows the RBOCs and GTE to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. As these entities emerge as long distance competitors, Qwest believes they will need their own facilities and additional high bandwidth capacity to compete effectively with facilities-based providers.

  . Augmentation of Older Systems. The coast-to-coast fiber systems currently operated by the Tier 1 carriers were constructed for the most part prior to 1990, using standard, single mode fiber. Most of these systems were buried directly in the ground without protective conduit. The conversion of these older systems to the use of SONET ring architecture requires increasingly more bandwidth over additional route miles. Accordingly, Qwest believes that the Tier 1 carriers will generally need to replace or augment parts of their networks to add more capacity, route diversity and redundancy to their systems and to lower their overall operating costs. Qwest believes that the older, legacy systems operated by certain of the Tier 1 carriers generally face certain other disadvantages when compared to the Qwest Network, such as: (i) lower transmission speeds; (ii) lower overall capacity; (iii) shorter distances between regeneration/amplifier facilities; (iv) more costly maintenance requirements; (v) greater susceptibility to system interruption from physical damage to the network infrastructure; and (vi) greater difficulty in upgrading to more advanced fiber due to lack of a spare conduit.

  . Access Charge and International Settlement Rate Reform. Qwest anticipates that primary demand for long distance services will be stimulated by reforms of domestic access charges and international settlement rates and recent international trade negotiations. As long distance prices decline, Qwest expects that overall demand for its services by carriers,


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    businesses and consumers will increase.

STRATEGY

  Qwest's objective is to become a leading, coast-to-coast facilities-based provider of multimedia communications services to other communications providers, businesses and consumers. To achieve this objective, Qwest intends to:

  . Deploy a Technologically Advanced Network. Qwest believes the technical characteristics of the Qwest Network will enable it to provide highly reliable services to interexchange carriers and other communications entities at low per unit costs as it expands its customer base and increases network traffic volume. For instance, the Qwest Network's advanced fiber optic cable and electronic equipment permit high capacity transmission over longer distances between regeneration/amplifier facilities than older fiber systems. This translates into generally lower installation and operating costs. These costs typically constitute a significant portion of the overall cost of providing telecommunications services.


  . Build on Network Construction Expertise and Existing Network Assets. As of
    April 30, 1998, Qwest had built over 12,000 route miles of telecommunications conduit systems over the last nine years for itself and major interexchange carriers including AT&T, MCI, Sprint and WorldCom. Qwest utilizes its own fleet of owned and leased railroad equipment. Qwest had in place railroad and other right-of-way agreements covering approximately 96% of the Qwest Network and had installed approximately 64% of the route miles of conduit required for the Qwest Network as of April 30, 1998. In addition, Qwest has fixed-price supply agreements for the provision of all the fiber and transmission electronics necessary to construct and activate the Qwest Network. As of March 31, 1998, Network Construction Services employed approximately 1,000 experienced construction personnel led by a senior construction management team.

  . Establish Low Cost Position. Qwest has entered into major construction contracts for the sale of dark fiber in the Qwest Network that will allow Qwest to achieve a low net capital investment in the Qwest Network and share future operating and maintenance costs. Earnings from these agreements will reduce Qwest's net cost per fiber mile with respect to the fiber that it retains for its own use. Qwest believes that this network cost advantage, coupled with the operating and maintenance cost advantages of owning an entirely new network with advanced fiber and equipment uniformly deployed systemwide, will enable it to establish a low cost position in the long distance industry relative to its competitors.

  . Build on Management Experience. Qwest's management team and board of directors include individuals with significant experience at major telecommunications companies. These executives have extensive management experience in marketing, sales, finance, construction, information technology, network operations and engineering, having served in various capacities within large, rapidly growing organizations. See "Management."

  . Grow Carrier Revenue Base. Qwest is currently expanding Carrier Services to increase its revenue stream and reduce per unit costs, targeting capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking long-term, high volume capacity agreements from major carriers. In addition to


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    traditional telecommunications carriers, Qwest is marketing to ISPs and other data service companies.

  . Develop Commercial Services. Qwest plans to build on its Carrier Services experience to expand its presence in the Commercial Services market by developing its distinctive "Ride the Light(TM)" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. Qwest plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.


  . Acquire Complementary Businesses. Qwest continually evaluates opportunities to acquire or invest in complementary, attractively valued businesses, facilities, contract positions and assets to improve its ability to offer new products and services to customers, to compete more effectively and to facilitate further growth of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Qwest recently announced the following acquisitions or proposed acquisitions:



     In October 1997, Qwest acquired SuperNet, an ISP, for $20.2 million in cash, including acquisition costs. SuperNet is a regional ISP in the Rocky Mountain region that offers Internet services ranging from metered dial-in access to Internet-based data management and hosting services. SuperNet provides a customer base, existing product lines and technical expertise from which Qwest can build product lines in Commercial Services, including corporate intranet and extranet services and virtual private networks.



     In March 1998, Qwest acquired Phoenix, a non-facilities based seller of long distance services. See "--Recent Developments--Phoenix Transaction."



     In April 1998, Qwest acquired EUnet, a European ISP. See "--Recent Developments--EUnet Transaction."



     On March 8, 1998, the Company and LCI entered into the LCI Merger Agreement that will result in LCI becoming a wholly-owned subsidiary of the Company. See "--Recent Developments--LCI Transaction."

THE QWEST NETWORK


     As of April 30, 1998, Qwest's network infrastructure included, among other assets: (i) approximately 11,700 route miles of conduit in place, consisting of approximately 7,000 route miles of lit fiber including the spans connecting California to New York (this includes the activation of the transcontinental network from Los Angeles to San Francisco to New York City), Portland to Salt Lake City to Los Angeles, Dallas to Houston and Phoenix to Austin, Texas; approximately 2,200 route miles of dark fiber installed in conduit; and approximately 2,500 route miles of vacant conduit; (ii) right-of-way agreements in place for approximately 5,900 additional route miles of planned construction for the Qwest Network; (iii) an approximately 3,500 mile digital microwave system (the "Microwave System"); (iv) approximately 15,000 DS-3 miles of fiber transmission capacity leased by Qwest from other carriers, used primarily to extend Qwest's switched services for originating and terminating traffic beyond the boundaries of Qwest's lit fiber network; and (v) five digital switches (two of which are leased).

  The physical components of the Qwest Network are: (i) high density polyethylene conduit, which is hollow tubing 1 1/2 to 2 inches in diameter;


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(ii) fiber optic cable, which consists of fiber strands placed inside a plastic sheath and strengthened by metal; (iii) electronic equipment necessary to activate the fiber for transmission; (iv) switches that enable Qwest to provide switched services to carrier and commercial customers; and (v) approximately 125 points of presence, which allow Qwest to concentrate customers' traffic at locations where Qwest does not have switches and carry the traffic to switching centers over the Qwest Network.

  With the completion of the Qwest Network, Qwest will provide telecommunications services nationally to its customers primarily over its own facilities, using leased facilities in those portions of the country not covered by the Qwest Network. Qwest is evaluating the economics of extending its core network versus continuing to lease network capacity. Qwest expects to deploy three new DMS 250 switches from Nortel. The new switches are planned to be installed in Atlanta, Indianapolis, and New York City. The additional switches will expand Qwest's on-net switch network to include key business centers in the Northeast, Southeast and Midwest regions of the United States. Also, Qwest continues to evaluate opportunities to acquire or invest in complementary, attractively valued businesses, facilities, contract positions and assets to improve its ability to offer new products and services to customers, to compete more effectively and to facilitate further growth of its business.

  Advanced Technology. Qwest is installing technologically advanced fiber optic cable and electronic equipment in a uniform configuration throughout the Qwest Network, using an advanced network management system. The Qwest Network's technologies include Lucent's non-zero dispersion shifted fiber and Nortel's dense wave division multiplexing, forward error correction technology and SONET ring technology that enable OC-192 transmission capacity and high integrity levels.

  The Qwest Network is designed for superior security and reliability, based on
(i) bi-directional SONET ring architecture, a self-healing system that allows for nearly instantaneous rerouting and virtually eliminates downtime in the event of a fiber cut; (ii) fiber cable installed in high density polyethylene conduit generally buried 42-56 inches below the ground; and (iii) extensive use of railroad rights-of-way, which typically offer greater protection of the fiber system than other systems built over more public rights-of-way such as highways, telephone poles or overhead power transmission lines.

  The Qwest Network is designed for expandability and flexibility and will contain two conduits along substantially all of its route. The first conduit will contain a cable generally housing at least 96 fibers, and the second conduit will serve as a spare. The spare conduit will allow for future technology upgrades and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated dark fiber sales, Qwest generally plans to retain a minimum of 48 fibers for its own use in the Qwest Network. With the combined use of non-zero dispersion shifted fiber, dense wave division multiplexing and high bit rate transmission electronics, each of the fibers retained by Qwest can achieve substantially greater capacity per fiber than standard, single mode fiber now in use.


  Qwest monitors its current network, and will monitor the Qwest Network, 24 hours a day, seven days a week from its Network Management Center in Denver, Colorado. This facility provides centralized network surveillance, troubleshooting and customer service, using technology that enables Qwest to reduce service costs and customer downtime. The system currently allows Qwest's technicians to detect a component malfunction in the Qwest Network, quickly reroute the customer to an available alternate path and effect an expedited repair. Upon completion of the Qwest Network with its SONET ring


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architecture, the rerouting function will be fully automated. In addition, Qwest is deploying new management tools, including Nortel's Integrated Network Management Solutions, that will give Qwest's Carrier Services customers the ability to monitor and reconfigure their leased capacity on an essentially real time basis from their own network management centers and the ability to rapidly increase or reduce bandwidth to better match their needs. The available software features equipment inventory management, bandwidth inventory management, configuration management, fault isolation management, "point-and-click" provisioning on partitioned network and alarm monitoring. As of March 31, 1998, Qwest maintained a staff of approximately 390 technicians and other related personnel across the system to provide maintenance and technical support services. Qwest has also implemented a "Call Before U Dig" ("CBUD") program, backed up by its 24-hour Network Management Center to reduce the risk of damage to the conduit or fiber system. Additionally, above ground markers are placed at frequent intervals along the route of the Qwest Network.

  Railroad Rights-of-Way. Qwest has agreements in place with major railroads that provide it with rights-of-way throughout the United States. Qwest believes that use of railroad rights-of-way, along with the protective conduit, give Qwest inherent advantages over other systems built over more public rights-of-way, such as highways, telephone poles or overhead power transmission lines. These advantages include higher security for the Qwest Network and greater protection of the fiber system.

  Railroad rights-of-way also provide the Qwest Network generally with a direct, continuous route between cities. This eliminates the potential need, and the associated time and costs, to piece together rights-of-way using a combination of agreements with private owners and state or municipal agencies. In addition, railroad rights-of-way typically extend into downtown areas of cities that are strategically important to Qwest. Qwest's right-of-way agreements provide for continuing or lump-sum cash payments, exchanges of rights-of-way for network capacity or a combination of both. Between 70% and 80% of the Qwest Network will be installed on railroad rights-of-way.


  Qwest has other right-of-way agreements in place, where necessary or economically preferable, with highway commissions, utilities, political subdivisions and others. As of April 30, 1998, Qwest had in place agreements for approximately 96% of the rights-of-way needed to complete the Qwest Network. As of April 30, 1998, the remaining rights-of-way needed for completion of the Qwest Network consisted of approximately 800 route miles located primarily in the Midwest and Mid-Atlantic regions. Qwest has identified alternative rights-of-way for these route miles and is currently in negotiations with respect to all of them.



  Network Installation. As of March 31, 1998, Qwest employed approximately 1,000 experienced construction personnel and uses its own fleet of equipment, as well as leased equipment. Qwest supplements these resources with independent contractors.



  Dark Fiber Sales. Qwest has entered into agreements with Frontier, WorldCom and GTE and others whereby each is purchasing dark fiber along the Qwest Network. The proceeds from these contracts for the sale of dark fiber will provide cash for a significant portion of the total estimated costs to construct the Qwest Network and provide the dark fiber sold to Frontier, WorldCom and GTE and others. This is expected to provide Qwest with a strategic network cost advantage on the fibers that Qwest retains for the Qwest Network. Each agreement requires the purchaser to pay an aggregate price consisting of an initial payment followed by installments during the construction period based on Qwest's achievement of certain milestones (e.g., commencement of construction, conduit installation and fiber installation), with final payment for each segment made at the time of acceptance. Each


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agreement provides for the sharing of certain maintenance costs. The Frontier and GTE agreements also provide for sharing of certain operating costs. The agreements establish anticipated delivery dates for construction and delivery of segments along the route of the Qwest Network. Delivery may be extended under each agreement for force majeure events. The Frontier and GTE agreements provide for penalties in the event of delay of segments and, in certain circumstances, allow Frontier and GTE to delete non-delivered segments from the contracts.

  Qwest believes that significant opportunities exist to sell additional dark fiber throughout the Qwest Network and management has identified and is in various stages of negotiations with potential customers. However, Qwest does not expect to enter into additional agreements of the size and scope of the Frontier and GTE contracts. These potential customers include other interexchange carriers, cable, entertainment and data transmission companies, RBOCs, ISPs, LECs and CLECs. Qwest believes that these potential customers will view Qwest as an attractive source for certain of their long distance transmission needs. In order to meet the needs of this diverse group of customers, Qwest expects to offer a wide variety of pricing and system options to meet specific needs of each customer. For example, customers may purchase or lease dark fiber or purchase capacity on a short- or long-term basis.

  The Frontier and GTE agreements each provide for the purchase of 24 fibers along major portions of the Qwest Network, while the WorldCom agreement generally provides for the purchase of 24 or, in certain segments, 36 fibers. Several smaller construction contracts for sales of dark fiber provide for the sale of smaller numbers of fibers over a more limited number of segments. In segments where Qwest agrees to sell dark fiber to others, it generally will install enough fibers so that it can retain 48 fibers for its own use along substantially all of the route of the Qwest Network.

SIGNIFICANT CUSTOMERS

  Qwest's top ten customers accounted for approximately 74.6%, 83.6% and 69.3% of its consolidated gross revenue during the first three months of 1998 and in 1997 and 1996, respectively. Frontier, WorldCom and GTE accounted for 26.9%, 6.0% and 27.4%, respectively, of such revenue in the first three months of 1998, 31.2%, 6.1% and 36.6%, respectively, of such revenue in 1997 and 26.3%, 27.8% and 0.0%, respectively, of such revenue in 1996, attributable primarily to construction contracts for the sale of dark fiber to these customers that extend through 1998 or into 1999 pursuant to the applicable contract.

CARRIER SERVICES

  General. Qwest has been positioned historically in the long distance business as a "carrier's carrier," providing dedicated line and switched services to other carriers over Qwest's owned or leased fiber optic network facilities. Management believes that Qwest has earned a reputation of providing quality services at competitive prices to meet specific customer needs. Total revenue from Carrier Services was approximately $55.6 million, $57.6 million and $67.8 million for the years 1997, 1996 and 1995, respectively, and approximately $19.2 million and $11.2 million for the three months ended March 31, 1998 and 1997, respectively. These revenue amounts have not been adjusted for the sale of Qwest's resale dedicated line services on leased capacity which occurred in July 1996.

  Products. Products offered by Carrier Services fall into three primary categories: (i) high volume capacity services; (ii) conventional dedicated line services; and (iii) switched services.

  . High Volume Capacity Services. Qwest provides high volume transmission at


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    or above the OC-3 level (or its equivalent) through service agreements for terms of one year or longer. As the Qwest Network is deployed, Qwest also is targeting potential large users in the inter-LATA market that may seek to augment their own networks or provide diverse routing alternatives in strategic areas of their systems.

  . Conventional Dedicated Line Services. Qwest provides dedicated line services on owned capacity to a wide range of customers at capacities below the OC-3 level generally for terms of one year or less. Qwest expects the Qwest Network will enable Qwest to offer these services over a significantly expanded geographic area.

  . Switched Services. Qwest provides switched terminating services over its switched service network to large and small long distance carriers. The carrier switched terminating service business is specifically used to increase volume on Qwest's switched service network to allow for more efficient "trunking" of calls. While the carrier switched services generate revenue at lower margins than the dedicated line services, such services facilitate cost effective management of the Qwest Network.

  Qwest also plans to provide high speed ATM and Frame Relay data services to carriers and ISPs by installing ATM and Frame Relay switching equipment. Qwest expects such services to become available in 1998.

  Customers. Carrier Services' customer base in the inter-LATA carrier market consists of the following:

  . Tier 1 and Tier 2 Carriers. Qwest offers high volume transmission capacity, conventional dedicated line services and dedicated switched services to the Tier 1 and Tier 2 carriers on a national or regional basis. As RBOCs enter the long distance market, Qwest believes they will be potential customers to lease high volume capacity from Qwest on a national basis.

  . Tier 3 Carriers. Qwest currently offers switchless resale services to Tier 3 carriers on a limited basis. Qwest anticipates that this business will expand as coverage of Qwest's switched network grows.

  . Internet Service Providers. Qwest currently offers high volume capacity to ISPs on a limited basis.

  . Operator Services Companies and Other Niche Companies. These companies concentrate on providing operator services and other communications services to the long distance industry, private payphone operators, prisons and credit card companies. These carriers also manage their own networks and switching equipment while leasing virtually all of their transmission facilities. Qwest provides transmission services to these carriers.

  Service Agreements. Qwest provides high volume transmission capacity services through service agreements for terms of one year or longer. Dedicated line services are generally offered under service agreements for an initial term of one year. High volume capacity service agreements and dedicated line service agreements generally provide for "take or pay" monthly payments at fixed rates based on the capacity and length of circuit used. Customers are typically billed on a monthly basis and also may incur an installation charge or certain ancillary charges for equipment. After contract expiration, the contracts may be renewed or the services may be provided on a month-to-month basis. Switched services agreements are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Revenue from carrier customers that is billed on a minutes-of-use basis has the potential


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to fluctuate significantly based on changes in usage that are highly dependent on differences between the prices charged by Qwest and its competitors. Qwest, however, has not experienced significant fluctuations to date.


  In April 1998, Qwest signed an agreement with the U.S. government valued at up to $430.0 million over a ten year period whereby Qwest will provide the government with the fiber, hardware, engineering, communications services and network management that will compose a custom virtual private network ("VPN"). Leveraging the Qwest Network and Qwest's Terabit Points of Presence network design, this custom VPN will provide the customer with the privacy, service features and price performance designed to meet its application requirements.



  In April 1998, Qwest announced it will provide its native IP network for CalREN2, a high-performance, next generation Internet project initiated by the Corporation for Education Network Initiatives in California (a not-for-profit corporation formed by the University of California, Stanford University, the California Institute of Technology, the University of Southern California and California State University). The CalREN2 network will enable new research and educational applications that currently do not work effectively over the existing Internet, such as interactive simulation and collaborative environments allowing students at different campuses to participate in 3D virtual experiments, remote transmission of high-precision medical images for clinical diagnosis and high-speed access to digital library resources.



  Also in April 1998, Qwest announced that, together with the University Corporation for Advanced Internet Development ("UCAID"), it will provide the Internet2 IP backbone network, Project Abilene (a collaboration of Qwest, Cisco Systems and Nortel, led by UCAID), to create the farthest reaching, highest capacity research and education network in the world, available to Internet2 member universities. Project Abilene's initial operation is expected to begin before the end of 1998, with full deployment completed by the end of 1999, and will work with existing advanced research and education networking efforts, such as the U.S. government's Next Generation Internet initiative. Internet2 is a collaboration of over 120 U.S. research universities, industry leaders and U.S. government agencies, to develop a new family of advanced applications to meet emerging academic requirements in research, teaching and learning.

COMMERCIAL SERVICES


  General. Qwest began offering Commercial Services in 1993. Commercial Services focuses primarily on the sale of inter-LATA long distance services to the retail market, principally to small- and medium-sized businesses and to consumers. Qwest currently provides facilities-based services along the majority of its lit routes, and is a switch based reseller elsewhere. Total revenue from Commercial Services was approximately $59.6 million, $34.3 million and $20.4 million in 1997, 1996 and 1995, respectively, and approximately $23.4 million and $9.4 million for the three months ended March 31, 1998 and 1997, respectively. Qwest plans to transfer carrier and commercial switched traffic from leased facilities onto the Qwest Network as it is activated. As traffic volume increases and Qwest carries a greater percentage of traffic on the Qwest Network, Qwest believes it will realize economies of scale and thereby lower its cost of sales as a percentage of revenue. See "Risk Factors--Managing Rapid Growth."

  Products. Qwest markets the following products:

  . One Plus. This basic service offers customers the ability to make outbound long distance calls from any local telephone line by simply dialing a 1, plus the area code and phone number. Customers select Qwest


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    as their primary long distance provider by placing an order with it. This service may be used for both domestic and international calling.

  . 10056. This service allows the customer to access the Qwest Network by dialing 10056 plus 1, plus the area code and phone number, with no need to change their primary long distance provider. These customers are solicited through direct mailing.

  . Dedicated Access Service. These lines are designed for larger users with enough traffic volume to warrant the use of a dedicated access line to originate calls. Instead of a switched access line that is shared by many users, this service uses a high capacity line that is used exclusively to connect between the end user and the long distance carrier's switch. This results in lower originating access cost and reduced rates to the user.

  . Toll Free 800/888. This inbound service, where the receiving party pays for the call, is accessed by dialing an 800/888 area code. This is used in a wide variety of applications, many of which generate revenue for the user (such as reservation centers or customer service centers). Qwest plans to introduce additional enhanced features such as call routing by origination point, time of day routing and other premium features in 1998.

  . Calling Card. These traditional, basic telephone calling cards allow the user to place calls from anywhere in the United States or Canada. Qwest offers additional higher margin features such as conference calling, international origination, information service access (such as weather or stock quotes), speed dialing and voice messaging.

  . Prepaid Card. Prepaid cards allow a customer to purchase and pay in advance for a card with a fixed amount of calling time. The card is then used as a standard calling card. Prepaid cards may be purchased with enhanced features similar to those of calling cards and also may be renewed by purchasing additional time.

  . Media Express(TM). This is an exclusive switched digital broadband service that provides variable bandwidth for video communications and other data applications on demand and allows users to control all the required components of a video conference from a personal computer.

  . Voice Over IP. In February 1998, Qwest began commercial service for its voice over Internet protocol ("IP") telephony service, Q.talk(SM), with customers using the service through a controlled introduction in nine cities. Qwest expects to expand its service offering to approximately 25 cities by mid-1998, and continue the expansion of the service in conjunction with the planned Qwest Network buildout. Qwest offers to customers uncompressed voice over IP service at 7.5 cents per minute, 24 hours a day, seven days a week.

  Other services offered by Commercial Services include audio conferencing, operator services, directory assistance, special rate structures, custom services, special contract pricing and special local access arrangements in selected markets. In addition, Qwest intends to develop and offer additional value-added services to its customers, particularly business customers, to differentiate Qwest from its competitors and enhance Commercial Services profit margins. Qwest also is evaluating and intends to introduce in the future a variety of services specifically designed to capture a share of the growing data networking market.

  In September 1997, Qwest entered into an arrangement with Cisco Systems Inc. under which they will jointly define and test new broadband business multimedia services.

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  In April 1998, Qwest began expanding its high-speed data networking service offerings. Through agreements with various technology partners. Qwest will offer Remote Access VPN or native IP and advanced Frame Relay/ATM services along the Qwest Network.

  Customers. Commercial Services currently targets small and medium to large businesses. The strategy of Commercial Services is to develop a customer base in geographic proximity to the Qwest Network.

NETWORK CONSTRUCTION SERVICES


  General. Qwest's Network Construction Services operations commenced in 1988 with the construction of conduit systems for major interexchange carriers. Total revenue from Network Construction Services was approximately $581.4 million, $139.2 million and $36.9 million in 1997, 1996 and 1995, respectively, and approximately $134.5 million and $52.1 million for the three months ended March 31, 1998 and 1997, respectively.

  Products. The principal product of Network Construction Services historically has been turn-key conduit systems built for other carriers. In most cases, while fulfilling customer contracts, Qwest installed additional conduit that it retained for its own use. Qwest is using its Network Construction Services resources to implement its strategic plan to complete the Qwest Network, in addition to providing Network Construction Services to third party customers along Qwest Network routes.

  In 1996, Qwest began selling dark fiber to telecommunications entities to help fund development of the Qwest Network. In 1996, Qwest's Network Construction Services revenue was derived largely from two principal dark fiber sales contracts with Frontier and WorldCom. These two contracts, along with the contracts with GTE, generated the majority of Network Construction Services revenue in 1997, and it is expected that these contracts will also generate the majority of such revenue in 1998. In addition, Qwest expects to generate additional revenue through the sale of dark fiber along various segments of the Qwest Network to other carriers.


  Customers. Network Construction Services customers historically have been primarily interexchange carriers, as well as major LECs and other telecommunications companies. In the first three months of 1998, GTE was the largest single Network Construction Services customer, accounting for approximately 27.4% of Qwest's consolidated gross revenue, with Frontier accounting for approximately 26.9%. For the year ended December 31, 1997, GTE was the largest single Network Construction Services customer, accounting for approximately 36.6% of Qwest's consolidated gross revenue, with Frontier accounting for approximately 31.2%. For the year ended December 31, 1996, WorldCom was Qwest's largest single customer, accounting for approximately 27.8% of Qwest's consolidated gross revenue, and Frontier accounted for approximately 26.3% of Qwest's consolidated gross revenue. No other customers accounted for more than 10% of consolidated gross revenue in 1997 and 1996. For the year ended December 31, 1995, MCI was Qwest's largest single customer, accounting for approximately 35.4% of consolidated gross revenue. No other customer accounted for more than 10% of consolidated gross revenue in 1995.

SALES AND MARKETING

  Qwest sells network dedicated and switched services to carriers through its carrier sales organization. This organization consists of senior level management personnel and experienced sales representatives with extensive knowledge of the industry and key contacts within the industry at various levels in the carrier organizations.

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  In Commercial Services, Qwest currently solicits targeted businesses through telemarketing personnel, independent contractors and a direct sales channel. Qwest plans to expand its presence in the Commercial Services market by developing its distinctive "Ride the Light(TM)" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. Qwest plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

  In September 1997, Qwest entered into a marketing agreement with Innova, Inc. ("Innova") under which Innova will be an authorized sales representative of Qwest marketing Qwest's long distance products through affinity groups. Innova is a marketing company that wholesales and retails telecommunication products on a national basis with an emphasis on developing bundled product packages.

  Also in September 1997, Qwest entered into a marketing agreement with enable, a joint venture of KN Energy, Inc. ("KN") and PacifiCorp. Jordan Haines, a Director of Qwest, is also a Director of KN. Qwest's One Plus and Calling Card services (with competitive international pricing for both) will be offered to utilities across the nation along with other services provided by en-able under its Simple Choice(SM) brand name.

  In February 1998, Qwest introduced its QwestLinked(TM) partner marketing program. Carriers, corporations and technology partners who choose the Qwest Network for their data, multimedia and voice connections are eligible to become QwestLinked and share the brand trademark.

COMPETITION

  The telecommunications industry is highly competitive. Many of Qwest's existing and potential competitors in the Carrier Services, Commercial Services and Network Construction Services markets have financial, personnel, marketing and other resources significantly greater than those of Qwest, as well as other competitive advantages. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act could give rise to significant new competitors to Qwest.

  In the Carrier Services market, Qwest's primary competitors are other carrier service providers. Within the Carrier Services market, Qwest competes with large and small facilities-based interexchange carriers. For high volume capacity services, Qwest competes primarily with other coast-to-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom, although a proposed WorldCom/MCI merger is pending). Qwest is aware that others are planning additional networks that, if constructed, could employ advanced technology similar to the Qwest Network. Upon completion of the Qwest Network, Frontier and GTE will each have a fiber network similar in geographic scope and potential operating capability to that of Qwest. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. The scope and capacity of that competitor's network, as publicly announced, is less than that of Qwest, and does not contain all of the advanced technologies designed for the Qwest Network, but is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes. A carrier's carrier announced in January 1998 that it plans to sell wholesale capacity on its fiber optic network and that it has entered into an agreement


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with one of the RBOCs to be the primary user of its network. Qwest believes that this network, although potentially competitive, is different in operating capability from the Qwest Network. Another potential competitor, a new telecommunications company, has announced its intention to create a telecommunications network based on Internet technology.

  Qwest's competitors in Carrier Services include many large and small interexchange carriers. Qwest's Carrier Services business competes primarily on the basis of pricing, transmission quality, network reliability and customer service and support. The ability of Qwest to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors.

  Commercial Services has been and expects to continue to be a provider of high quality, low cost service primarily to small- and medium-sized business customers and consumers. Qwest intends to move into the market for higher volume business customers as the Qwest Network is completed and new products are introduced. In recent years the small- and medium-sized business market has experienced increased competition. The industry wide changes in technology and the effects of deregulation resulting from the Telecommunications Act are likely to further increase competition. Many of Qwest's competitors and potential competitors have financial, personnel and other resources substantially greater than those of Qwest. In the Commercial Services market, Qwest's primary competitors include AT&T, MCI, Sprint and WorldCom, all of whom have extensive experience in the long distance market. On November 10, 1997, MCI and WorldCom announced a proposed merger, and on March 11, 1998, the stockholders of both companies approved the merger. The impact on Qwest of such a merger or other consolidation in the industry is uncertain. In addition, the Telecommunications Act will allow the RBOCs and others to enter the long distance market. See "Risk Factors--Competition" and "Industry Overview--Telecommunications Markets."

  In the future, Qwest may be subject to additional competition due to the development of new technologies and increased supply of domestic and international transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by Qwest. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by Qwest.

  High initial network cost and low marginal costs of carrying long distance traffic have led to a trend among nonfacilities-based carriers to consolidate in order to achieve economies of scale. Such consolidation could result in larger, better capitalized competitors. However, Qwest believes that such competitors would also be stronger prospects as potential Carrier Services customers.


REGULATORY MATTERS

  General Regulatory Environment. Qwest's operations are subject to extensive federal and state regulation. Carrier Services and Commercial Services (but not Network Construction Services) are subject to the provisions of the Communications Act of 1934, as amended, including the Telecommunications Act and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by PUCs and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have

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jurisdiction over telecommunications both originating and terminating within the state. The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to Qwest. All of Qwest's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on Qwest, or that domestic or international regulators or third parties will not raise material issues with regard to Qwest's compliance or noncompliance with applicable regulations.


  The Telecommunications Act may have potentially significant effects on the operations of Qwest. The Telecommunications Act, among other things, allows the RBOCs and GTE to enter the long distance business, and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial competition to Qwest's Commercial Services and Carrier Services customers, and may have a material adverse effect on Qwest and such customers. However, Qwest believes that the RBOCs' and other companies' participation in the market will provide opportunities for Qwest to sell fiber or lease long distance high volume capacity.


  Under the Telecommunications Act, the RBOCs may immediately provide long distance service outside those states in which they provide local exchange service ("out-of-region" service), and long distance service within the regions in which they provide local exchange service ("in-region" service) upon meeting certain conditions. GTE may enter the long distance market without regard to limitations by region. The Telecommunications Act does, however, impose certain restrictions on, among others, the RBOCs and GTE in connection with their provision of long distance services. Out-of-region services by RBOCs are subject to receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. In-region services by RBOCs are subject to specific FCC approval and satisfaction of other conditions, including a checklist of pro-competitive requirements. On December 31, 1997, the U.S. District Court, Northern District of Texas (Wichita Falls) (the "District Court"), in SBC Communications, Inc. v. FCC and U.S. (the "SBC Communications Case"), overturned as unconstitutional the provisions of the Telecommunications Act which prohibited RBOCs from providing inter-LATA long distance services within their own region without demonstrating that the local exchange market was opened to local competition. The decision, however, affects only SBC, U.S. West and Bell Atlantic. Bell South has filed a recent suit making similar claims. Ameritech has not yet filed such a suit. Following the filing of respective petitions for stay by AT&T, MCI, the FCC and other intervenors in the SBC Communications Case, the District Court on February 11, 1998, stayed its decision, pending appellate review. In an order entered on January 22, 1998, the Eighth Circuit Court of Appeals ruled that the FCC may not require the RBOCs to comply with other checklist items, including the FCC's standard for pricing of access and interconnection, as a condition of providing in-region service. Under the Telecommunications Act, the RBOCs may provide in-region long distance services only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers


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serving more than 5% of presubscribed long distance access lines in the United
States are also restricted from packaging other long distance services and local services provided over RBOC facilities. GTE is subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on LECs, and must obtain regulatory approvals otherwise applicable to the provision of long distance services in connection with its providing long distance services.

  Federal Regulation. The FCC has classified QCC, Qwest's principal operating subsidiary, as a non-dominant carrier. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. However, the FCC has the power to impose more stringent regulation requirements on Qwest and to change its regulatory classification. In the current regulatory atmosphere, Qwest believes that the FCC is unlikely to do so with respect to Qwest's domestic service offerings.

  The FCC regulates many of the charges, practices and classifications of dominant carriers to a greater degree than non-dominant carriers. Among domestic carriers, large LECs and the RBOCs are currently considered dominant carriers for the provision of interstate access services, while all other interstate service providers are considered non-dominant carriers. On April 18, 1997, the FCC ordered that the RBOCs and independent LECs offering domestic interstate inter-LATA services, in-region or out-of-region, be regulated as non-dominant carriers. However, such services offered in-region must be offered in compliance with the structural separation requirements mentioned above. AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate interexchange market in October 1995 and in the international market in May 1996. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated. A number of parties sought the FCC's reconsideration of AT&T's status, but the FCC denied these petitions on October 9, 1997.

  As a non-dominant carrier, QCC may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, so long as QCC obtains all necessary authorizations from the FCC for use of any radio frequencies. Non-dominant carriers are required to obtain prior FCC authorization to provide international telecommunications, and Qwest has obtained international authority that permits it to operate as a facilities-based carrier to all permissible international points and to operate as a resale carrier (including the resale of private lines for the provision of switched services) to all permissible points. The FCC also imposes prior approval requirements on certain transfers of control and assignments of operating authorizations. Non-dominant carriers are required to file periodic reports with the FCC concerning their interstate circuits and deployment of network facilities. International carriers are also required to file periodic reports regarding traffic and revenue and regarding circuit status and additions. Qwest is required to offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures. While the FCC generally has chosen not to exercise direct oversight over cost justification or levels of charges for services of non-dominant carriers, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. Qwest or any of its operating subsidiaries could be subject to legal actions seeking damages, assessment of monetary forfeitures and/or injunctive relief filed by any party claiming to have been injured by Qwest's practices. Qwest cannot predict either the likelihood of the filing of any such complaints or the results if filed.



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  Under existing regulations, non-dominant carriers are required to file with the FCC tariffs listing the rates, terms and conditions of both interstate and international services provided by the carrier. Pursuant to such regulations, Qwest has filed with the FCC tariffs for its interstate and international services. On October 29, 1996, the FCC adopted an order in which it eliminated, as of September 1997, the requirement that non-dominant interstate carriers such as Qwest maintain tariffs on file with the FCC for domestic interstate services and in fact prohibited the filing of such tariffs, although tariffs for international service must still be filed. Such carriers were given the option to cease filing tariffs during a nine-month transition period that concluded on September 22, 1997. The FCC's order was issued pursuant to authority granted to the FCC in the Telecommunications Act to "forbear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. However, on February 19, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the FCC's order pending further expedited judicial review or FCC reconsideration or both. In August 1997, the FCC issued an order on reconsideration in which it affirmed its decision to impose complete or mandatory detariffing, although it decided to allow optional or permissive tariffing in certain limited circumstances (including for interstate, domestic, interexchange dial-around services, which end users access by dialing a carrier's 10XXX access code). Petitions for further reconsideration of this order are pending, and this order also remains subject to the Court of Appeals' stay pending further judicial review and the pending appeals of the order on reconsideration. Qwest cannot predict the ultimate outcome of these or other proceedings on its service offerings or operations.

  On May 8, 1997, the FCC released an order intended to reform its system of interstate access charges to make that regime compatible with the pro-competitive deregulatory framework of the Telecommunications Act. Access service is the use of local exchange facilities for the origination and termination of interexchange communications. The FCC's historic access charge rules were formulated largely in anticipation of the 1984 divestiture of AT&T and the emergence of long distance competition, and were designated to replace piecemeal arrangements for compensating LECs for use of their networks for access, to ensure that all long distance companies would be able to originate and terminate long distance traffic at just, reasonable, and non-discriminatory rates, and to ensure that access charge revenues would be sufficient to provide certain levels of subsidy to local exchange service. While there has been pressure on the FCC historically to revisit its access pricing rules, the Telecommunications Act has made access reform timely. The FCC's access reform order adopts various changes to its rules and policies governing interstate access service pricing designed to move access charges, over time, to more economically efficient levels and rate structures. Among other things, the FCC modified rate structures for certain non-traffic sensitive access rate elements, moving some costs from a per-minute-of-use basis to flat-rate recovery, including one new flat rate element; changed its structure for interstate transport services; and affirmed that ISPs may not be assessed interstate access charges. In response to claims that existing access charge levels are excessive, the FCC stated that it would rely on market forces first to drive prices for interstate access to levels that would be achieved through competition but that a "prescriptive" approach, specifying the nature and timing of changes to existing access rate levels, might be adopted in the absence of competition. The FCC intends to address these and other related matters in subsequent proceedings. Several parties have filed petitions for reconsideration or judicial appeals or both of this order, many of which are still pending. Though Qwest believes that access reform through lowering and/or eliminating excessive access service charges will have a positive effect on its service offerings and operations, it cannot predict how or when such benefits may present themselves, or the outcome of the pending judicial appeals or petitions for FCC reconsideration.


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  The FCC also released a companion order on universal service reform on May 8,
1997. The universal availability of basic telecommunications service at affordable prices has been a fundamental element of U.S. telecommunications policy since enactment of the Communications Act of 1934. The current system of universal service is based on the indirect subsidization of LEC pricing, funded as part of a system of direct charges on some LEC customers, including interexchange carriers such as QCC, and above-cost charges for certain LEC services such as local business rates and access charges. In accordance with the Telecommunications Act, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC ruled, among other things, that: contributions to universal service funding be based on all interexchange carriers' gross retail revenues from both interstate and international telecommunications services; only common carriers providing a full complement of defined local services be eligible for support; and up to $2.25 billion in new annual subsidies for discounted telecommunications services used by schools, libraries, and rural health care providers be funded by an assessment on total interstate and intrastate revenues of all interexchange carriers. The FCC stated that it intends to study the mechanism for continued support of universal service in high cost areas in a subsequent proceeding. Several parties have filed petitions for reconsideration or judicial appeals or both of this order, many of which are still pending. Further to its study of the mechanism for support of universal service, the FCC on April 10, 1998 released a report to Congress suggesting that the FCC might, in a later proceeding, classify some kinds of "phone-to phone" voice services using the Internet protocol as telecommunications. Such an outcome would extend new regulatory obligations and associated costs, including the obligation to support universal service, to providers of those services, such as Qwest. Qwest is unable to predict the outcome of the further FCC proceedings or of the pending judicial appeals or petitions for FCC reconsideration on its operations. Qwest is required to contribute in 1998 a percentage of its gross retail revenue to the universal services fund and includes charges for these contributions in its 1998 billings.

  On April 11, 1997, the FCC released an order requiring that all carriers transition from three-digit to four-digit Carrier Identification Codes ("CICs") by January 1, 1998. CICs are the suffix of a carrier's Carrier Access Code ("CAC"), and the transition will expand CACs from five (10XXX) to seven digits (101XXXX). These codes permit customers to reach their carrier of choice from any telephone. Parties filed petitions for reconsideration of this design, arguing in part that this short transition (following the FCC's proposal for a six-year transition) does not permit carriers sufficient time to make necessary hardware and software upgrades or to educate their customers regarding the need to dial additional digits to reach their carrier of choice. In response to these petitions, the FCC on October 22, 1997 issued an order on reconsideration that modified the transition to create a "two-step" process. LECs must have completed switch changes to recognize the new codes by January 1, 1998, but interexchange carriers have until June 30, 1998 to prepare for and educate their consumers about the change to new codes. Petitions for reconsideration and judicial appeals of the FCC's orders are pending. Qwest cannot predict the outcome of these proceedings or whether this transition period will permit adequate customer notification.

  Qwest's Microwave System subsidiary is subject to applicable FCC regulations for the use of radio frequencies. The FCC issues domestic microwave radio licenses for limited periods not to exceed 10 years. Qwest must seek renewal of such licenses prior to their expiration. Qwest knows of no facts that would result in the denial of any such renewals, although there can be no assurance in that regard. Although the FCC has never denied a microwave license


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application made by Qwest, there can be no assurance that Qwest will receive all authorizations or licenses necessary to implement its business plan or that delays in the licensing process will not adversely affect Qwest's business.

  The Communications Act of 1934 limits the ownership by non-U.S. citizens, foreign corporations and foreign governments of an entity directly or indirectly holding a common carrier radio license. These ownership restrictions apply to Qwest's Microwave System but currently do not apply to non-radio facilities, such as fiber optic cable. The FCC adopted rules relating to requests to exceed the statutory limit on indirect foreign ownership of common carrier radio licenses, and the participation of foreign carriers or U.S. entities with foreign carrier affiliates (generally an ownership interest greater than 25% or a controlling interest) in an entity holding U.S. international authority. Under those rules, the FCC has scrutinized either form of foreign participation to determine whether the relevant foreign market offers "effective competitive opportunities" ("ECO"). The FCC may impose restrictions (including prohibition of the proposed participation or investment) on applicants not meeting the ECO test. These rules have also required international carriers to notify the FCC 60 days in advance of an acquisition of a 10% or greater interest by a foreign carrier in that U.S. carrier. The FCC has discretion to determine that unique factors require application of the ECO test or a change in regulatory status of the U.S. carrier even though the foreign carrier's interest is less than 25%. These rules also reduce international tariff notice requirements for dominant, foreign-affiliated carriers from 45 days' notice to 14 days' notice. Such reduced tariff notice requirements may make it easier for dominant, foreign-affiliated carriers to compete with Qwest. The Telecommunications Act partially amends existing restrictions on foreign ownership of radio licenses by allowing corporations with non-U.S. citizen officers or directors to hold radio licenses. Other non-U.S. ownership restrictions, however, currently remain unchanged, but the U.S. has agreed in recent world trade negotiations to allow for a significant increase in permissible foreign investment, including 100% indirect foreign ownership of U.S. common carrier radio licensees. On November 26, 1997, the FCC issued an order that modified the continued applicability of its ECO test in light of this agreement. In that order, which became effective February 9, 1998, the FCC eliminated the ECO test for applicants from the World Trade Organization ("WTO") member countries seeking international authority from the FCC or seeking to exceed the indirect foreign ownership limits on US common carrier radio licenses. The FCC instead adopted an open entry standard with a presumption that such participation by WTO member countries is permissible. The FCC retained the ECO test, however, for applicants from non-WTO member countries. The FCC also modified certain dominant carrier safeguards and further reduced the tariff notice requirements from 14 to one day's notice. Finally, the FCC raised the threshold for the required 60-day advance notification of foreign carrier affiliations from 10% to 25%. Petitions for reconsideration of this order are pending at the FCC. Qwest cannot predict the outcome of this proceeding. Although Qwest believes these changes will have a positive effect on its ability to identify potential sources of capital, they will also increase the number of competitors for international traffic. The effect on Qwest of the Telecommunications Act or other new legislation, negotiations or regulations which may become applicable to Qwest cannot be determined.

  International Settlements. Under the international settlement system, international long distance traffic is exchanged under bilateral correspondent agreements between facilities-based carriers in two countries. Correspondent agreements generally are three to five years in length and provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, correspondent agreements provide for network


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coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for their own costs and expenses related to operating their respective halves of the end-to-end international connection.

  Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to a correspondent agreement at a negotiated rate (which must be the same for all U.S. based carriers, unless the FCC approves an exception). For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them.

  The difference in cost between providing domestic long distance and international service is minimal, and technical advances in facilities deployed for international calling are making distance largely irrelevant to cost. Increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates. As a result, domestic customers currently pay significantly more for an international call than they do for a domestic long distance call. The FCC has adopted measures intended to overhaul the system of international settlements by mandating that U.S. carriers negotiate settlement rates with foreign correspondents at or below FCC-mandated benchmark levels. Several parties have filed petitions for reconsideration with the FCC or judicial appeals or both following this order, so it remains subject to modification. Additionally, recent worldwide trade negotiations may have a significant impact on settlement rates.

  Qwest believes that the average cost of international telephone calls will be reduced, and anticipates further international opportunities will be created as a result of recent worldwide trade negotiations. On February 15, 1997, representatives of 70 countries, including the United States, finalized the WTO Basic Telecommunications Agreement ("WTO Agreement"), a compact addressing market access, investment and pro-competitive regulatory principles in areas currently generating over 95% of the world's telecommunications revenue. The WTO Agreement took effect on February 5, 1998. Among other things, the agreement provides U.S. companies market access for local, long distance and international service in 53 historically monopolized countries through any means of network technology, either as a facilities-based provider or as a reseller of existing network capacity. The countries providing market access for telecommunications services as a result of the WTO Agreement account for 99% of the world's telecommunications revenue. Although some countries have reserved specific exceptions, the agreement generally ensures that U.S. companies may acquire, establish, or hold a significant stake in telecommunications companies around the world, and that foreign companies may acquire, establish or hold such a stake in U.S. telecommunications companies. Additionally, pro-competitive regulatory principles based largely upon the Telecommunications Act were adopted by 65 countries within the WTO Agreement. U.S. companies will be able to enforce these principles, as well as the WTO Agreement's market access and investment commitments, at the WTO and through enabling legislation in the U.S. Qwest expects to benefit from the anticipated effects of the WTO Agreement, but cannot predict where or when such opportunities may present themselves.



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  State Regulation. Qwest's intrastate long distance telecommunications operations are subject to various state laws and regulations including, in many jurisdictions, certification and tariff filing requirements.

  Generally, Qwest must obtain and maintain certificates of authority from regulatory bodies in most states in which it offers intrastate services. In most of these jurisdictions Qwest must also file and obtain prior regulatory approval of tariffs for its intrastate services. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. Qwest is currently authorized to provide intrastate services in the 48 contiguous United States. Qwest intends to have authority in all states where competition is allowed.

  Those states that permit the offering of intrastate/intra-LATA service by interexchange carriers generally require that end users desiring to use such services dial special access codes. Historically, this has put Qwest at a competitive disadvantage compared with LECs whose customers can make intrastate/intra-LATA calls simply by dialing 1 plus the desired number. If a long distance carrier's customer attempts to make an intra-LATA call by simply dialing 1 plus the desired number, the call will be routed to and completed by the LEC. Regulatory agencies in a number of states have issued decisions that would permit Qwest and other interexchange carriers to provide intra-LATA calling on a 1 + basis. Further, the Telecommunications Act requires in most cases that the RBOCs provide such dialing parity coincident to their providing in-region inter-LATA services. Qwest expects to benefit from the ability to offer 1 + intra-LATA services in states that allow this type of dialing parity.

  Local Regulation. Qwest is occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic network using municipal rights-of-way. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that Qwest remove its facilities or abandon its network in place could have a material adverse effect on Qwest. In some municipalities where Qwest has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In addition, Qwest could be at a competitive disadvantage if its competitors do not pay the same level of fees as Qwest. However, the Telecommunications Act requires municipalities to manage public rights-of-way in a competitively neutral and non-discriminatory manner.


  Other. Qwest monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Qwest believes that it is in compliance with such regulations, although there can be no assurance that any such discharge, disposal or emission might not expose Qwest to claims or actions that could have a material adverse effect on Qwest.

PROPERTIES

  The Qwest Network in progress and its component assets are the principal properties owned by Qwest. Qwest owns substantially all of the telecommunications equipment required for its business. Qwest's installed fiber optic cable is laid under the various rights-of-way held by Qwest. Other fixed assets are located at various leased locations in geographic areas served by Qwest. Qwest is opening sales offices in selected major geographic locations.


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  Qwest's executive, administrative and sales offices and its Network Management
Center are located at its principal office in Denver, Colorado. Qwest leases this space from an affiliate of Anschutz Company at market rates under an agreement that expires in October 2004. Qwest also leases office space in the Denver area for customer service operations. Qwest leases additional space in Dallas, Texas, housing the headquarters for operation of its Microwave System.



  In December 1995, Qwest entered into an agreement (as amended in January 1997) with Ferrocarriles Nacionales de Mexico whereby Qwest was granted easements for the construction of multiple conduit systems along railroad rights-of-way within Mexico for consideration of approximately $7.7 million, including $1.1 million in value-added taxes. Qwest has capitalized total costs, including right-of-way, equipment, construction and design costs, relating to this investment of approximately $13.0 million as of December 31, 1997.



  In July 1997, Qwest entered into an agreement with an unrelated third party whereby Qwest will receive (i) four dark fibers along a 2,220 kilometer route to be constructed in Mexico by the third party, and (ii) certain construction inventory and value-added tax refunds, totaling approximately $2.9 million. In exchange for these assets, the third party will receive the stock of Qwest's subsidiary, SP Servicios de Mexico S.A. de C.V., and approximately $6.7 million in cash.



EMPLOYEES

  As of March 31, 1998, Qwest employed approximately 1,965 employees of which 240 perform corporate and administrative services, 1,000 provide Network Construction Services, 300 provide Commercial Services, 35 provide Carrier Services, and 390 perform network engineering and related functions. Qwest uses the services of independent contractors for installation and maintenance of portions of the Qwest Network. None of the Qwest's employees are currently represented by a collective bargaining unit. Qwest believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  Qwest and its subsidiaries are subject to various claims and proceedings in the ordinary course of business. Based on information currently available, Qwest believes that none of such current claims or proceedings, individually or in the aggregate, will have a material adverse effect on Qwest's financial condition or results of operations, although there can be no assurances in this regard.


                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of Qwest, their ages and positions with Qwest, and brief biographies are set forth below:

 NAME                                   AGE             POSITION
 ----                                   ---             --------
 Philip F. Anschutz.................... 58  Director and Chairman
 Joseph P. Nacchio..................... 48  Director, President and Chief
                                             Executive Officer
 Robert S. Woodruff.................... 49  Director, Executive Vice
                                             President--Finance and Chief
                                             Financial Officer and
                                             Treasurer
 Jordan L. Haines...................... 71  Director
 Cannon Y. Harvey...................... 57  Director
 Richard T. Liebhaber.................. 63  Director
 Douglas L. Polson..................... 56  Director
 Craig D. Slater....................... 41  Director
 W. Thomas Stephens.................... 55  Director
 Roy A. Wilkens........................ 55  Director
 Joseph T. Garrity..................... 46  Secretary

OTHER MANAGEMENT

  In addition, senior management of QCC includes the individuals set forth below:


 NAME                                   AGE              POSITION
 ----                                   ---              --------
 Gregory M. Casey...................... 39  Senior Vice President--Carrier
                                             Markets
 Stephen M. Jacobsen................... 39  Senior Vice President--Consumer
                                             Markets
 Brij Khandelwal....................... 52  Executive Vice President and Chief
                                             Information Officer
 Reynaldo U. Ortiz..................... 51  Managing Director and Senior Vice
                                             President-- International
 Larry A. Seese........................ 52  Executive Vice President--Network
                                             Engineering and Operations
 Nayel S. Shafei....................... 38  Executive Vice President--Product
                                             Development
 August B. Turturro.................... 51  Senior Vice President--Network
                                             Construction
 A. Dean Wandry........................ 57  Senior Vice President--New
                                             Business Development
 Marc B. Weisberg...................... 40  Senior Vice President--Corporate
                                             Development
 Lewis O. Wilks........................ 44  President--Business Markets

  Philip F. Anschutz has been a Director and the Chairman of the Qwest Board since February 1997. He was a Director and Chairman of the Board of QCC from November 1993 until September 1997. He has been a Director and Chairman of the Board of Anschutz Company, Qwest's majority stockholder, for more than five years, and a Director and Chairman of the Board of The Anschutz Corporation, a wholly owned subsidiary of Anschutz Company, for more than five years. Since the merger of Southern Pacific Rail Corporation ("SPRC") and Union Pacific Corporation ("UP") in September 1996, Mr. Anschutz has served as Vice-Chairman of UP. Prior to the merger, Mr. Anschutz was a Director of SPRC from June 1988 to September 1996, Chairman of SPRC from October 1988 to September 1996, and President and Chief Executive Officer of SPRC from October 1988 to July 1993. He also has been a Director of Forest Oil Corporation since 1995. Mr. Anschutz serves as a member of the Compensation Committee of the Qwest Board (the "Compensation Committee").

  Joseph P. Nacchio became Director, President and Chief Executive Officer of Qwest in February 1997, having been appointed to the same positions at QCC in January 1997. Prior to joining Qwest he was Executive Vice President of AT&T's Consumer and Small Business Division since January 1996. In that capacity he was responsible for AT&T's core consumer long distance business, and AT&T's DirecTV, AT&T Alascom and Language Line businesses. He was also responsible for marketing and sales targeted at all consumer and small businesses in the United States. In 1994 and 1995 Mr. Nacchio was President of AT&T's Consumer Communications Services long distance, a winner of the Malcolm Baldrige National Quality Award for Excellence. From November 1991 until August 1994, Mr. Nacchio was President of AT&T's Business Communications Services unit focused on the long distance communications needs of business customers. Since joining AT&T in June 1970 he held assignments in network operations, engineering, marketing and sales. Mr. Nacchio earned an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program. He also received an M.B.A. degree and a B.S. degree in electrical engineering, both from New York University.

  Robert S. Woodruff became a Director and Executive Vice President--Finance and Chief Financial Officer of Qwest in February 1997. He served as interim Chief Operating Officer of Qwest and QCC from November 1996 through April 1997. He has served as a Director of QCC since December 1996. He became Executive Vice President--Finance, Chief Financial Officer and Treasurer of QCC in August 1994. He serves as a Director of FSI Acquisition Corp., Government Communications Inc., Qwest Transmission Inc., Qwest Properties, Inc., and U.S. TeleSource, Inc., all of which are wholly owned subsidiaries of QCC. He is also Sole Administrator of QCC's Mexican subsidiaries, Opticom, S.A. de C.V., Servicios Derecho de Via, S.A. de C.V., and S.P. Servicios Mexico, S.A. de C.V. Prior to joining Qwest he had been a partner in the accounting firm of Coopers & Lybrand since 1984, where his responsibilities included providing services to communications companies. Mr. Woodruff received a B.B.A. degree in accounting, with honors, from the University of Wisconsin.

  Jordan L. Haines was appointed a Director of Qwest in June 1997. He was Chairman of the Board of Fourth Financial Corporation, a Kansas-based bank holding company, and its subsidiary, Bank IV Wichita, N.A., from 1983 until his retirement in 1991. He has been a member of the Board of Directors of KN Energy, Inc. since 1983 and a Director of Forest Oil Corporation since 1996. Mr. Haines serves as a member of the Audit Committee of the Qwest Board (the "Audit Committee") and the Compensation Committee.

  Cannon Y. Harvey has been a Director of Qwest since February 1997, and was Director of QCC from December 1996 until September 1997. He has been President and Chief Operating Officer of both Anschutz Company and The Anschutz Corporation since December 1996. From February 1995 until September 1996 he served as Executive Vice President--Finance and Law of SPRC; from September 1993 to February 1995 he served as Senior Vice President and General Counsel of SPRC; from May 1993 to September 1993 he served as Vice President--Finance and Law and General Counsel of SPRC. Prior to joining SPRC, Mr. Harvey was a Partner in the law firm of Holme Roberts & Owen LLP for more than five years.
Mr. Harvey serves on the Audit Committee.

  Richard T. Liebhaber has been a Director of Qwest since February 1997. He has been a Managing Director of Veronis, Suhler & Associates, Inc., the New York media merchant banking firm, since June 1, 1995. Mr. Liebhaber has been a member of the board of directors of Objective Communications, Inc. since August 1994, the board of directors of Alcatel Network Systems, Inc. since June 1995, the board of directors of Geotek Communications, Inc. since April 1995, the Board of Directors of Internet Communications Corporation since May 1997, and the Board of Directors of Scholz Master Builders since December 1985. From December 1985 to his retirement in May 1995, Mr. Liebhaber served as Executive Vice President of MCI Communications Corporation and as a member of its Management Committee. Mr. Liebhaber was a member of the Board of Directors of MCI Communications Corporation from July 1992 until his retirement in May 1995.

  Douglas L. Polson has been a Director of Qwest since February 1997, and was Director of QCC for more than five years until 1997. He has been a Director and Vice President--Finance of both Anschutz Company and The Anschutz Corporation for more than five years. He was a Director of SPRC from June 1988 to September 1996; Vice Chairman of SPRC from June 1988 to September 1996; and a Vice President of SPRC from October 1988 to September 1996.

  Craig D. Slater has been a Director of Qwest since February 1997 and a Director of QCC since November 1996. He has been President of Anschutz Investment Company since August 1997 and Vice President--Acquisitions and Investments of both Anschutz Company and The Anschutz Corporation since August 1995. Mr. Slater served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996 and held various other positions with those companies from 1988 to 1995. He has been a Director of Forest Oil Corporation since 1995 and Internet Communications Corporation since 1996.

  W. Thomas Stephens was appointed a Director of Qwest in June 1997. He is President, Chief Executive Officer and a Director of MacMillan Bloedel Limited, Canada's largest forest products company. He served from 1986 until his retirement in 1996 as President and Chief Executive Officer of Manville Corporation, an international manufacturing and resources company. He also served as a member of the Manville Corporation Board of Directors from 1986 to 1996, and served as Chairman of the Board from 1990 to 1996. Mr. Stephens is a Director of The Putnam Funds and New Century Energies. He serves as a member of the Audit Committee and the Compensation Committee.

  Roy A. Wilkens was appointed a Director of Qwest in March 1998. Mr. Wilkens was President of Williams Pipeline Company when he founded WilTel Network Services as an operating unit of The Williams Companies, Inc. in 1985. He was Founder/CEO of WilTel Network Services from 1985 to 1997. In 1995, WilTel Network Services was acquired by LDDS Communications, which now operates under the name WorldCom. In 1997, Mr. Wilkens retired from WorldCom as Vice Chairman. In 1992, Mr. Wilkens was appointed by President George Bush to the National Security Telecommunications Advisory Council. He has also served as Chairman of both the Competitive Telecommunications Association (CompTel) and the National Telecommunications Network. Mr. Wilkens is a member of the Board of Directors of Paging Network Inc., UniDial Inc. and Invensys Corporation Inc.

  Joseph T. Garrity has been Secretary of Qwest since February 1997, Secretary of QCC since November 1996, and has been a Director of QCC since September 1997. He is also Senior Director--Legal, Regulatory and Legislative Affairs of QCC since November 1996 and was Director--Regulatory and Legislative Affairs of QCC from March 1995 to November 1996. Prior to joining Qwest, from 1992 to March 1995, Mr. Garrity was Senior Attorney with MCI Telecommunications Corporation; and from 1991 to 1992 he was President of Garrity, Inc. and Joseph T. Garrity, P.C., where he was an attorney and consultant in the areas of domestic and international telecommunications. From 1988 to 1991 he was Counsel and Assistant Secretary to Jones International, Ltd., Jones Intercable, Inc. and Jones Spacelink, Ltd. and from 1989 to 1991 was President, Jones Programming Services, Inc. He has B.S. and M.S. degrees from Northwestern University and a J.D. degree from DePaul University College of Law.

  Gregory M. Casey became Senior Vice President--Carrier Markets of QCC in June 1997. In this capacity, he is responsible for all of Qwest's carrier marketing and sales programs. Prior to joining QCC, Mr. Casey was, since 1996, Vice

President of Carrier Relations and Regulatory Affairs at LCI, with responsibility for managing relationships with RBOCs and LECs and negotiating interconnection arrangements and wholesale pricing for resale of local service. From 1991 to 1996, he was employed by ONCOR Communications Inc., where he served as Senior Vice President of Regulatory Affairs and Telephone Company Relations. Prior to joining ONCOR, he was Senior Vice President and General Counsel for Telesphere International Inc. Mr. Casey holds a B.A. degree in political science from the University of Connecticut and a J.D.
degree from DePaul University College of Law.

  Stephen M. Jacobsen became Senior Vice President--Consumer Markets of QCC in March 1997. In this capacity, he is responsible for all of QCC's consumer marketing and sales programs. Prior to joining QCC, Mr. Jacobsen was Regional Vice President--Consumer and Small Business for AT&T in Southern California and Nevada since 1996, with responsibility for all marketing functions for consumer and small business customers in those geographic areas. During his nearly sixteen-year career at AT&T, Mr. Jacobsen held key managerial positions in the network services division, including responsibility for AT&T's network operations center in the western region as well as positions in sales, marketing and product management. Mr. Jacobsen holds an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program and a B.S.B.A. degree from the University of Arizona.

  Brij Khandelwal became Executive Vice President and Chief Information Officer of QCC in October 1997. Prior to joining Qwest he was Vice President and Chief Information Officer at Lucent Technologies Network Systems from November 1995 to October 1997. At Lucent from August 1994 to October 1997, he was responsible for global delivery of enterprise information systems and services aligned with corporate strategic and tactical goals. He is experienced in a wide range of information technologies, systems and processes affecting the business enterprise, including sales, marketing, financial, operations, and R&D. From August 1990 through August 1994 he was Director, Systems Development at GE Aerospace/Martin Marietta, where he was responsible for architecture and delivery of enterprise information systems. Mr. Khandelwal holds a B.S. from the University of Roorkee (Roorkee, India), an M.S. from the University of Nebraska, and a Ph.D. from the University of Wisconsin.

  Reynaldo U. Ortiz became Managing Director and Senior Vice President-- International of QCC in December 1997. Before joining Qwest full time, Mr. Ortiz was a consultant to QCC. In this capacity, he negotiated with the government of Mexico and arranged a transaction with Bestel S.A. de C.V. to extend the Qwest network into 14 major cities in Mexico. Previously, Mr. Ortiz served as President and CEO of US West International, Inc., where he developed and implemented a successful strategy for US West's entry into the cable television-telephony and wireless communications markets in Asia, Europe and Latin America. He also developed international distribution sales and marketing agreements and product sourcing for International Business Machines, Inc. Mr. Ortiz received an honorary doctorate degree in law from New Mexico State University for his international achievements. He also holds an M.S. in management from Stanford University.

  Larry A. Seese became Executive Vice President--Network Engineering and Operations of QCC in October 1997. From 1968 to October 1997, he was employed by AT&T, most recently as Vice President of Network Operations. During Mr. Seese's 29 year tenure at AT&T, he was responsible for managing the operations, reliability and cost performance of AT&T's voice and data networks and worked on the development of advanced switching systems and the development of lightwave systems. He has experience in all aspects of network planning, development, certification and deployment. Mr. Seese holds a B.S. from the University of Kentucky and an M.S. from Columbia University, both in electrical engineering. He also received an M.S. from the Sloan School of

Management at Massachusetts Institute of Technology.

  Nayel S. Shafei became Executive Vice President--Product Development of QCC in August 1997. From August 1996 to August 1997 he was Senior Vice President and General Manager of Arrowsmith Corporation's Telecommunications Division. From July 1994 to August 1996, he was Vice President and General Manager for AlliedSignal. From April 1992 to July 1994, he was Vice President, Development and General Manager for Computervision Corporation, and was Principal Architect, Research and Development for Computervision from August 1986 to February 1991. Mr. Shafei serves as a computer/communications consultant for the United Nations Development Program and is a member of the IEEE Computer Society, Association of Computer Machinery, Society of Cable Engineers and Product Data Exchange Standards. He holds an undergraduate degree from Cairo University and an M.S. and a Ph.D. in computer science from the school of engineering at Massachusetts Institute of Technology.

  August B. Turturro became Senior Vice President--Network Construction for QCC in September 1997 and President and Chief Operating Officer of Qwest Network Construction Services. From January 1996 to September 1997, Mr. Turturro was President and Chief Operating Officer of Inliner American, a specialty trenchless utility contractor. From January 1992 to January 1996 he was President and Chief Executive Officer of Fishbach Corporation and its Natkin Group, which is the second largest specialty contractor in the United States. Mr. Turturro has over 27 years of construction experience as a professional engineer and holds contractor licenses in several states. He holds a B.S. degree in Mechanical Engineering from West Virginia University.

  A. Dean Wandry became Senior Vice President--Cable & Access Services for QCC in November 1994 and Senior Vice President--New Business Development for QCC in December 1995. In 1981 Mr. Wandry formed Citation Cable Systems Limited, which merged into Fanch Communications, Inc. in 1986. Following the merger, he served as Vice President-Operations until he joined QCC. He joined Bayly Corp., a multinational apparel manufacturer, in 1967 and served as President of the Sales and Marketing Division from 1977 to 1981. He holds a B.S. degree in economics from the University of Colorado.

  Marc B. Weisberg became Senior Vice President--Corporate Development of QCC in September 1997. Prior to joining QCC, he was the founder and owner of Weisberg & Company, where he provided investment banking and advisory services to clients in several industries, including telecommunications, multimedia and emerging technologies. Mr. Weisberg holds a B.A. from Michigan State University.

  Lewis O. Wilks became President--Business Markets of QCC in October 1997. Mr. Wilks, who previously was President of GTE Communications, has extensive senior-level management experience in delivering communications services to the corporate sector. While Mr. Wilks served as President of GTE Communications, he oversaw national sales, service and marketing activities for the competitive local exchange markets. The business unit, under his leadership, was responsible for all consumer, business and strategic accounts as well as long distance, media ventures and Internet product distribution. Before joining GTE, Mr. Wilks was a senior executive with MCI Corporation, and held a variety of management positions with Wang Laboratories. Mr. Wilks holds a B.S. degree in public relations and data processing from Central Missouri State University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

  The Qwest Board held 14 meetings during 1997, including both regularly scheduled and special meetings and actions by unanimous written consent.

  Audit Committee. The Qwest Board established an Audit Committee in May 1997 to: (i) make recommendations concerning the engagement of independent public accountants; (ii) review with Qwest management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of Qwest's internal accounting controls; and (v) perform any other duties and functions required by any organization under which Qwest's securities may be listed. Cannon Y. Harvey, Jordan L. Haines and W. Thomas Stephens are the members of the Audit Committee. The Audit Committee did not meet during 1997.

  Compensation Committee. In December 1996, the Board of Qwest's predecessor company created a Compensation Committee and appointed Philip F. Anschutz and Cannon Y. Harvey to serve on the committee. In July 1997, Mr. Harvey resigned from the committee. Since July 1997, Philip F. Anschutz, Jordan L. Haines and W. Thomas Stephens have served on the committee. The Compensation Committee determines the salaries, cash bonuses and fringe benefits of the executive officers, reviews the salary administration and benefit policies of Qwest and administers the Growth Share Plan and the Equity Incentive Plan. Effective as of November 1997, Mr. Anschutz elected not to participate in the grant of options and other awards under the Equity Incentive Plan. During 1997, the Compensation Committee held one formal meeting in conjunction with a meeting of the Board, took action by unanimous written consent four times and had informal meetings preceding the actions taken by unanimous written consent.

  Each Director attended more than 75% of the aggregate number of the Qwest Board and/or applicable committee meetings in 1997.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

  Directors who are officers or employees of Qwest or any of its affiliates do not receive compensation, except as officers or employees of Qwest or its affiliates.

  Directors who are neither officers nor employees of Qwest or any of its affiliates, other than Mr. Liebhaber, are entitled to receive $24,000 per annum for serving as directors of Qwest. Each director who is neither an officer nor an employee of Qwest or any of its affiliates, other than Mr. Liebhaber, is entitled to receive an attendance fee of $2,000 per meeting of the Board and of a committee of which he is a member. The Board has adopted the Qwest Communications International Inc. Equity Compensation Plan for Non- Employee Directors (the "Director Equity Plan") pursuant to which each director who is not an employee of Qwest or any of its affiliates may elect to receive directors' fees in the form of Qwest Common Stock. Directors may elect on a quarterly basis to receive their directors' fees either in Qwest Common Stock or in cash.

  Mr. Liebhaber has a consulting agreement with QCC. The consulting agreement provides that he will be paid an annual retainer fee of $250,000 plus reimbursement for out-of-pocket expenses not to exceed $10,000 without QCC's prior approval. Mr. Liebhaber agreed to waive director's fees in consideration for these payments. See "Certain Transactions."

  Messrs. Slater, Polson and Liebhaber, directors of Qwest, have been granted a total of 20,000, 7,500 and 10,000 growth shares, respectively, under the Growth Share Plan. All of Mr. Polson's growth shares became 100% vested and payable at the time of the Qwest Initial Public Offering and he received compensation attributable to his growth shares in 1997 of $1,772,449. 7,500 of Mr. Slater's growth shares became 100% vested and payable at the time of the Qwest Initial Public Offering and he received compensation attributable to such growth shares in 1997 of $1,772,449. The balance of Mr. Slater's growth shares and all of Mr. Liebhaber's growth shares remain outstanding, but the value of such growth shares has been capped at a value generally determined by the $11.00 per share price (as adjusted to reflect the Qwest Stock Split) of Qwest's Common Stock in the Initial Public Offering and the performance cycle will end on a date in 2001 selected by Qwest in its sole discretion. Based upon the provisions of the Growth Share Plan and their respective growth share agreements, as amended, the maximum amount payable to Messrs. Slater and Liebhaber with respect to the balance of their growth shares is $2.3 million and $1.8 million, respectively. Messrs. Slater and Liebhaber also received stock options at the time of the Qwest Initial Public Offering to provide incentive compensation with respect to appreciation in the Qwest Common Stock subsequent to the Qwest Initial Public Offering.

  Messrs. Slater, Liebhaber and Harvey have each been granted stock options pursuant to the Equity Incentive Plan. Mr. Slater has been granted stock options covering a total of 650,000 shares of Qwest Common Stock with 250,000 options having an exercise price of $11.00 per share and vesting at the rate of 20% per year beginning at the same time as Mr. Slater's growth shares and 400,000 options having an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998. Mr. Liebhaber has been granted stock options covering a total of 300,000 shares of Qwest Common Stock, with 200,000 options having an exercise price of $11.00 per share and vesting at the rate of 20% per year beginning at the same time as Mr. Liebhaber's growth shares and 100,000 shares having an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998. Mr. Harvey has been granted stock options covering a total of 200,000 shares of Qwest Common Stock with an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued to Qwest's Chief Executive Officer and four other most highly compensated executive officers of Qwest and its operating subsidiaries (the "Named Executives") during the fiscal years ended December 31, 1997, 1996, and 1995, together with the compensation paid or accrued to additional executive officers of Qwest and its operating subsidiaries who joined Qwest in 1997 whose annualized rate of salary would place them among the four most highly compensated executive officers. The position identified in the table for each person is that person's current position at Qwest unless otherwise indicated. Mr. Nacchio joined Qwest as its Chief Executive Officer effective January 4, 1997. Mr. Woodruff served as interim Chief Operating Officer of QCC from November 1996 to April 28, 1997.

                       SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                       ANNUAL COMPENSATION               COMPENSATION
                                  ---------------------------------  ---------------------
                                                                       AWARDS    PAYOUTS
                                                                     ---------- ----------
                                                                     NUMBER OF
                                                                     SECURITIES
                                                       OTHER ANNUAL  UNDERLYING    LTIP     ALL OTHER
 NAME/PRINCIPAL POSITION     YEAR  SALARY      BONUS   COMPENSATION   OPTIONS    PAYOUTS   COMPENSATION
 -----------------------     ---- --------    -------- ------------  ---------- ---------- ------------
 Joseph P. Nacchio.......    1997 $593,461    $300,000         --    6,000,000          --  $7,405,273(1)
  President and Chief        1996       --          --         --           --          --          --
  Executive Officer          1995       --          --         --           --          --          --
 Robert S. Woodruff......    1997 $200,000    $ 70,000    $25,000(2)   400,000  $9,453,025  $    7,750(3)
  Executive Vice
   President--               1996  182,200      25,000      2,083           --          --       5,466
  Finance and Chief          1995  167,766      16,500         --           --          --       1,671
  Financial Officer and
  Treasurer
 A. Dean Wandry...........   1997 $157,000    $ 47,100         --      150,000  $8,271,383  $    7,930(3)
  Senior Vice President--    1996  148,300      30,000         --           --          --       7,725
  New Business               1995  141,866      14,000         --           --          --       2,310
  Development of QCC
 Anthony J. Brodman.......   1997 $157,000    $     --         --       50,000  $5,908,127  $    7,930(3)
  Senior Vice President--    1996  152,333      30,000         --           --          --       7,945
  Fiber Markets of QCC       1995  130,270      11,364    $15,752(4)        --          --       7,163
 Stephen M. Jacobson......   1997 $143,020(5)       --   $132,085(6)   600,000          --          --
  Senior Vice President--    1996       --          --         --           --          --          --
  Consumer Markets of QCC    1995       --          --         --           --          --          --
 Lewis O. Wilks...........   1997 $ 50,750(7)       --   $200,000(6)   700,000          --          --
  President--Business        1996       --          --         --           --          --          --
  Markets of QCC             1995       --          --         --           --          --          --
 Brij Khandelwal..........   1997 $ 47,740(8)       --   $150,000(6)   700,000          --          --
  Executive Vice President   1996       --          --         --           --          --          --
  and Chief Information      1995       --          --         --           --          --          --
  Officer of QCC
 Larry A. Seese...........   1997 $ 54,994(9)       --   $200,000(6)   750,000          --          --
  Executive Vice President   1996       --          --         --           --          --          --
  --Network Engineering


                                                          84




   and                       1995       --          --         --           --          --          --
  Operations of QCC

--------

(1) The amount shown represents the first installment of the "equalization payment" (see "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements") paid to Mr. Nacchio in 1997 together with interest of $173,273 that accrued with respect to the remaining portion of the "equalization payment." That interest was paid to Mr. Nacchio in January 1998.
(2) The amount shown represents QCC's forgiveness of a portion of a loan. (3) The amount shown represents QCC's contribution to QCC's 401(k) plan.
(4) The amount shown represents commissions.
(5) Mr. Jacobsen began his employment with QCC in March 1997 and amounts disclosed for Mr. Jacobsen for 1997 represent compensation paid after that date. Mr. Jacobsen will receive an annual salary of $192,770 for 1998.
(6) The amount shown represents relocation payments. (7) Mr. Wilks began his employment with QCC in October 1997 and amounts disclosed for Mr. Wilks for 1997 represent compensation paid after that date. Mr. Wilks will receive an annual salary of $273,000 for 1998.
(8) Mr. Khandelwal began his employment with QCC in October 1997 and amounts disclosed for Mr. Khandelwal for 1997 represent compensation paid after that date. Mr. Khandelwal will receive an annual salary of $225,000 for 1998.
(9) Mr. Seese began his employment with QCC in October 1997 and amounts disclosed for Mr. Seese for 1997 represent compensation paid after that date. Mr. Seese will receive an annual salary of $230,000 for 1998.

STOCK OPTION GRANTS

  The following table sets forth information with respect to the Named Executives concerning the grant of stock options in 1997.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                              ANNUAL RATE OF STOCK
                                                                               PRICE APPRECIATION
                                      INDIVIDUAL GRANTS AWARDS                     FOR OPTION
                         --------------------------------------------------- -----------------------
                            NUMBER OF      % OF TOTAL    EXERCISE
                           SECURITIES    OPTIONS GRANTED OR BASE
                           UNDERLYING    TO EMPLOYEES IN  PRICE   EXPIRATION
          NAME           OPTIONS GRANTED   FISCAL YEAR    ($/SH)     DATE       5%($)      10%($)
          ----           --------------- --------------- -------- ---------- ----------- -----------
Joseph P. Nacchio.......    6,000,000(1)      43.18%     $ 11.00   6/30/03   $22,617,341 $51,375,214
Robert S. Woodruff......      400,000(2)       2.88%     $ 30.00   12/1/07     7,546,736  19,124,910
Lewis O. Wilks..........      700,000(3)       5.04%     $ 23.75   10/3/07    10,455,373  26,495,968
Brij Khandelwal.........      700,000(4)       5.04%     $22.875   9/27/07    10,070,175  25,519,801
Larry A. Seese..........      750,000(5)       5.40%     $22.875   9/26/07    10,789,473  27,342,644
A. Dean Wandry..........      150,000(2)       1.08%     $ 30.00   12/1/07     2,830,026   7,171,841
Stephen M. Jacobsen.....      600,000(6)       4.32%     $ 11.00   9/24/03     2,299,861   5,248,074
Anthony J. Brodman......       50,000(7)       0.36%     $ 11.00    4/1/03       182,584     413,888

--------

(1) Granted on June 23, 1997 and exercisable in five annual increments of 20% each commencing December 31, 1997.
(2) Granted on December 1, 1997 and exercisable in five annual increments of 20% each commencing December 1, 1998.
(3) Granted on October 3, 1997 and exercisable in increments of 140,000 shares each year for four years beginning October 27, 1998 and in two additional increments of 70,000 shares each on October 27, 2002 and October 27, 2003.
(4) Granted on September 27, 1997 and exercisable in five annual increments of 20% each commencing October 16, 1998.
(5) Granted on September 26, 1997 and exercisable in two annual increments of 200,000 shares each commencing October 6, 1998, three annual increments of 100,000 shares for each of three years beginning October 6, 2000 and a final increment of 50,000 shares on October 6, 2003.
(6) Granted on June 23, 1997 and exercisable in 15% increments on each of March 24, 1998 through March 24, 2001 and in an increment of 40% on March 24, 2002.
(7) Granted on June 23, 1997 and exercisable in 15% increments commencing October 1, 1997 through October 1, 2000 and in an increment of 40% on October 1, 2001.


OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Named Executives concerning unexercised options held at the end of 1997. None of the Named Executives exercised options during 1997.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                              OPTIONS AT FISCAL YEAR    OPTIONS AT FISCAL YEAR
                                        END                       END
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Joseph P. Nacchio...........  1,200,000    4,800,000   $22,500,000  $90,000,000
Robert S. Woodruff..........         --      400,000            --           --
Lewis O. Wilks..............         --      700,000            --    4,200,000
Brij Khandelwal.............         --      700,000            --    4,812,500
Larry A. Seese..............         --      750,000            --    5,156,250
A. Dean Wandry..............         --      150,000            --           --
Stephen M. Jacobsen.........         --      600,000            --   11,250,000
Anthony J. Brodman..........      7,500       42,500       140,625      796,875


GROWTH SHARE PLAN

  Qwest's Growth Share Plan (the "Growth Share Plan"), as amended, provides for the grant of "growth shares" to selected employees and directors of Qwest and certain affiliates who can significantly affect the long-term financial success of Qwest. The Growth Share Plan is unfunded and is a general, unsecured obligation of Qwest. A growth share is a unit of value based on the increase in the value of Qwest over a specified performance cycle or other specified measuring period. The value of a growth share is generally equal to (i) the value of Qwest at or near the date of a "triggering event" (as defined below), minus (ii) the value of Qwest as of a date determined by the Qwest Board in its sole discretion at the time of grant of a growth share ("Beginning Company Value"), minus (iii) the value of contributions to capital during the period beginning with the date as of which Qwest's value for purposes of the growth share grant is determined and ending with the date as of which the value of the growth shares is determined (the "Measuring Period") together with an amount equal to 9% of each such contribution made by entities controlled by Philip F. Anschutz, compounded annually, reduced for any return of capital, plus (iv) dividends paid during the Measuring Period, divided by (v) 10,000,000 (the total number of growth shares authorized). The value of Qwest for this purpose will be based on the trading price of Qwest's equity securities over the 20 consecutive trading days ending on the last day of the Measuring Period if all classes of Qwest's outstanding equity securities are publicly traded and Qwest is subject to the reporting and disclosure rules of the Exchange Act, otherwise the value will be determined by independent appraisal. Payment for growth shares is generally made at the end of the performance cycle or upon the occurrence of certain "triggering events", which consist of termination of the Growth Share Plan and a "change in control" (see "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements"). Qwest has entered into amendments to the growth share arrangements with Messrs. Nacchio and Jacobsen which provide that (i) following completion of the Qwest Initial Public Offering, the value of the growth shares is capped at a value generally determined by the $11 per share price (as adjusted to reflect the Qwest Stock Split) of the Qwest Common Stock in the Qwest Initial Public Offering and (ii) the performance cycle will end on a date in 2001 selected by Qwest in its sole discretion. Based upon the provisions of the Growth Share Plan and their respective growth share agreements, as amended, the maximum amount payable to Messrs. Nacchio and Jacobsen with respect to their growth shares is $27.7 million and $2.8 million, respectively. The growth shares vest at the rate of 20% per year, beginning on January 1, 1998 for Mr. Nacchio and March 24, 1998 for Mr. Jacobsen. In addition, the growth shares will become fully vested in the event of death, disability or retirement after age 65. See "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" for a more detailed description of Mr. Nacchio's growth share grant.

  The following table sets forth the growth shares that were granted to the Named Executives in 1997.

             LONG-TERM INCENTIVE PLANS--AWARDS IN FISCAL YEAR 1997

                                                NUMBER
                                               OF GROWTH
                     NAME                       SHARES     PERFORMANCE PERIOD
                     ----                      --------- -----------------------
Joseph P. Nacchio.............................  300,000  January 1, 1997 to 2001
Stephen M. Jacobsen...........................   30,000  January 1, 1997 to 2001

EQUITY INCENTIVE PLAN

  Qwest adopted the Qwest Communications International Inc. Equity Incentive Plan (the "Equity Incentive Plan") effective June 23, 1997. The purposes of the Equity Incentive Plan are to provide those who are selected for participation with added incentives to continue in the long-term service of Qwest and to create in such persons a more direct interest in the future success of the operations of Qwest by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Equity Incentive Plan is more closely aligned with the income of the Qwest Stockholders. The Equity Incentive Plan is also designed to provide a financial incentive that will help Qwest attract, retain and motivate the most qualified employees and consultants.

  The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to employees of Qwest and affiliated companies and consultants to Qwest and affiliated companies. A maximum of 20,000,000 shares of Qwest Common Stock may be subject to awards under the Equity Incentive Plan. The number of shares is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the Qwest Common Stock. Shares of Qwest Common Stock covered by unexercised non-qualified or incentive stock options that expire, terminate or are canceled, together with shares of Qwest Common Stock that are forfeited pursuant to a restricted stock grant or any other award (other than an option) under the Equity Incentive Plan or that are used to pay withholding taxes or the option exercise price, will again be available for option or grant under the Equity Incentive Plan.


  Participation. The Equity Incentive Plan provides that awards may be made to eligible employees and consultants who are responsible for Qwest's growth and profitability. Qwest currently considers all of its employees and consultants to be eligible for grant of awards under the Equity Incentive Plan. As of March 31, 1998, there were approximately 1,965 eligible participants.

  Administration. The Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee must be structured at all times so that the Equity Incentive Plan satisfies the requirements of Rule 16b-3 under the Exchange Act. To the extent practicable, Qwest intends to satisfy the requirement for administration by "outside" directors under Section 162(m) of the Code ("Section 162(m)") with respect to grants to employees whose compensation is subject to Section 162(m). The Compensation Committee has the sole discretion to determine the employees and consultants to whom awards may be granted under the Equity Incentive Plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock and stock units are granted by the Compensation Committee to employees and consultants in such numbers and at such times during the term of the Equity Incentive Plan as the Compensation Committee shall determine, except that the maximum number of shares subject to one or more awards that can be granted during the term of the Equity Incentive Plan to any employee or consultant is 20,000,000 shares of Qwest Common Stock, and except that incentive stock options may be granted only to employees. In granting options, stock appreciation rights, restricted stock and stock units, the Compensation Committee will take into account such factors as it may deem relevant in order to accomplish the Equity Incentive Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and consultants and their present and potential contributions to Qwest's success.

  Exercise of Options. The Compensation Committee determines the exercise price for each option; however, incentive stock options must have an exercise price that is at least equal to the fair market value of the Qwest Common Stock on the date the incentive stock option is granted (at least equal to 110% of fair market value in the case of an incentive stock option granted to an employee who owns Qwest Common Stock having more than 10% of the voting power). An option holder may exercise an option by written notice and payment of the exercise price in (i) cash or certified funds, (ii) by the surrender of a number of shares of Qwest Common Stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, or (iii) through a broker's transaction by directing the broker to sell all or a portion of the Qwest Common Stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the Qwest Common Stock to be received upon exercise of the option. Options, stock appreciation rights, stock units and restricted stock awards granted under the Equity Incentive Plan are not generally transferable other than by will or by the laws of descent and distribution.

  Option Term. The Compensation Committee determines the term of each Option, which shall be no longer than ten years (five years in the case of an incentive stock option granted to an employee who owns Qwest Common Stock having more than 10% of the voting power). Unless the Compensation Committee provides otherwise, the following provisions apply in the event of an employee's termination of employment. If the option holder's services are terminated for cause, as determined by Qwest, the option terminates immediately. If the option holder becomes disabled, the option may be exercised for one year after the option holder terminates employment on account of disability. If the option holder dies during employment or in the one-year period referred to in the preceding sentence, the option may be exercised for one year after the option holder's death. If the option holder terminates employment for any reason other than cause, disability, or death, the option may be exercised for three months after termination of employment. In all cases, the option can be exercised only to the extent it is vested at the time of termination of employment.

  Restricted Stock. The Compensation Committee may grant a Participant a number of shares of restricted stock as determined by the Compensation Committee in its sole discretion. Grants of restricted stock may be subject to such restrictions, including for example, continuous employment with Qwest for a stated period of time or the attainment of performance goals and objectives, as determined by the Compensation Committee in its sole discretion. The restrictions may vary among awards and participants. If a participant dies or becomes disabled or retires pursuant to Qwest's retirement policy, the restricted stock will become fully vested as to a pro rata portion of each award based on the ratio of the number of months of employment completed at termination of employment from the date of the award to the total number of months of employment required for each award to become fully vested. The remaining portion of the restricted stock will be forfeited. If a participant terminates employment for any other reason, all unvested shares of restricted stock will be forfeited.

  Stock Units. The Compensation Committee may grant stock units to participants. The Compensation Committee determines the number of stock units to be granted, the goals and objectives to be satisfied, the time and manner of payment, and any other terms and conditions applicable to the stock units.

  Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights to participants, either separately or in tandem with the grant of options. The Compensation Committee determines the period during which a stock appreciation right may be exercised and the other terms and conditions applicable to the stock appreciation rights. Upon exercise of a stock appreciation right, a participant is entitled to a payment equal to the number of shares of Qwest Common Stock as to which the stock appreciation right is exercised times the excess of the fair market value of a share of Qwest Common Stock on the date the stock appreciation right is exercised over the fair market value of a share of Qwest Common Stock on the date the stock appreciation right was granted. The amount may be paid in shares of Qwest Common Stock, in cash, or in a combination of cash and Qwest Common Stock as the Compensation Committee determines in its sole discretion. Upon termination of employment, stock appreciation rights are exercisable in the same manner as options. See "--Option Term." If a stock appreciation right is granted in tandem with an option, exercise of the stock appreciation right or the option will result in an equal reduction in the number of shares subject to the corresponding option or stock appreciation right.

  Other Stock Grants. The Compensation Committee may award stock bonuses to such participants, subject to such conditions and restrictions, as it determines in its sole discretion. Stock bonuses may be outright grants or may be conditioned on continued employment or attainment of performance goals as the Compensation Committee determines in its sole discretion. The Qwest Board may, in its sole discretion, establish other incentive compensation arrangements pursuant to which participants may acquire Qwest Common Stock or provide that other incentive compensation will be paid in Qwest Common Stock under the Equity Incentive Plan.

  Nontransferability. Except as may be otherwise permitted by the Compensation Committee, options, stock appreciation rights, stock units and restricted stock awards granted under the Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

  Change in Control. All awards granted under the Equity Incentive Plan shall immediately vest upon any "change in control" of Qwest unless provided otherwise by the Compensation Committee at the time of grant. A "change in control" occurs if (i) 20% or more of Qwest's voting stock or outstanding stock is acquired by persons or entities (other than Anschutz Company, The Anschutz Corporation, a Delaware corporation wholly owned by Anschutz Company, or any other entity controlled by Philip F. Anschutz ("Anschutz Entities")) and the beneficial ownership so acquired exceeds the beneficial ownership of the Anschutz Entities or (ii) the Anschutz Entities no longer have beneficial ownership of at least 20% of Qwest's voting stock or outstanding stock.

  Merger and Reorganization. Upon the occurrence of (i) the reorganization (other than a bankruptcy reorganization), merger or consolidation of Qwest (other than a reorganization, merger or consolidation in which Qwest is the continuing company and that does not result in any change in the outstanding shares of Qwest Common Stock), (ii) the sale of all or substantially all of the assets of Qwest (other than a sale in which Qwest continues as a holding company of an entity that conducts the business formerly conducted by Qwest), or (iii) the dissolution or liquidation of Qwest, all outstanding options will terminate automatically when the event occurs if Qwest gives the option holders 30 days' prior written notice of the event. Notice is also given to holders of other awards. Notice is not required for a merger or consolidation or for a sale if Qwest, the successor, or the purchaser makes adequate provision for the assumption of the outstanding options or the substitution of new options or awards on terms comparable to the outstanding options or awards. When the notice is given, all awards shall immediately vest and all restrictions shall lapse and all outstanding options can be immediately exercised prior to the event and all other awards become exercisable and/or payable.

  Amendment and Termination. The Qwest Board may amend the Equity Incentive Plan in any respect at any time provided stockholder approval is obtained when necessary or desirable, but no amendment can impair any option, stock appreciation right, award or unit previously granted or deprive an option holder, without his or her consent, of any Qwest Common Stock previously acquired. The Equity Incentive Plan will terminate in 2007 unless sooner terminated by the Qwest Board.

  Federal Income Tax Consequences of Issuance and Exercise of Options Under the Equity Incentive Plan. When a non-qualified stock option is granted, there are no income tax consequences for the option holder or Qwest. When a non-qualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the Qwest Common Stock on the date of exercise over the exercise price. If, however, the sale of the Qwest Common Stock at a profit would subject the option holder to liability under
Section 16(b) of the Exchange Act ("Section 16(b)"), the option holder will recognize compensation income equal to the excess of (i) the fair market value of the Qwest Common Stock on the earlier of the date that is six months after the date of exercise or the date the option holder can sell the Qwest Common Stock without Section 16(b) liability over (ii) the exercise price. The option holder who is subject to Section 16(b) can make an election under Section 83(b) of the Code to measure the compensation as of the date the non-qualified option is exercised. The compensation recognized by an employee is subject to income tax withholding. Qwest is entitled to a deduction equal to the compensation recognized by the option holder for Qwest's taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m).

  When an incentive stock option is granted, there are no income tax consequences for the option holder or Qwest. When an incentive option is exercised, the option holder does not recognize income and Qwest does not receive a deduction. The option holder, however, must treat the excess of the fair market value of the Qwest Common Stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a "disqualifying disposition" of the Qwest Common Stock (described below) in the same taxable year the incentive stock option was exercised, there are no alternative minimum tax consequences.

  If the option holder disposes of the Qwest Common Stock after the option holder has held the Qwest Common Stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as capital gain for the option holder. Qwest is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the Qwest Common Stock by disposing of the Qwest Common Stock before a date at least two years after the date the incentive option was granted and one year after the date the incentive option was exercised, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the Qwest Common Stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. In the event of a disqualifying disposition, Qwest is entitled to a deduction equal to the compensation recognized by the option holder for Qwest's taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m).

  The Equity Incentive Plan provides that option holders are responsible for making appropriate arrangements with Qwest to provide for any additional withholding amounts. Furthermore, Qwest shall have no obligation to deliver shares of Qwest Common Stock upon the exercise of any options, stock appreciation rights, awards or units under the Equity Incentive Plan until all applicable federal, state and local income and other tax withholding requirements have been satisfied.

  The following table sets forth the options granted from inception of the Equity Incentive Plan to the specified individuals and groups and outstanding as of March 27, 1998.



                                                          93



                                                                       OPTIONS
NAME AND POSITION                                                      GRANTED
-----------------                                                     ----------
Joseph P. Nacchio....................................................  5,824,451
Robert S. Woodruff...................................................    400,000
A. Dean Wandry.......................................................    150,000
Anthony J. Brodman...................................................     50,000
Steven M. Jacobson...................................................    600,000
Lewis O. Wilks.......................................................    700,000
Brij Khandelwal......................................................    700,000
Larry M. Seese.......................................................    750,000
All Current Executive Officers as a Group............................ 11,174,000
All Current Directors who are not Executive Officers as a Group......  1,150,000
All Employees as a Group other than Executive Officers...............  3,647,600

--------
  Detailed information with respect to option grants under Qwest's Equity Incentive Plan with respect to the Named Executives is set forth above (see "--Stock Option Grants"). The options reflected in the above table were granted at exercise prices ranging between $7.50 and $36.25 per share. The options generally provide for vesting at the rate of 20% per year commencing on the first anniversary of the date of grant and expire either five years or ten years from the date of grant, as determined by the Compensation Committee at the time of grant. The market value of the shares of Qwest's Common Stock covered by all outstanding options under the Equity Incentive Plan as of March 25, 1998 was approximately $621 million.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Mr. Nacchio. Qwest and Joseph P. Nacchio entered into an employment agreement dated as of December 21, 1996 and amended as of January 3, 1997, pursuant to which Mr. Nacchio joined Qwest as its President and Chief Executive Officer effective January 4, 1997 for a term through the close of business on December 31, 2001, unless terminated earlier by either party. The agreement provides for an annual base salary of $600,000, a $300,000 bonus for 1997, and a $300,000 bonus for 1998. Mr. Nacchio may participate in the employee benefit plans available to Qwest's senior executives according to the plans' terms and conditions. Under the agreement, Mr. Nacchio has been granted 300,000 growth shares under the Growth Share Plan, with a five year performance cycle commencing January 1, 1997 and a "beginning company value" of $1 billion. See "--Growth Share Plan."

  The value of the growth shares is capped at a value generally determined by the $11.00 per share price (as adjusted to reflect the Qwest Stock Split) of the Qwest Common Stock in the Qwest Initial Public Offering. The growth shares will vest in 20% increments on each January 1 beginning January 1, 1998, provided that the final 20% increment will vest on the date in 2001 that ends the performance cycle, as determined by Qwest in its sole discretion. The growth share agreement between Qwest and Mr. Nacchio provides for terms that are different from the general terms of the Growth Share Plan in certain respects. Annually, Mr. Nacchio may elect to receive payment for up to 20% of his vested growth shares in shares of Qwest Common Stock; the growth shares for which he has received payment will be canceled. The number of growth shares granted to Mr. Nacchio are subject to adjustment upon changes in Qwest's capital structure in connection with mergers and other reorganizations. If Mr. Nacchio's employment is terminated for good reason (generally, resignation after a reduction in title or responsibility) or other than for cause (as defined below), he will vest in one-twelfth of the 20% of growth shares subject to annual vesting for the year of termination for each full month of employment in such calendar year. A change in control (as defined in the employment agreement) will not result in full vesting of, or payment for, the growth shares unless Mr. Nacchio is terminated without cause or resigns for good reason after the change in control. If his employment is terminated for cause, he will be paid for his vested growth shares based on the value of Qwest as of the end of the immediately preceding calendar year. Upon payment of certain dividends, the growth shares will vest 100% and Mr. Nacchio will be paid for a portion of the growth shares. Termination of the Plan will not be a "triggering event," see "--Growth Share Plan," with respect to Mr. Nacchio's growth shares.

  Qwest has granted Mr. Nacchio an option under Qwest's Equity Incentive Plan to purchase six million shares of Qwest Common Stock. See "--Equity Incentive Plan." The exercise price is $11.00 per share. The option will vest 20% per year beginning on December 31, 1997 and will become fully vested upon Mr. Nacchio's death, disability or retirement. If Mr. Nacchio resigns for good reason (as defined in the growth share agreement) or if Qwest terminates his employment other than for cause, he will vest in one-twelfth of the 20% increment scheduled to vest for the year of termination for each full month of employment with Qwest during such year. If Qwest terminates his employment without cause or if he resigns for good reason (as defined in the employment agreement, provided that for this purpose the occurrence of a change in control by itself is not good reason), in each case following a change in control, the option will become fully vested. If Mr. Nacchio's employment terminates for any other reason, he will forfeit the unvested portion of his option and retain the vested portion of his option, provided that if his employment is terminated for cause, he can exercise the vested portion of the option only until the first to occur of (1) the date that is six months after the day after his termination or (2) June 30, 2003. He can exercise the vested portion of the option at any time before the option expires. Generally, the option will terminate and expire on June 30, 2003.

  The employment agreement also provides that in order to compensate Mr. Nacchio for certain benefits from his former employer, AT&T, that Mr. Nacchio may lose or forfeit as a result of his termination of employment and commencement of employment with Qwest, Qwest will pay him $10,735,861, as adjusted (the "equalization payment"). The equalization payment is to be made in three installments. The first installment of $7,232,000 was paid in 1997 and the second installment of $1,469,861, together with interest of $173,273, was paid in January 1998. The remaining installment of $2,034,000 is scheduled to be paid on January 1, 1999, with annual interest at the rate of 5% from January 7, 1997 to the date of payment. If Mr. Nacchio's employment is terminated for cause (including any willful misconduct materially detrimental to Qwest, felony conviction, or nonfeasance with respect to duties set forth in the employment agreement) on or before December 31, 1999, the agreement provides that he will repay to Qwest a portion of the equalization payment previously paid. If a termination for cause occurs after December 31, 1999, the equalization payment will not be repaid. If Qwest terminates Mr. Nacchio's employment other than for cause or if Mr. Nacchio resigns for good reason, which for this purpose includes a change in control of Qwest or certain other events, Qwest will be obligated to make certain payments to him, including an amount equal to two times his base salary at the rate in effect on the date of employment termination and any installments of the equalization payment that have not yet been made, with interest. Mr. Nacchio will also be entitled to continuation of certain benefits, including welfare benefits and participation in the Growth Share Plan for a two-year period following termination. For this purpose, change in control means the acquisition of 20% or more of Qwest by an individual, entity (not controlled by Philip F. Anschutz) or group if the new acquirors own a larger percentage of Qwest than entities controlled by Philip F. Anschutz. The agreement provides that if Mr. Nacchio receives any payments upon a change in control that are subject to the excise tax of Section 4999 of the Code, Qwest will pay Mr. Nacchio an amount that reimburses him in full for the excise tax.

  Mr. Woodruff. In November 1996 QCC extended Robert S. Woodruff an unsecured, noninterest-bearing loan in the principal amount of $100,000. The principal amount is forgiven in monthly increments of $2,083 beginning December 1, 1996. As of December 1997 the outstanding principal balance of the loan was $72,921.


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



If Mr. Woodruff terminates employment voluntarily or if QCC terminates his employment on account of willful misconduct, QCC may declare the unforgiven outstanding principal amount due and payable within 45 days after the date he terminates employment. If Mr. Woodruff's employment terminates for any other reason, the outstanding principal balance will be forgiven. In December 1996, QCC and Mr. Woodruff entered into a letter agreement to provide that if his employment is terminated for reasons other than willful misconduct, he will receive either a lump sum payment equal to one year's compensation at his then current rate or payment in accordance with QCC's severance policy then in effect, as he elects.

  Mr. Wilks. Qwest and Lewis O. Wilks entered into an employment letter agreement dated October 8, 1997 pursuant to which Mr. Wilks joined Qwest as President--Business Markets. Under the agreement, Mr. Wilks is entitled to an annual base salary of $273,000 and a minimum bonus at the end of his first year of employment of $100,000. Mr. Wilks also received reimbursement for relocation expenses in the amount of $200,000. The agreement also provides for the grant to Mr. Wilks of a stock option pursuant to the Equity Incentive Plan covering 700,000 shares of Qwest Common Stock with an exercise price per share of $23.75. The option becomes exercisable as to 140,000 shares of Qwest Common Stock at the end of each of the first four years of employment and an additional 70,000 shares at the end of each of the fifth and sixth years of employment. Mr. Wilks will also receive a transition payment of $200,000 in 1998, payable $50,000 during each calendar quarter beginning January 1, 1998. If Mr. Wilks' employment with Qwest terminates for any reason other than cause during his first year of employment, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Khandelwal. Qwest and Brij Khandelwal entered into an employment letter agreement dated September 26, 1997 pursuant to which Mr. Khandelwal joined Qwest as its Executive Vice President and Chief Information Officer. Under the agreement, Mr. Khandelwal is entitled to an annual base salary of $225,000 and a minimum bonus at the end of the first year of employment of $112,500. Mr. Khandelwal also received reimbursement for relocation expenses of $150,000. The agreement also provides for the grant to Mr. Khandelwal of a stock option pursuant to the Equity Incentive Plan covering 700,000 shares of Qwest Common Stock with an exercise price of $22.875. The option becomes exercisable as to 140,000 shares of Qwest Common Stock at the end of each of the first five years of employment. If Mr. Khandelwal's employment with Qwest terminates for any reason other than cause during his first year of employment, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Seese. Qwest and Larry A. Seese entered into an employment letter agreement dated September 19, 1997 pursuant to which Mr. Seese joined Qwest as Executive Vice President--Network Engineering and Operations. Mr. Seese is entitled to an annual base salary of $230,000 and a minimum bonus at the end of his first year of employment of $92,000. Mr. Seese also received reimbursement for relocation expenses of $200,000. The agreement also provides for the grant to Mr. Seese of a stock option pursuant to Qwest's Equity Incentive Plan covering 750,000 shares of Qwest Common Stock with an exercise price per share of $22.875. The option becomes exercisable as to 200,000 shares of Qwest Common Stock at the end of each of the first two years of employment, an additional 100,000 shares of Qwest Common Stock at the end of each of the third through the fifth years of employment and an additional 50,000 shares of Qwest Common Stock at the end of the sixth year of employment. If the value of Mr. Seese's options is less than $1,000,000 on the sixth anniversary of his employment Qwest will pay him the difference. If Mr. Seese's employment is terminated for any reason other than cause during his first two years of employment, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Jacobsen. Qwest and Stephen M. Jacobsen entered into an employment letter agreement dated March 7, 1997 pursuant to which Mr. Jacobsen joined Qwest as its


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Senior Vice President--Consumer Markets. Under the agreement, Mr. Jacobsen is entitled to an annual base salary of $185,000, which has been increased to $192,770 for 1998. Mr. Jacobsen also received reimbursement for relocation expenses in the amount of $132,085. The agreement provides for the grant to Mr. Jacobsen of 30,000 growth shares pursuant to the Growth Share Plan. If Mr. Jacobsen's employment with Qwest terminates for any reason other than cause, he will be entitled to a lump sum payment of one year's base salary.

  Change in Control. The Growth Share Plan provides that upon a "change of control" of Qwest or a termination of the Growth Share Plan, the outstanding growth shares will become fully vested. For this purpose, "change of control" is defined as either (A) the acquisition by an individual, entity or group (as defined in the Exchange Act), other than the Anschutz Entities, of beneficial ownership of 20% or more of either (1) the then-outstanding shares of Qwest Common Stock or (2) the combined voting power of the then-outstanding voting securities of Qwest entitled to vote generally in the election of directors and the beneficial ownership of the individual, entity or group exceeds the beneficial ownership of the Anschutz Entities or (B) the Anschutz Entities no longer have beneficial ownership of at least 20% of the then-outstanding shares of Qwest Common Stock or 20% of the combined voting power. See "-- Growth Share Plan" above.

  The Equity Incentive Plan provides that, upon a change in control, all awards granted under the Equity Incentive Plan will vest immediately. See "-- Equity Incentive Plan" above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Anschutz, a member of the Compensation Committee, is a Director and Chairman (not an executive officer position) of Qwest, a Director and Chairman of Anschutz Company, Qwest's majority stockholder, and a Director and Chairman of The Anschutz Corporation, a subsidiary of Anschutz Company. Mr. Harvey, who served on the Compensation Committee until July 1997, is a Director of Qwest and President and Chief Operating Officer of Anschutz Company and The Anschutz Corporation. Certain transactions and relationships between Qwest and Anschutz Company or one of its affiliates are described directly below under "CERTAIN TRANSACTIONS."


                          PRINCIPAL STOCKHOLDER


  Philip F. Anschutz is the sole beneficial owner of approximately 173,000,000 shares (the "Anschutz Shares") of Qwest Common Stock, which constitute approximately 83.3% of the outstanding shares of Qwest Common Stock. Qwest has granted a warrant to Anschutz Family Investment Company LLC, an affiliate of Anschutz Company, to purchase 8,600,000 shares of Qwest Common Stock. See "Certain Transactions." Anschutz Company has granted or expects to grant from time to time security interests in all or part of its shares of the Qwest Common Stock in connection with transactions entered into by it or its affiliates. Although not anticipated, under certain circumstances, shares of Qwest Common Stock could be sold pursuant to such security interests, which could result in a change of control of Qwest for purposes of Delaware law.

  In connection with the execution of the LCI Merger Agreement, LCI, Mr. Anschutz, the beneficial owner of the Anschutz Shares, and Anschutz Company, the record holder of the Anschutz Shares, entered into the Voting Agreement pursuant to which, among other things, Mr. Anschutz has agreed to cause Anschutz Company, and Anschutz Company has agreed, to vote the Anschutz Shares in favor of certain matters in connection with the LCI Merger.

                          CERTAIN TRANSACTIONS


  Certain affiliates of Anschutz Company indirectly provide facilities to Qwest at prevailing market rates. Qwest rents its corporate office in Denver, Colorado from a limited partnership in which Mr. Anschutz serves as a general partner and indirectly holds limited partner interests and rents certain telecommunications equipment used by Qwest at its corporate office from an affiliate of Anschutz Company. Such expenses totaled $600,000 and $1.4 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.



  Affiliates of Anschutz Company incur certain costs on Qwest's behalf, including primarily insurance and corporate transportation services, and allocate such costs to Qwest based on actual usage. The cost to Qwest for such services was approximately $1.0 million and $4.3 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.

  Qwest historically has received capital contributions and noninterest- bearing advances from Anschutz Company and an affiliate of Anschutz Company to fund operations. Outstanding advances totaled $19.1 million at December 31, 1996. In May 1997, all outstanding advances, then totaling approximately $28.0 million, were repaid, and no further advances are expected to be made.

  Effective May 23, 1997, Qwest sold to the Anschutz Family Investment Company LLC, for $2.3 million in cash, a warrant to acquire 8,600,000 shares of Qwest Common Stock at an exercise price of $14.00 per share, exercisable on May 23, 2000, with certain exceptions. The warrant is not transferable. Shares of Qwest Common Stock issued upon exercise of the warrant would be subject to restrictions on sale and transfer for two years after exercise. Anschutz Company is the manager of, and owns a 1% equity interest in, the Anschutz Family Investment Company LLC, and a trust, of which members of Mr. Anschutz's immediate family are beneficiaries, owns the remainder of the equity interests.

  Qwest has a tax sharing agreement with Anschutz Company that provides for the allocation of tax liabilities and benefits. In general, the agreement requires Qwest to pay to Anschutz Company the applicable income taxes for which Qwest would be liable if it filed a separate return and requires Anschutz Company to pay Qwest for losses or credits which would have resulted in a refund of taxes if Qwest had filed a separate return. The payments under the agreement may be made in the form of cash, setoffs, contributions of capital, dividends, notes or any combination of the foregoing. The tax benefits payable to Qwest under the existing agreement through December 31, 1996 of $11.1 million were forgiven. The tax sharing agreement was amended, effective as of January 1, 1997, to provide that Qwest will be responsible to Anschutz Company to the extent of income taxes for which Qwest would have been liable if it had filed a separate return after giving effect to any loss or credit carryover belonging to Qwest from taxable periods after January 1, 1997. Anschutz Company will be responsible to Qwest to the extent an unused loss or credit can be carried back to an earlier taxable period after January 1, 1997.


  If the LCI Merger is consummated, Qwest will no longer be included in the consolidated federal income tax return of Anschutz Company, its majority stockholder. As a result, the net operating losses for income tax purposes of Qwest, included in the consolidated federal income tax returns of Anschutz Company from January 1, 1997 through the closing date of the LCI Merger, will not be available for use by Qwest in its separate tax returns after the LCI Merger. Qwest recognized a deferred tax asset because it believed that the tax benefits attributable to its net income tax operating loss carryforwards would be realized by the recognition of future taxable amounts under the terms of its tax sharing agreement with Anschutz Company. Based on an analysis of the tax


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



attributes of Qwest and Anschutz Company, Anschutz Company will not be able to realize the benefit of Qwest's net operating losses. Accordingly, the deferred tax assets attributable to Qwest's net operating loss carryforwards, calculated on a separate return basis, will be reported on the consummation date of the LCI Merger as an adjustment to Qwest's capital in the form of an in-substance dividend.

  Qwest had a $100.0 million three-year revolving credit facility with ABN AMRO that was collateralized by shares owned and pledged by an affiliate of Anschutz Company. In October 1997, Qwest repaid the then outstanding balance and terminated this credit facility.

  Anschutz Company guaranteed a QCC construction loan with an outstanding balance at December 31, 1997, of approximately $10.9 million. The construction loan, which was repaid in 1998, pertained to a network construction project undertaken by QCC for an interexchange carrier. The guarantee was limited to indemnification against defective construction, warranty or other claims of the interchange carrier that would reduce or eliminate the interexchange carrier's obligation to pay QCC. In addition, Anschutz Company has guaranteed bonds totaling $175.0 million furnished by Qwest to support its construction obligations under a contract for sale of dark fiber. Qwest has agreed to indemnify Anschutz Company and its subsidiaries against any cost or losses incurred by any of them as a result of their providing credit support to Qwest (in the form of collateral pledges, guarantees, bonds or otherwise).

  Richard T. Liebhaber, a Director of Qwest, entered into a consulting agreement with an affiliate of Anschutz Company in December 1996 to provide consulting services in 1997 and serve on the boards of directors of Qwest and its subsidiaries upon request. The agreement was assigned to Qwest in February 1997. Mr. Liebhaber was required under the contract to provide a minimum of 30 days of consulting services to QCC during 1997 and was paid $250,000 plus out-of-pocket expenses during 1997. The agreement was renewed for 1998. Mr. Liebhaber was granted 10,000 growth shares, effective December 1, 1996, with a performance cycle ending in 2001 under the Growth Share Plan. See "Compensation of Directors and Executive Officers--Growth Share Plan" and "-- Equity Incentive Plan."

  No director or executive officer of Qwest and its operating subsidiaries was indebted to Qwest or its subsidiaries at any time since the beginning of 1997 in excess of $60,000, except Mr. Woodruff as described above under the description of his employment contract. See "Compensation of Directors and Executive Officers--Employment Contracts and Termination of Employment and
Change-In-Control Arrangements."


                           DESCRIPTION OF THE 8.29% NOTES

GENERAL

  The Exchange Notes will be issued under the Indenture between the Company and Bankers Trust Company, as trustee under the Indenture (the "Trustee"). Copies of the Indenture are available from the Company on request. For purposes of this Description of the 8.29% Notes, the term "Company" refers to Qwest Communications International Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis. For purposes of this Description of the 8.29% Notes, the term "8.29% Notes" refers to the Exchange Notes and the Old 8.29% Notes collectively. The Exchange Notes and the Old 8.29% Notes are considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase.

  The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

         The 8.29% Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, including the 10 7/8% Notes and the 9.47% Notes, and will be senior in right of payment to all existing and future indebtedness of the Company expressly subordinated in right of payment to the 8.29% Notes. As of March 31, 1998, Qwest had $919.5 million of indebtedness outstanding, none of which constituted secured indebtedness or subordinated indebtedness.


     The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. The Company's subsidiaries will have no direct obligation to pay amounts due on the 8.29% Notes and currently have no obligation to guarantee the 8.29% Notes. As a result, the 8.29% Notes effectively will be subordinated to all existing and future third-party indebtedness and other liabilities of the Company's subsidiaries (including trade payables). As of March 31, 1998, on a pro forma basis, as if the proposed acquisition of LCI had been consummated, the total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) would have been approximately $1,488 million, of which approximately $71.7 million in indebtedness was secured by the assets of the borrowing subsidiaries. See "Description of Certain Indebtedness." The Company expects that it or its subsidiaries will incur substantial additional indebtedness in the future. Any rights of the Company and its creditors, including the holders of 8.29% Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors). In addition, the Company's operations have generated operating losses in recent years, and there can be no assurance that the Company will be able to achieve or sustain operating profitability, or generate sufficient positive cash flow to pay the principal of and interest on the 8.29% Notes. See "Risk Factors-- Holding Company Structure; Effective Subordination of the 8.29% Notes," "Risk Factors--High Leverage; Ability to Service Indebtedness," and "Risk Factors--Operating Losses and Working Capital Deficits."

Principal, Maturity and Interest

     The 8.29% Notes will be limited in aggregate principal amount at maturity to $450,505,000 and will mature on February 1, 2008. The 8.29% Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $300.0 million. The 8.29% Notes will accrete at a rate of 8.29% per annum, compounded semiannually, to an aggregate principal amount of $450,505,000 by February 1, 2003. Cash interest will not accrue on the 8.29% Notes prior to February 1, 2003; provided, however, that the Company may elect, upon not less than 60 days' prior notice, to commence the accrual of cash interest on all outstanding 8.29% Notes on any August 1 or February 1 on or after February 1, 2001 and prior to February 1, 2003, in which case the outstanding principal amount at maturity of each 8.29% Note will on such commencement date be reduced to the Accreted Value of such 8.29% Note as of such date and cash interest shall be payable with respect to such note on each August 1 and February 1 thereafter. Except as otherwise described in this paragraph, interest on the 8.29% Notes


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



will accrue at the rate of 8.29% per annum and will be payable in cash semiannually on August 1 and February 1, commencing August 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the 8.29% Notes will be payable, and the 8.29% Notes may be exchanged or transferred, at the office or agency of the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. At the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The 8.29% Notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples thereof. The 8.29% Notes will be issued only against payment in immediately available funds. No service charge will be made for any registration of transfer or exchange of the 8.29% Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The interest rate on the 8.29% Notes is subject to increase in the circumstances (such additional interest being referred to as "Liquidated Interest") described under "Exchange Offer; Registration Rights." All references herein to interest on the 8.29% Notes shall include such Liquidated Interest, if appropriate.

BOOK-ENTRY SYSTEM

  All Exchange Notes will be represented by permanent Global Notes in fully registered form without coupons (the "Global Notes"), which will be deposited with the Trustee as custodian for the Depository and registered in the name of the Depository or of a nominee of the Depository.

  Upon issuance of a Global Note, the Depository will credit, on its internal system, the respective amount of the individual beneficial interests in the Global Note to persons who have accounts with the Depository ("Participants"). Such accounts initially were designated by or on behalf of the Initial
 Purchaser. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Holders may hold their interests in the Global Note directly through the Depository if they are Participants, or indirectly through organizations which are Participants.

  So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner of the Exchange Notes represented by the Global Note for all purposes under the Indenture and the Exchange Notes. Accordingly, beneficial owners of an interest in the Global Note must rely on the procedures of the Depository, and if such person is not a participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a holder under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the Depository's applicable procedures, in addition to those provided for in the Indenture.

  Payments of the principal of, premium, if any, and interest on, the Global Notes will be made to the Depository or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such


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



beneficial interests. The Company expects that the Depository or its nominee, upon receipt of any payment of principal, premium or interest in respect of the Global Notes will credit Participants' accounts with payments in amounts proportionate to such Participants' respective beneficial interests in the principal amount of such Global Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

  The Depository has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Old 8.29% Notes for exchange as described below) only at the direction of one or more Participants to whose accounts interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes, as the case may be, as to which such Participant or Participants has or have given such direction.

  The Depository has advised the Company as follows: The Depository is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depository system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant ("Indirect Participants").

  Although the Depository and its Participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, its paying agent or the Trustee will have any responsibility for the performance by the Depository, Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Owners of beneficial interests in the Global Notes will be entitled to receive Exchange Notes in definitive form ("Definitive Notes") if the Depository is at any time unwilling or unable to continue as, or ceases to be, a "clearing agency" registered under Section 17A of the Exchange Act, and a successor to the Depository registered as a "clearing agency" under Section 17A of the Exchange Act is not appointed by the Company within 90 days. Any Definitive Notes issued in exchange for beneficial interests in the Global Notes will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in the Global Notes.

  In addition to the foregoing, on or after the occurrence of an Event of Default under the Indenture, owners of beneficial interests in the Global Notes will be entitled to request and receive Definitive Notes. Such Definitive Notes will be registered in such name or names as the Depositary shall instruct the Trustee.



                                                          102

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Optional Redemption

     The 8.29% Notes will be subject to redemption at the option of the Company, in whole or in part, at any time or from time to time on or after February 1, 2003, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below, plus accrued and unpaid interest thereon (if any) to the redemption date, if redeemed during the twelve months beginning February 1 of the years indicated below:


     Year                               Redemption
                                        Price

     2003...................            104.145%
     2004...................            102.763%
     2005...................            101.382%
     2006 and                           100.000%
     thereafter..................

     In addition, prior to February 1, 2001, the Company may redeem up to 35% of the Accreted Value of the 8.29% Notes at a redemption price equal to 108.29% of the Accreted Value at the redemption date of the 8.29% Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date, with the net proceeds of one or more Public Equity Offerings resulting in gross proceeds of at least $100 million in the aggregate; provided that at least 65% of the Accreted Value of the originally issued 8.29% Notes would remain outstanding immediately after giving effect to such redemption.

Mandatory Redemption

     Except as set forth under "--Certain Covenants--Change of Control" and "--Certain Covenants--Limitation on Asset Dispositions," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the 8.29% Notes.

Certain Covenants

     The Indenture contains, among others, the following covenants:

     Limitation on Consolidated Debt. (a) The Company may not, and may not permit any Restricted Subsidiary to, Incur any Debt, unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (i) the ratio of (A) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the proceeds thereof, to (B) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1.0 for Debt Incurred on or prior to April 1, 2000 and 5.0 to 1.0 for Debt Incurred thereafter, or (ii) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.0.

     (b) Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur any and all of the following (each of which shall be given independent effect):

             (i) Debt under the 8.29% Notes, the Indenture and any Restricted Subsidiary Guarantee;

             (ii) (A) Debt Incurred subsequent to March 31, 1997 under Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $150 million plus (B) Debt Incurred subsequent to March 31, 1997 under one or more Credit Facilities that are revolving credit facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100 million or (y) 85% of Eligible Receivables;

             (iii) Purchase Money Debt, provided that the amount of such Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition or improvement of the applicable
     Telecommunications Assets;

             (iv) Debt owed by the Company to any Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another such Restricted Subsidiary, the provisions of this clause (iv) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer or other disposition;

             (v) Debt Incurred to renew, extend, refinance, defease or refund (each, a "refinancing") the 8.29% Notes, the 10 7/8% Notes or 9.47% Notes or Debt of the Company Incurred pursuant to clause (iii) of this paragraph
     (b), in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company Incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the 8.29% Notes or Debt which is pari passu to the 8.29% Notes or Debt which is subordinate in right of payment to the 8.29% Notes shall only be permitted under this clause (v) if
     (A) in the case of any refinancing of the 8.29% Notes or Debt which is pari passu to the 8.29% Notes, the refinancing Debt is made pari passu to the 8.29% Notes or constitutes Subordinated Debt, and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y)

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     does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "--Change of Control";

             (vi) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

             (vii) Debt secured by Receivables originated by the Company or any Restricted Subsidiary and related assets, provided that such Debt is nonrecourse to the Company and any of its other Restricted Subsidiaries and provided further that Receivables shall not be available at any time to secure Debt of the Company under this clause (vii) to the extent that they are used at such time as the basis for the Incurrence of Debt in excess of $100 million pursuant to clause (ii)(B)(y) of this paragraph (b); and

             (viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $25 million at any time outstanding.

     Limitation on Debt and Preferred Stock of Restricted Subsidiaries. The Company may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt or issue any Preferred Stock except any and all of the following (each of which shall be given independent effect):

             (i) Restricted Subsidiary Guarantees;

             (ii) Debt of Restricted Subsidiaries under Credit Facilities permitted to be Incurred pursuant to clause (ii) of paragraph (b) of "--Limitation on Consolidated Debt";

             (iii) Purchase Money Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (iii) of paragraph (b) of "--Limitation on Consolidated Debt";

             (iv) Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company permitted to be Incurred pursuant to clause (iv) of paragraph (b) of
      "--Limitation on Consolidated Debt";

             (v) Debt of Restricted Subsidiaries consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred pursuant to clause (vi) of paragraph (b) of "--Limitation on Consolidated Debt";

             (vi) Debt of Restricted Subsidiaries secured by Receivables originated by the Company or any Restricted Subsidiary and related assets permitted to be Incurred pursuant to clause (vii) of paragraph (b) of "--Limitation on Consolidated Debt";

             (vii) Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (viii) of paragraph (b) of "--Limitation on Consolidated Debt";

             (viii) Preferred Stock issued to and held by the Company or a


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     Restricted Subsidiary;

             (ix) Debt Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction; and

             (x) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to renew, extend, refinance, defease, refund or redeem any Debt of a Restricted Subsidiary permitted to be Incurred pursuant to clause (iii) of this paragraph or any Debt or Preferred Stock of a Restricted Subsidiary permitted to be Incurred pursuant to clause (ix) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference, in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company and the applicable Restricted Subsidiary Incurred in connection therewith and provided the Debt or Preferred Stock Incurred or issued upon such refinancing, by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued, (x) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock by the Company or any Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control," and provided further that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Restricted Subsidiary.

     Limitation on Restricted Payments. The Company (i) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions which are made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis) or any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options,


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warrants or other rights to acquire its Capital Stock (other than Disqualified
Stock); (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (x) any Capital Stock of the Company, any Restricted Subsidiary or any Related Person of the Company (other than a permitted refinancing) or (y) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company, any Restricted Subsidiary or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company, any Restricted Subsidiary or any Related Person of the Company (other than a permitted refinancing), except, in any such case, any such purchase, redemption or retirement or acquisition for value paid to the Company or a Restricted Subsidiary (or, in the case of any such purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, paid to the Company or a Restricted Subsidiary, or to the other stockholders of such Restricted Subsidiary that is not a Wholly Owned Subsidiary, on a pro rata basis); (iii) may not make, or permit any Restricted Subsidiary to, make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than the Company or a Restricted Subsidiary; and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the 8.29% Notes (other than a permitted refinancing) (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in paragraph (a) of "--Limitation on Consolidated Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from March 31, 1997 exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case that Consolidated Net Income shall be negative, 100% of such negative amount) since the end of the last full fiscal quarter prior to March 31, 1997 through the last day of the last full fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, (b) plus $5 million, (c) less, in the case of any Designation with respect to a Restricted Subsidiary that was made after March 31, 1997, an amount equal to the Designation Amount with respect to such Restricted Subsidiary, (d) plus, in the case of any Revocation made after March 31, 1997, an amount equal to the lesser of the Designation Amount with respect to the Subsidiary with respect to which such Designation was made or the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Subsidiary at the time of Revocation; provided, however, that the Company or a Restricted Subsidiary of the Company may make any Restricted Payment with the aggregate net cash proceeds received after March 31, 1997 as capital contributions to the Company or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt of the Company that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of the Company after March 31, 1997.

     Notwithstanding the foregoing limitation, (i) the Company and any Restricted Subsidiary may make Permitted Investments; (ii) the Company may pay any dividend on Capital Stock of any class of the Company within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; (iii) the Company may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of the Company or any of its Subsidiaries or Affiliates, provided that the aggregate amount of all such repurchases made pursuant to this


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



clause (iii) shall not exceed $1 million in any twelve-month period; (iv) the Company and any Restricted Subsidiary may refinance any Debt otherwise permitted by clause (v) of paragraph (b) under "--Limitation on Consolidated Debt" above or clause (x) under "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; and (v) the Company and any Restricted Subsidiary may retire or repurchase any Capital Stock of the Company or of any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     (b) Notwithstanding the foregoing limitation, the Company may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist any such encumbrance or restriction (i) pursuant to any agreement in effect on March 31, 1997; (ii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Credit Facilities or Purchase Money Debt, provided that the provisions of such agreement permit the payment of interest and mandatory payment or prepayment of principal pursuant to the terms of the Indenture and the 8.29% Notes and other Debt that is solely an obligation of the Company, but provided further that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary, customary restrictions on transactions with Affiliates, and customary subordination provisions governing Debt owed to the Company or any Restricted Subsidiary; (iii) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; (iv) pursuant to an agreement effecting a renewal, refunding, permitted refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause
(i), (ii) or (iii) of this paragraph (b), provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof; (v) in the case of clause (iii) of paragraph (a) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (vi) in the case of clause (iii) of paragraph (a) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements and customary restrictions contained in asset sale agreements limiting the transfer of such property or assets pending the closing of such sale; (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (viii) pursuant to applicable law; and


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(ix) pursuant to the Indenture, the 8.29% Notes, the Senior Notes and the Senior
Note Indentures.

     Limitation on Liens. The Company may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or acquired after March 31, 1997 to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the 8.29% Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Company which is subordinate in right of payment to the 8.29% Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

     The foregoing restrictions shall not apply to: (i) Liens existing on March 31, 1997 and securing Debt outstanding on March 31, 1997; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens to secure the 8.29% Notes;
(iv) Liens to secure Restricted Subsidiary Guarantees; (v) Liens to secure Debt under Credit Facilities permitted to be Incurred pursuant to clause (ii) of paragraph (b) of "--Limitation on Consolidated Debt"; (vi) Liens on real or personal property of the Company or a Restricted Subsidiary constructed, installed, acquired or constituting improvements made after the date of original issuance of the 8.29% Notes to secure Purchase Money Debt permitted to be Incurred pursuant to clause (iii) of paragraph (b) of "--Limitation on Consolidated Debt"; provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction, installation or improvement of the property subject to such Lien,
(b) such Lien attaches to such property prior to, at the time of or within 270 days after the acquisition, the completion of construction, installation or improvement or the commencement of operation of such property and (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed, installed or constituting the improvements financed by the proceeds of such Purchase Money Debt; (vii) Liens to secure Acquired Debt, provided, however, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset; (viii) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i), (iii), (iv), (v), (vi) and (vii) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (v) of paragraph (b) under "--Limitation on Consolidated Debt" above or clause (x) under "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; (ix) Liens to secure debt consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred pursuant to clause (vi) of paragraph (b) under "--Limitation on Consolidated Debt"; (x) Liens to secure Debt secured by Receivables permitted to be Incurred pursuant to clause (vii) of paragraph (b) under "--Limitation on Consolidated Debt"; (xi) Liens to secure Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (viii) of paragraph (b) under "--Limitation on Consolidated Debt"; (xii) Liens not otherwise permitted by the foregoing clauses (i) through
(xi) in an amount not to exceed 5% of the Company's Consolidated Tangible Assets; and (xiii) Permitted Liens.

     Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.The Company may not (i) permit any Restricted Subsidiary to, directly or indirectly, guarantee any Debt Securities of the Company or (ii) permit any Restricted Subsidiary to issue any Debt Securities unless, in either such case, such Restricted Subsidiary simultaneously executes and delivers Restricted Subsidiary Guarantees providing for a Guarantee of payment of the 8.29% Notes.

     Limitation on Sale and Leaseback Transactions. The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, other than a Sale and Leaseback Transaction between the Company or a Restricted Subsidiary on the one hand and a Restricted Subsidiary or the Company on the other hand, unless (i) the Company or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under "--Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the 8.29% Notes and (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "--Limitation on Asset Dispositions" below (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

     Limitation on Asset Dispositions. The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the assets sold or disposed of as determined by the board of directors of the Company in good faith and evidenced by a resolution of the board of directors of the Company filed with the Trustee; and (ii) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents or the assumption of Debt of the Company (other than Debt that is subordinated to the 8.29% Notes) or of the Restricted Subsidiary and release from all liability on the Debt assumed. If the aggregate amount of Net Available Proceeds within any 12-month period exceeds $5 million, then all such Net Available Proceeds shall be applied within 360 days of the last such Asset Disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under any Credit Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (2) following; (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding 8.29% Notes at a price in cash equal to 100% of the Accreted Value of the 8.29% Notes on the purchase date plus accrued and unpaid interest thereon and premium, if any, not otherwise included in the Accreted Value to such purchase date and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the 8.29% Notes at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date (or 100% of the accreted value plus accrued and unpaid interest and premium, if any, to the purchase date in the case of original issue discount Debt); (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company or Debt of a Restricted Subsidiary, to the extent permitted under the terms thereof; and (4) fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary except (i) a sale of all of the Capital Stock of such Restricted Subsidiary owned by the Company and any Restricted Subsidiary that complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent such provisions apply, (ii) in a transaction that results in such Restricted Subsidiary becoming a Permitted Joint Venture, provided (x) such transaction complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent such provisions apply and (y) the Company's


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remaining Investment in such Permitted Joint Venture would have been permitted as a new Investment under the provisions of "--Limitation on Restricted Payments" above, (iii) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation, (iv) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, or (v) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded.

     Transactions with Affiliates and Related Persons. The Company may not, and may not permit any Restricted Subsidiary to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Restricted Subsidiary), including any Investment, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of the Company or such Restricted Subsidiary, provided that the Company or any Restricted Subsidiary may enter into (i) transactions pursuant to the Company's existing tax sharing agreement entered into with Anschutz Company described under the caption "Certain Transactions" in this Prospectus, provided that any amendment of, supplement to or substitute for such agreement is on terms that are no less favorable to the Company or such Restricted Subsidiary than such existing agreement, (ii) transactions pursuant to employee compensation arrangements approved by the board of directors of the Company, either directly or indirectly, and (iii) Receivables Sales between the Company or a Restricted Subsidiary and an Affiliate of the Company or such Restricted Subsidiary, provided that such Receivables Sales satisfy the provisions of clauses (i) and (ii) of "--Limitation on Asset Dispositions." For any transaction that involves in excess of $10 million but less than or equal to $15 million, the Company shall deliver to the Trustee an Officers' Certificate stating that the transaction satisfies the above criteria. For any transaction that involves in excess of $15 million, a majority of the disinterested members of the board of directors of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a board resolution filed with the Trustee or, in the event that there shall not be disinterested members of the board of directors with respect to the transaction, the Company shall file with the Trustee a written opinion stating that the transaction satisfies the above criteria from an investment banking firm of national standing in the United States which, in the good faith judgment of the board of directors of the Company, is independent with respect to the Company and its Affiliates and qualified to perform such task.

     Change of Control. Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all outstanding 8.29% Notes at a price in cash equal to 101% of the Accreted Value of the 8.29% Notes on the purchase date plus any accrued and unpaid interest thereon and premium, if any, not otherwise included in the Accreted Value to such purchase date. A "Change of Control" will be deemed to have occurred at such time as (x) a Rating Decline shall have occurred and (y) either (A) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company to any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons thereof, other than any Permitted Holder or any Restricted Subsidiary, shall have occurred; (B) any Person or Group, together with any Affiliates or Related Persons thereof, other than any Permitted Holder or any


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Restricted Subsidiary, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) at least 50% of the aggregate voting power of all classes of Voting Stock of the Company at a time when Permitted Holders own less than or equal to 25% of the aggregate voting power of all classes of Voting Stock of the Company; or (C) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Company's board of directors then in office.

     In the event that the Company makes an Offer to Purchase the 8.29% Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

     The existence of the holders' right to require, subject to certain conditions, the Company to repurchase 8.29% Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If an Offer to Purchase is made, there can be no assurance that the Company will have sufficient funds to pay the Purchase Price for all 8.29% Notes tendered by holders seeking to accept the Offer to Purchase. In addition, instruments governing other Debt of the Company may prohibit the Company from purchasing any 8.29% Notes prior to their Stated Maturity, including pursuant to an Offer to Purchase. See "Description of Certain Indebtedness." In the event that an Offer to Purchase occurs at a time when the Company does not have sufficient available funds to pay the Purchase Price for all 8.29% Notes tendered pursuant to such Offer to Purchase or a time when the Company is prohibited from purchasing the 8.29% Notes (and the Company is unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of the Company. The Indenture will be governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make an Offer to Purchase.

     Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of 8.29% Notes to require that the Company repurchase or redeem 8.29% Notes in the event of a takeover, recapitalization or similar restructuring.

     Reports. The Company will file with the Trustee on the date on which it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the holders of 8.29% Notes at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing.

     Limitation on Designations of Unrestricted Subsidiaries. The Indenture will provide that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:



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         (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

         (b) immediately after giving effect to such Designation, the Company would be able to Incur $1.00 of Debt under paragraph (a) of "--Limitation on Consolidated Debt"; and

         (c) the Company would not be prohibited under the Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Company or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a guarantee of, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt); provided that the Company or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property,
(y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under "--Limitation on Restricted Payments" and "--Transactions with Affiliates and Related Persons."

     The Indenture will further provide that a Designation may be revoked (a "Revocation") by a resolution of the board of directors of the Company delivered to the Trustee, provided that the Company will not make any Revocation unless:

         (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

         (b) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred at such time for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by resolutions of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Mergers, Consolidations and Certain Sales of Assets

     The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into the Company (other than a merger of Qwest Corporation into the Company in which the Company shall be the surviving Person) or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person or Persons unless: (a) in a transaction in which the Company is not the surviving Person or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the resulting


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surviving or transferee Person (the "successor entity") is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's respective obligations under the Indenture; (b) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction; (d) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, the Company (including any successor entity to the Company) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in paragraph (a) under "--Limitation on Consolidated Debt" above; (e) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "--Limitation on Liens" above, the Company or the successor entity to the Company shall have secured the 8.29% Notes as required by said covenant; and (f) certain other conditions are met.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accreted Value" means, with respect to any 8.29% Note, (i) as of any date prior to February 1, 2003, an amount per $1,000 principal amount at maturity of 8.29% Notes that is equal to the sum of (a) the offering price ($665.92 per $1,000 principal amount at maturity of 8.29% Notes) of such 8.29% Notes and (b) the portion of the excess of the principal amount at maturity of such 8.29% Notes over such offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each August 1 and February 1 at a rate of 8.29% per annum from the date of original issue of the 8.29% Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and (ii) as of any date on or after February 1, 2003, the principal amount at maturity of each 8.29% Note; provided, however, that if the Company elects to commence the accrual of cash interest on the 8.29% Notes on or after February 1, 2001 and prior to February 1, 2003, the 8.29% Notes shall cease to accrete, and the Accreted Value and the principal amount at maturity thereof shall be the Accreted Value on the date of commencement of such accrual as calculated in accordance with the foregoing.

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of


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such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by the Company or any Restricted Subsidiary in one or more related transactions occurring within any 12-month period (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Company, but excluding a disposition by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company to a Restricted Subsidiary) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary (other than as permitted by the provisions of the Indenture described in clauses (iii), (iv) and (v) under the caption "--Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries"), (ii) substantially all of the assets of the Company or any Restricted Subsidiary representing a division or line of business or (iii) other assets or rights of the Company or any Restricted Subsidiary outside of the ordinary course of business (excluding any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete or no longer used by or useful to the Company, provided that the Company has delivered to the Trustee an Officers' Certificate stating that such criteria are satisfied); provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $500,000 or more in any 12-month period and provided further that the following shall not be Asset Dispositions: (x) Permitted Telecommunications Capital Asset Dispositions, (y) exchanges of Telecommunications Assets for other Telecommunications Assets where the Fair Market Value of the Telecommunications Assets received is at least equal to the Fair Market Value of the Telecommunications Assets disposed of or, if less, the difference is received in cash and such cash is Net Available Proceeds and (z) Liens permitted to be Incurred pursuant to the second paragraph under "--Limitation on Liens."

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee


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without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Cash Equivalents" means (i) any Debt with a maturity of 365 days or less issued or directly and fully guaranteed as insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Debt constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500 million and whose senior unsecured debt is rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States or any State thereof and rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Capital Ratio" of any Person as of any date means the ratio of (i) the aggregate consolidated principal amount of Debt of such Person then outstanding to (ii) the greater of either (a) the aggregate consolidated paid-in capital of such Person as of such date or (b) the stockholders' equity as of such date as shown on the consolidated balance sheet of such Person in accordance with generally accepted accounting principles.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Subsidiaries for such period, plus
(iii) the consolidated depreciation and amortization expense or other non-cash write-offs of assets included in the income statement of the Company and its Restricted Subsidiaries for such period, plus (iv) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary to the extent of such restrictions.

     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of the Company and its Subsidiaries for such period calculated on a consolidated basis in accordance with generally


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accepted accounting principles.

     "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Company and its Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Company and its Restricted Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense.

     "Consolidated Net Income" for any period means the net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period, (c) gains or losses on Asset Dispositions by the Company or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates, (g) any non-cash expense related to the issuance to employees or directors of the Company or any Restricted Subsidiary or any Affiliate of the Company of (i) options to purchase Capital Stock of the Company or such Restricted Subsidiary or (ii) other compensatory rights (including under the Company's Growth Share Plan), provided, in either case, that such options or rights, by their terms, can be redeemed only for Capital Stock, (h) with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, any aggregate net income (or loss) in excess of the Company's or any Restricted Subsidiary's prorata share of the net income (or loss) of such Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be excluded and (i) the tax effect of any of the items described in clauses (a) through (h) above; provided further that for purposes of any determination pursuant to the provisions described under "--Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary to the extent of such restriction.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; provided that, with respect to the Company, adjustments following March 31, 1997 to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which


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under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     "Continuing Director" means, as of any date of determination, any member of the board of directors of the Company who (i) was a member of such board of directors of the Company on March 31, 1997, or (ii) was nominated for election or elected to the board of directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of the Company at the time of such nomination or election or the affirmative vote of Permitted Holders.

     "Credit Facilities" means one or more credit agreements, loan agreements or similar facilities, secured or unsecured, entered into from time to time by the Company and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment or (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.

     "Debt Securities" means any debt securities (including any guarantee of such securities) issued by the Company or any Restricted Subsidiary of the Company in connection with a public offering or a private placement (excluding Debt permitted to be Incurred under paragraph (b) of "--Limitation on Consolidated Debt").

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.



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     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the 8.29% Notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to the final Stated Maturity of the 8.29% Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the 8.29% Notes contained in the covenant described under "--Change of Control" and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such 8.29% Notes as are required to be repurchased pursuant to the covenant described under "--Change of Control."

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's Corporation or Moody's Investors Service, Inc. at the time as of which any investment or rollover therein is made.

     "Eligible Receivables" means, at any time, Receivables of the Company and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of the Company as at a date at least 45 days prior to such time, less Receivables of the Company or any Restricted Subsidiary employed to secure Debt Incurred under clause (vii) of paragraph (b) of "--Limitation on Consolidated Debt."

   "Event of Default" has the meaning set forth under "Events of Default" below.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder (or respective successors thereto).

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors of the Company delivered to the Trustee.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment


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of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Guarantor" means a Restricted Subsidiary of the Company that has executed a Restricted Subsidiary Guarantee.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of this definition the sale, lease, conveyance or other transfer by the Company or any Subsidiary of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) any portion thereof Invested within 360 days of such Asset Disposition in Telecommunications Assets, (ii) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (iii) all


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payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iv) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or Permitted Joint Ventures as a result of such Asset Disposition and (v) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be for all purposes of the Indenture and the 8.29% Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of 8.29% Notes at its address appearing in the 8.29% Note Register on the date of the Offer offering to purchase up to the principal amount of 8.29% Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of 8.29% Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase),
(iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender 8.29% Notes pursuant to the Offer to Purchase. The Offer shall also state:

         a. the Section of the Indenture pursuant to which the Offer to Purchase is being made;

         b. the Expiration Date and the Purchase Date;

         c. the aggregate principal amount at maturity of the outstanding 8.29% Notes offered to be purchased by the Company pursuant to the Offer to


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     Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section hereof requiring the Offer to Purchase) (the "Purchase Amount");

         d. the purchase price to be paid by the Company for each $1,000 aggregate principal amount at maturity of 8.29% Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

         e. that the holder may tender all or any portion of the 8.29% Notes registered in the name of such holder and that any portion of a 8.29% Note tendered must be tendered in an integral multiple of $1,000 principal amount;

         f. the place or places where 8.29% Notes are to be surrendered for tender pursuant to the Offer to Purchase;

         g. that any 8.29% Notes not tendered or tendered but not purchased by the Company will continue to accrete and/or accrue interest, as the case may be;

         h. that on the Purchase Date the Purchase Price will become due and payable upon each 8.29% Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon, if any, shall cease to accrue on and after the Purchase Date;

         i. that each holder electing to tender a 8.29% Note pursuant to the Offer to Purchase will be required to surrender such 8.29% Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such 8.29% Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

         j. that holders will be entitled to withdraw all or any portion of 8.29% Notes tendered if the Company (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the 8.29% Note the holder tendered, the certificate number of the 8.29% Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

         k. that (a) if 8.29% Notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such 8.29% Notes and (b) if 8.29% Notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase 8.29% Notes, having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only 8.29% Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

         l. that in the case of any holder whose 8.29% Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such 8.29% Note without service charge, a new 8.29% Note or 8.29% Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the 8.29% Note so tendered.

Any Offer to Purchase  shall be governed by and effected in accordance  with the


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Offer for such Offer to Purchase.

     "Officers' Certificate" means a certificate signed by the Chairman of the board of directors of the Company, a Vice Chairman of the board of directors of the Company, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered to the Trustee, which shall comply with the Indenture.

     "Opinion of Counsel" means an opinion of counsel acceptable to the Trustee (who may be counsel to the Company, including an employee of the Company).

     "Permitted Holders" means any Person who was the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of stock of the Company on March 31, 1997 and any Affiliates of such Person (i) who were Affiliates of such Person on March 31, 1997 or (ii) who were formed, directly or indirectly, by any such Person after March 31, 1997 provided, however, that Persons who were beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of such Person on March 31, 1997 continued to be beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) at the time of formation of such Affiliate.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans, advances or extensions of credit to employees and directors made in the ordinary course of business and consistent with past practice; (d) obligations under Interest Rate or Currency Protection Agreements; (e) bonds, notes, debentures and other securities received as a result of Asset Dispositions pursuant to and in compliance with "--Limitation on Asset Dispositions"; (f) Investments made in the ordinary course of business as partial payment for constructing a network relating to a Telecommunications Business; (g) commercially reasonable extensions of trade credit; (h) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary; (i) Investments in Permitted Joint Ventures in an aggregate amount not to exceed $25 million; (j) Investments in Affiliates or Related Persons in an aggregate amount not to exceed $11 million, provided that the making of such Investments is permitted under "--Transactions with Affiliates and Related Persons"; and (k) Investments in an aggregate amount not to exceed $15 million consisting of the contribution by the Company or any Restricted Subsidiary of assets located in Mexico to joint ventures in which the Company or a Restricted Subsidiary has an interest.

     "Permitted Joint Venture" means a corporation, partnership or other entity other than a Restricted Subsidiary engaged in one or more Telecommunications Businesses over which the Company and/or one or more Strategic Investors have, directly or indirectly, the power to direct the policies, management and affairs.

     "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens


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incidental to the conduct of the Company's and its Restricted Subsidiaries'
businesses or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business;
(c) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Debt owing to the Company or such Restricted Subsidiary; (d) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;
(e) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature Incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances Incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (g) Liens arising out of judgments or awards against or other court proceedings concerning the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and (h) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

     "Permitted Telecommunications Capital Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of a capital asset that is a Telecommunications Asset (including fiber, conduit and related equipment),
(i) the proceeds of which are treated as revenues by the Company in accordance with generally accepted accounting principles and (ii) that, in the case of the sale of fiber, would not result in the Company retaining less than 24 fibers per route mile on any segment of the Company's network.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal).

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten public offering of common stock made on a primary basis by the Company pursuant to a registration statement filed with, and declared effective by, the Commission in accordance with the Securities Act.

     "Purchase Money Debt" means Debt Incurred at any time within 270 days of, and for the purposes of financing all or any part of the cost of, the construction, installation, acquisition or improvement by the Company or any Restricted Subsidiary of the Company of any new Telecommunications Assets


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constructed, installed, acquired or improved after March 31, 1997, provided that the proceeds of such Debt are expended for such purposes within such 270-day period.

     "Rating Decline" means the 8.29% Notes cease to be rated B+ (or the equivalent thereof) or better by Standard & Poor's Corporation or B2 (or the equivalent thereof) or better by Moody's Investors Service, Inc.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money, excluding allowances for doubtful accounts.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person) or (b) 5% or more of the combined outstanding voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means a Subsidiary of the Company, or of a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, that has not been designated by the board of directors of the Company (by a board resolution delivered to the Trustee) as an Unrestricted Subsidiary pursuant to and in compliance with "--Limitations on Designations of Unrestricted Subsidiaries."

     "Restricted Subsidiary Guarantee" means a supplemental indenture to the Indenture in form satisfactory to the Trustee, providing for an unconditional Guarantee of payment in full of the principal of, premium, if any, and interest on the 8.29% Notes. Any such Restricted Subsidiary Guarantee shall not be subordinate in right of payment to any Debt of the Restricted Subsidiary providing the Restricted Subsidiary Guarantee.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Senior Notes" means (i) the 10 7/8% Notes and (ii) the 9.47% Notes.

     "Senior Note Indentures" means (i) the Indenture dated March 31, 1997 between the Company and Bankers Trust Company, as trustee thereunder, relating to the 10 7/8% Notes and (ii) the Indenture dated October 15, 1997 between the Company and Bankers Trust Company, as trustee thereunder, relating to the 9.47% Notes.

     "Stated Maturity," when used with respect to a 8.29% Note or any installment of interest thereon, means the date specified in such 8.29% Note as the fixed date on which the principal of such 8.29% Note or such installment of interest is due and payable.

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     "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial Investment in the Company or in a Permitted Joint Venture with the Company, in excess of $2 billion.

     "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the 8.29% Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the 8.29% Notes exists; (ii) in the event that any other Default exists with respect to the 8.29% Notes, upon notice by 25% or more in principal amount of the 8.29% Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the 8.29% Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the 8.29% Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "--Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the 8.29% Notes required to be repurchased by the Company pursuant to the provisions described under "--Change of Control").

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of the Company.


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     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "--Limitation on Designations of Unrestricted Subsidiaries."

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.


Events of Default

     The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any 8.29% Note when due; (b) failure to pay any interest on any 8.29% Note when due, continued for 30 days; (c) default in the payment of principal and interest on 8.29% Notes required to be purchased pursuant to an Offer to Purchase as described under "--Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "--Mergers, Consolidations and Certain Sales of Assets" and "--Limitation on Asset Dispositions"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the 8.29% Notes continued for 60 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount at maturity of the outstanding 8.29% Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due (after expiration of any applicable grace period); (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; and
(h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of 8.29% Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding 8.29% Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If any Event of Default (other than an Event of Default described in clause
(h) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding 8.29% Notes may accelerate the maturity of all 8.29% Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of the outstanding 8.29% Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) above occurs, the outstanding 8.29% Notes


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will ipso facto become  immediately  due and payable  without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "--Amendment, Supplement and Waiver."

     Notwithstanding the foregoing, upon an acceleration of 8.29% Notes or an Event of Default specified in clause (h) above, in each case prior to February 1, 2003, the holders of 8.29% Notes will be entitled to receive only a default amount equal to the Accreted Value of the 8.29% Notes (plus any accrued and unpaid interest and premium, if any, not otherwise included in the Accreted Value to such date), which until February 1, 2003 will be less than the face amount of such 8.29% Notes.

     No holder of any 8.29% Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount at maturity of the outstanding 8.29% Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding 8.29% Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a 8.29% Note for enforcement of payment of the principal of and premium, if any, or interest on such 8.29% Note on or after the respective due dates expressed in such 8.29% Note.

     The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.


Amendment, Supplement and Waiver

     The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holder of 8.29% Notes, enter into one or more indentures supplemental to the Indenture (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the 8.29% Notes; (2) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Indenture; (3) to add any additional Events of Default; (4) to provide for uncertificated 8.29% Notes in addition to or in place of certificated 8.29% Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;
(6) to secure the 8.29% Notes; or (7) to cure any ambiguity in the Indenture to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided such actions shall not adversely affect the interests of the holders in any material respect.

     With the consent of the holders of not less than a majority in principal amount at maturity of the outstanding 8.29% Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders, provided that no such supplemental indenture shall, without the consent of the holder of each outstanding 8.29% Note (1) change the Stated Maturity of the principal of, or any installment of interest on, any 8.29% Note, or alter the redemption provisions thereof, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon maturity thereof, or change the place of payment where, or the coin or currency


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in which, any 8.29% Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof; (2) reduce the percentage in principal amount at maturity of the outstanding 8.29% Notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder; (3) subordinate in right of payment, or otherwise subordinate, the 8.29% Notes to any other Debt; (4) modify any provision of the Indenture relating to the calculation of Accreted Value; or (5) modify any provision of this paragraph (except to increase any percentage set forth herein).

     The holders of not less than a majority in principal amount at maturity of the outstanding 8.29% Notes may, on behalf of the holders of all the 8.29% Notes, waive any past Default under the Indenture and its consequences, except Default (1) in the payment of the principal of (or premium, if any) or interest on any 8.29% Note, or (2) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding 8.29% Note affected.


Satisfaction and Discharge of the Indenture, Defeasance

     The Company may terminate its obligations under the Indenture when (i) either (A) all outstanding 8.29% Notes have been delivered to the Trustee for cancellation or (B) all such 8.29% Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the 8.29% Notes not theretofore delivered to the Trustee for cancellation, for principal of (or premium, if any, on) and interest to the date of deposit or maturity or date of redemption on such 8.29% Notes; (ii) the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and
(iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

     The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the 8.29% Notes and the Indenture shall cease to be of further effect as to all outstanding 8.29% Notes (except as to (i) rights of registration of transfer, substitution and exchange of 8.29% Notes and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest on such 8.29% Notes (but not the Purchase Price referred to under "--Change of Control") and any rights of the holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "--Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the maturity of the 8.29% Notes, of (A) money in an amount, (B) Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the 8.29% Notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of, and interest on, the 8.29% Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the 8.29% Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an Opinion of Counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and


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discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in the Trust or the Trustee being subject to regulation under the Investment Company Act of 1940.


Governing Law

     The Indenture and the 8.29% Notes will be governed by the laws of the State of New York.


The Trustee

     Bankers Trust Company will be the Trustee under the Indenture. The Trustee's current address is Four Albany Street, New York, New York 10006.

     The holders of not less than a majority in principal amount at maturity of the outstanding 8.29% Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties are specifically set forth in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs.


No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the 8.29% Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Company. By accepting an 8.29% Note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the 8.29% Notes. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.


Transfer and Exchange

     A holder may transfer or exchange 8.29% Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company has entered into a registration rights agreement with the Initial Purchaser (the "Registration Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Old 8.29% Notes, at the Company's cost,
(a) by April 29, 1998, to file a registration statement (a "Registration Statement") with the Commission with respect to a registered offer to exchange the Old 8.29% Notes for the Exchange Notes, (b) to use its best efforts to cause such Registration Statement to be declared effective under the Securities Act by June 28, 1998, and (c) to consummate the Exchange Offer by July 28, 1998. For each Old 8.29% Note surrendered to the Company pursuant to the Exchange Offer,


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the holder of such Old 8.29% Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Old 8.29% Note.

  Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old 8.29% Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (i) that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company,
(ii) that it is acquiring the Exchange Notes in the ordinary course of its business and (iii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; provided that, in the case of broker- dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old 8.29% Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old 8.29% Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old 8.29% Notes where such Old 8.29% Notes were acquired by such broker- dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after consummation of the Exchange Offer, it will make this Prospectus available to any broker- dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement (including certain indemnification and contribution rights and obligations). See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  Each holder of the Old 8.29% Notes (other than certain specified holders) who wishes to exchange Old 8.29% Notes for Exchange Notes in the Exchange Offer will be required to represent that (a) it is not an affiliate of the Company, (b) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and (c) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") who acquired the 8.29% Notes for its own account as a result of market-making or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old 8.29% Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the


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resale of such Exchange Notes.

  If, (i) because of any change in law or applicable interpretations thereof by the Commission's staff, the Company determines upon advice of its outside counsel that it is not permitted to effect the Exchange Offer as contemplated by the Registration Agreement, or (ii) for any other reason the Exchange Offer is not consummated within 180 days of the closing date of the Old 8.29% Notes, or
(iii) any Initial Purchaser so requests with respect to Old 8.29% Notes held by it following consummation of the Exchange Offer, or (iv) any holder of Old 8.29% Notes (other than an Initial Purchaser) is not eligible to participate in the Exchange Offer or (v) in the case of any Initial Purchaser that participates in the Exchange Offer or acquires Exchange Notes issued and delivered to it by the Company in exchange for Old 8.29% Notes, such Purchaser does not receive freely tradeable Exchange Notes in exchange for Old 8.29% Notes constituting any portion of an unsold allotment, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (a "Shelf Registration Statement") with the Commission relating to the offer and sale of the Old 8.29% Notes or the Exchange Notes, (b) cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act for a period of three years or such shorter period that will terminate when all the Old 8.29% Notes or Exchange Notes, as applicable, covered by such Shelf Registration Statement have been sold. The Company will, in the event of filing such a Shelf Registration Statement, provide to each holder of the Old 8.29% Notes copies of the prospectus that is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the Old 8.29% Notes has been filed with the Commission and when such Shelf Registration Statement or any post-effective amendment thereto has become effective and take certain other actions as are required to permit unrestricted resales of the 8.29% Notes. A holder of 8.29% Notes that sells such 8.29% Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification and contribution rights and obligations).

  The Old 8.29% Notes provide that if (i) the Registration Statement has not been filed with the Commission within 90 days after the closing date of the Old 8.29% Notes or declared effective within 150 days after the closing date of the Old 8.29% Notes, or the Exchange Offer has not been consummated within 180 days after the closing date of the Old 8.29% Notes or (ii) in lieu thereof, the Shelf Registration Statement has not been filed with the Commission and declared effective within 210 days after the closing date of the Old 8.29% Notes or (iii) after either the Registration Statement or the Shelf Registration Statement has been declared effective, as the case may be, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old 8.29% Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest ("Liquidated Interest") will accrue on the Old 8.29% Notes (in addition to the stated interest on the Old 8.29% Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Interest will be payable in cash semiannually in arrears each February 1 and August 1, at a rate per annum equal to 0.50% of the principal amount of the Old 8.29% Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount of the Old 8.29% Notes at the end of each subsequent 90-day period, but in no event shall such rates exceed 2.00% per annum in the aggregate regardless of the number of Registration Defaults.

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  The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

         In March 1997, the Company issued and sold $250.0 million in principal amount of the 10 7/8% Notes, the proceeds of which were used to repay certain indebtedness of the Company and also to fund capital expenditures for the construction and activation of the Qwest Network. Unamortized issuance costs totaling approximately $8.0 million are being amortized over the term of the 10 7/8% Notes. Interest on the 10 7/8% Notes is payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1997, and the principal amount of the 10 7/8% Notes is due and payable in full on April 1, 2007. The 10 7/8% Note Indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, issue or sell capital stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain limited circumstances, the Company will be required to offer to purchase the 10 7/8% Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the excess proceeds of certain asset sales. In the event of a Change of Control (as defined in the 10 7/8% Note Indenture), holders of the 10 7/8% Notes will have the right to require the Company to purchase all of their 10 7/8% Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. Generally, the 10 7/8% Notes are redeemable, at the option of the Company, at stated premiums over par on or after April 1, 2002, and up to 35% of the 10 7/8% Notes may be redeemed at a premium over par prior to April 1, 2000 with the proceeds of certain public stock offerings.

         In August 1997, the Company completed a registered exchange of new 10 7/8% Notes (with terms identical in all material respects to the originally issued 10 7/8% Notes) for all of the originally issued 10 7/8% Notes. The Company received no proceeds from and recognized no profit on the exchange transaction, and no change in the financial condition of the Company occurred as a result of the exchange transaction.

         In October 1997, the Company issued $555,890,000 in principal amount at maturity of the 9.47% Notes, generating net proceeds of approximately $342.1 million, after deducting offering costs which are included in intangible and other long-term assets and will be amortized to interest expense over the term of the notes. The net proceeds will be used to fund capital expenditures for continuing construction and activation of the Qwest Network and to fund further growth in the business. The 9.47% Notes will accrete at a rate of 9.47% per annum, compounded semi-annually, to an aggregate principal amount of $555,890,000 by October 15, 2002. The principal amount of the 9.47% Notes is due and payable in full on October 15, 2007. The 9.47% Notes are redeemable at the Company's option, in whole or in part, at any time on or after October 15, 2002, at specified redemption prices. In addition, prior to October 15, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 9.47% Notes at specified redemption prices. Cash interest on the 9.47% Notes will not accrue until October 15, 2002, and


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thereafter will accrue at a rate of 9.47% per annum, and will be payable semi-annually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 (each an interest payment date) of each year. The Company has the option of commencing the accrual of cash interest on an interest payment date on or after October 15, 2000, in which case the outstanding principal amount at maturity of the 9.47% Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter. The indenture for the 9.47% Notes contains certain covenants that are substantially identical to the 10 7/8% Notes described above and the Old 8.29% Notes. See "Description of the 8.29% Notes."

         In February 1998, the Company completed a registered exchange of new 9.47% Notes (with terms identical in all material respects to the originally issued 9.47% Notes) for all of the originally issued 9.47% Notes. The Company received no proceeds from and recognized no profit on the exchange transaction, and no change in the financial condition of the Company occurred as a result of the exchange transaction.

Credit Facilities

     Qwest Corporation, a subsidiary of Qwest, was the borrower under a $100.0 million revolving credit facility with certain commercial lending institutions and ABN AMRO North America, Inc. as agent for the lenders. The credit facility was secured by pledges of publicly traded stock owned by an affiliate of Anschutz Company and was being used to provide working capital and capital expansion funds to QCC. The credit facility was structured as a three-year revolving bank credit facility, convertible to a two-year term loan maturing on April 2, 2001. Borrowings bear interest at an adjustable rate based on the agent's prime rate or LIBOR plus an applicable margin. At September 30, 1997, $10.0 million was outstanding under this facility. In October 1997, the Company repaid the outstanding balance and terminated this credit facility.


     The Company is considering obtaining a new bank credit facility, which may be secured or unsecured, as permitted under its indentures. The Company also may issue other public or private debt. No credit support will be provided by the Company's parent for any new facilities. No assurance can be given as to when or whether the Company will obtain a new credit facility on acceptable terms.

Vendor Financing

     The Company and Nortel, individually and as agent for itself and other specified lenders, entered into a $90.0 million equipment credit facility dated as of May 6, 1997 to finance the transmission electronics equipment to be purchased from Nortel under a procurement agreement. The facility subsequently was assigned by Nortel to another institution, which assumed the credit facility and currently acts as the agent. Under this equipment credit facility, the Company may borrow funds as it purchases the equipment to fund up to 75% of the purchase price of such equipment and related engineering and installation services provided by Nortel, with the purchased equipment and related items serving as the collateral for the loans. Principal amounts outstanding under the equipment credit facility will be payable in quarterly installments commencing on June 30, 2000, with repayment in full due and payable on March 31, 2004. Borrowings will bear interest at the Company's option at either: (i) a floating base rate announced by a designated reference bank plus an applicable margin; or
(ii) LIBOR plus an applicable margin. As of March 31, 1998, approximately $37.5 million was outstanding under this equipment credit facility.

     The equipment credit facility contains covenants that, among other things, restrict application of the loan proceeds to the purchase of the Nortel equipment and related engineering and installation services provided by Nortel,


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place limitations on certain asset dispositions and sales of collateral, and require QCC's direct compliance with the debt-service ratios to which it is subject as a Restricted Subsidiary under the Indenture for the Notes. Initial extensions of credit are subject to certain conditions, among others, requiring that QCC deliver to the agent for the benefit of the lenders security interests, in form and substance satisfactory to the agent, in the equipment to be purchased. The equipment credit facility generally permits QCC to pay dividends and make distributions in respect to its capital stock except where such payments would impair QCC's ability, for the three-month period following such dividend or distribution, to repay indebtedness incurred under the equipment credit facility, and authorizes QCC to pay dividends and make distributions to Qwest in order to allow Qwest to satisfy its obligations with respect to the Notes and other debt that is solely an obligation of Qwest. The equipment credit facility contains certain events of default including, among other things, failure to pay, breach of the agreement and insolvency. Upon the occurrence of an event of default, the equipment credit facility agreement permits the agent to declare all borrowings to be immediately due and payable, terminate loan commitments and/or proceed against the collateral.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a general discussion of certain of the expected United States federal income tax consequences applicable to holders of the Old 8.29% Notes who purchased the Old 8.29% Notes for cash pursuant to the Offering, exchange the Old 8.29% Notes for Exchange Notes pursuant to this Exchange Offer, and hold the Old 8.29% Notes and will hold the Exchange Notes as capital assets (such persons are referred to herein as "Holders"). This discussion is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to holders of the 8.29% Notes. Qwest has received an opinion of its counsel, Holme Roberts & Owen LLP, that the following describes the material United States federal income tax consequences expected to result to Holders, subject to the conditions and limitations described herein. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations ("Regulations"), and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion is also based on the information contained in this Prospectus and the related documents, and on certain representations from Qwest as to factual matters. This discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders and does not address foreign, state, or local tax consequences.

  Qwest has not sought and will not seek any ruling from the Internal Revenue Service (the "Service") with respect to the 8.29% Notes. There can be no assurance that the Service will not take a different position concerning the tax consequences of the exchange of Old 8.29% Notes for Exchange Notes or the ownership or disposition of the Exchange Notes, or that the Service's position would not be sustained by a court.

  The federal income tax consequences to a Holder may vary depending upon the Holder's particular situation or status. Holders that are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the 8.29% Notes as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities, and except as expressly


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addressed herein, Non-U.S. Holders (as defined below)) may be subject to special rules not discussed below.

  As used in this discussion, the term "U.S. Holder" means a Holder that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income tax, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a Holder that is, for United States federal income tax purposes, not a U.S. Holder.

  THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. EACH HOLDER IS EXPECTED AND URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES AND OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ALL FOREIGN, STATE, OR LOCAL TAX LAWS AND OF ANY CHANGE IN FEDERAL INCOME TAX LAW OR ADMINISTRATIVE OR JUDICIAL INTERPRETATION THEREOF SINCE THE DATE OF THIS PROSPECTUS.

EXCHANGE OF NOTES

  Although there is no direct authority as to whether the exchange of Old 8.29% Notes for Exchange Notes pursuant to the Exchange Offer will be treated as a taxable exchange for United States federal income tax purposes, it is the opinion of Holme Roberts & Owen LLP, counsel to Qwest, that based on its analysis of applicable law, the exchange should not be treated as a taxable exchange for United States federal income tax purposes. A Holder should not recognize gain or loss upon the exchange of Old 8.29% Notes for Exchange Notes and, upon such exchange, should have the same adjusted tax basis in and holding period for the Exchange Notes as it had in the Old 8.29% Notes immediately prior to the exchange.

ORIGINAL ISSUE DISCOUNT

  General. Because the 8.29% Notes are issued at a significant discount from their stated redemption price at maturity (defined below), the 8.29% Notes will have substantial original issue discount for United States federal income tax purposes. As a result, a U.S. Holder will generally be required to include original issue discount in gross income on a constant yield/economic accrual basis for United States federal income tax purposes, regardless of the U.S. Holder's regular method of tax accounting. Therefore, inclusion of original issue discount in gross income will occur in advance of the receipt of cash payments on the 8.29% Notes. See "--Taxation of Original Issue Discount" below.

  Amount of Original Issue Discount. The amount of original issue discount with respect to each 8.29% Note is the excess of the "stated redemption price at maturity" of the 8.29% Note over its "issue price." The "stated redemption price at maturity" of each 8.29% Note is the sum of all payments required to be made on the 8.29% Note through and including maturity (whether denominated as principal or interest), other than payments of "qualified stated interest." "Qualified stated interest" is generally defined as stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually and at a single fixed rate that appropriately takes into account the length of intervals between payments. Subject to Qwest's right to elect early commencement of interest accruals, no cash interest will be payable on the 8.29% Notes until August 1, 2003; therefore, none of the


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stated interest will be qualified stated interest, but instead, all of it will be included in the stated redemption price at maturity of the 8.29% Notes. The "issue price" of an Exchange Note should be the same as the issue price of the Old 8.29% Notes, which is the first price at which a substantial amount of the Old 8.29% Notes were sold to the public for money (excluding sales to any person acting in the capacity of an underwriter, placement agent, or wholesaler). Each 8.29% Note will be issued subject to a very substantial amount of original issue discount.

  Taxation of Original Issue Discount. Each U.S. Holder will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount with respect to the 8.29% Note for each day during the taxable year on which such U.S. Holder holds the 8.29% Note. The "daily portions" of original issue discount are determined by allocating to each day in an accrual period (generally a six-month period or shorter period from the date of original issue) a ratable portion of the original issue discount attributable to that accrual period. The amount of the original issue discount attributable to each full accrual period will equal the product of the "adjusted issue price" of the 8.29% Note at the beginning of the accrual period, multiplied by the "yield to maturity" of the 8.29% Notes (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The "adjusted issue price" of an 8.29% Note at the beginning of an accrual period is the original issue price of the 8.29% Note increased by the aggregate amount of original issue discount that has accrued in all prior accrual periods previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the 8.29% Note (excluding payments not taken into account in computing the stated redemption price at maturity of the 8.29% Note). The "yield to maturity" of an 8.29% Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the 8.29% Note, produces an amount equal to the issue price of the 8.29% Note.

  Early Commencement of Cash Interest Accruals. On or after February 1, 2001, and prior to February 1, 2003, Qwest may elect to commence the accrual of cash interest with respect to the 8.29% Notes (the "Cash Interest Option"), in which case cash interest will become payable on the 8.29% Notes semiannually thereafter. See "Description of the 8.29% Notes--Principal, Maturity and Interest of the 8.29% Notes." For purposes of determining the yield to maturity and maturity date of the 8.29% Notes under the Regulations, Qwest will be deemed to exercise any option with respect to the 8.29% Notes if the exercise of such option would lower the yield to maturity of the 8.29% Notes. Qwest has determined that the exercise of the Cash Interest Option would not lower the yield to maturity of the 8.29% Notes. On these facts, and for purposes of the Regulations, there is a presumption that Qwest will not exercise the Cash Interest Option. If Qwest does exercise the Cash Interest Option, contrary to the presumption set forth above, then solely for purposes of computing original issue discount, the 8.29% Notes should be treated as having been retired and then reissued, as of the date of such exercise, for an amount equal to the adjusted issue price of the 8.29% Notes on that date. It is possible that the Service could take the position that payments made on an 8.29% Note pursuant to the Cash Interest Option should be treated as a "pro rata prepayment" of a portion of the 8.29% Note. A pro rata prepayment would be treated as a payment in retirement of a portion of the 8.29% Note, which may result in gain or loss to the U.S. Holder. See "--Sale, Retirement, or Other Taxable Disposition."

  Information Requirements. Qwest is required to furnish certain information to the Service regarding the original issue discount amounts. Qwest will furnish annually to record holders of the 8.29% Notes, information with respect to original issue discount that accrued during the calendar year, as well as interest paid during that year. This information will be based on the adjusted issue price of the debt instrument as if such holder were the original holder of


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the debt  instrument.  Qwest will classify the 8.29% Notes as debt under section
385 of the Code.

EFFECT OF REDEMPTION PROVISIONS ON COMPUTATION OF ORIGINAL ISSUE DISCOUNT

     Redemption Rights. Qwest may redeem the 8.29% Notes, in whole or in part, at any time on or after February 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date. See "Description of the 8.29% Notes--Optional Redemption." For purposes of determining the yield to maturity and maturity date of the 8.29% Notes under the Regulations, Qwest will be deemed to exercise any redemption option with respect to the 8.29% Notes if the exercise of such option would lower the yield to maturity of the debt instrument. Qwest has determined that the exercise of its right to redeem the 8.29% Notes prior to their stated maturity would not lower the yield to maturity of the 8.29% Notes. On these facts, and for purposes of the Regulations, there is a presumption that Qwest will not exercise its right to redeem the 8.29% Notes prior to their stated maturity.

  Prior to February 1, 2001, Qwest may redeem up to 35 percent of the Accreted Value of the 8.29% Notes at a redemption price set forth herein, plus accrued and unpaid interest, with the net proceeds of one or more Public Equity Offerings resulting in gross proceeds of at least $100 million in the aggregate; provided that at least 65 percent of the Accreted Value of the originally issued 8.29% Notes would remain outstanding immediately after giving effect to such redemption. See "Description of the 8.29% Notes--Optional Redemption." In addition, as described in "Description of the 8.29% Notes--Certain Covenants--Change of Control" and "Description of the 8.29% Notes--Certain Covenants--Limitation on Asset Dispositions," Qwest will, upon the occurrence of certain events, be required to make an Offer to Purchase all outstanding 8.29% Notes at redemption prices specified under those headings. Such redemption rights and obligations will be treated by Qwest as not affecting the determination of the yield to maturity or maturity date of the 8.29% Notes.

  Subsequent Adjustments. If one or more of the contingencies described under this "--Effect of Redemption Provisions on Computation of Original Issue Discount" actually occurs, contrary to the presumptions set forth above (a "change in circumstances"), then solely for purposes of computing original issue discount, the 8.29% Notes will be treated as having been retired and then reissued as of the date of the change in circumstances for an amount equal to the adjusted issue price of the 8.29% Notes on that date.

MARKET DISCOUNT

  Under the market discount rules of the Code, a U.S. Holder who purchases an 8.29% Note at a "market discount" will generally be required to treat any gain recognized on the disposition of the 8.29% Note as ordinary income to the extent of the lesser of such gain or the portion of the market discount that accrued during the period that the U.S. Holder held such 8.29% Note. Market discount is generally defined as the amount by which a U.S. Holder's purchase price for an 8.29% Note is less than the revised issue price of the 8.29% Note on the date of purchase, subject to a statutory de minimis exception. A U.S. Holder who acquires an 8.29% Note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such 8.29% Note until the U.S. Holder disposes of the 8.29% Note in a taxable transaction. A U.S. Holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Service. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

ACQUISITION PREMIUM

  A U.S. Holder who acquires an 8.29% Note for an amount that is less than or equal to its stated redemption price at maturity, but in excess of the adjusted issue price will be considered to have purchased the 8.29% Note at acquisition premium. Under the acquisition premium rules, generally, such U.S. Holder will be permitted to offset a portion of the acquisition premium against the amount of original issue discount otherwise includible in income with respect to the 8.29% Note. The information reported by Qwest to the record holders of the 8.29% Notes on an annual basis will not account for an offset against original issue discount for any portion of the acquisition premium. Accordingly, each holder should consult its tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount.

SALE, RETIREMENT, OR OTHER TAXABLE DISPOSITION

  Upon the sale, retirement, or other taxable disposition of an 8.29% Note, a U.S. Holder will generally recognize gain or loss measured by the difference between (i) the amount of cash plus the fair market value of property received in exchange therefor (except to the extent attributable to accrued interest not previously taken into account) and (ii) the U.S. Holder's adjusted tax basis in the 8.29% Note. A U.S. Holder's initial tax basis in a 8.29% Note will equal the price paid by such U.S. Holder for such 8.29% Note and will be increased from time to time by the amount of original issue discount included in gross income to the date of disposition, as adjusted by acquisition premium, if any (and further increased by the accruals of market discount, if any, that the U.S. Holder has previously elected to include in gross income on an annual basis), and decreased from time to time by the amount of any payments (excluding payments of qualified stated interest and any other payment that is not taken into account in computing the stated redemption price at maturity of the debt instrument) received with respect to the 8.29% Note. Any gain or loss on the sale, retirement, or other taxable disposition of an 8.29% Note, measured as described above, will generally be capital gain or loss (except as discussed under "-- Market Discount"), provided that the 8.29% Note was a capital asset in the hands of the U.S. Holder. In the case of an individual U.S. Holder, such capital gain will be taxable at various preferential rates, depending on such U.S. Holder's holding period for the 8.29% Note at the time of disposition.

  With respect to tax matters related to legal defeasance and covenant defeasance in certain circumstances, see "Description of 8.29%
Notes--Satisfaction and Discharge of the Indenture, Defeasance."

BACKUP WITHHOLDING

  The backup withholding rules of the Code require a payor to deduct and withhold a tax amount if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of a "reportable payment" and the Service has notified the payor that withholding is required, or (iv) there has been a failure on the part of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406 of the Code. If any one of the events discussed above occurs, Qwest or its paying agent or other withholding agent will be required to withhold a tax equal to 31 percent of any


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



"reportable payment" which includes, among other things, interest actually paid, original issue discount, and amounts paid through brokers in retirement of securities. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such U.S. Holder's United States federal income tax, provided that the required information is furnished to the Service. Certain U.S. Holders

(including, among others, corporations) are not subject to the backup withholding or information reporting requirements.

CERTAIN TAX CONSEQUENCES TO NON-U.S. HOLDERS

  General. The following discussion is for general information purposes only and does not purport to cover all aspects of Untied States federal income taxation that may apply to, or the actual tax effect that any of the matters described herein will have on, any particular Non-U.S. Holder. Non-U.S. Holders are expected and urged to consult their tax advisors as to the particular tax consequences to them of exchanging Old 8.29% Notes for Exchange Notes and of owning and disposing of the Exchange Notes.

     Portfolio Interest Exemption. A Non-U.S. Holder will generally, under the portfolio interest exemption of the Code, not be subject to United States federal income taxes or United States federal withholding tax, on payments of principal, if any, on the 8.29% Notes, and original issue discount on the 8.29% Notes or interest paid on the 8.29% Notes, provided that (i) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Qwest entitled to vote, (ii) the Non-U.S. Holder is not (a) a bank receiving original issue discount or interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (b) a controlled foreign corporation that is related to Qwest through stock ownership, (iii) such original issue discount or interest is not effectively connected with a United States trade or business and (iv) either (a) the beneficial owner of the 8.29% Notes certifies to Qwest or its agent, under penalties of perjury, that it is not a U.S. Holder and provides a completed Internal Revenue Service ("IRS") Form W-8 ("Certificate of Foreign Status") or
(b) a securities clearing organization, bank, or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the 8.29% Notes, certifies to Qwest or it agent, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy thereof. If any of the situations described in proviso (i), (ii), or (iv) of the preceding sentence do not exist, interest on the 8.29% Notes, when received, is subject to United States withholding tax at the rate of 30 percent, unless an income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident provides for the elimination or reduction in the rate of United States federal withholding tax. Interest for this purpose includes income, other than capital gains, received from the sale or exchange of the 8.29% Notes or from a payment on the 8.29% Notes to the extent original issue discount accrued while the 8.29% Notes were held by a Non-U.S. Holder and the amounts so accrued were not previously subject to United States withholding tax.

  If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the 8.29% Note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder, although exempt from United States federal withholding tax as discussed in the preceding paragraph (or by reason of the delivery of a properly completed IRS Form 4224), will be subject to United States federal income tax on such interest (including original issue discount) and on any gain realized on the sale, exchange, or other disposition of an 8.29% Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

  Federal Estate Tax. 8.29% Notes owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be excluded from the individual's gross estate for United States federal estate tax purposes and will not be subject to United States federal estate tax if the nonresident qualifies for the portfolio interest exemption discussed above.

  Disposition of 8.29% Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange, or retirement of an 8.29% Note, unless: (i)(a) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (b) if a tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied, or
(iii) the Non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to United States expatriates.

  Information Reporting and Backup Withholding Tax. In general, there is no United States information reporting requirement or backup withholding tax on payments to Non-U.S. Holders who provide the appropriate certification described above regarding qualification for the portfolio interest exemption from United States federal income tax for payments of interest (including original issue discount) on the 8.29% Notes.

  In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of 8.29% Notes effected at a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, or a foreign person, 50 percent or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met or
(ii) the beneficial owner otherwise establishes an exemption.

  Payment by Qwest of principal on the 8.29% Notes or payment by a United States office of a broker of the proceeds of a sale of 8.29% Notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that it is a Non-U.S. Holder who meets all the requirements for exemption from United States federal income tax on any gain from the sale, exchange, or retirement of the 8.29% Notes. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided the required information is furnished to the Service.

  Recently promulgated Regulations (the "New Regulations") could affect the procedures to be followed by Non-U.S. Persons and payors of interest and sale proceeds in complying with the United States federal withholding, backup withholding, and information reporting rules, and the availability of any exemption therefrom. The New Regulations are not currently effective, but will generally be effective for payments made after December 31, 1999. Each Holder of 8.29% Notes is strongly urged to consult its tax advisor regarding the effect of

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the New Regulations on the exchange of the Old 8.29% Notes for Exchange Notes pursuant to the Exchange Offer and on the ownership and disposition of the Exchange Notes.


                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old 8.29% Notes where such Old 8.29% Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by any broker-dealer. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Agreement and all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old 8.29% Notes) other than commissions or concessions of any brokers or dealers, and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

  The Company has not entered into any arrangements or understandings with any person to distribute the Exchange Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The validity of the Exchange Notes and certain other legal matters in connection with the Exchange Notes offered hereby are being passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado with respect to matters of United States law. Certain United States federal income tax matters will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado.

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                                    EXPERTS

  The consolidated financial statements and schedule of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the report pertaining to such consolidated financial statements, dated February 24, 1998, except as to note 22, which is as of March 8, 1998, and the report dated February 24, 1998 pertaining to such schedule, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements and schedules of LCI International, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 16, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 16,
1998) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


  The consolidated financial statements of Phoenix as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 included in this Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in its report dated February 19, 1998 with respect thereto, and are included herein in reliance on the reports of Grant Thornton LLP and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report..............................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996..............   F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996 and 1995......................................................   F-5
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1997, 1996 and 1995.........................................   F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995......................................................   F-7
Notes to Consolidated Financial Statements................................   F-8
UNAUDITED FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheets as of March 31, 1998 and December
 31, 1997.................................................................  F-27
Condensed Consolidated Statements of Operations for the Three Months Ended
 March 31, 1998 and 1997..................................................  F-28
Condensed Consolidated Statements of Cash Flows for the Three Months Ended
 March 31, 1998 and 1997..................................................  F-29
Notes to Condensed Consolidated Financial Statements......................  F-30

                            LCI INTERNATIONAL, INC.

AUDITED FINANCIAL STATEMENTS:
Report of Independent Public Accountants..................................  F-36
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996 and 1995......................................................  F-37
Consolidated Balance Sheets as of December 31, 1997 and 1996..............  F-38
Consolidated Statements of Shareowners' Equity for the Years Ended
 December 31, 1997, 1996 and 1995.........................................  F-39
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995......................................................  F-40
Notes to Consolidated Financial Statements................................  F-41
UNAUDITED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Operations for the Three Months Ended
 March 31, 1998 and 1997..................................................  F-56
Condensed Consolidated Balance Sheets as of March 31, 1998 and December
 31, 1997.................................................................  F-57
Condensed Consolidated Statement of Shareowners' Equity for the Three
 Months Ended March 31, 1998..............................................  F-58
Condensed Consolidated Statements of Cash Flows for the Three Months Ended
 March 31, 1998 and 1997..................................................  F-59
Notes to Interim Condensed Consolidated Financial Statements..............  F-60

                             PHOENIX NETWORK, INC.

Report of Independent Certified Public Accountants........................  F-65
Consolidated Balance Sheets as of December 31, 1997 and 1996..............  F-66
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996 and 1995......................................................  F-67
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1997, 1996 and 1995.........................................  F-68
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995......................................................  F-69
Notes to Consolidated Financial Statements................................  F-71

                       PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Qwest Communications International Inc. and
 Subsidiaries
Pro Forma Condensed Combined Balance Sheet as of
 March 31, 1998 (Unaudited)..............................................  F-85
Pro Forma Condensed Combined Statement of Operations
 for the Three Months Ended March 31, 1998 (Unaudited)...................  F-86
Pro Forma Condensed Combined Statement of Operations
 for the Twelve Months Ended December 31, 1997 (Unaudited)...............  F-87
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)...  F-88

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
QWEST COMMUNICATIONS INTERNATIONAL INC.:

  We have audited the accompanying consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick LLP
Denver, Colorado
February 24, 1998,
 except as to note 22,
 which is as of
 March 8, 1998

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                1997      1996
                                                             ---------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $  379,784 $  6,905
  Accounts receivable, net..................................     67,395   29,248
  Costs and estimated earnings in excess of billings........    256,566    4,989
  Notes and other receivables...............................     10,855   14,934
  Other current assets......................................      9,342      328
                                                             ---------- --------
    Total current assets....................................    723,942   56,404
Property and equipment, net.................................    614,640  186,535
Deferred income tax asset...................................     17,988    4,593
Notes and other receivables.................................         59   11,052
Intangible and other long-term assets, net..................     41,476    3,967
                                                             ---------- --------
    Total assets............................................ $1,398,105 $262,551
                                                             ========== ========


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                             1997       1996
                                                          ----------  --------
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................. $  253,313  $ 80,129
  Billings in excess of costs and estimated earnings.....     21,390     5,034
  Deferred income tax liability..........................     22,344       --
  Current portion of long-term debt......................     12,011    25,193
  Payable to Majority Shareholder........................      2,091    19,138
  Deferred revenue.......................................      4,273     2,649
                                                          ----------  --------
    Total current liabilities............................    315,422   132,143
  Long-term debt.........................................    630,463   109,268
  Other liabilities......................................     70,476    11,698
                                                          ----------  --------
    Total liabilities....................................  1,016,361   253,109
                                                          ----------  --------
Stockholders' equity:
  Preferred Stock, $.01 par value. Authorized 25,000,000
   shares
   No shares issued and outstanding......................        --        --
  Common Stock, $.01 par value. Authorized 400,000,000
   shares.
   206,669,874 shares and 173,000,000 shares issued and
   outstanding at December 31, 1997 and December 31,
   1996, respectively....................................      2,066     1,730
  Additional paid-in capital.............................    411,605    54,162
  Accumulated deficit....................................    (31,927)  (46,450)
                                                          ----------  --------
  Total stockholders' equity.............................    381,744     9,442
                                                          ----------  --------
Commitments and contingencies
    Total liabilities and stockholders' equity........... $1,398,105  $262,551
                                                          ==========  ========


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                   1997      1996      1995
                                                 --------  --------  ---------
Revenue:
  Carrier services.............................. $ 55,644  $ 57,573  $  67,789
  Commercial services...........................   59,649    34,265     20,412
                                                 --------  --------  ---------
                                                  115,293    91,838     88,201
  Network construction services.................  581,410   139,158     36,901
                                                 --------  --------  ---------
                                                  696,703   230,996    125,102
                                                 --------  --------  ---------
Operating expenses:
  Telecommunications services...................   91,166    80,368     81,215
  Network construction services.................  397,153    87,542     32,754
  Selling, general and administrative...........   91,190    45,755     37,195
  Growth share plan.............................   73,451    13,100        --
  Depreciation and amortization.................   20,262    16,245      9,994
                                                 --------  --------  ---------
                                                  673,222   243,010    161,158
Earnings (loss) from operations.................   23,481   (12,014)   (36,056)
Other income (expense):
  Interest expense, net.........................  (18,895)   (6,827)    (4,248)
  Interest income...............................   11,708     2,454      1,782
  Other income, net.............................    7,286     6,186         55
                                                 --------  --------  ---------
    Earnings (loss) before income taxes.........   23,580   (10,201)   (38,467)
Income tax expense (benefit)....................    9,057    (3,234)   (13,336)
                                                 --------  --------  ---------
    Net earnings (loss)......................... $ 14,523  $ (6,967) $ (25,131)
                                                 ========  ========  =========
Earnings (loss) per share--basic................ $   0.08  $  (0.04) $   (0.15)
                                                 ========  ========  =========
Earnings (loss) per share--diluted.............. $   0.07  $  (0.04) $   (0.15)
                                                 ========  ========  =========


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                             COMMON STOCK
                          ------------------ ADDITIONAL                 TOTAL
                           NUMBER OF           PAID-IN  ACCUMULATED  STOCKHOLDERS'
                             SHARES   AMOUNT   CAPITAL    DEFICIT       EQUITY
                          ----------- ------ ---------- ----------- --------------
BALANCES, JANUARY 1,
 1995...................  173,000,000 $1,730  $ 37,203   $(14,352)     $ 24,581
Cash contribution from
 Majority Shareholder...          --     --     28,000        --         28,000
Reduction in additional
 paid-in capital
 attributable to effect
 of the tax allocation
 agreement with Majority
 Shareholder............          --     --       (975)       --           (975)
Net loss................          --     --        --     (25,131)      (25,131)
                          ----------- ------  --------   --------      --------
BALANCES, DECEMBER 31,
 1995...................  173,000,000  1,730    64,228    (39,483)       26,475
Cancellation of income
 tax benefit receivable
 from Majority
 Shareholder............          --     --    (11,088)       --        (11,088)
Equity contribution from
 Majority Shareholder...          --     --      1,022        --          1,022
Net loss................          --     --        --      (6,967)       (6,967)
                          ----------- ------  --------   --------      --------
BALANCES, DECEMBER 31,
 1996...................  173,000,000  1,730    54,162    (46,450)        9,442
Issuance of common stock
 in initial public
 offering, net..........   31,050,000    310   319,171        --        319,481
Issuance of common stock
 warrants...............          --     --      2,300        --          2,300
Issuance of common stock
 for Growth Shares......    2,591,532     26    35,284        --         35,310
Issuance of common stock
 upon exercise of
 employee stock
 options................        9,644    --        132        --            132
Issuance of common stock
 under Equity Incentive
 Plan...................       18,698    --        556        --            556
Net earnings............          --     --        --      14,523        14,523
                          ----------- ------  --------   --------      --------
BALANCES, DECEMBER 31,
 1997...................  206,669,874 $2,066  $411,605   $(31,927)     $381,744
                          ----------- ------  --------   --------      --------


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                   1997       1996      1995
                                                 ---------  --------  ---------
Cash flows from operating activities:
 Net earnings (loss)...........................  $  14,523  $ (6,967) $ (25,131)
 Adjustments to reconcile net earnings (loss)
  to net cash (used in) provided by operating
  activities:
 Depreciation and amortization.................     20,262    16,245      9,994
 Gain on sale of contract rights...............     (9,296)      --         --
 Gain on sale of telecommunications service
  agreements...................................        --     (6,126)       --
 Deferred income tax expense (benefit).........      8,949    (1,123)    (2,839)
 Changes in operating assets and liabilities:
  Receivables--accounts and notes, net.........    (22,397)  (25,680)   (21,379)
  Costs and estimated earnings in excess of
   billings, net...............................   (235,221)   24,172    (21,650)
  Accounts payable and accrued liabilities.....    189,797    34,455      5,852
  Payable to related parties, net..............        --     (2,983)     1,263
  Other changes................................     (3,105)      531     (2,745)
                                                 ---------  --------  ---------
   Net cash (used in) provided by operating
    activities.................................    (36,488)   32,524    (56,635)
                                                 ---------  --------  ---------
Cash flows from investing activities:
 Proceeds from sale of contract rights.........      9,000       --         --
 Proceeds from sale of telecommunications
  service agreements...........................        --      4,500        --
 Expenditures for property and equipment.......   (345,788)  (57,122)   (46,313)
 Cash paid for acquisitions, net of cash
  acquired.....................................    (20,036)      --     (12,545)
                                                 ---------  --------  ---------
   Net cash used in investing activities.......   (356,824)  (52,622)   (58,858)
                                                 ---------  --------  ---------
Cash flows from financing activities:
 Proceeds from issuance of common stock in
  initial public offering, net.................    319,481       --         --
 Proceeds from issuance of common stock
  warrants.....................................      2,300       --         --
 Proceeds from exercise of employee stock
  options......................................        132       --         --
 Borrowings of long-term debt..................    678,003    65,000     62,606
 Repayments of long-term debt..................   (200,233)  (21,322)    (2,331)
 Debt issuance costs...........................    (16,445)     (112)      (591)
 Net (payments to) advances from Majority
  Shareholder..................................    (17,047)  (19,069)    26,256
 Contributions from Majority Shareholder.......        --      1,022     28,000
                                                 ---------  --------  ---------
   Net cash provided by financing activities...    766,191    25,519    113,940
                                                 ---------  --------  ---------
   Net increase (decrease) in cash and cash
    equivalents................................    372,879     5,421     (1,553)
Cash and cash equivalents, beginning of
 period........................................      6,905     1,484      3,037
                                                 ---------  --------  ---------
Cash and cash equivalents, end of period.......  $ 379,784  $  6,905  $   1,484
                                                 =========  ========  =========
Supplemental disclosure of cash flow information:
 Cash paid for interest, net...................  $  16,696  $  8,825  $   3,972
                                                 =========  ========  =========
 Cash paid for taxes, other than to Majority
  Shareholder..................................  $     244  $    160  $     725
                                                 =========  ========  =========
Supplemental disclosure of significant non-cash investing and financing activities:
 Accrued capital expenditures..................  $  76,267  $ 28,000  $     --
                                                 =========  ========  =========
 Capital expenditures financed with equipment
  credit facility..............................  $  22,604  $    --   $     --
                                                 =========  ========  =========

          See accompanying notes to consolidated financial statements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(1) ORGANIZATION AND BACKGROUND

  Qwest Communications International Inc. (the "Company") was wholly-owned by Anschutz Company (the "Majority Shareholder") until June 27, 1997, when the Company issued common stock in an initial public offering (the "IPO"). As of December 31, 1997, the Majority Shareholder owns approximately 83.7% of the outstanding common stock of the Company. The Company is the ultimate holding company for the operations of Qwest Communications Corporation and subsidiaries ("Qwest").

  The Company is a developer and operator of telecommunications networks and facilities and operates in a single business segment, the telecommunications industry. It principally provides the following services within that industry:

  --Telecommunications Services--the Company provides dedicated line and switched services to interexchange carriers and competitive access providers ("Carrier Services") and long distance voice, data and video services to businesses and consumers ("Commercial Services").

  --Network Construction Services--the Company installs fiber optic communications systems for interexchange carriers, local telephone companies, cable television companies, competitive access providers and other communications entities, as well as for its own use.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

  The accompanying audited consolidated financial statements as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 include the accounts of the Company and all majority-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

 (b) Telecommunications Services Revenue

  Revenue from telecommunications services is recognized monthly as the services are provided. Amounts billed in advance of the service month are recorded as deferred revenue.

 (c) Long-Term Construction Contracts

  The Company accounts for long-term construction contracts relating to the development of telecommunications networks using the percentage of completion method. Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect progress toward contract completion.

  Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. When necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Contract costs are estimated using allocations of the total cost of constructing the Qwest Network, a coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). Revisions to estimated profits on contracts are recognized in the period they become known.

 (d) Cash and Cash Equivalents

  The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts, and any other investments with an original maturity of three months or less, that the Company may hold from time to time, as cash and cash equivalents.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

 (e) Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed on a straight-line basis using the estimated useful lives of the assets, commencing when they are available for service. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Network construction costs, including interest during construction, are capitalized. Interest capitalized in the years ended December 31, 1997, 1996 and 1995 was approximately $17.7 million, $2.4 million and $1.9 million, respectively.

  The useful lives of property and equipment are as follows:

   Facility and leasehold improvements................ 5--25 years or lease term
   Communications and construction equipment.......... 3--10 years
   Fiber and conduit systems.......................... 15--25 years
   Office equipment and furniture..................... 3--7 years
   Capital leases..................................... lease term

  While constructing network systems for customers, the Company may install additional conduit for its own use. This additional conduit is capitalized at the incremental cost of construction. Costs of the initial conduit, fiber and facilities are allocated to the customer and the Company based upon the number of fibers retained by the Company relative to the total fibers installed, or square footage in the case of facilities.

 (f) Impairment of Long-Lived Assets

  The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, in accordance with Statement of Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows are to represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the fair value of the asset. Any impairment provisions recognized are permanent and may not be restored in the future. No impairment expense was recognized in 1997, 1996 or 1995.

 (g) Income Taxes

  The Company uses the asset and liability method of accounting for income taxes, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (h) Intangible and Other Long-Term Assets

  Intangible and other long-term assets include debt issuance costs, deferred compensation, goodwill and acquired intangibles such as customer contracts and non-compete covenants. Such costs are amortized on a straight-line basis over a period ranging from three to fifteen years.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

 (i) Earnings Per Share

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which requires the presentation of basic earnings per share and, for companies with potentially dilutive securities, such as convertible debt, options and warrants, diluted earnings per share. Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the year. Potentially dilutive instruments for the periods prior to the Company's IPO, as defined by Securities and Exchange Commission Staff Accounting Bulletin Number 98, Earnings Per Share, were not material and were excluded from the computation of earnings per share. Diluted earnings per share give effect to all potential dilutive common shares that were outstanding during the year.

 (j) Stock-Based Compensation

  As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company accounts for compensation expense under the Growth Share Plan and the Equity Incentive Plan in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

 (k) Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (l) Reclassifications

  Certain prior year balances have been reclassified to conform with 1997 presentation.

(3) OTHER INCOME (EXPENSE)

  On March 10, 1997, the Company entered into an agreement with an unrelated third party to terminate certain equipment purchase and telecommunications capacity rights and options of the Company exercisable against the third party for $9.0 million in cash, which the Company received in 1997 and has recorded as gain on sale of contract rights.

  On July 1, 1996, the Company sold its right, title and interest in certain telecommunications service agreements to an unrelated third party (the "Buyer") for $5.5 million. During the transition of service agreements to the Buyer, the Company incurred certain facilities costs on behalf of the Buyer, which are reimbursable to the Company. On March 31, 1997, the arrangement relating to the transition services agreements expired and has not yet been renegotiated. A dispute has arisen with respect to reimbursement of these costs and, as a result, the Company made a provision of $2.0 million in the three months ended March 31, 1997. Negotiations with the Buyer are continuing. As of December 31, 1997 and 1996, net amounts of approximately $5.0 million and $2.0 million, respectively, were due to the Company for such costs. The Company believes that the receivable balance as of December 31, 1997 is collectible.

(4) ACQUISITIONS

  On October 22, 1997, the Company and an unrelated third party consummated an agreement whereby the Company acquired from the third party all of the issued and outstanding shares of capital stock of SuperNet, Inc.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

("SNI"), a regional internet service provider, and the capital stock of SNI issued at the closing of the acquisition, for approximately $20.0 million in cash, plus acquisition costs. The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated as follows (in thousands):

   Working capital.................................................... $(1,517)
   Property and equipment.............................................   2,890
   Goodwill...........................................................  19,200
   Other..............................................................   ( 423)
                                                                       -------
                                                                       $20,150
                                                                       =======

  The accompanying consolidated statements of operations include the operating results of SNI since October 22, 1997. The following pro forma operating results of the Company and SNI for the years ended December 31, 1997 and 1996 have been prepared assuming the acquisition had been consummated as of January 1, 1996 (in thousands, except per share amounts):

                                                               1997     1996
                                                             -------- --------
   Revenue.................................................. $702,260 $236,538
   Net earnings (loss)...................................... $ 10,783 $(14,226)
   Earnings (loss) per share -- basic....................... $   0.06 $  (0.08)
   Earnings (loss) per share--diluted....................... $   0.06 $  (0.08)

(5) NETWORK CONSTRUCTION SERVICES REVENUE AND EXPENSES

  Costs and billings on uncompleted contracts included in the accompanying consolidated financial statements are as follows (in thousands):

                                                              DECEMBER 31,
                                                           -------------------
                                                             1997       1996
                                                           ---------  --------
   Costs incurred on uncompleted contracts................ $ 473,760  $ 82,840
   Estimated earnings.....................................   238,191    48,853
                                                           ---------  --------
                                                             711,951   131,693
   Less: billings to date                                    476,775   131,738
                                                           ---------  --------
                                                           $ 235,176  $    (45)
                                                           =========  ========
   Costs and estimated earnings in excess of billings..... $ 256,566  $  4,989
   Billings in excess of costs and estimated earnings.....   (21,390)   (5,034)
                                                           ---------  --------
                                                           $ 235,176  $    (45)
                                                           =========  ========
   Revenue the Company expects to realize for work to be
    performed on the above uncompleted contracts.......... $ 506,791  $328,688
                                                           =========  ========

  The Company has entered into various agreements to provide indefeasible rights of use of multiple fibers along the Qwest Network. Such agreements include contracts with three major customers for an aggregate purchase price of approximately $1.0 billion. The Company obtained construction performance bonds totaling $175.0 million which have been guaranteed by the Majority Shareholder. Network Construction Services revenue relating to the contracts with these major customers was approximately $513.0 million and $121.0 million in 1997 and 1996, respectively. Progress billings are made upon customers' acceptance of performance milestones.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

The Company expects to bill and collect all costs and estimated earnings in excess of billings as of December 31, 1997, in 1998.

  Although these construction agreements provide for certain penalties if the Company does not complete construction within the time frames specified within the agreements, management does not anticipate that the Company will incur any substantial penalties under these provisions.

(6) ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
   Carrier services........................................... $11,833  $ 9,978
   Commercial services........................................  14,095    5,736
   Network construction services..............................  37,085   13,751
   Due from affiliate.........................................   1,804      --
   Other......................................................   7,189    3,452
                                                               -------  -------
                                                                72,006   32,917
     Less allowance for doubtful accounts.....................  (4,611)  (3,669)
                                                               -------  -------
   Accounts receivable, net................................... $67,395  $29,248
                                                               =======  =======

(7) NOTES AND OTHER RECEIVABLES

  In 1994, an unrelated third party entered into a $45.0 million agreement to purchase a single conduit from the Company. Contract revenue from this agreement was approximately $3.1 million and $29.7 million in the years ended December 31, 1996 and 1995, respectively. The Company may be required to pay up to $13.0 million to the third party in the event of the sale of the Company-owned conduits. The balance of the notes receivable related to the contract was paid subsequent to year end.

(8) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              ------------------
                                                                1997      1996
                                                              --------  --------
   Land...................................................... $    991  $    506
   Facility and leasehold improvements.......................   17,910     7,951
   Communications and construction equipment.................   83,313    52,076
   Fiber and conduit systems.................................  118,192    42,446
   Office equipment and furniture............................   16,019     6,360
   Capital leases............................................    3,778     3,197
   Work in progress..........................................  417,042    99,915
                                                              --------  --------
                                                               657,245   212,451
    Less accumulated depreciation and amortization..........  (42,605)  (25,916)
                                                              --------  --------
   Property and equipment, net............................... $614,640  $186,535
                                                              ========  ========

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(9) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                               ----------------
                                                                 1997    1996
                                                               -------- -------
   Accounts payable........................................... $ 80,862 $41,642
   Construction accrual.......................................   75,543  18,071
   Property, sales and other taxes............................   33,926   3,582
   Capacity service obligation................................    8,196   3,658
   Accrued interest...........................................    7,704     707
   Right-of-way obligations...................................   34,006   3,290
   Other......................................................   13,076   9,179
                                                               -------- -------
   Accounts payable and accrued expenses...................... $253,313 $80,129
                                                               ======== =======

(10) OTHER LIABILITIES

  Other liabilities consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
   Right-of-way obligations.................................... $39,014 $ 1,297
   Growth share accrual........................................  17,686   9,291
   Equipment to be financed....................................  10,756     --
   Other.......................................................   3,020   1,110
                                                                ------- -------
   Other liabilities........................................... $70,476 $11,698
                                                                ======= =======

(11) RIGHT-OF-WAY OBLIGATIONS

  The Company has easement agreements with railroads and public transportation authorities. The following is a schedule by years of future minimum payments under easement agreements together with the present value of the net minimum payments as of December 31, 1997.

   Year ended December 31:
     1998............................................................. $ 34,225
     1999.............................................................    4,228
     2000.............................................................    4,228
     2001.............................................................    4,250
     2002.............................................................    6,099
     Thereafter.......................................................   83,788
                                                                       --------
     Total minimum payments........................................... $136,818
     Less amount representing interest................................  (63,798)
                                                                       --------
     Present value of net minimum payments............................ $ 73,020
                                                                       ========

  The present value of net minimum payments is included in accounts payable and accrued expenses and other liabilities. (See note 9--Accounts Payable and Accrued Expenses and note 10--Other Liabilities.)

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  In certain limited instances the Company may be obligated to pay costs of relocating certain conduits owned by third parties on approximately 500 miles of railroad rights-of-way. The majority of such commitments expire in February 2001. The Company has made a provision of approximately $2.9 million for such costs in 1997.

  Pursuant to certain easement agreements, the Company is required to provide easement grantors with communications capacity for their own internal use.

(12) LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
   9.47% Notes.............................................. $356,908  $    --
   10 7/8% Notes............................................  250,000       --
   Revolving credit facility................................      --     60,000
   Equipment credit facility................................   22,604       --
   Network credit facility..................................      --     27,077
   Equipment loans..........................................      --      9,820
   Term notes...............................................      --      9,416
   Capital lease and other obligations......................   12,962    28,148
                                                             --------  --------
   Total debt...............................................  642,474   134,461
     Less current portion...................................  (12,011)  (25,193)
                                                             --------  --------
   Long-term debt........................................... $630,463  $109,268
                                                             ========  ========

  In October 1997, the Company issued and sold $555.9 million in principal amount at maturity of 9.47% Senior Discount Notes, due 2007 (the "9.47% Notes"), generating net proceeds of approximately $342.1 million, after deducting offering costs which are included in intangible and other long-term assets. The 9.47% Notes will accrete at a rate of 9.47% per annum, compounded semiannually, to an aggregate principal amount of $555.9 million by October 15, 2002. The principal amount of the 9.47% Notes is due and payable in full on October 15, 2007. The 9.47% Notes are redeemable at the Company's option, in whole or in part, at any time on or after October 15, 2002, at specified redemption prices. In addition, prior to October 15, 2000, the Company may use the net cash proceeds from certain equity transactions to redeem up to 35% of the 9.47% Notes at specified redemption prices. Cash interest on the 9.47% Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum, and will be payable semiannually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 of each year. The Company has the option of commencing the accrual of cash interest on an interest payment date on or after October 15, 2000, in which case the outstanding principal amount at maturity of the 9.47% Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable thereafter. In February 1998, the Company completed an exchange of the 9.47% Series B Senior Discount Notes (the "9.47% Exchange Notes"), registered under the Securities Act of 1933 (the "Act"), for all of the 9.47% Notes. The 9.47% Exchange Notes are identical in all material respects to the originally issued 9.47% Notes.

  In May 1997, the Company entered into a $90.0 million credit agreement (the "Equipment Credit Facility") with an unrelated third party supplier of transmission electronics equipment (the "Supplier") to fund a portion of certain capital expenditures required to equip the Qwest Network currently under construction. The facility subsequently was assigned by the Supplier to another institution, which assumed the Equipment Credit Facility

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

and currently acts as the agent. Under the Equipment Credit Facility, the Company may borrow up to 75% of the price of purchased equipment and related engineering and installation services provided by the Supplier, with the purchased equipment and related items serving as collateral for the loans. The Company is committed to purchase from the Supplier a minimum of $100.0 million of such equipment and services under a separate procurement agreement, which was executed in May 1997. The Company's total remaining commitment under the procurement agreement was approximately $68.4 million as of December 31, 1997. Principal amounts outstanding under the Equipment Credit Facility will be payable in quarterly installments commencing on June 30, 2000, with full repayment due on March 31, 2004. Borrowings will bear interest at the Company's option at either (i) a floating base rate offered by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin.

  On March 31, 1997, the Company issued and sold 10 7/8% Senior Notes due 2007 having an aggregate principal amount at maturity of $250.0 million. The net proceeds of the 10 7/8% Senior Notes were approximately $242.0 million, after deducting offering costs which are included in intangible and other long-term assets. Interest on the 10 7/8% Senior Notes is payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The 10 7/8% Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after April 1, 2002, at specified redemption prices. In addition, prior to April 1, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 10 7/8% Senior Notes at specified redemption prices. In August 1997, the Company completed an exchange of 10 7/8% Series B Senior Notes (the "10 7/8% Notes"), registered under the Act, for all of the 10 7/8% Senior Notes. The 10 7/8% Notes are identical in all material respects to the originally issued 10 7/8% Senior Notes.

  In April 1996, the Company entered into a long-term $100.0 million revolving credit facility agreement as amended in September 1996 (the "Facility") which was collateralized by shares of common stock owned and pledged by the Majority Shareholder. In October 1997, the Company repaid the outstanding balance and terminated the Facility.

  In April 1995, the Company entered into a $45.0 million customer contract credit facility agreement to finance certain construction projects undertaken at that time. The facility converted to a term loan upon completion of the construction projects in 1996 and 1995 and is now secured by notes receivable issued in connection with these construction projects. The facility bears interest at the Company's option at either (i) the higher of (a) the bank's base rate of interest, or (b) the Federal Funds Rate plus 1/2%; or (ii) LIBOR plus 9/16%. The outstanding balance was repaid in February 1998.

  The Company also incurred other indebtedness during the three-year period ended December 31, 1997, including in 1995 and 1996 $10.0 million in aggregate under five equipment loans and in January 1995 $12.0 million in aggregate under two term notes, the proceeds of which were used to repay a portion of the advance from the Majority Shareholder used to purchase Qwest Transmission Inc. In addition, the Company had other outstanding indebtedness in 1997 which it had incurred prior to 1995, including amounts payable under a network credit facility and an additional equipment loan. Such indebtedness had a weighted average interest rate of approximately 9% in 1997, and was repaid in the second quarter of 1997 with proceeds from the 10 7/8% Senior Notes.

  The indentures for the 10 7/8%, 9.47% and 8.29% Notes (defined below) contain certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, issue or sell capital stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations.

  The Company leases certain network construction equipment under capital lease agreements. The amortization charge applicable to capital leases is included in depreciation expense. Future minimum payments under capital lease obligations is included in contractual maturities of long-term debt summarized below.

  Contractual maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

                                                                          1997
                                                                        --------
   Year ended December 31:
     1998.............................................................. $ 12,011
     1999..............................................................      622
     2000..............................................................    3,671
     2001..............................................................    5,078
     2002..............................................................    5,877
     Thereafter........................................................  615,215
                                                                        --------
                                                                        $642,474
                                                                        ========

  The carrying amounts of the Term Loan and the Equipment Credit Facility approximate fair value since the interest rates are variable and reset periodically. The estimated fair values of the 9.47% Notes and the 10 7/8% Notes, each with a carrying value at December 31, 1997 of approximately $356.9 million and $250.0 million, respectively, were approximately $382.2 million and $283.8 million, respectively, at December 31, 1997, based on current rates offered for debt of similar terms and maturity.

  In January 1998, the Company issued and sold $450.5 million in principal amount at maturity of 8.29% Senior Discount Notes, due 2008 (the "8.29% Notes"), generating net proceeds of approximately $299.2 million, after deducting offering costs. The 8.29% Notes will accrete at a rate of 8.29% per annum, compounded semiannually. The principal amount of the 8.29% Notes is due and payable in full on February 1, 2008. The 8.29% Notes are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 2003 at specified redemption prices. In addition, prior to February 1, 2001, the Company may use the net cash proceeds from certain equity transactions to redeem up to 35% of the 8.29% Notes at specified redemption prices. Cash interest on the 8.29% Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum, and will be payable semiannually in arrears commencing on August 1, 2003, and thereafter on February 1 and August 1 of each year. The Company has the option of commencing cash interest on an interest payment date on or after February 1, 2001, in which case the outstanding principal amount at maturity of the 8.29% Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter.

  In connection with the sale of the 8.29% Notes, the Company agreed to make an offer to exchange new notes, registered under the Act and with terms identical in all material respects to the 8.29% Notes, for the 8.29% Notes or, alternatively, to file a shelf registration statement under the Act with respect to the 8.29% Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, is not declared effective within specified time periods or, after being declared effective, ceases to be effective or usable for resale of the 8.29% Notes during specified time periods (each a "Registration Default"), additional cash interest will

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the 8.29% Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the Discount Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

(13) INCOME TAXES

  Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 is as follows (in thousands):

                                                        1997   1996      1995
                                                       ------ -------  --------
   Current:
     Federal.......................................... $  --  $(1,673) $(10,497)
     State............................................    108    (438)      --
                                                       ------ -------  --------
       Total current income tax expense (benefit).....    108  (2,111)  (10,497)
                                                       ------ -------  --------
   Deferred:
     Federal..........................................  8,949  (1,123)   (2,839)
     State............................................    --      --        --
                                                       ------ -------  --------
       Total deferred income tax expense (benefit)....  8,949  (1,123)   (2,839)
                                                       ------ -------  --------
       Total income tax expense (benefit)............. $9,057 $(3,234) $(13,336)
                                                       ====== =======  ========

  Total income tax expense (benefit) differed from the amounts computed by applying the federal statutory income tax rate (35%) to earnings (loss) before income tax expense (benefit) as a result of the following items for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                      1997   1996      1995
                                                     ------ -------  --------
   Expected income tax expense (benefit)............ $8,253 $(3,570) $(13,463)
   State income taxes, net of federal income tax
    expense (benefit)..................................  70    (279)      --
   Goodwill amortization............................    306     568        56
   Compensation and growth share expenses...........    345     --        --
   Other, net.......................................     83      47        71
                                                     ------ -------  --------
       Total income tax expense (benefit)........... $9,057 $(3,234) $(13,336)
                                                     ====== =======  ========

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows (in thousands):

                                                               DECEMBER 31,
                                                             -----------------
                                                               1997     1996
                                                             --------  -------
   Current deferred tax assets (liabilities):
     Allowance for doubtful accounts........................ $  1,130  $ 1,283
     Accrued liabilities....................................    1,219    1,277
     Deferred compensation..................................      492      --
                                                             --------  -------
                                                                2,841    2,560
     Network construction contracts.........................  (25,185)  (2,560)
                                                             --------  -------
                                                             $(22,344) $   --
                                                             ========  =======
   Long-term deferred tax assets (liabilities):
     Deferred compensation.................................. $  6,503  $ 3,252
     Depreciation...........................................    4,337    2,205
     Accrued liabilities....................................    1,235      --
     Net operating loss carryforward........................   34,773      --
                                                             --------  -------
                                                               46,848    5,457
     Intangible assets, principally due to differences in
      basis and amortization................................      (71)    (112)
     Property and equipment.................................  (28,789)    (752)
                                                             --------  -------
                                                              (28,860)    (864)
                                                             --------  -------
                                                             $ 17,988  $ 4,593
                                                             ========  =======

  The Company has analyzed the sources and expected reversal periods of its deferred tax assets. The Company believes that the tax benefits attributable to deductible temporary differences will be realized by recognition of future taxable amounts. Accordingly, the Company believes a valuation allowance for its federal deferred tax assets is not necessary.

  At December 31, 1997, the Company has net operating loss carryforwards for income tax purposes of approximately $99.4 million which, if not utilized to reduce taxable income in future periods, will expire in 2012.

  The Company is included in the consolidated federal income tax return of the Majority Shareholder, which has a July 31 year-end for income tax purposes. There is a tax allocation agreement between the Company and the Majority Shareholder which encompasses U. S. federal tax consequences. The Company is responsible to the Majority Shareholder to the extent of income taxes for which the Company and its subsidiaries would have been liable if the Company had filed a consolidated federal income tax return, giving effect to any loss or credit carryover belonging to the Company and its subsidiaries from periods after the Effective Date (defined below). The Majority Shareholder would be responsible to the Company to the extent an unused loss or credit can be carried back to an earlier taxable period after the Effective Date.

  The tax agreement was amended effective as of January 1, 1997 (the "Effective Date"). Prior to the amendment, the Company was responsible to the Majority Shareholder for its share of the current consolidated income tax liabilities. The Majority Shareholder was responsible to the Company to the extent that the Company's income tax attributes were utilized by the Majority Shareholder to reduce its consolidated income

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

tax liabilities, subject to certain limitations on net operating loss and credit carryforwards. At December 31, 1996, the income tax benefit receivable from Majority Shareholder of approximately $11.1 million was canceled, which resulted in a reduction of additional paid-in capital.

  In certain cases, differences may arise between amounts reported in the financial statements under generally accepted accounting principles and the amounts actually payable or receivable under the tax allocation agreement. Those differences are generally reported as adjustments to capital, as in-substance dividends.

(14) RELATED PARTY TRANSACTIONS

 (a) Transactions with Majority Shareholder

  The Majority Shareholder incurs certain costs on the Company's behalf, including primarily insurance and corporate transportation services, and allocates such costs to the Company based on actual usage. The cost to the Company for such services was approximately $4.3 million, $2.1 million and $2.5 million in the years ended December 31, 1997, 1996 and 1995, respectively. In addition, accounts receivable from (payable to) the Majority Shareholder are recognized to reflect federal income tax benefits receivable (income taxes payable) pursuant to the tax allocation agreement between the Company and the Majority Shareholder. Advances from Majority Shareholder of approximately $19.1 million outstanding at December 31, 1996 were repaid in 1997.

  The Company has agreed to indemnify the Majority Shareholder and its subsidiaries against any costs or losses incurred by them as a result of their providing credit support to the Company (in the form of collateral pledges, guarantees, performance bonds or otherwise).

 (b) Transactions with Other Related Parties

  The Company leases its corporate office in Denver, Colorado from an affiliate of the Majority Shareholder. The cost to the Company for such lease was approximately $1.4 million, $1.2 million and $1.0 million in the years ended December 31, 1997, 1996 and 1995, respectively.

  The Majority Shareholder owned approximately 25% of Southern Pacific Rail Corporation and its subsidiaries ("SPRC") at December 31, 1995. In September 1996, SPRC was acquired by Union Pacific Corporation. As a result of this transaction, the Majority Shareholder's ownership was reduced to approximately 5% of Union Pacific Corporation, and SPRC ceased to be a related party. While a related party, the Company provided telecommunications services to SPRC and charged SPRC approximately $1.5 million and $3.6 million in the years ended December 31, 1996 and 1995, respectively. Additionally, the Company purchased and has made future commitments relating to right-of-way easements from SPRC and utilizes specialized SPRC personnel and equipment for its construction projects. While a related party, SPRC charged the Company approximately $3.3 million and $2.2 million for these services in the years ended December 31, 1996 and 1995, respectively.

 (c) Equity Contribution From Majority Shareholder

  On November 11, 1996, the former president and chief executive of the Company resigned his position. Upon his resignation, the Majority Shareholder forgave a note receivable from him in the amount of approximately $1.0 million. This charge was allocated to the Company in 1996 and is included in selling, general and administrative expenses and additional paid-in capital in the Company's consolidated financial statements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts of notes and other receivables approximate fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying amount of long-term right-of-way obligation approximates fair value since it is based upon current interest rates of obligations with similar maturities.

(16) COMMITMENTS AND CONTINGENCIES

 (a) Network Construction Project

  In 1996, the Company commenced construction of the Qwest Network. The Company projects its total remaining cost at December 31, 1997 for completing the construction of the Qwest Network will be approximately $1.1 billion. This amount includes the Company's remaining commitment through December 31, 1998 to purchase a minimum quantity of materials for approximately $147.0 million as of December 31, 1997, subject to quality and performance expectations, and contracts for the construction of conduit systems aggregating approximately $24.7 million.

 (b) Network and Telecommunications Capacity Exchanges

  The Company enters into agreements to exchange telecommunications capacity rights and to exchange network assets. In 1997, the Company entered into agreements to acquire network assets from unrelated third parties in exchange for certain of the Company's network assets under construction. Title to the network assets will pass to the exchange parties upon completion of construction and consummation of the exchange.

  In January 1998, the Company entered into an agreement to acquire long-term telecommunications capacity rights from an unrelated third party in exchange for long-term telecommunications capacity rights along segments of the Qwest Network under construction. The exchange agreement provides for the payment of cash by either of the parties for any period during the contract term in which a party provides less than the contracted telecommunications capacity. It is anticipated that the Company will make cash payments for a portion of the telecommunications capacity it receives pursuant to the agreement until it completes construction of the Qwest Network. The exchange agreement provides for liquidating damages to be levied against the Company in the event the Company fails to deliver the telecommunications capacity, in accordance with the agreed-upon timetable.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

 (c) Leases and Telecommunications Service Commitments

  The Company leases certain terminal locations and office space under operating lease agreements and has committed to use certain telecommunications capacity services. Future minimum payments under noncancelable operating lease and service commitments as of December 31, 1997 are as follows (in thousands):

                                    CAPACITY
                                                    SERVICE   OPERATING
                                                  COMMITMENTS  LEASES    TOTAL
                                                  ----------- --------- -------
   Year ended December 31:
     1998........................................   $3,977     $ 6,187  $10,164
     1999........................................      250       5,113    5,363
     2000........................................      --        3,170    3,170
     2001........................................      --        2,280    2,280
     2002........................................      --        1,950    1,950
     Thereafter..................................      --        4,848    4,848
                                                    ------     -------  -------
       Total minimum payments....................   $4,227     $23,548  $27,775
                                                    ======     =======  =======

  Capacity service expenses are included in telecommunications service expenses. Amounts expensed related to capacity service commitments in the years ended December 31, 1997, 1996 and 1995 were approximately $7.3 million, $19.0 million and $19.6 million, respectively.

  Amounts expensed in the years ended December 31, 1997, 1996 and 1995 related to operating leases were approximately $6.2 million, $5.0 million and $4.6 million, respectively.

 (d) Mexico Fiber Purchase Agreement

  In July 1997, the Company entered into an agreement with an unrelated third party whereby the Company will receive (i) four dark fibers along a 2,220 kilometer route to be constructed in Mexico by the third party, and (ii) certain construction inventory and value-added tax refunds, totaling approximately $2.9 million. In exchange for these assets, the third party will receive the stock of the Company's subsidiary, SP Servicios de Mexico S. A. de C. V., and approximately $6.7 million upon the achievement of certain milestones.

(17) GROWTH SHARE PLAN

  The Company has a Growth Share Plan (the "Plan") for certain of its employees and directors. A "Growth Share" is a unit of value based on the increase in value of the Company over a specified measurement period. All Growth Share grants made through December 31, 1997 have been made based on a beginning Company value that was greater than or equal to the fair value of the Company at the grant date. The total number of Growth Shares is set at 10 million and the maximum presently available for grant under the Plan is 850,000. All participants, except those granted Growth Shares under the October 1996 Plan, vested fully upon completion of the Company's IPO and settlement was made with 2,591,532 common shares, net of amounts relating to tax withholdings of approximately $21.9 million. Growth Shares granted under the October 1996 Plan vest at the rate of 20% for each full year of service completed after the grant date subject to risk of forfeiture and are to be settled with the Company's Common Stock. The future compensation expense associated with the remaining shares has been capped at $11.00 per share, or approximately $23.4 million, and will be amortized as expense over the remaining approximately four-year vesting period. At December 31, 1997, approximately $14.9 million is included in other long-term liabilities related to outstanding Growth Shares. The Company does not presently

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

intend to make any additional Growth Share grants under this plan. Certain triggering events, such as a change in control of the Company, cause immediate vesting of the remaining Growth Shares and would result in accelerated expense recognition of all unamortized compensation. Participants receive their vested portion of the increase in value of the Growth Shares upon a triggering event, which includes the end of a Growth Share performance cycle.

  The Company has estimated an increase in value of the Growth Shares during 1997 and has recorded approximately $73.5 million of additional compensation expense for this plan in the year ended December 31, 1997. Had the Company accounted for compensation under the Growth Share Plan pursuant to the fair value method in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the amount of compensation would not have been different from what has been reflected in the accompanying consolidated financial statements.

  The following table summarizes Growth Share grants and Growth Shares outstanding:

                                                                    OUTSTANDING
                                                                   GROWTH SHARES
                                                                   -------------
   December 31, 1994..............................................    676,000
     1995 grants..................................................     11,000
     1995 forfeitures.............................................    (42,500)
                                                                     --------
   December 31, 1995..............................................    644,500
     1996 grants..................................................     67,500
     1996 forfeitures and settlements.............................   (436,600)
                                                                     --------
   December 31, 1996..............................................    275,400
     1997 grants..................................................    358,050
     1997 settlements.............................................   (253,950)
                                                                     --------
   December 31, 1997..............................................    379,500
                                                                     ========

  The Company estimated an increase in value of the Growth Shares at December 31, 1996 due to the signing of an agreement to provide an indefeasible right of use to a major customer and recorded approximately $13.1 million of additional compensation expense in 1996, approximately $6.0 million of which is payable subsequent to December 31, 1997. No expense was recognized in the accompanying consolidated financial statements for the year ended December 31, 1995, as there were no significant compensatory elements in that period.

(18) CAPITAL STOCK

  On January 20, 1998, the Board of Directors declared a stock dividend of one share for every share outstanding to stockholders of record as of February 2, 1998, to be distributed on February 24, 1998. This dividend was accounted for as a two for one stock split. All share and per share information included in the consolidated financial statements and the notes hereto have been adjusted to give retroactive effect to the change in capitalization.

  On May 23, 1997, the Board of Directors approved a change in the Company's capital stock to authorize 400 million shares of $.01 par value Common Stock (of which 20 million shares are reserved for issuance under the Equity Incentive Plan, 2 million shares are reserved for issuance under the Growth Share Plan, and 8.6 million shares are reserved for issuance upon exercise of warrants, as described below), and 25 million shares of $.01 par value Preferred Stock. On May 23, 1997, the Board of Directors declared a stock dividend to the existing

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

stockholder of 172,980,000 shares of Common Stock, which was paid immediately prior to the effectiveness of the registration statement on June 23, 1997. This dividend was accounted for as a stock split. The Company completed the IPO of 31,050,000 shares of Common Stock on June 27, 1997, raising net proceeds of approximately $319.5 million.

  Effective May 23, 1997, the Company sold to an affiliate of the Majority Shareholder for $2.3 million in cash, a warrant to acquire 8.6 million shares of Common Stock at an exercise price of $14.00 per share, exercisable on May 23, 2000. The warrant is not transferable. Stock issued upon exercise of the warrant will be subject to restrictions on sale or transfer for two years after exercise.

  Effective June 23, 1997, the Company adopted the Equity Incentive Plan. This plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to key employees of the Company and affiliated companies and key consultants to the Company and affiliated companies who are responsible for the Company's growth and profitability. A maximum of 20 million shares of Common Stock may be subject to awards under the Equity Incentive Plan.

  The Company's Compensation Committee (the "Committee") determines the exercise price for each option; however, stock options must have an exercise price that is at least equal to the fair market value of the Common Stock on the date the stock option is granted, subject to certain restrictions.

  Stock option awards generally vest in equal increments over a five-year period, and awards granted under the Equity Incentive Plan will immediately vest upon any change in control of the Company, as defined, unless provided otherwise by the Committee at the time of grant. Options granted in 1997 have terms ranging from six to ten years.

  Stock option transactions during 1997 were as follows:

                                                    NUMBER OF   WEIGHTED AVERAGE
                                                     OPTIONS     EXERCISE PRICE
                                                    ----------  ----------------
   Outstanding January 1, 1997.....................        --           --
   Granted......................................... 13,958,000       $15.88
   Exercised.......................................    (12,000)      $11.00
                                                    ----------
   Outstanding December 31, 1997................... 13,946,000       $15.89
                                                    ==========
   Exercisable December 31, 1997...................  1,340,000       $11.00
                                                    ==========

  The following table summarizes certain information about the Company's stock options at December 31, 1997:

                                    NUMBER OF  WEIGHTED AVERAGE
          RANGE OF EXERCISE          OPTIONS      REMAINING     WEIGHTED AVERAGE
               PRICES              OUTSTANDING CONTRACTUAL LIFE  EXERCISE PRICE
   ------------------------------- ----------- ---------------- ----------------
   $ 7.50 - $11.00................  8,654,000        5.6             $10.80
   $14.69 - $18.06................    535,000        9.6             $15.84
   $22.88 - $24.00................  3,100,000        9.7             $23.15
   $25.13 - $30.19................  1,657,000        9.9             $29.39
                                   ----------
   $ 7.50 - $30.00................ 13,946,000        7.2             $15.88
                                   ==========

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  Compensation expense recognized for grants under the Equity Incentive Plan was not material in 1997. If compensation expense for the Equity Incentive Plan had been determined using the fair value method described in SFAS 123, the Company's net earnings and earnings per share for 1997 would have been reduced to the pro forma amounts shown in the following table (in thousands, except per share information):

                                                                         1997
                                                                        -------
   Net earnings
     As reported....................................................... $14,523
     Pro forma.........................................................     861
   Earnings per share--basic
     As reported.......................................................    0.08
     Pro forma.........................................................     --
   Earnings per share--diluted
     As reported.......................................................    0.07
     Pro forma.........................................................     --

  The weighted-average fair value of each option grant is estimated as of the date of grant to be $7.94 using the Black-Scholes option pricing model, with the following weighted average assumptions: risk-free interest rate of 5.8%, no expected dividend yields, expected option lives of 7.6 years, and expected volatility of 31%.

(19) EARNINGS (LOSS) PER SHARE

  The following is a reconciliation of the denominators of the basic and diluted earnings per share computations (in thousands, except per share information):

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1997     1996      1995
                                                   -------- --------  --------
   Net earnings (loss)...........................  $ 14,523 $ (6,967) $(25,131)
                                                   ======== ========  ========
   Shares:
   Weighted average number of shares outstanding
    during the period for computing basic
    earnings per share...........................   190,505  173,000   173,000
                                                   -------- --------  --------
   Incremental common shares attributable to dilutive securities:
    Common shares issuable for warrants..........     1,635      --        --
    Common shares issuable under stock option
     plan........................................     1,621      --        --
    Common shares issuable for outstanding growth
     shares......................................       294      --        --
                                                   -------- --------  --------
   Number of shares as adjusted for purposes of
    computing diluted earnings per share.........   194,055  173,000   173,000
                                                   ======== ========  ========
   Earnings per share--basic.....................  $   0.08 $  (0.04) $  (0.15)
                                                   ======== ========  ========
   Earnings per share--diluted...................  $   0.07 $  (0.04) $  (0.15)
                                                   ======== ========  ========

  The weighted average number of options to purchase common stock that was excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 800,000 for 1997.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(20) 401(K) PLAN

  The Company sponsors a 401(k) Plan (the "Plan") which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. All full-time employees are eligible to participate after one year of service. The Company contributes a base percentage and matches a portion of the voluntary employee contributions. The cost of the Plan charged to expense was not material in the periods presented in the consolidated financial statements.

(21) SIGNIFICANT CUSTOMERS

  During the years ended December 31, 1997, 1996 and 1995, two or more customers, in aggregate, have accounted for 10% or more of the Company's total revenue in one or more periods, as follows:

                                     CUSTOMER A CUSTOMER B CUSTOMER C CUSTOMER D
                                     ---------- ---------- ---------- ----------
   1997.............................      6%        31%        37%       --
   1996.............................     28%        26%       --           4%
   1995.............................      7%       --         --          35%

  At December 31, 1997 and 1996, one or more of the customers described above have accounted for 10% or more of the Company's combined accounts receivable, net, and costs and estimated earnings in excess of billings, as follows:

                        CUSTOMER A CUSTOMER B CUSTOMER C
                                     ---------- ---------- ----------
   1997.............................    --          26%        32%
   1996.............................     11%        20%       --

(22) SUBSEQUENT EVENTS

  In January 1998, the Company entered into a merger agreement (the "Merger Agreement") with an unrelated third party non-facilities-based reseller of long distance services. In the Merger, each outstanding share of the third party's Common Stock (including shares of the third party's Common Stock issued upon conversion of its Series I Stock) will be acquired for that many shares of the Qwest's Common Stock having an aggregate market value equal to $28.5 million, reduced by certain adjustments and limitations to $26.8 million, and future payments of $4.0 million. The proposed acquisition is subject to certain closing conditions that include requisite shareholder approval. If consummated, the proposed acquisition will be accounted for using the purchase method of accounting.

  Also in January 1998, the Company signed a long-term contract to provide an unrelated third party telecommunications capacity along approximately 10,000 route miles of the Qwest Network (the "Contract"). In consideration, the Company will receive 19.99% of the third party's common stock and up to $310.0 million in cash over an extended payment term. There are restrictions on the sale by the Company of the unrelated third party's common stock, and the unrelated third party has the right to repurchase the common stock until the Contract's second anniversary. The Company will also receive monthly operations and maintenance fees over the term of the multi-year Contract. Prior to delivery of the telecommunications capacity and acceptance by the unrelated third party, the unrelated third party has the right to purchase interim capacity from the Company. The total cash consideration under the Contract will be reduced by 60% of the sums paid by the unrelated third party for purchases of interim capacity. Pursuant to the terms of the Contract, the unrelated third party may require the Company to purchase an additional $10.0 million of its common stock. If the Company fails to complete at least 75% of the unrelated third party's network by the Contract's third anniversary, the unrelated third party may at

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

its option either: (i) accept the completed portion and pay for it on a pro rata basis; or (ii) terminate the Contract and require the Company to return all consideration received.

  On March 8, 1998, the Company signed a definitive merger agreement with an unrelated third party communications services provider. The boards of directors of each company have approved the merger. The terms of the merger agreement call for the acquisition of all of the third party's outstanding common shares and the assumption of all of the third party's stock options by the Company. The purchase price of the all-stock transaction is anticipated to be approximately $4.4 billion. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

(23) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE INFORMATION) (UNAUDITED)


                                                      1997
                            ---------------------------------------------------------
                            FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                            ------------- -------------- ------------- --------------
   Revenue.................   $ 72,693       $228,673      $188,955       $206,382
   Earnings (loss) from
    operations.............    (12,644)        (7,098)       19,860         23,363
   Net earnings (loss).....     (4,776)        (5,612)       12,651         12,260
   Earnings (loss) per
    share--basic...........      (0.03)         (0.03)         0.06           0.06
   Earnings (loss) per
    share--diluted.........      (0.03)         (0.03)         0.06           0.06
                                                      1996
                            ---------------------------------------------------------
                            FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                            ------------- -------------- ------------- --------------
   Revenue.................   $ 34,632       $ 50,871      $ 44,333       $101,160
   Earnings (loss) from
    operations.............    (14,653)        (2,262)          571          4,330
   Net earnings (loss).....     (9,979)        (2,376)        3,454          1,934
   Earnings (loss) per
    share--basic...........      (0.06)         (0.01)         0.02           0.01
   Earnings (loss) per
    share--diluted.........      (0.06)         (0.01)         0.02           0.01

  The Company adopted SFAS 128 in the fourth quarter of 1997. All per share information reflected in the selected consolidated quarterly financial data above has been restated.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 1998 AND DECEMBER 31, 1997
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                           1998         1997
                                                        -----------  ----------
                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................ $  573,161   $  379,784
  Accounts receivable, net.............................    114,073       78,250
  Costs and estimated earnings in excess of billings...    212,962      256,566
  Other current assets.................................     12,128        9,342
                                                        ----------   ----------
    Total current assets...............................    912,324      723,942
Property and equipment, net............................    772,594      614,640
Deferred income tax asset..............................      6,143       17,988
Intangible and other long-term assets, net.............     88,507       41,535
                                                        ----------   ----------
    Total assets....................................... $1,779,568   $1,398,105
                                                        ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................ $  308,843   $  253,313
  Billings in excess of costs and estimated earnings...     21,184       21,390
  Deferred income tax liability........................      5,340       22,344
  Current portion of long-term debt....................      1,109       12,011
  Payable to Majority Shareholder......................      1,974        2,091
  Deferred revenue.....................................      5,021        4,273
                                                        ----------   ----------
    Total current liabilities..........................    343,471      315,422
Long-term debt.........................................    959,270      630,463
Other liabilities......................................     69,665       70,476
                                                        ----------   ----------
    Total liabilities..................................  1,372,406    1,016,361
                                                        ----------   ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock--$.01 par value; authorized 25.0
   million shares; no shares issued and outstanding....        --           --
  Common stock--$.01 par value; authorized 400.0
   million shares; 207.7 million shares and 206.6
   million shares issued and outstanding at March 31,
   1998 and December 31, 1997, respectively............      2,077        2,066
  Additional paid-in capital...........................    443,661      411,605
  Accumulated deficit..................................    (38,576)     (31,927)
                                                        ----------   ----------
    Total stockholders' equity.........................    407,162      381,744
                                                        ----------   ----------
    Total liabilities and stockholders' equity......... $1,779,568   $1,398,105
                                                        ==========   ==========

     See accompanying notes to condensed consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the Three Months Ended March 31, 1998 and 1997
             (In Thousands, Except Share and per Share Information) (Unaudited)

                                                              1998      1997
                                                            --------  --------
Revenue:
  Carrier services......................................... $ 19,190  $ 11,199
  Commercial services......................................   23,394     9,411
                                                            --------  --------
                                                              42,584    20,610
  Network construction services............................  134,463    52,083
                                                            --------  --------
                                                             177,047    72,693
                                                            --------  --------
Operating expenses:
  Telecommunications services..............................   32,695    18,063
  Network construction services............................   93,117    36,265
  Selling, general and administrative......................   44,428    13,947
  Growth share plan........................................    2,301    13,100
  Depreciation and amortization............................    8,031     3,962
                                                            --------  --------
                                                             180,572    85,337
Loss from operations.......................................   (3,525)  (12,644)
Other income (expense):
  Interest expense, net....................................  (14,376)     (984)
  Interest income..........................................    8,074       680
  Other income, net........................................      --      5,714
                                                            --------  --------
    Loss before income taxes...............................   (9,827)   (7,234)
Income tax benefit.........................................   (3,178)   (2,458)
                                                            --------  --------
    Net loss............................................... $ (6,649) $ (4,776)
                                                            ========  ========
Net loss per share--basic.................................. $  (0.03) $  (0.03)
                                                            ========  ========
Net loss per share--diluted................................ $  (0.03) $  (0.03)
                                                            ========  ========


     See accompanying notes to condensed consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
               For the Three Months Ended March 31, 1998 and 1997
                            (In Thousands) (Unaudited)

                                                             1998       1997
                                                           ---------  --------
Net cash provided by operating activities................  $  53,540  $ 33,359
                                                           ---------  --------
Cash flows from investing activities:
  Proceeds from sale of contract rights..................        --      7,000
  Expenditures for property and equipment................   (142,107)  (63,922)
  Cash acquired in acquisition...........................        463       --
                                                           ---------  --------
    Net cash used in investing activities................   (141,644)  (56,922)
                                                           ---------  --------
Cash flows from financing activities:
  Proceeds from exercise of employee stock options.......      1,811       --
  Borrowings of long-term debt...........................    300,000   270,000
  Repayments of long-term debt...........................    (19,383)  (93,277)
  Debt issuance costs....................................       (830)   (8,210)
  Net (payments to) advances from Majority Shareholder...       (117)    8,814
                                                           ---------  --------
    Net cash provided by financing activities............    281,481   177,327
                                                           ---------  --------
    Net increase in cash and cash equivalents............    193,377   153,764
Cash and cash equivalents, beginning of period...........    379,784     6,905
                                                           ---------  --------
Cash and cash equivalents, end of period.................  $ 573,161  $160,669
                                                           =========  ========
Supplemental disclosure of cash flow information:
  Cash paid for interest, net............................  $   1,210  $  3,056
                                                           =========  ========
  Cash paid for taxes, other than to Majority
   Shareholder...........................................  $      37  $     68
                                                           =========  ========
Supplemental disclosure of significant non-cash investing and financing activities:
  Accrued capital expenditures...........................  $   2,709  $ 15,000
                                                           =========  ========
  Assets acquired, net of cash and liabilities assumed in
   acquisition...........................................  $  26,759  $    --
                                                           =========  ========
  Capital expenditures financed with equipment credit
   facility..............................................  $  14,888  $    --
                                                           =========  ========
  Income tax benefit attributable to exercise of employee
   stock options.........................................  $  (1,924) $    --
                                                           =========  ========


     See accompanying notes to condensed consolidated financial statements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND BACKGROUND


  Qwest Communications International Inc. (the "Company") was wholly-owned by Anschutz Company (the "Majority Shareholder") until June 27, 1997, when the Company issued common stock in an initial public offering (the "IPO"). As of March 31, 1998, the Majority Shareholder owned approximately 83.3% of the outstanding common stock of the Company. The Company is the ultimate holding company for the operations of Qwest Communications Corporation and subsidiaries ("Qwest").


  The Company is a developer and operator of telecommunications networks and facilities and operates in the telecommunications industry. It principally provides the following services within that industry:

  --Telecommunications Services--the Company provides dedicated line and switched services to interexchange carriers and competitive access providers ("Carrier Services") and long distance voice, data and video services to businesses and consumers ("Commercial Services").

  --Network Construction Services--the Company installs fiber optic communications systems for interexchange carriers, local telephone companies, cable television companies, competitive access providers and other communications entities, as well as for its own use.


(2) BASIS OF PRESENTATION

  The accompanying unaudited interim condensed consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 include the accounts of the Company and all majority-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. The unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, which are, in the opinion of management, necessary to present a fair statement of the results of the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. Such financial statements should be read in conjunction with the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

  The Company has no elements of comprehensive income other than net income.


(3) ACQUISITIONS AND OTHER TRANSACTION

  On March 8, 1998, the Company signed a definitive merger agreement with LCI International, Inc. ("LCI"), a communications services provider. The boards of directors of each company have approved the merger. The terms of the merger agreement call for the acquisition of all of LCI's outstanding common shares and the assumption of all of LCI's stock options by the Company. The purchase price of the all-stock transaction is anticipated to be approximately $4.4 billion. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

  If the LCI merger is consummated, the Company will no longer be included in the consolidated federal income tax return of its Majority Shareholder. As a result, the net operating losses for income tax purposes of the Company, included in the consolidated federal income tax returns of its Majority Shareholder from January 1, 1997 through the consummation date of the LCI merger, will not be available for use by the Company in its separate tax returns after the LCI merger. The Company recognized a deferred tax asset because it believed that the tax benefits attributable to its net income tax operating loss carryforwards would be realized by the recognition of future taxable amounts under the terms of its tax sharing agreement with its Majority Shareholder. Based on an analysis of the tax attributes of the Company and its Majority Shareholder, the Majority Shareholder will not be able to realize the benefit of the Company's net operating losses. Accordingly, the deferred tax assets attributable to the Company's net operating loss carryforwards, calculated on a separate return basis, will be reported on the consummation date of the LCI merger as an adjustment to the Company's capital in the form of an in-substance dividend.

  On March 30, 1998, the Company acquired Phoenix Network, Inc. ("Phoenix"), a non-facilities-based reseller of long distance services. As of the close of the acquisition, approximately .8 million shares of the Company common stock having a deemed value of approximately $27.2 million (based upon an adjusted average

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

price of $34.67 per share) were exchanged for the outstanding shares of Phoenix. Additional cash consideration of up to $4.0 million is being withheld pending the outcome of certain litigation as to which final and nonappealable resolution has not been attained.

  The aggregate purchase price was allocated as follows (in thousands):

   Working capital..................................................... $(8,891)
   Property and equipment..............................................   2,912
   Goodwill............................................................  46,229
   Other liability.....................................................  (4,000)
   Other...............................................................  (9,028)
                                                                        -------
                                                                        $27,222
                                                                        =======

  The results of operations of Phoenix were included in the accompanying condensed consolidated statements of operations of the Company from the date of acquisition. The following pro forma operating results of the Company and Phoenix for the three months ended March 31, 1998 and 1997 have been prepared assuming the acquisition had been consummated on January 1, 1997 (in thousands, except per share amounts):

                                                               1998     1997
                                                             --------  -------
   Revenue.................................................. $193,854  $94,051
   Net loss.................................................  (10,558)  (7,093)
   Loss per share--basic.................................... $  (0.05) $ (0.04)
   Loss per share--diluted.................................. $  (0.05) $ (0.04)

  On April 14, 1998, the Company acquired EUnet International Limited ("EUnet"), a European internet service provider with business units operating in 13 European countries for approximately $154.4 million in cash and Company common stock. Within three weeks of the closing of the acquisition, certain EUnet stockholders and optionholders will receive approximately 3.6 million newly issued shares of Company common stock, having a value of approximately $135.3 million (based upon a deemed value of approximately $37.42 per share), and approximately $4.7 million in cash. In addition, in connection with the registration of the resale of the shares of Company common stock issued in the transaction under the Securities Act of 1933 (the "Act"), EUnet stockholders will receive at the Company's option, either (i) approximately $14.4 million in cash (plus interest to the date of payment) or (ii) additional newly issued shares of Company common stock having the value of such cash payment, based upon an average of the Company common stock closing prices for 15 consecutive trading days commencing 20 trading days before the effective date of registration. Of the number of shares of Company common stock to be issued in the transaction, .6 million shares will be placed in escrow for two years, and may be recovered by the Company, to satisfy any indemnification claims. The EUnet acquisition will be accounted for as a purchase. The shares of Company common stock will be issued to EUnet stockholders and optionholders in a private placement exempt from registration under the Act. The Company has agreed to undertake the registration of the resale of the shares of Company common stock under the Act not later than the earlier of (i) three weeks after the closing of the previously announced LCI merger or (ii) September 30, 1998 (or, under certain circumstances, a later date, but no later than October 31, 1998).

  In January 1998, the Company signed a long-term contract to provide Apex Global Internet Services, Inc. ("AGIS"), an internet service provider, telecommunications capacity along approximately 10,000 route miles of the Qwest Network. The Company received, on a contingent basis, 19.99% of AGIS's common stock and will receive up to $310.0 million in cash over an extended payment term. There are restrictions on the sale by the Company of AGIS's common stock, and AGIS has the right to repurchase the common stock until the contract's second anniversary. The Company will also receive monthly operations and maintenance fees totaling approximately $251.0 million over the term of the multi-year contract. Prior to delivery of the

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

telecommunications capacity and acceptance by AGIS, AGIS has the right to purchase interim capacity from the Company. The total cash consideration under the contract will be reduced by 60% of the sums paid by AGIS for purchases of interim capacity. Pursuant to the terms of the contract, AGIS may require the Company to purchase an additional $10.0 million of its common stock. If the Company fails to complete at least 75% of AGIS's network by the contract's third anniversary, AGIS may, at its option, either accept the completed portion and pay for it on a pro rata basis or terminate the contract and require the Company to return the consideration received.


(4) NETWORK CONSTRUCTION SERVICES

  Costs and billings on uncompleted contracts included in the accompanying consolidated financial statements were as follows (in thousands):

                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                        ---------  ------------
   Costs incurred on uncompleted contracts............  $566,618     $473,760
   Estimated earnings.................................   279,251      238,191
                                                        --------     --------
                                                         845,869      711,951
   Less: billings to date.............................   654,091      476,775
                                                        --------     --------
                                                        $191,778     $235,176
                                                        ========     ========
   Costs and estimated earnings in excess of billings.  $212,962     $256,566
   Billings in excess of costs and estimated earnings.   (21,184)     (21,390)
                                                        --------     --------
                                                        $191,778     $235,176
                                                        --------     --------
   Revenue the Company expects to realize for work to
    be performed on the above uncompleted contracts...  $393,371     $506,791
                                                        ========     ========

  The Company has entered into various agreements to provide indefeasible rights of use of multiple fibers along the Qwest Network, an approximately 16,250 route-mile, coast-to-coast, technologically advanced fiber optic telecommunications network. Such agreements include contracts with three major customers for an aggregate purchase price of approximately $1.0 billion. The Company obtained construction performance bonds totaling $175.0 million. Network Construction Services revenue relating to the contracts with these major customers was approximately $106.5 million and $49.0 million for the three months ended March 31, 1998 and 1997, respectively. Progress billings are made upon customers' acceptance of performance milestones.

  Although these construction agreements provide for certain penalties if the Company does not complete construction within the time frames specified within the agreements, management does not anticipate that the Company will incur any substantial penalties under these provisions.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consisted of the following (in thousands):

                                                          MARCH 31, DECEMBER 31,
                                                            1998        1997
                                                          --------- ------------
   Accounts payable...................................... $100,231    $ 80,862
   Construction accrual..................................   94,366      75,543
   Property, sales and other taxes.......................   42,218      33,926
   Accrued interest......................................   14,075       7,704
   Right-of-way obligations..............................   35,222      34,006
   Other.................................................   22,731      21,272
                                                          --------    --------
   Accounts payable and accrued expenses................. $308,843    $253,313
                                                          ========    ========


(6) LONG-TERM DEBT

  Long-term debt consisted of the following (in thousands):

                                                         MARCH 31,  DECEMBER 31,
                                                           1998         1997
                                                         ---------  ------------
   8.29% Notes.......................................... $304,353     $    --
   9.47% Notes..........................................  365,194      356,908
   10 7/8% Notes........................................  250,000      250,000
   Equipment credit facility............................   37,492       22,604
   Capital lease and other obligations..................    3,340       12,962
                                                         --------     --------
   Total debt...........................................  960,379      642,474
     Less current portion...............................   (1,109)     (12,011)
                                                         --------     --------
   Long-term debt....................................... $959,270     $630,463
                                                         ========     ========

  In January 1998, the Company issued and sold $450.5 million in principal amount at maturity of 8.29% Senior Discount Notes, due 2008 (the "8.29% Notes"), generating net proceeds of approximately $299.2 million, after deducting offering costs. The 8.29% Notes will accrete at a rate of 8.29% per annum, compounded semiannually. The principal amount of the 8.29% Notes is due and payable in full on February 1, 2008. The 8.29% Notes are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 2003 at specified redemption prices. In addition, prior to February 1, 2001, the Company may use the net cash proceeds from certain equity transactions to redeem up to 35% of the 8.29% Notes at specified redemption prices. Cash interest on the 8.29% Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum, and will be payable semiannually in arrears commencing on August 1, 2003, and thereafter on February 1 and August 1 of each year. The Company has the option of commencing cash interest on an interest payment date on or after February 1, 2001, in which case the outstanding principal amount at maturity of the 8.29% Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter.

  In connection with the sale of the 8.29% Notes, the Company agreed to make an offer to exchange new notes (the "Exchange Offer"), registered under the Act and with terms identical in all material respects to the 8.29% Notes, for the 8.29% Notes or, alternatively, to file a shelf registration statement under the Act with respect to the 8.29% Notes. In April 1998, the Company filed a registration statement with respect to the Exchange Offer. If the Exchange Offer registration statement is not declared effective within specified time periods or, after being declared effective, ceases to be effective during specified time periods (a "Registration Default"), additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the 8.29% Notes during the 90-day period immediately following the occurrence of a Registration

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the 8.29% Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

  The indentures for the 8.29% Notes contain certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, issue or sell capital stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations.

  In February 1998, the Company completed an exchange of the 9.47% Series B Senior Discount Notes (the "9.47% Exchange Notes"), registered under the Act, for all of the $555.9 million in principal amount at maturity of 9.47% Senior Discount Notes, due 2007 (the "9.47% Notes.") The 9.47% Exchange Notes are identical in all material respects to the originally issued 9.47% Notes.


(7) COMMITMENTS AND CONTINGENCIES

 (a) Network Construction Project

  In 1996, the Company commenced construction of the Qwest Network. The Company estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $2.0 billion. The Company projects its total remaining cost at March 31, 1998 for completing the construction of the Qwest Network will be approximately $1.0 billion. This amount includes the Company's remaining commitment through December 31, 1998 to purchase a minimum quantity of materials for approximately $112.0 million as of March 31, 1998, subject to quality and performance expectations, and contracts for the construction of conduit systems aggregating approximately $50.2 million.

 (b) Network and Telecommunications Capacity Exchanges

  In January 1998, the Company entered into an agreement to acquire long-term telecommunications capacity rights from an unrelated third party in exchange for long-term telecommunications capacity rights along segments of the Qwest Network under construction. The exchange agreement provides for the payment of cash by either of the parties for any period during the contract term in which a party provides less than the contracted telecommunications capacity. Pursuant to the agreement, the Company may be required to make cash payments for a portion of the telecommunications capacity it receives until it completes construction of the Qwest Network. The exchange agreement provides for liquidating damages to be levied against the Company in the event the Company fails to deliver the telecommunications capacity, in accordance with the agreed-upon timetable.

 (c) Legal Matters

  As of May 5, 1998, the Company is aware of two lawsuits that have been filed in the Court of Chancery of the State of Delaware relating to the LCI merger. The first suit, Miri Shapiro v. William F. [Mc]Connell, et al., was filed on March 9, 1998 and names LCI, certain of its directors and the Company as defendants. The second suit, Alfred Rehm v. H. Brian Thompson, et al., was filed on March 12, 1998 and names LCI, certain of its directors and the Company as defendants. Each suit was brought by a purported stockholder of LCI, individually and allegedly as a class action on behalf of all stockholders of LCI. Generally these suits allege breach of fiduciary duty by the Board of Directors of LCI in connection with the Qwest merger agreement. They seek preliminary and permanent injunctive relief prohibiting the consummation of the merger, unspecified damages and other relief.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On May 5, 1998, the Company and LCI entered into proposed settlement with the plaintiffs in the Shapiro and Rehm actions. Pursuant to the Memorandum of Understanding entered into by counsel for the Company, LCI and the plaintiffs, the Company and LCI agreed to (i) include financial information with respect to the quarter ended March 31, 1998 in a joint proxy statement/prospectus filed as part of the Registration Statement on Form S-4 to be filed pursuant to the Act in connection with the issuance of shares to consummate the merger, (ii) request LCI's financial advisor to issue an opinion with respect to the fairness of the merger consideration dated as of the date of the joint proxy statement/prospectus, (iii) reduce the termination fee associated with the proposed merger from $133.0 million to $125.0 million, (iv) include in the joint proxy statement/prospectus additional disclosure regarding actions by LCI and its representatives regarding alternative business combination transactions and
(v) not oppose a proposal for legal fees and expenses by the plaintiff's attorneys in the amount of not more than approximately $.4 million. Pursuant to the proposed settlement, the actions will be dismissed with prejudice and the defendants will be released from all claims that were or could have been asserted in the actions. Because the Shapiro and Rehm actions are class actions, the proposed settlement is subject to reasonable confirmatory discovery, certification of the plaintiff class, notice to the class and Court approval.


(8) LOSS PER SHARE

  The weighted average number of shares used for computing basic and diluted loss per share was 206.7 million and 173.0 million for the three months ended March 31, 1998 and 1997, respectively. The weighted average number of options to purchase common stock that was excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 2.3 million for the three months ended March 31, 1998.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS
AND SHAREOWNERS OF LCI INTERNATIONAL, INC.:

  We have audited the accompanying consolidated balance sheets of LCI International, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LCI International, Inc. and subsidiaries, as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                            Arthur Andersen LLP

Washington, D.C.
February 16, 1998
(except with respect to the matter
Discussed in Note 15, as to which
the date is March 16, 1998)

                            LCI INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN MILLIONS, EXCEPT EARNINGS PER COMMON SHARE)

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                   1997       1996      1995
                                                ---------- ---------- ----------
Revenues....................................... $    1,642 $    1,304 $     824
  Cost of services.............................        986        778       496
                                                ---------- ---------- ---------
Gross margin...................................        656        526       328
  Selling, general and administrative expenses.        408        305       193
  Merger charges...............................         45        --        --
  Restructuring charges........................          9         16       --
  Depreciation and amortization................         96         75        54
                                                ---------- ---------- ---------
Operating income...............................         98        130        81
  Interest and other expense, net..............         36         29        16
                                                ---------- ---------- ---------
Income from continuing operations before
 income taxes..................................         62        101        65
  Income tax expense...........................         31         38        16
                                                 ---------- ---------- ---------
Income from continuing operations..............         31         63        49
Discontinued operations:
  Income from discontinued operations, net of
   income taxes of $7 and $9 for 1996 and 1995,
   respectively................................        --          11        15
                                                ---------- ---------- ---------
Net income.....................................         31         74        64
                                                ---------- ---------- ---------
Preferred dividends............................        --           3         6
                                                ---------- ---------- ---------
Income on common stock......................... $       31 $       71 $      58
                                                ========== ========== =========
Earnings per common share Continuing operations:
  Basic........................................ $     0.34 $     0.73 $    0.60
                                                ========== ========== =========
  Diluted...................................... $     0.32 $     0.64 $    0.53
                                                ========== ========== =========
Earnings per common share:
  Basic........................................ $     0.34 $     0.86 $    0.81
                                                ========== ========== =========
  Diluted...................................... $     0.32 $     0.75 $    0.69
                                                ========== ========== =========
Weighted average number of common shares:
  Basic........................................         91         83        71
  Diluted......................................         99         99        92

        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                DECEMBER 31,
                                                                --------------
                                                                 1997    1996
                                                                ------  ------
                            ASSETS
Current assets
  Cash and cash equivalents.................................... $  --   $   12
  Trade accounts receivable, less allowance for doubtful
   accounts of $52 and $30 for 1997 and 1996, respectively.....    190     121
  Current deferred tax assets, net.............................     59      51
  Prepaids and other...........................................     22      22
                                                                ------  ------
    Total current assets.......................................    271     206
                                                                ------  ------
Property and equipment
  Fiber-optic network..........................................    558     450
  Technology platforms, equipment and building lease...........    231     125
  Less--accumulated depreciation and amortization..............   (206)   (204)
                                                                ------  ------
                                                                   583     371
  Property under construction..................................     88      61
                                                                ------  ------
    Total property and equipment, net..........................    671     432
                                                                ------  ------
Other assets
  Excess of cost over net assets acquired, net of accumulated
   amortization of $38 and $28 for 1997 and 1996, respectively.    359     364
  Other, net...................................................     53      51
                                                                ------  ------
    Total other assets.........................................    412     415
                                                                ------  ------
    Total assets............................................... $1,354  $1,053
                                                                ======  ======
              LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
  Accounts payable............................................. $   43  $   40
  Facility costs accrued and payable...........................    154     135
  Accrued expenses and other...................................     91      63
                                                                ------  ------
    Total current liabilities..................................    288     238
                                                                ------  ------
  Long-term debt and capital lease obligations.................    413     252
                                                                ------  ------
  Other liabilities and deferred credits.......................    101      73
                                                                ------  ------
Commitments and contingencies
Shareowners' equity
  Preferred Stock--authorized 15 million shares, no shares
   issued and outstanding in 1997 and 1996.....................    --      --
  Common Stock--authorized 300 million shares, issued and
   outstanding 96 million shares in 1997 and 89 million shares
   in 1996.....................................................      1       1
  Paid-in capital..............................................    511     480
  Retained earnings............................................     40       9
                                                                ------  ------
  Total shareowners' equity....................................    552     490
                                                                ------  ------
    Total liabilities and shareowners' equity.................. $1,354  $1,053
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY
                                 (IN MILLIONS)

                          PREFERRED        COMMON
                            STOCK          STOCK
                          --------- --------------------         RETAINED     TOTAL
                          $.01 PAR  ISSUED AND  $.01 PAR PAID-IN EARNINGS  SHAREOWNERS'
                            VALUE   OUTSTANDING  VALUE   CAPITAL (DEFICIT)    EQUITY
                          --------- ----------- -------- ------- --------- ------------
BALANCE AT DECEMBER 31,
 1994...................    $115         69       $ 1     $242     $(104)      $254
Acquisition of CTG......     --           5       --        93       --          93
Employee stock purchases
 and exercises of
 options/warrants,
 including related tax
 benefits...............     --           1       --        10       --          10
Conversion/redemption of
 Convertible Preferred
 Stock..................      (1)       --        --         1       --         --
Other transactions......                --        --         1       --           1
Net income..............     --         --        --       --         64         64
Preferred dividends.....     --         --        --       --         (6)        (6)
                            ----        ---       ---     ----     -----       ----
BALANCE AT DECEMBER 31,
 1995...................    $114         75       $ 1     $347     $ (46)      $416
                            ----        ---       ---     ----     -----       ----
Employee stock purchases
 and exercises of
 options/warrants,
 including related tax
 benefits...............     --           2       --        19       --          19
Conversion/redemption of
 Convertible Preferred
 Stock..................    (114)        12       --       114       --         --
Spin-off of Billing.....                                             (16)       (16)
Net income..............     --         --        --       --         74         74
Preferred dividends.....     --         --        --       --         (3)        (3)
                            ----        ---       ---     ----     -----       ----
BALANCE AT DECEMBER 31,
 1996...................    $--          89       $ 1     $480     $   9       $490
                            ----        ---       ---     ----     -----       ----
Employee stock purchases
 and exercises of
 options/warrants,
 including related tax
 benefits...............     --           7       --        31       --          31
Net income..............     --         --        --       --         31         31
                            ----        ---       ---     ----     -----       ----
BALANCE AT DECEMBER 31,
 1997...................    $--          96       $ 1     $511     $  40       $552
                            ----        ---       ---     ----     -----       ----



        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                          FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
Operating activities
Income from continuing operations......................  $   31  $   63  $   49
Adjustments to income from continuing operations:
  Depreciation and amortization........................      96      75      54
  Change in deferred taxes.............................      20      36      (1)
  Merger and restructuring charges.....................      43     --      --
Change in assets/liabilities:
  Trade accounts receivable............................     (16)    (52)    (67)
  Net securitization activity..........................     (53)    112     --
  Accounts payable and facility costs accrued and
   payable.............................................      34      53      21
  Other assets/liabilities.............................      32      21      (2)
                                                         ------  ------  ------
    Net cash provided by operating activities..........     187     308      54
                                                         ------  ------  ------
    Net cash provided by discontinued operations.......     --       15       8
                                                         ------  ------  ------
Investing activities
  Capital expenditures--property and equipment.........    (321)   (156)   (106)
  Payment for acquisitions and other...................     (17)   (124)    (79)
                                                         ------  ------  ------
    Net cash (used in) investing activities............    (338)   (280)   (185)
                                                         ------  ------  ------
Financing activities
  Proceeds from issuance of debt.......................     350       6       5
  Net debt (payments) borrowings.......................    (228)    (48)    115
  Preferred dividend payments..........................     --       (3)     (6)
  Proceeds from employee stock plans and warrants......      17      14       9
                                                         ------  ------  ------
    Net cash provided by (used in) financing
     activities........................................     139     (31)    123
                                                         ------  ------  ------
Change in cash and cash equivalents....................     (12)     12     --
                                                         ------  ------  ------
Cash and cash equivalents at the beginning of the year.      12     --      --
                                                         ------  ------  ------
Cash and cash equivalents at the end of the year.......  $  --   $   12  $  --
                                                         ======  ======  ======


        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS ORGANIZATION AND PURPOSE

  The financial statements presented herein include the Consolidated Balance Sheets of LCI International, Inc., a Delaware corporation, and its wholly owned subsidiaries (LCI or the Company) as of December 31, 1997 and 1996, and the related Consolidated Statements of Operations, Shareowners' Equity and Cash Flows for the three years ended December 31, 1997.

  LCI is a facilities-based telecommunications carrier that provides a broad range of domestic and international voice and data services to the commercial, wholesale, residential/small business and local market segments, and operator assisted services. The Company serves its customers primarily through owned and leased digital fiber-optic facilities.

  On December 22, 1997, the Company acquired USLD Communications Corp. (USLD) in a stock-for-stock transaction that has been accounted for as a pooling of interests. The Company exchanged approximately 12 million shares of its common stock, par value $.01 per share (Common Stock) for all of the outstanding shares of USLD common stock. The Company's Consolidated Financial Statements have been restated to include the results for USLD, as though the companies had always been a combined entity.

2. ACCOUNTING POLICIES

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Principles of Consolidation

  The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the Consolidated Financial Statements for 1996 and 1995 to conform with the 1997 presentation. In August 1996, USLD completed the spin-off of its billing clearinghouse and information management services business, Billing Information Concepts Corp. (Billing). The spin-off has been accounted for as discontinued operations and, accordingly, the Company restated its Consolidated Financial Statements for all periods presented prior to that date in accordance with Accounting Principles Board Opinion (APB) No. 30. Financial disclosures for all periods presented reflect that restatement.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company uses its available cash to reduce the balance of its revolving credit facility (Credit Facility) and generally maintains no cash on hand.

 Trade Accounts Receivable

  Trade accounts receivable represent amounts due from customers for telecommunications services, less an allowance for uncollectible accounts. Revenues and, therefore, trade accounts receivable, include amounts recognized for services provided but not yet billed.

 Accounts Receivable Securitization Program

  In accordance with Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transfers of receivable balances meet the criteria to be classified as a sale for accounting purposes. As such, amounts sold under the

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

accounts receivable securitization program (Securitization Program) are not included in the accompanying Consolidated Financial Statements. The costs of the Securitization Program are included in interest and other expense, net in the accompanying Consolidated Statements of Operations. The cash proceeds are included in operating activities in the accompanying Consolidated Statements of Cash Flows.

 Prepaids and Other

  Prepaids and other assets include deferred customer promotion costs and customer acquisition costs that are amortized over the estimated life of the related contract term, and various other accounts and notes receivable expected to be received within the next year.

 Property and Equipment

  These assets are stated at cost or at fair market value if obtained as part of an acquisition. Construction costs include material, labor, interest and overhead costs. Property and equipment as of December 31, 1997 and 1996 includes the net book value of $25 million and $9 million for a capitalized building lease for the Company's operating subsidiaries' headquarters. Routine repairs and maintenance of property and replacements of minor items are charged to expense as incurred. Depreciation of buildings and equipment is provided using the composite method over the estimated useful lives of these assets. The cost of equipment retired in the ordinary course of business, less proceeds, is charged to accumulated depreciation. The capitalized building lease is amortized on a straight-line basis over the term of the lease.

  The estimated depreciation and amortization periods by asset type:

   ASSET CATEGORY                                                          YEARS
   --------------                                                          -----
   Fiber-optic network:
     Fiber-optic cable and buildings......................................    30
     Transmission, distribution and switching equipment................... 10-15
     Installation costs...................................................     3
   Technology platforms...................................................     5
   Equipment:
     Information systems--hardware and software...........................   3-5
     General office equipment.............................................  5-10
   Capitalized building lease.............................................    15

 Excess of Cost Over Net Assets Acquired

  Excess of cost over net assets acquired (goodwill) consists of the excess of the cost to acquire an entity over the estimated fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. The Company continually evaluates whether events and circumstances have occurred which indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If such an event has occurred, the Company estimates the sum of the expected future cash flows, undiscounted and without interest charges, derived from such goodwill over its remaining life. The Company believes that no such impairment existed at December 31, 1997. Amortization of goodwill was $10 million, $10 million and $5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

 Other Assets

  Other assets consist of debt issuance costs, rights-of-way, customer lists, non-compete agreements and other deferred costs, which are amortized over the estimated life or contract term of the agreement.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Other Liabilities and Deferred Credits

  Other liabilities and deferred credits primarily include long-term deferred income taxes and other long-term liabilities. As of December 31, 1997 and 1996, net long-term deferred tax liabilities of $84 million and $56 million, respectively, were included in other liabilities and deferred credits.

 Revenue Recognition

  Telecommunications revenues are recognized when services are provided and are net of estimated credits and uncollectible amounts.

 Advertising Cost

  In accordance with Statement of Position 93-7, "Reporting on Advertising Costs," costs for advertising are expensed as incurred within the fiscal year. If it is determined that the advertising costs will provide a future economic benefit, the costs are capitalized and amortized over the period of benefit, not to exceed one year.

 Income Taxes

  The Company follows SFAS No. 109, "Accounting for Income Taxes" (see Note
13).

 Fair Value of Financial Instruments

  The carrying amounts of current assets and liabilities approximate their fair market value. The fair market value of long-term debt is discussed further in
Note 7.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the number of market segments, the large number of entities comprising the Company's customer base and the dispersion of those entities across many different industries and geographic regions. As of December 31, 1997, the Company had no significant concentrations of credit risk.

 Statements of Cash Flows

  Cash payments and significant non-cash activity:

                                                           FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                            1997   1996   1995
                                                           ------ ------ ------
                                                              (IN MILLIONS)
   Cash payments for interest............................. $   30 $  27  $   17
   Cash payments for income taxes......................... $    4 $   2  $    3
   Non-cash investing and financing activities:
     Tax benefit recognized in connection with stock
      option exercises.................................... $   12 $   6  $    1
     Capital lease obligations incurred................... $   17 $   1  $  --
     Dividend pursuant to spin-off of Billing............. $  --  $  34  $  --

  During 1997, the Company exchanged approximately 12 million shares of Common Stock for all of the outstanding common stock of USLD to affect the business combination, and 5 million shares of Common Stock were issued in connection with the non-cash exercise of warrants. During 1996, shareowners converted approximately 5 million shares of Convertible Preferred Stock into approximately 12 million shares of Common Stock. During 1995, the Company issued 5 million shares of Common Stock with a market value of approximately $93 million, as partial consideration in a purchase acquisition.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Accounting Pronouncements Not Yet Effective

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both are required for financial statements in fiscal years beginning after December 15, 1997.

  SFAS No. 130 requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. As the Company does not currently have any components of comprehensive income, it is not expected that this statement will affect the Consolidated Financial Statements.

  SFAS No. 131 requires entities to disclose financial and detailed information about its operating segments in a manner consistent with internal segment reporting used by the Company to allocate resources and assess financial performance. The Company has not completed the analyses required to determine the additional disclosures requirements, if any, for the adoption of SFAS No. 131.

  In anticipation of the year 2000 (Year 2000), management has developed a plan to review software that was internally developed and/or externally purchased or licensed for compliance with Year 2000 processing requirements. In accordance with Emerging Issues Task Force Opinion No. 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000," the Company will expense all costs as incurred.

3. MERGER & RESTRUCTURING

 Merger

  On December 22, 1997, the Company acquired USLD in a stock-for-stock transaction that resulted in USLD becoming a wholly owned subsidiary of LCI. Under the terms of the agreement, USLD shareholders received .7576 of a share of Common Stock of the Company for each USLD share. Accordingly, the Company issued approximately 12 million shares of Common Stock for all outstanding shares of USLD common stock. Additionally, outstanding options and warrants to acquire USLD common stock were converted to options and warrants to purchase approximately 2 million shares of Common Stock of the Company.

  The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated to include the accounts and operations of USLD for all periods presented as though the two companies had always been a combined entity.

  Combined and separate results of LCI and USLD during the periods preceding the merger:

                                                            LCI   USLD  COMBINED
                                                           ------ ----  --------
                                                              (IN MILLIONS)
   Nine months ended September 30, 1997
     Revenues............................................. $1,018 $178   $1,196
     Net income........................................... $   65 $  4   $   69
                                                           ------ ----   ------
   Year ended December 31, 1996
     Revenues............................................. $1,103 $201   $1,304
     Net income........................................... $   75 $ (1)  $   74
                                                           ------ ----   ------
   Year ended December 31, 1995
     Revenues............................................. $  673 $151   $  824
     Net income........................................... $   51 $ 13   $   64
                                                           ------ ----   ------

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  No adjustments were necessary to the combined financial results presented above to conform the accounting policies of the two companies, other than reclassifications of certain revenue and expense reporting to conform financial statement presentation. There were no material intercompany transactions between the two companies for the periods presented.

  In connection with the merger, the Company recorded a $45 million one-time merger charge during 1997. The charge included $7 million of transaction costs for investment bank and other professional fees, $31 million for the elimination of duplicate facilities and the write-off of assets, and $7 million for employee severance and termination costs.

 Restructuring

  In the fourth quarter of 1997, the Company recorded restructuring charges of $8 million for the costs associated with relocation to the new headquarters building and for employee severance and termination costs. In addition, during the second quarter of 1997, there was a $1 million one-time charge by USLD for the resignation of its former chairman of the board of directors.

  In 1996, USLD charged $13 million for the direct spin-off costs related to Billing. In addition, $3 million of restructuring charges were recorded for the costs associated with consolidating support functions and the write-off of assets.

4. ACQUISITIONS

  The Company has supplemented growth from its base business with several strategic acquisitions. Each acquisition during 1996 and 1995 was accounted for as a purchase.

  In January 1996, the Company purchased the long-distance business assets of Teledial America, Inc. (Teledial America), which did business as U.S. Signal Corporation, and an affiliated company, ATS Network Communications, Inc. (ATS). The Company acquired both companies for approximately $99 million in cash, and the amount of goodwill recorded in the purchase transactions was $100 million. The results of operations for Teledial America and ATS were included in the Consolidated Statement of Operations from January 1, 1996.

  In September 1995, the Company acquired Corporate Telemanagement Group, Inc.
(CTG), for approximately $140 million in cash and Common Stock, and assumed approximately $24 million in debt. The amount of goodwill recorded in the purchase transaction was $157 million. The Consolidated Statements of Operations include the results of CTG from September 1, 1995. The combination of the operations of the Company and CTG provided pro forma net revenues of $815 million, pro forma net income of $54 million and pro forma earnings per common share of $0.63. The pro forma information is provided as if the acquisition had occurred at the beginning of the 1995 fiscal year and is for informational purposes only.

  USLD had insignificant business combinations in 1997 and 1995 that were not material for financial statement purposes.

5. DISCONTINUED OPERATIONS

  In August 1996, USLD completed the spin-off of Billing. The spin-off has been accounted for as discontinued operations and, accordingly, the Company restated its Consolidated Financial Statements for all periods presented prior to that date. The spin-off was a tax-free distribution of 100% of the common stock of Billing to USLD's shareowners. Revenue of the discontinued operations of Billing was $86 million and $81 million for the years ended December 31, 1996 and 1995, respectively. Basic and diluted earnings per share for

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

discontinued operations for the year ended December 31, 1996 were $0.13 and $0.11, respectively, and for the year ended December 31, 1995 were $0.21 and $0.16.

  In connection with the spin-off, USLD distributed, for financial statement purposes, a dividend of $16 million to record the net effect of forgiven intercompany payable/receivable balances, the reimbursement by Billing of direct spin-off costs, and the transfer of a working capital balance of $22 million to USLD. Direct spin-off costs of $13 million were included in restructuring charges in the Consolidated Statements of Operations for the year ended December 31, 1996. These costs included professional fees, tax payments triggered by the spin-off, payments under employment agreements and costs associated with accelerated stock grants.

6. ACCOUNTS RECEIVABLE SECURITIZATION

  In August 1996, the Company entered into an agreement to sell a percentage ownership interest in a defined pool of its trade accounts receivable (Securitization Program). Under the Company's Securitization Program, LCI SPC I, Inc. (SPC), a wholly owned, bankruptcy-remote subsidiary of the Company, sells accounts receivable. Under this Securitization Program, the Company can transfer an undivided interest in a designated pool of its accounts receivable on an ongoing basis to maintain the participation interest up to a maximum of $150 million. The accounts receivable balances sold, but not yet collected, of approximately $59 million and $112 million at December 31, 1997 and 1996, respectively, are not included in the accompanying Consolidated Balance Sheets. SPC had approximately $130 million and $120 million of accounts receivable available for sale as of December 31, 1997 and 1996. The cost of the Securitization Program is based on a discount rate equal to the short-term commercial paper rate plus certain fees and expenses. The Company retains substantially all the same risk of credit loss as if the receivables had not been sold, and has established reserves for such estimated credit losses.

  Under the Securitization Program agreement, the Company acts as agent for the purchaser of the receivables by performing recordkeeping and collection functions on the interest sold and receives a fee providing adequate compensation for such services. The agreement also contains certain covenants regarding the quality of the accounts receivable portfolio, as well as financial covenants that are substantially identical to those contained in the Company's Credit Facility (see Note 7). Except in limited circumstances, SPC is subject to certain contractual prohibitions concerning the payment of dividends and the making of loans and advances to LCI.

7. DEBT

  In June 1997, the Company issued $350 million of 7.25% Senior Notes (Notes), which mature June 15, 2007. The net proceeds from the issuance of the Notes were used to repay outstanding indebtedness and for working capital and general corporate purposes. As of December 31, 1997, the fair market value of the Notes was approximately $361 million.

  The Company had approximately $10 million in various fixed-rate notes as of December 31, 1997. These notes are expected to be repaid during early 1998.

 Credit Facility

  The Company has an aggregate $750 million revolving credit (Credit Facility) from a syndicate of banks. The Credit Facility is comprised of two separate facilities of $500 million and $250 million. The first facility has a term of five years, while the second facility has a one-year term. Each facility may be extended for a limited number of periods. Both facilities bear interest at a rate consisting of two components: The base rate component is dependent upon a market indicator; the second component varies from 0.30% to 0.75% based on the more favorable of the relationship of borrowing levels to operating cash flow (leverage ratio) or the Company's senior unsecured debt rating.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Credit Facility contains various financial covenants, the most restrictive being the leverage ratio requirement. As of December 31, 1997 and 1996, the Company was in compliance with all Credit Facility covenants. The company had no outstanding balance under the Credit Facility as of December 31, 1997, compared to $215 million outstanding as of December 31, 1996. The weighted average interest rate on the outstanding borrowings under the Credit Facility as of December 31, 1996 was 6.09%. The carrying amount of the Credit Facility approximates its fair value, as the underlying instruments are variable rate notes that reprice frequently.

  The Company also has an interest rate cap agreement with certain banks to manage interest rate risk on the Credit Facility. The agreement is for a two-year period ending February 1998 and limits the base interest rate exposure to 7.5% on $130 million notional principal balance of the Credit Facility. In the event of non-performance by the banks, the Company would be obligated to make the contractual payments under the Credit Facility, and would have exposure to the extent of any increase in the base rate component above 7.5%. The Company believes the probability of such an event is remote.

 Lines of Credit

  The Company has three separate discretionary line of credit agreements (Lines of Credit) with commercial banks for a total of $75 million. The Lines of Credit provide flexible short-term borrowing at competitive rates dependent upon a market indicator. As of December 31, 1997 and 1996, the outstanding balances under the Lines of Credit were $25 million and $8 million, respectively, with interest rates of 6.26% and 5.93%, respectively.

  The outstanding balance in the accompanying Consolidated Balance Sheets is reflected in long-term debt, due to the borrowing availability under the Credit Facility to repay such balances. The carrying value of the Lines of Credit approximates its fair market value.

8. LEASES

  The Company's capital leases primarily include two building leases, which expire at various times through 2012. The noncurrent portions of all capital lease obligations were $28 million and $13 million as of December 31, 1997 and 1996, respectively. The Company has operating leases for other office space and equipment with lease terms from three to ten years with options for renewals.

  During 1996, the Company entered into an operating lease agreement for the rental of a new corporate headquarters being developed in Arlington, Virginia. This agreement has a three-year base term with two options to renew for one year each. The agreement includes a maximum residual guarantee of $62 million at the end of the base term, which is included in the minimum lease payments, below. However, the Company expects to exercise the renewal options, which will extend the lease term and defer the residual guarantee payment. The property is owned by an unrelated entity that is leasing the facility to the Company. The Company plans to occupy the building in June 1998.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Total expenses for operating leases for the years ended December 31, 1997, 1996 and 1995 were $15 million, $12 million and $9 million, respectively. The Company is required, at a minimum, to make the following payments on capital and operating leases:

                                                               CAPITAL OPERATING
                                                               ------- ---------
                                                                 (IN MILLIONS)
   1998.......................................................   $ 5     $ 19
   1999.......................................................     5       80
   2000.......................................................     5       14
   2001.......................................................     5       11
   2002.......................................................     5       10
   Thereafter.................................................    28       49
                                                                 ---     ----
   Total minimum lease payments...............................    53     $183
                                                                         ====
   Less--amounts representing interest........................    23
                                                                 ---
   Capital lease obligations..................................    30
   Less--amounts due within one year..........................     2
                                                                 ---
   Noncurrent portion of capital lease obligations............   $28
                                                                 ===

9. COMMITMENTS AND CONTINGENCIES

 Capital Requirements

  During 1998, the Company expects that its nonbinding commitment for capital expenditures (excluding acquisitions) will increase from the levels expended in 1997 and is dependent on the Company's geographic and revenue growth. The Company's capital requirements are primarily for switching and transmission facilities and technology platforms arising from the Company's strategic expansion plans. In addition to its ongoing capital requirements, the Company has entered into several agreements to extend its fiber-optic network. These commitments will extend the Network throughout several geographic areas of the United States, and are expected to require incremental capital expenditures of approximately $250 million for fiber-optic capacity and related equipment. The timing of payments will depend on the delivery and acceptance of facilities, which are expected to be completed in the first half of 1998.

 Vendor Agreements

  The Company has agreements with certain interexchange carriers, LECs and third-party vendors to lease facilities for originating, terminating and transport services. Some agreements require the Company to maintain minimum monthly and/or annual billings based on usage. The Company has met and expects to continue to meet these minimum usage requirements.

  During 1997, the Company amended an agreement with its largest provider of leased and international services. Under the terms of the amended contract, the Company is no longer obligated to use that carrier for its leased facilities and the minimum usage commitments were significantly reduced. In addition, the Company received a usage credit in exchange for agreeing to increases in certain domestic and international switch services. The Company expects to mitigate the impact of increased rates by applying the credit against future use of services during the two-year agreement period, as well as using alternative arrangements and strategic investments to reduce the reliance on this third-party carrier.

 Legal Matters

  The Company has been named as a defendant in various litigation matters. Management intends to vigorously defend these outstanding claims. The Company believes it has adequate accrued loss contingencies.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Although the ultimate outcome of these claims cannot be ascertained at this time, in management's opinion, current pending or threatened litigation matters will not have a material adverse impact on the Company's results of operations or financial condition.

10. SHAREOWNERS' EQUITY

 Preferred Stock

  In January 1997, the Board of Directors adopted a shareholder rights agreement (Rights Agreement) designed to ensure that shareowners receive fair and equal treatment in the event of a proposed takeover of the Company. One preferred share purchase right (Right) has been attached to each share of the Company's Common Stock to shareowners of record on January 22, 1997 (and all subsequently issued shares) and, until distributed, may be transferred only with the Common Stock. Each Right, when exercisable, represents the right to purchase one one-thousandth of a share of a newly issued series of preferred stock of the Company, designated as Junior Participating Preferred Stock, par value $.01 per share or, in certain circumstances, to purchase shares of Common Stock at less than the prevailing market price. The exercise price is $100 per Right, the redemption price is $.01 per Right, and the Right expires on January 22, 2007. The Rights will be distributed and become exercisable only in the event that any person or entity, together with its affiliates or associates, acquires more than a certain specified percentage of Common Stock of the Company.

  On September 3, 1996, the remaining outstanding shares of the Company's previously outstanding 5% Cumulative Convertible Exchangeable Preferred Stock (Convertible Preferred Stock) were redeemed by the Company. Preferred dividends, cumulative from the date of issuance, were paid quarterly at an annual rate of $1.25 per share on the outstanding shares until redemption. Prior to redemption, shareowners converted 4.6 million shares of Convertible Preferred Stock into
12.1 million shares of Common Stock.

 Common Stock

  In December 1997, the Company issued 12.4 million shares of Common Stock in connection with the merger of USLD with LCI Acquisition Corp., a wholly owned subsidiary of the Company. In September 1995, the Company issued 4.6 million shares of Common Stock to purchase CTG.

 Common Stock Warrants

  In 1993, the Company issued warrants for 5.4 million shares of Common Stock, at $2.83 per share. During 1997 and 1996, respectively, warrant holders exercised 5.2 million and 0.2 million warrants for an aggregate amount of 4.6 million and 0.2 million shares of Common Stock. As of December 31, 1997, all Common Stock warrants had been exercised. USLD had granted warrants to purchase shares of Common Stock pursuant to telecommunications service agreements in 1992, 1995 and 1997. Pursuant to the merger agreement, each outstanding warrant was converted into a warrant to purchase Common Stock of LCI based on the conversion ratio stated in the terms of the merger agreement. As of December 31, 1997, approximately 0.2 million of these warrants were outstanding.

 Employee Benefit Plans

  The Company maintains a defined contribution retirement plan for its employees. Under this plan, eligible employees may contribute a percentage of their base salary, subject to certain limitations. Beginning in 1994, the Company elected to match a portion of the employees' contributions. The expense of the Company's matching contribution was approximately $1 million for each year ending December 31, 1997, 1996 and 1995.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. INCENTIVE STOCK PLANS

 Stock Options

  The Company has stock option plans under which options to purchase shares of Common Stock may be granted to directors and key employees. Under the plans, the Company may grant incentive stock options (ISOs), as defined by the Internal Revenue Code, or non-qualified options (NQOs). Stock options generally have a five-year vesting period. In the event of a change in control of the Company, all options outstanding would become 100% exercisable. Under the plans, options expire up to 10 years after the date of the grant and shares of Common Stock underlying surrendered options may be re-granted by the Board of Directors. Options that had been issued pursuant to USLD option plans were converted to options to purchase Common Stock of LCI based on the conversion ratio stated in the terms of the merger agreement. Upon the effective date of the merger, all USLD options became fully vested and exercisable, but otherwise have the same terms and conditions in effect prior to the merger.

  The option price under all plans is fixed at the discretion of the compensation committee of the Board of Directors at the time of grant. During 1997, 1996 and 1995, the option prices for all options granted were the fair market value of the shares on the date of grant. As of December 31, 1997, there were 18 million options authorized under the Company's stock option plans.

                                               NUMBER                WEIGHTED
                                                 OF   EXERCISABLE    AVERAGE
                                               SHARES   OPTIONS   EXERCISE PRICE
                                               ------ ----------- --------------
                                                         (IN MILLIONS)
   OUTSTANDING AS OF DECEMBER 31, 1994.......     7         3         $ 5.28
   Options granted...........................     4                    12.49
   Options exercised.........................    (1)                    6.52
   Options surrendered.......................    (1)                   14.09
                                                ---       ---         ------
   OUTSTANDING AS OF DECEMBER 31, 1995.......     9         4           7.37
                                                ---       ---         ------
   Options granted...........................     3                    18.92
   Options exercised.........................    (1)                    7.17
   Options surrendered.......................   --                     16.66
                                                ---       ---         ------
   OUTSTANDING AS OF DECEMBER 31, 1996.......    11         5          10.27
                                                ---       ---         ------
   Options granted...........................     4                    19.76
   Options exercised.........................   (2)                     5.18
   Options surrendered.......................    (1)                   19.67
                                                ---       ---         ------
   OUTSTANDING AS OF DECEMBER 31, 1997.......    12         7         $13.44
                                                ---       ---         ------
   Options available for grant as of December
    31, 1997.................................     4

  The following table presents information for the 12 million options outstanding as of December 31, 1997:

                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                   ------------------------------------  -----------------------
                               WEIGHTED     WEIGHTED                  WEIGHTED
     RANGE OF                  AVERAGE      AVERAGE                    AVERAGE
     EXERCISE      NUMBER OF   EXERCISE   CONTRACTUAL    NUMBER OF    EXERCISE
      PRICE         OPTIONS     PRICE     LIFE (YEARS)    OPTIONS       PRICE
     --------      ---------   --------   ------------   ----------   ----------
                                 (IN MILLIONS)
  $ 0.17 - $ 2.83       1      $  2.00          4             1        $  2.00
  $ 4.56 - $ 8.91       3      $  6.93          5             2        $  6.88
  $ 9.75 - $11.21       2      $ 11.05          7             2        $ 10.94
  $11.25 - $19.31       3      $ 18.68          8             1        $ 15.55
  $19.35 - $35.13       3      $ 22.62          8             1        $ 22.65

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Employee Stock Purchase Plan

  The Company has an employee stock purchase plan (ESPP) that enables substantially all employees to purchase shares of Common Stock on monthly offering dates at a purchase price equal to the lesser of 85% of the fair market value of the Common Stock on the date of its purchase or 85% of the fair market value of the Common Stock, as established at intervals from time to time. In August 1997, the Company amended the ESPP to extend the offering period through February 2000 or until shares authorized under the ESPP are exhausted. A maximum of 1.8 million shares of Common Stock were authorized for purchase under the ESPP. During 1997, 1996 and 1995, respectively, 0.4 million, 0.3 million and 0.2 million shares were issued under the ESPP at average prices of $19.02, $24.64 and $11.59. As of December 31, 1997, the amount of Common Stock available for issuance under the ESPP was 0.7 million shares.

 Stock-Based Compensation Plans

  The Company follows the requirements of APB No. 25 to account for its stock option plans and ESPP and, accordingly, no compensation cost is recognized in the Consolidated Statements of Operations for these plans. In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires certain disclosures about stock-based employee compensation arrangements. SFAS No. 123 requires pro forma disclosure of the impact on net income and earnings per share if the fair value method defined in SFAS No. 123 had been used.

  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.2%, 5.7% and 6.7% for the stock option plans and 5.6%, 5.5% and 5.6% for the ESPP; no expected dividend yields; expected lives of 5.2 years,
3.9 years and 4.0 years for the stock option plans and 0.7 years, 1.5 years and
2.2 years for the ESPP; and expected volatility of 46.7%, 39.6% and 48.3% for the stock option plans and 44.1%, 45.3% and 47.5% for the ESPP. The weighted compiled average fair values of options granted during 1997, 1996 and 1995 for the stock option plans were $8.48, $6.69 and $4.53, respectively, and for the employee stock purchase plan were $6.02, $9.48 and $7.17, respectively.

  Pro forma net income, as if the fair value method had been applied, was $15 million, $66 million and $60 million for the years ended December 31, 1997, 1996 and 1995, respectively. The pro forma earnings per share on a diluted basis for the same periods were $0.16, $0.66 and $0.65.

  In accordance with SFAS No. 123, the fair value method was not applied to options granted prior to January 1, 1995. The resulting pro forma impact may not be representative of results to be expected in future periods and is not reflective of actual stock performance.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. EARNINGS PER SHARE

  In February 1997, SFAS No. 128, "Earnings per Share," was issued, which required the Company to change the method used to calculate earnings per share. Basic earnings per share were calculated as income available to common shareowners divided by the weighted average number of common shares outstanding. Diluted earnings per share were calculated as net income divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares was calculated using the treasury stock method for Common Stock equivalents, which included Common Stock issuable pursuant to stock options, Common Stock warrants and Convertible Preferred Stock. The following is provided to reconcile the earnings per share calculations:

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                           1997   1996    1995
                                                          ------ ------  ------
                                                          (IN MILLIONS, EXCEPT
                                                           PER SHARE AMOUNTS)
   INCOME:
   Net income............................................ $   31 $   74  $   64
     Less--preferred dividends...........................    --      (3)     (6)
                                                          ------ ------  ------
   Income available to common shareowners................ $   31 $   71  $   58
                                                          ====== ======  ======
   Shares:
   Weighted average shares (Basic).......................     91     83      71
                                                          ------ ------  ------
    Effect of dilutive securities:
     Stock options.......................................      4      6       5
     Warrants............................................      4      5       4
     Convertible Preferred Stock.........................    --       5      12
                                                          ------ ------  ------
   Diluted weighted average shares.......................     99     99      92
                                                          ------ ------  ------
   PER SHARE AMOUNTS:
   Basic earnings per share.............................. $ 0.34 $ 0.86  $ 0.81
                                                          ====== ======  ======
   Diluted earnings per share............................ $ 0.32 $ 0.75  $ 0.69
                                                          ====== ======  ======

13. INCOME TAXES

  Income tax expenses for the years ended December 31, 1997, 1996 and 1995, consisted of:

                                                               1997 1996  1995
                                                               ---- ----  ----
                                                               (IN MILLIONS)
   Current tax expense (benefit):
    Federal................................................... $ 1  $ 3   $ (4)
    State.....................................................   3    1    --
   Deferred tax expense:
    Increase in deferred tax liability........................  22    4      5
    Decrease in deferred tax asset............................   5   38     27
    Decrease in valuation allowance........................... --    (8)   (12)
                                                               ---  ---   ----
     Income tax expense....................................... $31  $38   $ 16
                                                               ===  ===   ====

  The decrease in the valuation allowance in 1996 and 1995 resulted from the Company's realization of its net operating loss (NOL) carryforwards based on the Company's growth in recurring operating income.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company pays state income taxes on the greater of a net worth basis or an income basis in a majority of the states in which it operates. The Company records state deferred tax assets and liabilities, net of its federal benefit, at an average blended rate of 4%.

  The effective income tax rate varies from the federal statutory rate for the years ended December 31, 1997, 1996 and 1995, as follows:

                                                 1997      1996       1995
                                               --------  ---------  ---------
                                                     (IN MILLIONS)
   Expected tax expense at federal statutory
    income tax rate........................... $ 22  35% $ 35   35% $ 23   35%
   Effect of:
     State income tax expense.................    2   3     5    5     2    3
     Merger-related expenses..................    5   9   --   --    --   --
     Non-deductible expenses..................    2   3     4    4     1    2
     Change in valuation allowance............  --  --     (8)  (8)  (12) (18)
     Other, net...............................  --  --      2    2     2    3
                                               ---- ---  ----  ---  ----  ---
       Income tax expense..................... $ 31  50% $ 38   38% $ 16   25%
                                               ==== ===  ====  ===  ====  ===

  The significant items giving rise to the deferred tax (assets) and liabilities as of December 31, 1997 and 1996, were:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Deferred tax liabilities:
     Property and equipment..................................... $   65  $   42
     Acquisition related........................................     26      24
     Deferred expenses..........................................      4       3
                                                                 ------  ------
       Total deferred tax liabilities...........................     95      69
                                                                 ------  ------
   Deferred tax (assets):
     Other loss contingencies...................................     (2)     (6)
     Property and other taxes...................................     (8)     (4)
     Accrued expenses...........................................     (9)     (5)
     Acquired assets............................................     (5)     (5)
     NOLs and tax credit carryforwards..........................    (46)    (44)
                                                                 ------  ------
       Total deferred tax (assets)..............................    (70)    (64)
                                                                 ------  ------
         Net deferred tax liability............................. $   25  $    5
                                                                 ======  ======

  The Company's 1997 deferred income tax balances were included in current deferred tax assets, net of $59 million, and in other liabilities and other deferred credits of $84 million. The 1996 deferred income tax balances were included in current deferred tax assets, net of $51 million, and in other liabilities and other deferred credits of $56 million.

  The Company has generated significant NOLs that may be used to offset future taxable income. Each year's NOL has a maximum 15-year carryforward period. The Company's ability to fully use its NOL carryforwards is dependent on future taxable income. As of December 31, 1997, the Company has NOL carryforwards of $104 million for income tax return purposes subject to various expiration dates beginning in 1998 and ending in 2010. The future tax benefit of these NOL carryforwards of $43 million and $41 million in 1997 and 1996, respectively, has been recorded as a deferred tax asset.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following is a tabulation of the unaudited quarterly results of operations for the two years ended December 31:

                                                  1997
                           --------------------------------------------------
                              FIRST       SECOND       THIRD       FOURTH
                           ----------- ------------ ----------- -------------
                            (IN MILLIONS, EXCEPT EARNINGS PER COMMON SHARE)
Revenues.................  $       368 $       399  $       430 $         446
Cost of services.........          219         240          256           271
                           ----------- -----------  ----------- -------------
  Gross margin...........          149         159          174           175
Selling, general and
 administrative expenses.           84          90           98           136
Merger charges...........          --          --             1            44
Restructuring charges....          --            1          --              8
Depreciation and
 amortization............           21          23           26            25
                           ----------- -----------  ----------- -------------
  Operating income
   (loss)................           44          45           49           (38)
Interest and other
 expense, net............            7           7            9            13
                           ----------- -----------  ----------- -------------
  Income (loss) before
   income taxes..........           37          38           40           (51)
Income tax expense
 (benefit)...............           15          15           16           (14)
                           ----------- -----------  ----------- -------------
  Net income (loss)......           22          23           24           (37)
                           ----------- -----------  ----------- -------------
EARNINGS PER COMMON SHARE
  Earnings per share--
   basic.................  $      0.25 $      0.25  $      0.27 $       (0.39)
                           ----------- -----------  ----------- -------------
  Earnings per common
   share--diluted........  $      0.22 $      0.23  $      0.24 $       (0.39)
                           ----------- -----------  ----------- -------------
  Basic weighted average
   shares................           89          90           91            95
                           ----------- -----------  ----------- -------------
  Diluted weighted
   average shares........           99          98           99            95(a)
                           ----------- -----------  ----------- -------------
                                                  1996
                           --------------------------------------------------
                              FIRST       SECOND       THIRD       FOURTH
                           ----------- ------------ ----------- -------------
                            (IN MILLIONS, EXCEPT EARNINGS PER COMMON SHARE)
Revenues.................  $       297 $       321  $       341 $         344
Cost of services.........          180         193          201           203
                           ----------- -----------  ----------- -------------
  Gross margin...........          117         128          140           141
Selling, general and
 administrative expenses.           70          75           81            80
Restructuring charges....          --            7            9           --
Depreciation and
 amortization............           17          18           20            20
                           ----------- -----------  ----------- -------------
  Operating income.......           30          28           30            41
Interest and other
 expense, net............            8           7            8             6
                           ----------- -----------  ----------- -------------
Income before income
 taxes...................           22          21           22            35
  Income tax expense.....            8           7           10            12
                           ----------- -----------  ----------- -------------
Income from continuing
 operations..............           14          14           12            23
Discontinued operations..            5           4            2           --
                           ----------- -----------  ----------- -------------
  Net income.............           19          18           14            23
  Income on common stock.  $        18 $        17  $        14 $          23
                           ----------- -----------  ----------- -------------
EARNINGS PER COMMON SHARE
  Earnings per common
   share--basic..........  $      0.23 $      0.21  $      0.16 $        0.26
                           ----------- -----------  ----------- -------------
  Earnings per common
   share--diluted........  $      0.20 $      0.18  $      0.14 $        0.23
                           ----------- -----------  ----------- -------------
  Basic weighted average
   shares................           77          81           86            89
                           ----------- -----------  ----------- -------------
  Diluted weighted
   average shares........           98          99           99           100
                           ----------- -----------  ----------- -------------

--------
(a) Common Stock equivalents were antidilutive and therefore excluded from weighted average shares.

                            LCI INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. SUBSEQUENT EVENT

  On March 8, 1998, the Company entered into a merger agreement with Qwest Communications International Inc. (Qwest) and a subsidiary of Qwest pursuant to which LCI will become a wholly owned subsidiary of Qwest. The all-stock transaction is valued at approximately $4.4 billion. Under the terms of the agreement, each of the outstanding shares of the Company's common stock, par value $.01 per share, will be converted into $42 of Qwest common stock, subject to certain exceptions. The number of shares of Qwest common stock to be exchanged for each share of the Company's common stock will be determined by dividing $42 by a 15-day volume weighted average of trading prices for Qwest common stock prior to the closing, but will not be less than 1.0625 shares (if Qwest's average stock price exceeds $39.53) or more than 1.5583 shares (if Qwest's average stock price is less than $26.95). The Company may terminate the merger agreement if Qwest's average stock price is less than $26.95, unless Qwest then agrees to exchange for each share of common stock of the Company the number of Qwest shares determined by dividing $42 by such average price. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase. It is anticipated that the merger will occur by the end of the third quarter of 1998. The transaction is subject to the majority vote of the outstanding shares of Qwest and LCI and to other customary conditions such as receipt of regulatory approvals. The majority shareholder of Qwest has entered into an agreement to vote in favor of the merger. There can be no assurances that the conditions to closing of the merger will be met.

                          LCI INTERNATIONAL, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31,
          (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS) (UNAUDITED)

                                                                    1998  1997
                                                                    ----- -----
REVENUES........................................................... $ 448 $ 368
Cost of services...................................................   259   219
                                                                    ----- -----
GROSS MARGIN.......................................................   189   149
Selling, general and administrative expenses.......................   106    84
Depreciation and amortization......................................    27    21
                                                                    ----- -----
OPERATING INCOME...................................................    56    44
Interest and other expense, net....................................     8     7
                                                                    ----- -----
INCOME BEFORE INCOME TAXES.........................................    48    37
Income tax expense.................................................    19    15
                                                                    ----- -----
NET INCOME......................................................... $  29 $  22
                                                                    ===== =====
PER SHARE DATA
Earnings Per Common Share
  Basic............................................................ $0.30 $0.25
                                                                    ===== =====
  Diluted.......................................................... $0.29 $0.22
                                                                    ===== =====
Weighted Average Number of Common Shares
  Basic............................................................    97    89
                                                                    ===== =====
  Diluted..........................................................   102    99
                                                                    ===== =====

     The accompanying notes are an integral part of these statements.

                          LCI INTERNATIONAL, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                               (IN MILLIONS)

                                                            MARCH 31,  DECEMBER 31,
                                                              1998         1997
                                                           ----------- ------------
                                                           (UNAUDITED)
ASSETS
Current Assets:
  Trade accounts receivable, net..........................   $  164       $  190
  Current deferred tax assets, net........................       51           59
  Prepaids and other......................................       25           22
                                                             ------       ------
    Total current assets..................................      240          271
                                                             ------       ------
Property and Equipment:
  Fiber optic network.....................................      593          558
  Technology platforms, equipment and building leases.....      255          231
  Less--Accumulated depreciation and amortization.........     (224)        (206)
                                                             ------       ------
                                                                624          583
  Property and equipment under construction...............      118           88
                                                             ------       ------
    Total property and equipment, net.....................      742          671
                                                             ------       ------
Other Assets:
  Excess of cost over net assets acquired, net............      356          359
  Other, net..............................................       61           53
                                                             ------       ------
    Total other assets....................................      417          412
                                                             ------       ------
    Total Assets..........................................   $1,399       $1,354
                                                             ======       ======
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities:
  Accounts payable........................................   $   64       $   43
  Facility costs accrued and payable......................      127          154
  Accrued expenses and other..............................      111           91
                                                             ------       ------
    Total current liabilities.............................      302          288
                                                             ------       ------
Long-term Debt and Capital Lease Obligations..............      395          413
                                                             ------       ------
Other Liabilities and Deferred Credits....................      103          101
                                                             ------       ------
Commitments and Contingencies
Shareowners' Equity:
  Preferred Stock--Authorized 15 millionshares, no shares
   issued and outstanding..................................      --           --
  Common stock--Authorized 300 million shares, issued and
   outstanding 97 million shares as of March 31, 1998 and
   96 million shares as of December 31, 1997..............        1            1
  Paid-in capital.........................................      529          511
  Retained earnings.......................................       69           40
                                                             ------       ------
    Total shareowners' equity.............................      599          552
                                                             ------       ------
    Total Liabilities and Shareowners' Equity.............   $1,399       $1,354
                                                             ======       ======

     The accompanying notes are an integral part of these statements.

                          LCI INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED STATEMENT OF SHAREOWNERS' EQUITY
                 FOR THE THREE MONTHS ENDED MARCH 31, 1998
                         (IN MILLIONS) (UNAUDITED)

                                     COMMON STOCK
                                 --------------------
                                 ISSUED AND  $.01 PAR   PAID-    RETAINED
                                 OUTSTANDING  VALUE   IN CAPITAL EARNINGS TOTAL
                                 ----------- -------- ---------- -------- -----
BALANCE AT DECEMBER 31, 1997....      96       $  1      $511      $ 40   $552
Employee stock purchases and
 exercise of options/warrants,
 including related tax benefits.       1        --         18       --      18
Net Income......................     --         --        --         29     29
                                    ----       ----      ----      ----   ----
BALANCE AT MARCH 31, 1998.......      97       $  1      $529      $ 69   $599
                                    ====       ====      ====      ====   ====

      The accompanying notes are an integral part of this statement.

                          LCI INTERNATIONAL, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31,
                         (IN MILLIONS) (UNAUDITED)

                                                                     1998  1997
                                                                     ----  ----
OPERATING ACTIVITIES:
  Net cash provided by operating activities......................... $ 78  $ 41
                                                                     ----  ----
INVESTING ACTIVITIES:
  Capital expenditures..............................................  (97)  (47)
  Other payments....................................................  --     (6)
                                                                     ----  ----
    Net cash used in investing activities...........................  (97)  (53)
                                                                     ----  ----
FINANCING ACTIVITIES:
  Net debt borrowings...............................................    5     3
  Proceeds from employee stock plans and warrants...................   14     6
                                                                     ----  ----
    Net cash provided by financing activities.......................   19     9
                                                                     ----  ----
    Net increase (decrease) in cash and cash equivalents............  --     (3)
                                                                     ----  ----
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD............  --     12
                                                                     ----  ----
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD.................. $--   $  9
                                                                     ====  ====

     The accompanying notes are an integral part of these statements.

                         LCI INTERNATIONAL, INC.
       NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 1998 (UNAUDITED)

(1) GENERAL

  The results of operations for the interim periods shown are not necessarily indicative of results to be expected for the fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 1998 and 1997. All such adjustments are of a normal recurring nature.


(2) BUSINESS ORGANIZATION AND PURPOSE

  The financial statements presented herein are for LCI International, Inc., a Delaware corporation, and its subsidiaries (collectively LCI or the Company). Included are the condensed consolidated statements of operations for the three months ended March 31, 1998 and 1997, the condensed consolidated balance sheets as of March 31, 1998 and December 31, 1997, the condensed consolidated statement of shareowners' equity for the three months ended March 31, 1998, and the condensed consolidated statements of cash flows for the three months ended March 31, 1998 and 1997.

  LCI is a facilities-based telecommunications company that provides voice and data transmission services to business, residential and local customers, as well as other telecommunications carriers, throughout the United States and international locations. The Company serves its customers through owned and leased digital fiber-optic facilities (the Network).


(3) ACCOUNTING POLICIES

  Note 2 of the Notes to Consolidated Financial Statements in LCI's 1997 Annual Report to Shareowners summarizes the Company's significant accounting policies.

  Principles of Consolidation. The accompanying Condensed Consolidated Financial Statements (Unaudited) include the accounts of LCI and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated. In December 1997, the Company acquired USLD Communications Corp.
(USLD) and accounted for the acquisition as a pooling of interests. The Company's Condensed Consolidated Financial Statements have been restated to include the results for USLD, as though the companies had always been a combined entity.


(4) ACCOUNTS RECEIVABLE SECURITIZATION

  Under the Company's agreement to sell a percentage ownership interest in a defined pool of its trade accounts receivable (Securitization Program), LCI SPC I, Inc. (SPC), a bankruptcy-remote subsidiary of the Company, sells accounts receivable. Receivables sold are not included in the accompanying condensed consolidated balance sheets as of March 31, 1998 and December 31, 1997. SPC had approximately $140 million of accounts receivable available for sale and had sold, but not yet collected, a total of approximately $100 million as of March 31, 1998. The Company retains substantially the same risk of credit loss as if the receivables had not been sold, and has established reserves for such estimated credit losses.

  Under the Securitization Program, the Company acts as agent for the purchaser of the receivables by performing recordkeeping and collection functions on the participation interest sold. The agreement also contains certain covenants regarding the quality of the accounts receivable portfolio, as well as financial covenants which are substantially identical to those contained in the Company's Revolving Credit Facility (See Note 5). Except in certain limited circumstances, SPC is subject to certain contractual prohibitions concerning the payment of dividends and the making of loans and advances to LCI.

                         LCI INTERNATIONAL, INC.
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        MARCH 31, 1998 (UNAUDITED)


(5) DEBT AGREEMENTS

  In June 1997, the Company issued $350 million of 7.25% Senior Notes (Notes), which mature on June 15, 2007. The net proceeds from the issuance of the Notes were used to repay outstanding indebtedness and for working capital and general corporate purposes.

  The Company also has a $750 million Revolving Credit Facility (Credit Facility) from a syndicate of banks. The Credit Facility is comprised of two separate facilities of $500 million and $250 million. The first facility has a term of five years, while the second facility has a one-year term. Each facility may be extended for a limited number of periods. Both facilities bear interest at a rate consisting of two components: The base rate component is dependent upon a market indicator; the second component varies from 0.30% to 0.75% based on the more favorable of the relationship of borrowings levels to operating cash flow (leverage ratio) or senior unsecured debt rating. As of March 31, 1998, the Company had no outstanding balance under the Credit Facility. The Credit Facility contains various financial covenants, the most restrictive being the leverage ratio requirement. As of March 31, 1998, the Company was in compliance with all Credit Facility covenants.

  The Company has three separate Discretionary Line of Credit Agreements (Lines of Credit) with commercial banks for a total of $75 million. As of March 31, 1998, there was a $14 million outstanding balance on the Lines of Credit. In addition, the Company had approximately $3 million in various fixed-rate notes as of March 31, 1998.


(6) COMMITMENTS AND CONTINGENCIES

  Vendor Agreements. The Company has agreements with certain telecommunications interexchange carriers and third party vendors that require the Company to maintain minimum monthly and/or annual billings based on usage. The Company has historically met all minimum billing requirements and believes the minimum usage commitments will continue to be met.

  Capital Requirements. During 1998, the Company expects its nonbinding commitment for capital expenditures, which is dependent on the Company's geographic and revenue growth, to increase from the level expended in 1997. The Company's on-going capital requirements are primarily for switching and transmission facilities and technology platforms arising from the Company's strategic expansion plans.

  In addition to its ongoing capital requirements, the Company has entered into several agreements to extend its fiber-optic network. These commitments will extend the Network throughout several geographic areas of the United States, and are expected to require incremental capital expenditures of approximately $270 million for fiber-optic capacity and related equipment. During the first quarter of 1998, the Company made progress payments totaling $14 million to expand its Network between Cleveland, Ohio and New York, New York; Chicago, Illinois and Los Angeles, California; and Dallas, Texas and Washington, D.C. The timing of other payments will depend on the delivery and acceptance of facilities, which is expected to be completed in 1998.

  Proposed Merger. On March 8, 1998, the Company entered into a merger agreement with Qwest Communications International Inc. (Qwest) and a subsidiary of Qwest pursuant to which the Company will become a wholly owned subsidiary of Qwest. The all-stock transaction is valued at approximately $4.4 billion. Under the terms of the agreement, each of the outstanding shares of the Company's common stock, par value $.01 per share, will be converted into $42 of Qwest common stock, subject to certain exceptions. The number of shares of Qwest common stock to be exchanged for each share of the Company's common stock will be determined by dividing $42 by a 15-day volume weighted average of trading prices for Qwest common stock prior to the closing, but will not be less than 1.0625 shares (if Qwest's average stock price exceeds $39.53) or

                         LCI INTERNATIONAL, INC.
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        MARCH 31, 1998 (UNAUDITED)

more than 1.5583 shares (if Qwest's average stock price is less than $26.95). The Company may terminate the merger agreement if Qwest's average stock price is less than $26.95, unless Qwest then agrees to exchange for each share of common stock of the Company the number of Qwest shares determined by dividing $42 by such average price. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase. It is anticipated that the merger will occur by the second or third quarter of 1998. The transaction is subject to the majority vote of the outstanding shares of Qwest and LCI and to other customary conditions such as receipt of regulatory approvals. The majority shareholder of Qwest has entered into an agreement to vote in favor of the merger. There can be no assurances that the conditions to closing the merger will be met; however the Company does not currently anticipate any impediments to completing the merger.

  Legal Matters. The Company has been named as a defendant in various litigation matters incident to the character of its business. In addition, the Company, certain of its directors, and Qwest have been named as defendants in suits in connection with the Qwest merger agreement. Management intends to vigorously defend these outstanding claims. The Company believes it has adequate accrued loss contingencies and that current or threatened litigation matters will not have a material adverse impact on the Company's results of operations or financial condition.


(7) SHAREOWNERS' EQUITY

  Rights Agreement and Preferred Stock. In January 1997, the Company adopted a shareholder rights agreement (Rights Agreement), designed to ensure that its shareowners receive fair and equal treatment in the event of any proposed takeover of the Company. One preferred share purchase right (Right) has been attached to each share of the Company's Common Stock and, until distributed, may be transferred only with the Common Stock. The Rights will be distributed and become exercisable only in the event that any person or entity, together with its affiliates or associates, acquires more than a certain percentage of Common Stock of the Company. As of March 31, 1998, no such preferred stock was issued or outstanding. On March 8, 1998 the Company's Board of Directors approved an amendment to exempt the proposed merger with Qwest from the application of the Rights Agreement.

  Common Stock. The Company has stock option plans that grant options to purchase shares of Common Stock to directors and key employees. During the three months ended March 31, 1998, the Company granted options to purchase approximately 3 million shares of Common Stock. The option price for all options granted was the fair market value of the shares on the date of grant. The Company issued 1 million shares of Common Stock during the three months ended March 31, 1998 pursuant to options exercised under all stock option plans. The stock option plans contain a provision which accelerates vesting in the event of a change in control of the Company. The merger with Qwest, as proposed, would result in accelerated vesting of the Company's options outstanding.

  The Company also has an Employee Stock Purchase Plan and a defined contribution retirement plan for its employees which allow participants to invest in Common Stock of the Company. The Company issued approximately 0.1 million of Common Stock under these employee benefit plans during the three months ended March 31, 1998.

                         LCI INTERNATIONAL, INC.
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        MARCH 31, 1998 (UNAUDITED)


(8) INCOME TAXES

  The provision for income taxes for the three months ended March 31, 1998 and 1997, consists of:

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                                (IN MILLIONS)
   Current tax expense:
     Federal.................................................. $     4  $     1
     State....................................................       1        1
                                                               -------  -------
       Total current tax expense..............................       5        2
                                                               -------  -------
   Deferred tax expense:
     Increase in deferred tax liabilities.....................       2        1
     Decrease in deferred tax asset...........................      12       12
                                                               -------  -------
       Total deferred tax expense.............................      14       13
                                                               -------  -------
       Total income tax expense............................... $    19  $    15
                                                               =======  =======

  The effective income tax rate varies from the Federal statutory income tax rate for the three months ended March 31, 1998 and 1997, as follows:

                                                           THREE MONTHS
                                                          ENDED MARCH 31,
                                                          -----------------
                                                           1998      1997
                                                          -------   -------
   Expected tax expense at federal statutory income tax
    rate:                                                      35%       35%
   Effect of:
     State income tax expense............................       4         4
     Non-deductible expenses.............................       1         1
     Other, net..........................................      (1)      --
                                                          -------   -------
   Income tax expense....................................      39%       40%
                                                          =======   =======

  The effective tax rate of 39% and 40% for the three months ended March 31, 1998 and 1997, respectively, represents the Company's estimated effective tax rate for the periods. This effective tax rate is adjusted quarterly based on the Company's estimate of future taxable income.

  The Company has generated significant net operating losses (NOLs) that may be used to offset future taxable income. Each NOL has a maximum 15-year carryforward period. The Company's ability to fully use its NOL carryforwards is dependent upon future taxable income. As of March 31, 1998, the Company had NOL carryforwards for income tax purposes of $74 million, subject to various expiration dates from 2000 to 2010. The Company believes the utilization of such NOLs is likely.

  The Company's deferred income tax balances include $50 million in current deferred tax assets, net and $86 million in other noncurrent liabilities as of March 31, 1998. As of December 31, 1997, deferred income tax balances included $59 million in current deferred tax assets, net and $84 million in other noncurrent liabilities.

                         LCI INTERNATIONAL, INC.
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        MARCH 31, 1998 (UNAUDITED)


9. EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which changed the method used to calculate earnings per share. Basic earnings per share has been calculated as income available to common shareowners divided by the weighted average number of common shares outstanding. Diluted earnings per share has been calculated as net income divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares has been calculated using the treasury stock method for Common Stock equivalents, which includes Common Stock issuable pursuant to stock options and Common Stock warrants. The following is provided to reconcile the earnings per share calculations:

                                                                 FOR THE
                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                          (IN MILLIONS, EXCEPT
                                                           PER SHARE AMOUNTS)
   Income:
     Net income.......................................... $       29 $       22
                                                          ========== ==========
   Shares:
     Weighted average shares (Basic).....................         97         89
       Effect of dilutive securities:
         Stock options...................................          5          5
         Warrants........................................        --           5
   Diluted weighted average shares.......................        102         99
                                                          ========== ==========
   Per Share Amounts:
     Basic earnings per share............................ $     0.30 $     0.25
                                                          ========== ==========
     Diluted earnings per share.......................... $     0.29 $     0.22
                                                          ========== ==========

  Options to purchase 0.1 million and 2.4 million shares of Common Stock were outstanding but not included in the computation of diluted earnings per share during the three months ended March 31, 1998 and 1997, respectively. The options were excluded because the exercise price of such options was greater than the average market price of the Common Stock for the period.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Phoenix Network, Inc.

  We have audited the accompanying consolidated balance sheets of Phoenix Network, Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Network, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements as of December 31, 1997 and 1996, have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses from operations in recent years and has continually used, rather than provided, cash in its operations. Such losses, and other items discussed in note B, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plans in regard to these matters are also discussed in note B.

GRANT THORNTON LLP

Denver, Colorado
February 19, 1998

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                      ASSETS                            1996          1997
                      ------                        ------------  ------------
CURRENT ASSETS
  Cash and cash equivalents........................ $  1,548,061  $    447,983
  Accounts receivable, net of allowance for
   doubtful accounts of $3,600,830 in 1996 and
   $1,280,444 in 1997..............................   14,419,829     9,623,721
  Prepaid carrier costs............................          --      1,274,790
  Deferred commissions.............................      969,940       405,329
  Other current assets.............................      686,271       459,808
                                                    ------------  ------------
    Total current assets...........................   17,624,101    12,211,631
Furniture, equipment and data processing systems--
 at cost, less accumulated depreciation of
 $2,495,701 in 1996 and $3,479,973 in 1997.........    5,522,771     3,078,020
Deferred commissions...............................      414,873        71,617
Customer acquisition costs, less accumulated
 amortization of $3,145,245 in 1996 and $4,664,092
 in 1997...........................................    2,725,275     1,177,043
Goodwill, less accumulated amortization of
 $1,059,613 in 1996 and $2,049,731 in 1997.........   18,553,332    17,816,119
Other assets.......................................      953,831       779,245
                                                    ------------  ------------
                                                    $ 45,794,183  $ 35,133,675
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
CURRENT LIABILITIES
  Current maturities of capital lease.............. $        --   $    140,635
  Current maturities of note payable to
   stockholder.....................................          --      1,388,206
  Current maturities of note payable to finance
   company.........................................      444,839       483,283
  Note payable to vendor...........................    1,161,148           --
  Line of credit--finance company..................    4,698,645     6,663,349
  Accounts payable.................................   16,686,690    14,533,446
  Accrued liabilities..............................    2,418,627     1,842,685
                                                    ------------  ------------
    Total current liabilities......................   25,409,949    25,051,604
LONG-TERM DEBT
  Note payable to stockholder......................    1,388,206           --
  Note payable to finance company, less current
   maturities......................................      824,306       355,364
  Capital lease, less current maturities...........          --         30,464
COMMITMENTS AND CONTINGENCIES......................          --            --
STOCKHOLDERS' EQUITY
  Preferred stock--$.001 par value, authorized 5,000,000 shares, issued and outstanding 546,458 in 1996 and 39,500 in 1997, liquidation preference aggregating $3,368,020 and $808,181
   at December 31, 1996 and 1997, respectively.....          546            39
  Common stock--$.001 par value, authorized
   50,000,000 shares, issued 25,851,894 in 1996 and
   33,575,902 in 1997..............................       25,851        33,576
  Additional paid-in capital.......................   45,225,554    52,587,282
  Accumulated deficit..............................  (27,077,707)  (42,922,132)
  Treasury stock--1,300 common shares at cost......       (2,522)       (2,522)
                                                    ------------  ------------
                                                      18,171,722     9,696,243
                                                    ------------  ------------
                                                    $ 45,794,183  $ 35,133,675
                                                    ============  ============

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                           1995          1996          1997
                                        -----------  ------------  ------------
Revenue...............................  $75,854,969  $ 99,307,277  $ 76,947,454
Cost of revenue.......................   53,775,779    73,438,757    57,195,121
                                        -----------  ------------  ------------
    Gross profit......................   22,079,190    25,868,520    19,752,333
Selling, general and administrative
 expenses.............................   22,323,202    31,114,723    25,940,774
Depreciation and amortization.........    1,125,563     4,357,720     3,972,924
Relocation expenses...................          --      1,133,158             -
Acquisition expenses..................          --      1,308,634       513,457
Loss on abandonment of fixed assets...    1,019,648        15,238     3,260,204
Aborted bond offering expenses........          --        246,083           --
                                        -----------  ------------  ------------
                                         24,468,413    38,175,556    33,687,359
                                        -----------  ------------  ------------
    Operating loss....................   (2,389,223)  (12,307,036)  (13,935,026)
Other income (expense)
  Interest income.....................      103,125        84,627        70,518
  Interest expense....................     (260,639)     (625,817)   (1,091,489)
  Miscellaneous income (expense)......       (6,767)        4,264        11,013
                                        -----------  ------------  ------------
    Loss before income taxes..........   (2,553,504)  (12,843,962)  (14,944,984)
Income tax expense....................     (500,000)          --            --
                                        -----------  ------------  ------------
    Net loss..........................  $(3,053,504) $(12,843,962) $(14,944,984)
Net loss attributable to common shares
  Net loss............................  $(3,053,504) $(12,843,962) $(14,944,984)
  Preferred dividends.................     (594,381)   (1,206,042)     (179,126)
                                        -----------  ------------  ------------
                                        $(3,647,885) $(14,050,004) $(15,124,110)
                                        ===========  ============  ============
Basic loss per common share...........  $     (0.24) $      (0.68) $      (0.52)
                                        ===========  ============  ============
Weighted average common shares........   15,335,268    20,673,276    28,951,196
                                        ===========  ============  ============


        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1997

                                            ADDITIONAL
                         PREFERRED  COMMON    PAID-IN   ACCUMULATED   TREASURY
                           STOCK    STOCK     CAPITAL     DEFICIT      STOCK
                         --------- -------- ----------- ------------  --------
Balance at January 1,
 1995...................  $ 1,622  $ 13,825 $14,227,069 $ (9,728,142) $ (2,522)
  Exercise of stock
   options and
   warrants.............      --        418     525,914          --        --
  Conversion of
   preferred stock into
   common stock.........       (4)       24       7,200       (7,220)      --
  Issuance of common
   stock, net of
   expenses.............      --      2,685   6,314,779          --        --
  Issuance of preferred
   stock, net of
   expenses, and
   conversion of Series
   E and Series F.......    1,119       --   11,071,674          --        --
  Preferred dividends...      --        --          --      (187,288)      --
  Net loss..............      --        --          --    (3,053,504)      --
                          -------  -------- ----------- ------------  --------
Balance at December 31,
 1995...................    2,737    16,952  32,146,636  (12,976,154)   (2,522)
  Exercise of stock
   options and
   warrants.............      --        792   1,327,243          --        --
  Conversion of
   preferred stock into
   common stock.........   (2,191)    5,307   1,254,475   (1,257,591)      --
  Issuance of common
   stock in connection
   with a business
   acquisition..........      --      2,800  10,497,200          --        --
  Net loss..............      --        --          --   (12,843,962)      --
                          -------  -------- ----------- ------------  --------
Balance at December 31,
 1996...................      546    25,851  45,225,554  (27,077,707)   (2,522)
  Exercise of stock
   options and
   warrants.............      --        942     921,563          --        --
  Conversion of
   preferred
  stock into common
   stock................     (782)    6,783     893,440     (899,441)      --
  Issuance of preferred
   stock................      275       --    5,224,725          --        --
  Issuance of 200,000
   common stock purchase
   warrants.............      --        --      322,000          --        --
  Net loss..............      --        --          --   (14,944,984)      --
                          -------  -------- ----------- ------------  --------
Balance at December 31,
 1997...................  $    39  $ 33,576 $52,587,282 $(42,922,132) $ (2,522)
                          =======  ======== =========== ============  ========

         The accompanying notes are an integral part of this statement.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                          1995          1996           1997
                                      ------------  -------------  ------------
Cash flows from operating activities
  Cash received from customers......  $ 72,103,864  $  98,612,681  $ 78,250,720
  Interest received.................        83,227         84,627        70,518
  Cash paid to suppliers and
   employees........................   (73,638,371)  (102,047,484)  (82,823,340)
  Interest paid.....................      (259,919)      (625,817)   (1,091,489)
  Cash paid for income taxes........        (3,340)        (2,245)          --
                                      ------------  -------------  ------------
    Net cash used in operating
     activities.....................    (1,714,539)    (3,978,238)   (5,593,591)
Cash flows from investing activities
  Note receivable--
   director/shareholder.............        (3,000)           --             -
  Purchases of furniture, equipment
   and data processing systems......      (589,419)    (3,620,989)   (1,652,566)
  Notes receivable--agents..........       (23,115)           --             -
  Payments on agents notes
   receivable.......................        70,900            --             -
  Customer base acquisitions........    (1,553,238)      (468,002)           -
  Business acquisitions, net of cash
   acquired.........................    (4,692,153)    (4,085,093)           -
  Additions to goodwill.............           --             --       (252,907)
                                      ------------  -------------  ------------
    Net cash used in investing
     activities.....................    (6,790,025)    (8,174,084)   (1,905,474)
Cash flows from financing activities
  Proceeds from issuance of common
   stock, net of offering costs.....     6,317,464            --             -
  Proceeds from issuance of
   preferred stock, net of offering
   costs............................    11,072,793            --      5,225,000
  Proceeds from notes payable to
   bank and finance company.........     6,143,950      6,060,358     3,575,000
  Payments on notes payable to bank
   and finance company..............    (8,686,625)      (134,036)   (2,040,794)
  Payments on note payable to
   vendor...........................           --      (1,851,977)   (1,161,148)
  Payments on capital lease
   obligation.......................           --             --       (121,576)
  Preferred stock dividends.........      (187,288)           --             -
  Proceeds from exercise of options
   and warrants.....................       526,332      1,328,035       922,505
                                      ------------  -------------  ------------
    Net cash provided by financing
     activities.....................    15,186,626      5,402,380     6,398,987
                                      ------------  -------------  ------------
    NET INCREASE (DECREASE) IN
     CASH...........................     6,682,062     (6,749,942)   (1,100,078)
Cash and cash equivalents at
 beginning of year..................     1,615,941      8,298,003     1,548,061
                                      ------------  -------------  ------------
Cash and cash equivalents at end of
 year...............................  $  8,298,003  $   1,548,061  $    447,983
                                      ============  =============  ============

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                            YEAR ENDED DECEMBER 31,

                                           1995          1996          1997
                                        -----------  ------------  ------------
Reconciliation of net loss to net cash
 provided by (used in) operating
 activities
  Net loss............................  $(3,053,504) $(12,843,962) $(14,944,984)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities
    Provision for doubtful accounts...    2,689,250     3,147,077     3,407,842
    Abandonment of fixed assets.......    1,019,648        15,238     3,260,204
    Depreciation and amortization.....    1,125,563     4,357,720     3,972,924
    Deferred taxes....................      500,000           --            --
    Changes in assets and liabilities
      Accounts receivable.............   (3,751,105)     (959,900)    1,388,266
      Deferred commissions............   (1,467,519)    1,718,450       907,867
      Prepaid carrier costs...........          --            --     (1,274,790)
      Other current assets............     (163,740)     (217,473)      226,464
      Other assets....................          511       (67,893)      191,802
      Accounts payable and accrued
       liabilities....................    1,386,357       872,505    (2,729,186)
                                        -----------  ------------  ------------
        Net cash used in operating ac-
         tivities.....................  $(1,714,539) $ (3,978,238) $ (5,593,591)
                                        ===========  ============  ============
Noncash financing and investing
 activities
  Conversion of preferred stock into
   common stock.......................  $     7,224  $  1,259,782  $    900,223
  Capital lease obligation............          --            --        292,675
  Noncash components of consideration
   issued in connection with business
   combination
    Common stock......................          --     10,500,000           --
    Note payable to stockholder.......          --      1,388,206           --
    Assumption of net liabilities.....          --      1,603,576           --


        The accompanying notes are an integral part of these statements.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF COMPANY AND SUMMARY OF ACCOUNTING POLICIES

  Phoenix Network, Inc. ("Phoenix" or the "Company") was a switchless reseller of long distance telecommunication services marketing primarily to small- to medium-sized commercial accounts located throughout the United States. Effective January 1, 1996, as a result of the acquisition of Automated Communications, Inc. ("ACI"), the Company became a facilities based reseller. The Company provides its customers with long distance services utilizing the networks of facilities-based carriers such as AT&T Corporation, MCI Communications Corporation, Sprint Communications, L.P., Frontier Corp., WorldCom, Inc. (formerly Wiltel, Inc.) and others, who handle the actual transmission services. The carriers bill Phoenix at contractual rates for the combined usage of Phoenix's customers utilizing their network. Phoenix then bills its customers individually at rates established by Phoenix.

  The following is a summary of the Company's significant accounting policies applied in the preparation of the accompanying consolidated financial statements.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated in consolidation.

 Revenue Recognition

  Revenue is recognized in the month in which the Company's customers complete the telephone call.

 Cash and Cash Equivalents

  The Company considers demand deposits, certificates of deposit and United States Treasury bills purchased with a maturity of three months or less as cash and cash equivalents.

 Prepaid Carrier Costs

  Prepaid carrier costs consist of contract shortfall billings which are anticipated to be recovered through increased usage during the remaining term of the contract.

 Deferred Commissions

  Deferred commissions consist of direct commissions paid on a one-time basis to third parties upon the acquisition of new customers. Deferred commissions are amortized on a four year sum-of-the-year's-digits method.

 Furniture, Equipment and Data Processing Systems

  Depreciation of furniture, equipment and data processing systems is provided utilizing the straight-line method over five years.

 Customer Acquisition Costs

  Customer acquisition costs represent the value of acquired billing bases of customers and are amortized using the sum-of-the-years-digits method over a four-year period.

 Goodwill

  Goodwill represents the excess of cost over the fair value of the net assets acquired and is being amortized by the straight-line method over 20 years.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Impairment of Long-Lived Assets

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 121, Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to Be Disposed of (SFAS 121). SFAS 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. SFAS 121 also generally requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of the carrying amount or the fair value, less cost to sell. SFAS 121 is effective for the Company's 1997 fiscal year end. Any impairment provisions recognized in accordance with SFAS 121 are permanent and may not be restored in the future. No impairment expense was recognized in the years ended December 31, 1997 and 1996.

 Use of Estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenue and expenses during the period. Significant estimates made by management include the allowance for doubtful accounts, estimated carrier credits, and the amortization periods related to acquired customers and goodwill. Actual results could differ from those estimates.

 Income Taxes

  Deferred income taxes are recognized for tax consequences of temporary differences by applying current enacted tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities.

 Loss per Common Share

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires the presentation of basic earnings per share (EPS) and, for companies with potentially dilutive securities such as convertible debt, options and warrants, diluted EPS.

  EPS is computed in accordance with SFAS 128 by dividing net income by the weighted average number of shares outstanding during the period. All outstanding securities at the end of 1997 which could be converted into common shares are anti-dilutive (see note I). Therefore, the basic and diluted EPS are the same. There is no impact on EPS for prior years as a result of the adoption of SFAS 128.

NOTE B--REALIZATION OF ASSETS

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years and has continually used, rather than provided, cash in its operations. In addition, the Company is delinquent on a payment of approximately $230,000 on a note payable to a shareholder, which constitutes a default, rendering the entire amount of the note payable (approximately $1.4 million) due and payable.

  In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements on a

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

  In 1998, management entered into a merger agreement with a subsidiary of Qwest Communications International Inc., a facilities-based provider of multi- media communications services to interexchange carriers and to businesses and consumers. The merger, subject to approval by Phoenix's shareholders on March 30, 1998, would result in Phoenix shareholders receiving stock of Qwest with an aggregate market value of approximately $28.5 million, subject to certain adjustments and limitations described in the merger agreement, and up to $4 million in cash, contingent upon the outcome of certain litigation.

NOTE C--POOLING-OF-INTERESTS, ACQUISITIONS, AND MERGERS

  On October 8, 1996, Phoenix Merger Corp., a wholly-owned subsidiary of Phoenix, was merged with and into Americonnect, Inc. and 2,663,810 shares of the Company's common stock were issued in exchange for all of the outstanding common stock of Americonnect. The merger was accounted for as a pooling-of-interests and, accordingly, the accompanying financial statements have been restated to include the accounts and operations of Americonnect for all periods prior to the merger.

  Separate results of the combining entities for the year ended December 31, 1995, are as follows (amounts in 000s):

      Net sales
        Phoenix........................................................ $58,755
        Americonnect...................................................  17,100
                                                                        -------
                                                                        $75,855
                                                                        =======
      Net income (loss)
        Phoenix........................................................ $(1,334)
        Americonnect...................................................  (1,719)
                                                                        -------
                                                                        $(3,053)
                                                                        =======

  In connection with the merger, approximately $1.3 million of merger costs and expenses were incurred and have been charged to expense in the Company's fourth quarter of 1996.

  In August 1995, the Company acquired in purchase transactions the customer bases and substantially all of the assets and liabilities of Tele-Trend Communications, LLC ("Tele-Trend"), a Denver based switchless reseller, and Bright Telecom L.P. ("Bright"), an international call-back provider, for $4,369,317 and $356,388, respectively. The operations of Tele-Trend and Bright are included from August 1, 1995. Additionally, during 1995, the Company acquired three customer bases at a cost of $2,078,238.

  In January 1996, the Company acquired, in a purchase transaction, Automated Communications, Inc. (ACI), a Golden, Colorado, facilities-based long distance phone service carrier operating switching centers in Colorado Springs, Minneapolis, and Phoenix. Consideration for the acquisition was in the form of $4,085,093 in cash, 2,800,000 shares of the Company's common stock valued at approximately $10,500,000, a long-term note of $1,388,206 bearing interest at 9%, and the assumption of net liabilities of $1,603,576. The Company's consolidated results of operations include ACI from January 1, 1996, the effective date of the purchase transaction. The excess of the purchase price over the fair market value of the assets and liabilities acquired has

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

been allocated to customer acquisition costs ($1,950,000) and to goodwill ($15,626,875). Customer acquisition costs are amortized over four years using the sum-of-the-years-digits method, and goodwill is amortized on a straight-line basis over 20 years.

  The following unaudited condensed pro forma information presents the results of operations of the Company as if the acquisition of ACI and Tele- Trend had occurred on January 1, 1995.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
      Revenue.................................................   $104,729,000
      Net loss................................................   $ (4,428,000)
      Net loss attributable to common shares..................   $ (5,603,000)
      Basic loss per common share.............................   $      (0.31)
      Weighted average number of shares outstanding...........     18,135,000

NOTE D--FURNITURE, EQUIPMENT AND DATA PROCESSING SYSTEMS

  Furniture, equipment and data processing systems consist of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
      Data processing systems......................... $ 4,872,174  $ 3,012,879
      Switching equipment.............................   1,898,593    2,160,972
      Furniture and fixtures..........................     710,234      462,282
      Other equipment.................................     537,471      921,860
                                                       -----------  -----------
                                                         8,018,472    6,557,993
      Less accumulated depreciation...................  (2,495,701)  (3,479,973)
                                                       -----------  -----------
                                                       $ 5,522,771  $ 3,078,020
                                                       ===========  ===========

  The loss on abandonment of assets in 1995 primarily relates to a write-off of billing and customer service software development costs. Management decided to minimize the risk of development and to have access to a new system on a more timely basis and, accordingly, decided to license an existing billing and customer service system from a vendor at a cost of approximately $3,000,000. During the fourth quarter of 1997, management abandoned the current billing system project, resulting in a loss on abandonment of assets in 1997 of $3,260,204.

NOTE E--LINE OF CREDIT AND BRIDGE LOAN--FINANCE COMPANY

  In September 1995, the Company renewed its Loan and Security Agreement (the "Agreement") with a finance company to make available to the Company a line of credit of up to $10,000,000. The Company may borrow up to the lesser of $10,000,000 or its borrowing base, which is defined as a percentage of its eligible receivables. The amended term of the Agreement is five years, expiring October 2000, with automatic renewal options. There are penalties for early termination by the Company. Borrowings bear interest at 1.75% over the "reference rate," as defined. In connection with the renewal, fees and transaction costs were incurred, which are being amortized on a straight-line basis over the term of the agreement. The loan is collateralized by the Company's accounts receivable, equipment, general intangibles and other personal property assets. Among other provisions, the Company must maintain certain minimum financial covenants, is prohibited from paying dividends without the approval of the finance company, and is subject to limits on capital expenditures. At December 31, 1997, the Company was in violation of certain financial covenants. The finance company has waived the covenant violations in connection with a restructuring of the line of credit agreement. At December 31, 1997, $6,663,349 was outstanding under the line and the interest rate was 10.25%.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On March 12, 1997, the Phoenix Credit Facility was amended to provide for a $2,000,000 bridge loan with the principal amount to be paid in eight equal monthly installments between July 1, 1997 and January 1, 1998. The amendment included the issuance of 200,000 common stock purchase warrants to the finance company. Phoenix made installment payments of $250,000 in June, July and August 1997. On September 1, 1997, the parties entered into an amendment to provide for a temporary moratorium on payments on the bridge loan with a final payment of all outstanding principal and accrued and unpaid interest being due on January 9, 1998. On December 12, 1997, the Phoenix Credit Facility was again amended to provide for an additional bridge loan of $1,825,000 and the retention of an over-advance of $300,000. On December 31, 1997, the Phoenix Credit Facility was further amended to provide that Foothill Capital Corporation may, in its sole discretion, lend Phoenix an additional amount of up to $1.25 million, to be treated either as an increase to the bridge loan amount or as an over-advance. The bridge loan and any overadvance amounts must be repaid on the earliest to occur of (a) April 30, 1998, (b) the effective time of the proposed merger with the subsidiary of Qwest, or (c) termination of the Phoenix Credit Facility. On February 2, 1998, the Phoenix Credit Facility was amended to provide for an additional over-advance of $500,000 and to reduce the amount that Foothill Capital Corporation may lend Phoenix from $1.25 million to $750,000.

  Average daily outstanding borrowings for the year ended December 31, 1997, was $4,092,859 at a weighted average interest rate of 10.25%. The highest month-end balance outstanding for the year ended December 31, 1997 was $5,621,926.

NOTE F--LONG-TERM DEBT

  During 1996, the Company entered into a note payable with a finance company to fund the cost of new billing and customer service software. The note agreement requires twelve quarterly payments of $138,854 plus accrued interest at 10.5% commencing July 1996 through July 1999.

  In addition, as part of the acquisition of Automated Communications, Inc., on January 1, 1996, the Company issued a 9% note payable for $1,388,206 to a current stockholder, which was payable in annual installments through 2001. However, in January 1998, the Company failed to make the first installment on the note and is currently in default thereon. On January 17, 1998, Phoenix received a notice declaring a default under the note and notifying Phoenix that if the scheduled payment is not received by February 2, 1998, the entire unpaid principal balance of the note will become due and payable and that available remedies would be pursued. Foothill Capital Corporation has waived the resulting cross default in the Phoenix Credit Facility.

  During 1997, the Company entered into a capital lease for the acquisition of equipment with a cost of $292,675. The lease is payable in monthly installments of $12,266 through March 1999.

  Future minimum payments on long-term debt at December 31, 1997 are as follows:

                             NOTE PAYABLE TO  NOTE PAYABLE  CAPITAL
   YEAR ENDED DECEMBER 31,   FINANCE COMPANY TO STOCKHOLDER  LEASE     TOTAL
   -----------------------   --------------- -------------- -------- ----------
   1998.....................    $483,283       $1,388,206   $140,635 $2,012,124
   1999.....................     355,364              --      30,464    385,828
                                --------       ----------   -------- ----------
                                $838,647       $1,388,206   $171,099 $2,397,952
                                ========       ==========   ======== ==========

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE G--LEASES

  The Company has operating leases for office space and equipment which expire on various dates through 2001 and which require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense for the years ended December 31, 1995, 1996 and 1997 was $1,028,462, $1,331,911 and
$1,162,274, respectively.

  Future minimum lease payments for years ending December 31, are as follows:

      1998........................................................... $1,896,558
      1999...........................................................  1,680,892
      2000...........................................................    820,160
      2001...........................................................    358,386
                                                                      ----------
                                                                      $4,755,996
                                                                      ==========

NOTE H--COMMITMENTS AND CONTINGENCIES

 Carrier Contracts

  The Company has contracts with its major vendors to provide telecommunications services to its customers. The agreements cover the pricing of the services and are for various periods. Among other provisions, the agreements contain minimum usage requirements which must be met to receive the contractual price and to avoid shortfall penalties. The Company is currently in compliance with the contractual requirements. Total future minimum usage commitments at December 31, 1997 are as follows:

      YEAR ENDING DECEMBER 31,                                     COMMITMENT
      ------------------------                                     -----------
      1998........................................................ $18,350,000
      1999........................................................   1,000,000
                                                                   -----------
      Total....................................................... $19,350,000
                                                                   ===========

 Litigation

  WorldCom, Inc. (formerly LDDS Communications, Inc.) commenced an action against ACI and its former owner asserting claims relating to alleged breaches of noncompete and confidentiality agreements signed in connection with two transactions in which WorldCom was involved. The case was tried in federal court in Jackson, Mississippi in October 1996. The trial judge has found that ACI and its former owner breached the parties contracts, but has not ruled on whether these breaches caused damage or, if so, in what amount. Damages in excess of $4 million have been requested by WorldCom. Phoenix believes it is entitled to be indemnified for any liability with respect to the LDDS litigation pursuant to an Indemnification and Hold Harmless Agreement entered into between ACI and its former owner as part of the ACI merger. The ultimate liability to Phoenix, if any, is not determinable at this time, nor is there any assurance that the former owner of ACI has adequate financial resources to pay Phoenix any or all amounts that may be owed pursuant to the Indemnification and Hold Harmless Agreement. No provision has been made in the consolidated financial statements for any potential loss related to this contingency.

  In addition, Phoenix is a party, from time to time, in litigation incident to its business. Management and legal counsel do not believe that any additional current or pending litigation exists which will have a material adverse affect on the Company's financial condition.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE I--CAPITAL STOCK

 Preferred Stock

  The Company's certificate of incorporation authorizes it to issue up to 5,000,000 shares of $.001 par value preferred stock. At December 31, 1997, the Company's authorized preferred stock is allocated as follows:

                                                          AUTHORIZED ISSUED AND
                                                            SHARES   OUTSTANDING
                                                          ---------- -----------
      Reserved shares:
        Series A.........................................   300,000       --
        Series B.........................................   200,000       --
        Series C......................................... 1,000,000       --
        Series D.........................................   666,666       --
        Series F......................................... 1,200,000       --
        Series G.........................................   150,000       --
        Series I.........................................   125,000    39,500
      Undesignated shares................................ 1,358,334       --
                                                          ---------    ------
      Total.............................................. 5,000,000    39,500
                                                          =========    ======

  Series A Preferred Stock ("Series A"), which were fully converted into common stock as of December 31, 1997, were entitled to 9% cumulative dividends and voting rights and were convertible into common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company also issued a warrant for 62,200 shares of common stock with an exercise price of $2.50 per share to an investment banking firm, controlled by an individual, who was subsequently elected to the Company's Board of Directors. The warrant expired in February 1997. During 1995, 3,000 shares of Series A were converted into 14,449 shares of common stock. During 1996, 3,125 shares of Series A were converted into 16,664 shares of common stock. During 1997, 98,625 shares of Series A were converted into 564,779 shares of common stock. The conversions also include unpaid dividends.

  Series B Preferred Stock ("Series B"), which were fully converted into common stock as of December 31, 1997, were entitled to 9% cumulative dividends and voting rights and were convertible into shares of common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued a warrant to an investment banking firm, controlled by one of the Company's directors, for 69,750 shares of common stock, with an exercise price of $2.00 per share. The warrant expired in February 1997. During 1996, 11,750 shares of Series B were converted into 98,717 shares of common stock. During 1997, 114,500 shares of Series B were converted into 1,055,410 shares of common stock. The conversions also include unpaid dividends.

  In November 1992, the Company issued 1,000,000 shares of its Series C Preferred Stock ("Series C") to one of its major vendors as collateral for amounts due the vendor for services provided. The Company was released from all collateral requirements during 1996 and the preferred stock reverted back to the Company.

  Series D Preferred Stock, which were fully converted into common stock as of December 31, 1997, were entitled to 6% noncumulative dividends, when and if declared by the Board of Directors and only after payment of dividends on previously issued series of preferred stock. These shares were nonvoting and convertible into 333,333 shares of common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued a warrant to an investment banking firm, controlled by one of the Company's directors, for 22,000 shares of common stock, with an exercise price of $1.50 per share. The warrant expired in December 1997.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In September 1994, the Company issued 55,893 shares of Series E Preferred Stock at $10 per share under an agreement to convert a note payable to stockholder, with a principal balance of $500,000 and accrued interest of $58,930. In connection with the issuance of the stock, the Company issued the stockholder a five-year warrant for 100,000 shares of the Company's common stock which was canceled when the Series E shares were converted to Series F Preferred Stock (see below).

  During the period July 1995 through October 1995, the Company raised approximately $11,024,207, net of offering costs of $129,963, through a private placement of 1,115,417 shares of its Series F Preferred Stock at $10 per share. Additionally, the holder of the Company's Series E Preferred Stock exchanged their Series E shares, plus accumulated and unpaid dividends of $47,467, for 60,639 shares of Series F Preferred Stock. The Series F shares are entitled to 9% cumulative dividends, voting rights, demand registration rights for the underlying common shares after six months and are convertible initially into 4,704,224 shares of common stock, subject to anti-dilution provisions. The holders of the Series F also received warrants for the purchase of 470,422 shares of common stock with an exercise price of $3.00 per share which expire in October 2000. The Series F shareholders have the right to place two directors on the Company's board (the "Series F Directors") and the Company is subject to certain covenants requiring it to obtain the consent of the Series F Directors for certain transactions including mergers, acquisitions and incurring additional indebtedness in excess of $20,000,000. During December 1996, the outstanding Series F Preferred shares were converted into 5,191,064 shares of common stock. This conversion also included unpaid dividends.

  In March 1997, the Company raised $2,850,000 through a private placement of 150,000 shares of its Series G Preferred Stock at $20 per share. The shares are entitled to cumulative dividends at a rate per share of 5% per annum when and as declared by the Board of Directors. These shares are nonvoting and convertible into common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued warrants for 60,000 shares of common stock with an exercise price of $2.34 per share. The warrants expire in April 2002. During 1997, all outstanding shares of Series G Preferred Stock were converted to 2,491,879 shares of common stock.

  In July 1997, the Company raised $2,375,000 through a private placement of 125,000 shares of its Series I Preferred Stock at $20 per share. The shares are entitled to cumulative dividends at a rate per share of 5% per annum when and as declared by the Board of Directors. These shares are nonvoting and convertible into common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued warrants for 112,500 shares of common stock, with an exercise price of $2.00 per share. The warrants expire in July 2002. During 1997, 85,500 shares of Series I Preferred Stock were converted to 2,337,355 shares of common stock. At December 31, 1997, the outstanding Series I Preferred shares are convertible into 2,349,011 shares of common stock.

  The common shares reserved for issuance upon the conversion of the remaining Series I Preferred Stock have been registered for resale with the Securities and Exchange Commission.

  At December 31, 1997, the Company had cumulative, unpaid dividends on Series I Preferred Stock of $18,072 ($.46 per share).

 Common Stock

  In May 1995, the Company closed a private placement of its common stock which raised $727,519, net of offering costs of $119,481. The Company sold 385,000 units, at $2.20 per unit, in an off-shore financing pursuant to Regulation S under the Securities Act of 1933. A unit consists of one share of common stock and a five-year warrant for one-half share of common stock. Two warrants can be exercised to purchase 38,500 units at $2.42

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

per unit. The Company closed another private placement of its common stock under Regulation S in September 1995. In this transaction, the Company sold 2,300,000 shares of common stock for $2.75 per share. Proceeds to the Company, net of offering costs of $735,055, were $5,589,945.

 Stock Options and Warrants

  The Company has various stock option plans accounted for under APB Opinion 25 and related interpretations. The options generally have a term of ten years when issued, and generally vest over two to four years. No compensation cost has been recognized for the plans. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below. Pro forma results for 1996 and 1997 may not be indicative of pro forma results in future periods because the pro forma amounts do not include pro forma compensation cost for options granted prior to January 1, 1996.

                                                        1996          1997
                                                    ------------  ------------
   Net loss attributable to common shares
     As reported................................... $(14,050,004) $(15,124,110)
     Pro forma.....................................  (14,474,477)  (15,745,339)
   Basic loss per common share
     As reported................................... $      (0.68) $      (0.52)
     Pro forma.....................................        (0.70)        (0.54)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively: no expected dividends; expected volatility of 107%; weighted average risk-free interest rate of 6.3%; and expected lives of four years.

  In 1987, the Company granted certain directors stock options to purchase up to 900,000 shares of common stock at a price of $0.10 per share, expiring no earlier than ten years from the grant date. All options have been exercised as of December 31, 1997.

  The Company's 1989 Stock Option Plan authorizes the grant of incentive stock options or supplemental stock options for up to 5,000,000 shares of common stock. The exercise price of each incentive stock option shall be not less than 100% of the fair market value of the stock on the date the option is granted. The exercise price of each supplemental stock option shall be not less than eighty-five percent (85%) of the fair market value of the stock on the date the option is granted.

  In November, 1992, the Board of Directors approved the 1992 Non-Employee Directors' Stock Option Plan. Under the Plan, 480,000 shares of common stock have been reserved for issuance to non-employee directors of the Company. Options are granted annually based upon length of service at fair market value at date of grant.

  The Company's subsidiary, Americonnect, had two stock option plans. All options have been converted into options for the Company common stock and are included in the following summary. The options were granted at prices from $0.08 to $2.06 per share of Company common stock.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  A summary of the status of the Company's fixed stock option plans as of December 31, 1997, and changes during each of the three years in the period ended December 31, 1997 is presented below.

                                                                       WEIGHTED
                                                                        AVERAGE
                                                             NUMBER      PRICE
                                                            OF SHARES  PER SHARE
                                                            ---------  ---------
   Outstanding at January 1, 1995.......................... 2,660,065   $ 1.58
     Exercised.............................................  (382,851)    1.16
     Granted...............................................   898,414     2.58
     Canceled..............................................  (156,458)    2.43
                                                            ---------
   Outstanding at December 31, 1995........................ 3,019,170     1.91
     Exercised.............................................  (724,567)    1.64
     Granted............................................... 1,017,500     3.27
     Canceled..............................................  (177,951)    3.23
                                                            ---------
   Outstanding at December 31, 1996........................ 3,134,152     2.32
     Exercised.............................................  (869,521)     .91
     Granted...............................................   127,500     3.38
     Canceled..............................................  (151,479)    3.33
                                                            ---------
   Outstanding at December 31, 1997........................ 2,240,652     2.89
                                                            =========

                                                                    WEIGHTED
                                                                    AVERAGE
                                   RANGE     OPTIONS   PROCEEDS  EXERCISE PRICE
                                ----------- --------- ---------- --------------
   Exercisable at December 31,
    1997......................  $1.00-$2.38   475,558 $  798,937     $ 1.68
                                $2.39-$4.38   878,600  2,688,516       3.06
                                $4.39-$6.38    56,890    356,131       6.26
                                            --------- ----------
                                            1,411,048 $3,843,584       2.72

  Weighted average fair value of options granted during 1995, 1996 and 1997 is $1.42, $1.70, and $2.51 per share, respectively.

  The following information applies to options outstanding at December 31, 1997:

Range of exercise prices................... $1.00-$2.38 $2.39-$4.38 $4.38-$6.38
  Options outstanding......................     566,077   1,608,025      66,550
  Weighted average exercise price.......... $      1.79 $      3.15 $      6.05
  Weighted average remaining contractual
   life (years)............................           6           8           7
  Options exercisable......................     475,558     878,600      56,890
  Weighted average exercise price.......... $      1.68 $      3.06 $      6.26

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Common shares subject to warrants are summarized below:

                                                          NUMBER       PRICE
                                                         OF SHARES   PER SHARE
                                                         ---------  -----------
   Outstanding at January 1, 1995.......................   511,533  $1.50-$7.00
     Exercised..........................................   (34,675) $      2.42
     Granted............................................   720,672  $2.42-$3.00
     Canceled...........................................  (100,000) $      3.25
                                                         ---------
   Outstanding at December 31, 1995..................... 1,097,530  $1.50-$7.00
     Exercised..........................................   (58,825) $      2.42
     Granted............................................       --           --
     Canceled...........................................       --           --
                                                         ---------
   Outstanding at December 31, 1996..................... 1,038,705  $1.50-$7.00
     Exercised..........................................   (46,700) $1.81-$2.20
     Granted............................................   372,500  $2.00-$2.94
     Canceled...........................................  (114,750) $1.81-$2.20
                                                         ---------
   Outstanding at December 31, 1997..................... 1,249,755  $1.50-$7.00
                                                         =========

  All warrants are exercisable at grant.

NOTE J--INCOME TAXES

  The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using current enacted tax rates. A valuation allowance is established to reduce net deferred tax assets to their estimated realizable value.

  As of December 31, 1997, the Company has available to offset future federal taxable income, net operating loss carryforwards (NOLs) of approximately $35.3 million which expire in varying amounts from 2002 through 2012. The NOLs may be subject to limitations as a result of provisions of the Internal Revenue Code relating to changes in ownership and utilization of losses by successor entities.

  The Company's effective income tax rate is different from the Federal statutory income tax rate because of the following factors:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                        ---------------------
                                                        1995    1996    1997
                                                        -----   -----   -----
   Federal tax rate applied to loss before taxes....... (34.0)% (34.0)% (34.0)%
   State tax rate applied to allowable carry-forward
    losses.............................................  (5.9)   (4.6)   (4.6)
   Valuation allowance for deferred taxes..............  59.5    38.6    38.6
                                                        -----   -----   -----
   Effective tax rate..................................  19.6 %   --  %   --  %
                                                        =====   =====   =====

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Deferred federal and state tax assets and valuation allowance are as follows:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
   Current
     Allowance for bad debts........................ $  1,326,000  $    531,000
   Noncurrent
     Noncurrent assets..............................    1,187,000     2,232,000
     Net operating loss carryforward................    8,496,000    14,774,000
                                                     ------------  ------------
                                                        9,683,000    17,006,000
                                                     ------------  ------------
                                                       11,009,000    17,537,000
     Valuation allowance............................  (11,009,000)  (17,537,000)
                                                     ------------  ------------
                                                     $        --   $        --
                                                     ============  ============

  In 1993, the Company's subsidiary, Americonnect, Inc., reduced its valuation allowance by $500,000 due to changes in circumstances subsequent to adoption of SFAS No. 109. The changes in circumstances related to increased cash flows, increased profitability, and anticipated continued increases. Due to operating losses in 1995, Americonnect was no longer able to determine if it was more likely than not that it would realize the deferred asset. As a result of this change in estimate, the valuation allowance was increased by $500,000.

  The components of income tax benefit (expense) are as follows:

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           ---------------------
                                                             1995     1996  1997
                                                           ---------  ----- ----
   Current................................................ $     --   $ --  $--
   Deferred...............................................  (500,000)   --   --
                                                           ---------  ----- ----
                                                           $(500,000) $ --  $--
                                                           =========  ===== ====

  The increase in the valuation allowance was approximately $1,917,000, $5,080,000 and $6,528,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE K--EMPLOYEE BENEFIT PLANS

  On June 1, 1993, the Company established a 401(k) tax savings plan for all employees. Employer and participant contributions to the plan vest immediately. The plan is a defined contribution plan covering all of its employees. Under this plan, employees with a minimum of one year of qualified service can elect to participate by contributing a minimum of one percent of their gross earnings up to a maximum of 20 percent.

  For those eligible plan participants, the Company will contribute an amount equal to 100 percent of each participant's personal contribution up to an annual maximum of $1,000. The Company's contributions to the 401(k) plan for the years ended December 31, 1995, 1996 and 1997, were approximately $59,000, $109,000 and $95,000, respectively.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE L--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

      Cash and cash equivalents --  Carrying amount
                                    approximates fair value because of the
                                    short-term maturity of this instrument
      Line of credit            --  Carrying amount approximates fair value
                                    because of the short-term maturity of this
                                    instrument
      Long-term debt            --  Carrying amount approximates fair value
                                    because the interest rate at December 31,
                                    1997 approximates the market rate.

NOTE M--FOURTH QUARTER ADJUSTMENTS

  During the fourth quarter of 1997, the Company recorded adjustments increasing their net loss by $3,260,204 related to the write-off of an abandoned billing system.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



  The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of Qwest, SuperNet, Phoenix, and LCI. The unaudited pro forma condensed combined balance sheet as of March 31, 1998 gives pro forma effect to the proposed acquisition by Qwest of all the issued and outstanding shares of capital stock of LCI as if the acquisition had occurred on March 31, 1998. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 give pro forma effect to the acquisitions of SuperNet, Phoenix, and LCI as if such acquisitions had occurred on January 1, 1997. The unaudited pro forma condensed combined financial statements do not give effect to Qwest's acquisition of EUnet because it is not significant for purposes of Rule 3-05 of the Securities and Exchange Commission Regulation S-X.


  The consummation of the LCI acquisition will constitute a change in control of LCI, which is an event of default under the LCI Credit Facilities and the LCI Securitization Program. In addition, an event of default under the LCI Credit Facilities also constitutes an event of default under the LCI Headquarters Lease. The LCI Lines of Credit are discretionary lines which may be discontinued at any time at the sole discretion of the providing banks. The LCI Debt Securities permit mergers and consolidations, subject to compliance with certain terms of the governing indenture. There has been no effect of the potential defaults or other features of the aforementioned LCI financing arrangements reflected in the pro forma condensed combined financial statements as Qwest intends to renegotiate the terms and conditions of these arrangements.

  The unaudited pro forma condensed combined financial statements give effect to the acquisitions described above under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements presented on the following pages. The fair value of the consideration will be allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI to the combined company is based upon information available at the date of preparation of these unaudited pro forma condensed combined financial statements, and will be adjusted upon the final determination of such fair values. A final allocation of the purchase price to the LCI assets acquired and liabilities assumed is dependent upon analysis which has not progressed to a stage at which there is sufficient information to make such an allocation in these pro forma condensed combined financial statements. Qwest has undertaken a study to determine the allocation of the purchase price to the various assets acquired, including in-process research and development projects, and the liabilities assumed. TO THE EXTENT THAT A PORTION OF THE PURCHASE PRICE IS ALLOCATED TO IN-PROCESS RESEARCH AND DEVELOPMENT, A CHARGE, WHICH MAY BE SIGNIFICANT AND MATERIAL TO QWEST'S RESULTS OF OPERATIONS, WOULD BE RECOGNIZED IN THE PERIOD IN WHICH THE PROPOSED MERGER OCCURS.


  THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT QWEST'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD HAVE ACTUALLY BEEN OR WHAT OPERATIONS WOULD BE IF THE TRANSACTIONS THAT GIVE RISE TO THE PRO FORMA ADJUSTMENTS HAD OCCURRED ON THE DATES ASSUMED AND ARE NOT INDICATIVE OF FUTURE RESULTS. THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS BELOW SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO OF QWEST, PHOENIX, AND LCI.

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              MARCH 31, 1998
                                (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                    HISTORICAL
                                   -------------  PRO FORMA   PRO FORMA
                                   QWEST    LCI  ADJUSTMENTS  COMBINED
                                   ------  ----- -----------  ---------
         ASSETS
Current assets:
 Cash and cash equivalents........ $  573    --                   573
 Other current assets.............    339    240       64 (2)     643
                                   ------  -----    -----       -----
  Total current assets............    912    240       64       1,216
Property and equipment, net.......    773    742                1,515
Excess of cost over net assets
 acquired, net....................     66    356    4,112 (2)   4,534
Intangible and other long-term
 assets, net......................     29     61      (41)(2)      43
                                                       (6)(3)
                                   ------  -----    -----       -----
Total assets...................... $1,780  1,399    4,129       7,308
                                   ======  =====    =====       =====
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities............... $  343    302      183 (2)     828
Long-term debt....................    959    395       11 (2)   1,365
Other liabilities.................     70    103       42 (3)     215
                                   ------  -----    -----       -----
  Total liabilities...............  1,372    800      236       2,408
Commitments and contingencies.....
Stockholders' equity:
 Preferred stock..................    --     --                   --
 Common stock.....................      2      1        1 (2)       3
                                                       (1)(4)
 Additional paid-in capital.......    444    529    4,067 (2)   4,935
                                                      472 (2)
                                                      (48)(3)
                                                     (529)(4)
 (Accumulated deficit) retained
  earnings........................    (38)    69      (69)(4)     (38)
                                   ------  -----    -----       -----
  Total stockholders' equity......    408    599    3,893       4,900
                                   ------  -----    -----       -----
Total liabilities and
 stockholders' equity............. $1,780  1,399    4,129       7,308
                                   ======  =====    =====       =====


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                  QWEST COMMUNICATIONS INTERNATIONAL INC.
           PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     THREE MONTHS ENDED MARCH 31, 1998
                                (UNAUDITED)
            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                              HISTORICAL
                                              -----------   PRO FORMA  PRO FORMA
                                              QWEST   LCI  ADJUSTMENTS COMBINED
                                              ------  ---  ----------- ---------
Revenue:
 Telecommunications services................  $   43  448       17(5)      508
 Network construction services..............     134  --       --          134
                                              ------  ---      ---      ------
                                                 177  448       17         642
                                              ------  ---      ---      ------
Operating expenses:
 Telecommunications services................      33  259       13(5)      305
 Network construction services..............      93  --       --           93
 Selling, general and administrative........      45  106        7(5)      158
 Growth share and stock option plans........       2  --       --            2
 Depreciation and amortization..............       8   27       25(6)       62
                                                                 1(5)
                                                                 1(7)
                                              ------  ---      ---      ------
                                                 181  392       47         620
                                              ------  ---      ---      ------
Earnings (loss) from operations.............      (4)  56      (30)         22
Other (expense) income:
 Interest expense, net......................      (6)  (8)     --          (14)
                                              ------  ---      ---      ------
Earnings (loss) before income taxes.........     (10)  48      (30)          8
Income tax expense (benefit)................      (3)  19      --           16
                                              ------  ---      ---      ------
 Net earnings (loss)........................  $   (7)  29      (30)         (8)
                                              ======  ===      ===      ======
Loss per share--basic.......................  $(0.03)                   $(0.03)
                                              ======                    ======
Loss per share--diluted.....................  $(0.03)                   $(0.03)
                                              ======                    ======
Weighted-average shares used for calculating
 loss per share--basic and diluted..........     207                       310
                                              ======                    ======

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                    QWEST COMMUNICATIONS INTERNATIONAL INC.

               PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      TWELVE MONTHS ENDED DECEMBER 31, 1997
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                           HISTORICAL                  PRO FORMA   HISTORICAL                 PRO FORMA
                          --------------  PRO FORMA    COMBINED,   ----------  PRO FORMA      COMBINED,
                          QWEST  PHOENIX ADJUSTMENTS EXCLUDING LCI    LCI     ADJUSTMENTS   INCLUDING LCI
                          -----  ------- ----------- ------------- ---------- -----------   -------------
                                         (UNAUDITED)  (UNAUDITED)             (UNAUDITED)    (UNAUDITED)
Revenue:
 Telecommunications
  services..............  $ 115   $ 77         6 (8)    $  198       $1,642       --           $1,840
 Network construction
  services..............    581    --                      581          --                        581
                          -----   ----       ---        ------       ------       ---          ------
                            696     77         6           779        1,642                     2,421
                          -----   ----       ---        ------       ------       ---          ------
Operating expenses:
 Telecommunications
  services..............     91     57         3 (8)       151          986       --            1,137
 Network construction
  services..............    397    --                      397          --        --              397
 Selling, general and
  administrative........     91     30         2 (8)       123          417       --              540
 Merger costs...........                                                 45       (45) (10)       --
 Growth share and stock
  option plans..........     73    --          1 (8)        74          --        --               74
 Depreciation and
  amortization..........     20      4         2 (6)        30           96       103 (6)         229
                                               1 (8)
                                               3 (9)
                          -----   ----       ---        ------       ------       ---          ------
                            672     91        12           775        1,544        58           2,377
                          -----   ----       ---        ------       ------       ---          ------
Earnings (loss) from
 operations.............     24    (14)       (6)            4           98       (58)             44
Other (expense) income:
 Interest expense, net..     (7)    (1)                     (8)         (36)        1 (11)        (43)
 Other income, net......      7    --                        7          --                          7
                          -----   ----       ---        ------       ------       ---          ------
 Earnings (loss) before
  income taxes..........     24    (15)       (6)            3           62       (57)              8
Income tax expense......      9    --                        9           31        12 (12)         52
                          -----   ----       ---        ------       ------       ---          ------
 Net earnings (loss)....  $  15   $(15)       (6)       $   (6)      $   31       (69)         $  (44)
                          =====   ====       ===        ======       ======       ===          ======
Earnings (loss) per
 share--basic...........  $0.08                         $(0.03)                                $(0.15)
                          =====                         ======                                 ======
Earnings (loss) per
 share--diluted.........  $0.07                         $(0.03)                                $(0.15)
                          =====                         ======                                 ======
Weighted-average shares
 used in calculating
 earnings (loss) per
 share--basic...........    191                            191                                    294
                          =====                         ======                                 ======
Weighted-average shares
 used in calculating
 earnings (loss) per
 share--diluted.........    194                            191                                    294
                          =====                         ======                                 ======

  See accompanying notes to unaudited pro forma condensed combined financial statements.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (1) On March 8, 1998, Qwest and LCI entered into the Merger Agreement. The terms of the Merger Agreement call for each share of LCI common stock to be exchanged for shares of Qwest common stock. The actual number of shares of Qwest common stock to be exchanged for each LCI share will be determined by dividing $42.00 by a volume weighted average of trading prices for Qwest common stock for a specified 15-day period prior to the closing, but will not be less than 1.0625 shares (if Qwest's average stock price exceeds $39.53) or more than 1.5583 shares (if Qwest's average stock price is less than $26.95). If Qwest's average stock price is less than $26.95, LCI may terminate the merger unless Qwest then agrees to exchange for each share of LCI the number of Qwest shares determined by dividing $42.00 by such average price. The proposed acquisition is subject to certain closing conditions that include approval by the stockholders of LCI.


 (2) Represents the purchase by Qwest of the outstanding shares of LCI Common Stock, the assumption of certain liabilities, the incurrence of related transaction costs, and the initial allocation of the pro forma purchase price.

                                                                     (AMOUNTS
                                                                   IN MILLIONS)
    Aggregate value of stock consideration(a).....................    $4,068
    Value of LCI outstanding stock options, to be assumed by
     Qwest(b).....................................................       472
    Estimated direct costs of the acquisition.....................        10
                                                                      ------
                                                                       4,550
    Net book value of net assets acquired.........................       599
                                                                      ------
    Excess of purchase price over net assets acquired.............    $3,951
                                                                      ======
    Allocation of excess of purchase price over net assets acquired:
      Other intangible assets(d)..................................    $  (41)
      Goodwill (net of existing goodwill)(e)......................     4,112
      Debt premium(f).............................................       (11)
      Change in control payments(c)...............................       (38)
      Deferred federal income taxes(g)............................        64
      Other merger costs and liabilities(h).......................      (135)
                                                                      ------
    Total.........................................................    $3,951
                                                                      ======

                                     F-88




    NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

   (a) Represents the estimated value of Qwest Common Stock issuable for the acquisition of the approximately 96.8 million shares of LCI Common Stock assumed to be outstanding. Assuming an average trading price of $39.53, Qwest would issue approximately 102.9 million shares of Qwest Common Stock to acquire the LCI outstanding shares.

   (b) Represents the assumption by Qwest of the approximately 14.7 million stock options assumed to be outstanding under LCI's stock option plans.

   (c) LCI has an agreement with an unrelated third-party sales agent, whereby the sales agent would receive a payment in the event of a change in control of LCI. The proposed acquisition of LCI by Qwest would constitute a change in control and trigger the change in control payment pursuant to this agreement.

   (d) Represents a reduction to certain other assets of LCI to reflect their fair value to the combined company.

   (e) Represents the increase to LCI's intangible assets to reflect the preliminary allocation of the purchase price. For pro forma purposes, the intangible assets have been amortized over an assumed useful life of 40 years. The actual purchase price allocation that will be made may differ from such assumptions, and the actual useful lives assigned to the intangible assets may differ from the assumed useful life used in preparing the pro forma condensed combined financial statements. In addition, to the extent that a portion of the purchase price is allocated to in-process research and development, a charge which may be material to Qwest's results of operations, would be recognized in the period in which the Merger occurs.

   (f) Represents the difference between the carrying value and the fair value of LCI's debt.

   (g) Represents net deferred income tax assets related to purchase accounting adjustments.

   (h) Represents estimated provisions for purchase commitments, duplicate facilities and equipment, severance costs, and LCI's costs related to the acquisition.
                                     F-89

 (3) If the Merger is consummated, Qwest will no longer be included in the consolidated federal income tax return of Anschutz Company, its majority stockholder. As a result, the net operating losses for income tax purposes of Qwest, included in the consolidated federal income tax returns of Anschutz Company from January 1, 1997 through the LCI Merger closing date, will not be available for use by Qwest in its separate tax returns after the Merger. Qwest recognized a deferred tax asset because it believed that the tax benefits attributable to its net income tax operating loss carryforwards would be realized by the recognition of future taxable amounts under the terms of its tax sharing agreement with Anschutz Company. Based on an analysis of the tax attributes of Qwest and Anschutz Company, Anschutz Company will not be able to realize the benefit of Qwest's net operating losses. Accordingly, the deferred tax assets attributable to Qwest's net operating loss carryforwards, calculated on a separate return basis, will be reported on the consummation date of the Merger as an adjustment to Qwest's capital in the form of an in-substance dividend. This pro forma adjustment represents the reduction of Qwest's non-current deferred tax assets associated with net operating loss carryforwards and the corresponding adjustment to capital to reflect the in-substance dividend.


 (4) Represents the elimination of the historical equity of LCI.


 (5) On March 30, 1998, Qwest acquired Phoenix pursuant to a transaction whereby each outstanding share of Phoenix common stock was exchanged for shares of Qwest Common Stock having an aggregate market value equal to approximately $27.2 million, and future payments of up to $4.0 million. This pro forma adjustment represents Phoenix's unaudited results of operation for the period January 1, 1998 to March 29, 1998.


 (6) Represents the amortization of intangible assets that results from the preliminary LCI purchase price allocation, net of the reversal of amortization expense recognized on certain LCI intangible assets for which no purchase price has been assigned. Goodwill amortization is calculated using an estimated useful life of 40 years. See note 2.


 (7) Represents the amortization of intangible assets that results from the preliminary Phoenix purchase price allocation. Such amortization is calculated using an estimated weighted average useful life of 15 years. The actual useful lives assigned to the intangible assets may differ from the assumed weighted average useful life used in preparing the pro forma condensed combined financial statements.

 (8) On October 22, 1997, Qwest acquired from an unrelated third party all the outstanding shares of common stock, and common stock issued at the closing of the acquisition of SuperNet for $20.0 million in cash. The acquisition was accounted for using the purchase method of accounting, and the purchase price was allocated on that basis to the net assets acquired. The historical statement of operations of Qwest includes the operating results of SuperNet beginning October 22, 1997. This pro forma adjustment represents SuperNet's unaudited results of operations for the period January 1, 1997 to October 21, 1997.


 (9) Represents amortization for the period January 1, 1997 to October 21, 1997 of intangible assets that resulted from the SuperNet purchase price allocation, totaling approximately $19.2 million.


(10) Represents the reversal of merger costs recognized by LCI in the acquisition of USLD, which had been accounted for under the pooling-of-interests method.


(11) Represents the amortization of debt premium over the 10-year life of the underlying debt.


(12) Represents the assumed income tax effect of the pro forma adjustment relating to the reversal of LCI's historical merger costs and the amortization of debt premium.


(13) Transactions among Qwest, SuperNet, Phoenix, and LCI are not significant.

GLOSSARY


    Access charges.............. The fees paid by long distance carriers to LECs for originating and terminating long distance
                                 calls on the LEC's local networks.
    ACN......................... American Communications Network, Inc.

    AGIS........................ Apex Global Internet Services, Inc.
    Ameritech................... Ameritech Corporation
    Anschutz Company............ This term has the meaning stated on the cover page of the Prospectus.
    Anschutz Entities........... This term has the meaning stated on page 92 of the Prospectus.
    Anschutz Shares............. This term has the meaning stated on page 97 of the Prospectus.
    ATM (Asynchronous
     Transfer Mode.............. An information transfer standard that is one of a general class of packet technologies that
                                 relay traffic by way of an address contained
                                 within the first five bytes of a standard
                                 fifty-three-byte long packet or cell. The ATM
                                 format can be used by many different
                                 information systems, including local area
                                 networks, to deliver traffic at varying rates,
                                 permitting a mix of voice, data and video
                                 (multimedia).
    AT&T........................ AT&T Corporation.
    Audit Committee............. This term has the meaning stated on page 78 of the Prospectus.
    Band........................ A range of frequencies between two defined limits.
    Bandwidth................... The relative range of analog frequencies or digital signals that can be passed through a
                                 transmission medium, such as glass fibers,
                                 without distortion. The greater the bandwidth,
                                 the greater the information carrying capacity.
    Bell Atlantic............... Bell Atlantic Corporation.
    BellSouth................... BellSouth Corporation.
    CAC......................... Carrier Access Code.
    Capacity.................... Refers to transmission.
    Carrier..................... A provider of communications transmission services by fiber, wire or radio.
    Carrier Services............ This term has the meaning stated on page 7 of the Prospectus.
    CBUD........................ This term has the meaning stated on page 61 of the Prospectus.
    CICs........................ This term has the meaning stated on page 72 of the Prospectus.
    CLEC (Competitive Local      A company that competes with LECs in the local
     Exchange Carrier).......... services market.
    Code........................ The Internal Revenue Code of 1986, as amended
    Commission.................. Securities and Exchange Commission.
    Common Carrier.............. A government-defined group of private companies offering telecommunications services
                                 or facilities to the general public on a non-
                                 discriminatory basis.
    Common Stock................ Common Stock, par value $.01 per share, of
                                 Qwest.
    Commercial Services......... This term has the meaning stated on page 7 of the Prospectus.


                                                         G-1




    Compensation Committee...... This term has the meaning stated on page 77 of the Prospectus.
    Dark Fiber.................. Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber
                                 for transmission.
    Digital..................... Describes a method of storing, processing and transmitting information through the use of
                                 distinct electronic or optical pulses that
                                 represent the binary digits 0 and 1. Digital
                                 transmission/ switching technologies employ a
                                 sequence of discrete, distinct pulses to
                                 represent information, as opposed to the
                                 continuously variable analog signal.
    Director Equity Plan........ This term has the meaning stated on page 82 of the Prospectus.
    District Court.............. This term has the meaning stated on page 69 of the Prospectus.
    DS-3 miles.................. A measure of the total capacity and length of a transmission path, calculated as the capacity
                                 of the transmission path in DS-3s multiplied by
                                 the length of the path in miles.
    DWDM (Dense Wave
     Division Multiplexing)..... A technique for transmitting eight or more different light wave frequencies on a single
                                 fiber to increase the information carrying
                                 capacity.
    ECO........................  This term has the meaning stated on page 73 of the Prospectus.
    EBITDA.....................  This term has the meaning stated on page 16 of the Prospectus.
     EPS........................  This term has the meaning stated on page F-72 of the Prospectus.
    Equal access...............  The basis upon which customers of interexchange carriers are able to obtain access to their
                                 Primary Interexchange Carriers' (PIC) long
                                 distance telephone network by dialing "1", thus
                                 eliminating the need to dial additional digits
                                 and an authorization code to obtain such
                                 access.
    Equipment Credit Facility..  This term has the meaning stated on page 50 of the Prospectus.
    Equity Incentive Plan......  This term has the meaning stated on page 89 of the Prospectus.
    EUnet......................  EUnet International Limited.
    Exchange Act...............  The Securities Exchange Act of 1934, as
                                 amended.
    Exchange Agent.............  This term has the meaning stated on page 8 of the Prospectus.
    Exchange Notes.............  This term has the meaning stated on page 1 of the Prospectus.
    Exchange Offer.............. This term has the meaning stated on page 1 of the Prospectus.
    FBCs (Facilities Based       Facilities based carriers that own and operate
     Carriers).................  their own network and equipment.
    FCC........................  Federal Communications Commission.
    First Mile Connection......  The portion of a long distance telephone call from origination at an originator's telephone
                                 through the local access network of the LEC.

                                                         G-2




    Frame Relay................. A high-speed, data packet switching service used to transmit data between computers. Frame
                                 Relay supports data units of variable lengths
                                 at access speeds ranging from 56 kilobits per
                                 second to 1.5 megabits per second. This
                                 service is well-suited for connecting local
                                 area networks, but is not presently well-
                                 suited for voice and video applications due to
                                 the variable delays which can occur. Frame
                                 Relay was designed to operate at high speeds
                                 on modern fiber optic networks.
    Frontier.................... Frontier Corporation.
    FTC......................... U.S. Federal Trade Commission.
    Global...................... Global Crossing Ltd.
    GTE......................... GTE Communications Corporation.
    Growth Share Plan........... This term has the meaning stated on page 88 of the Prospectus.
    Hertz....................... The unit for measuring the frequency with which an electromagnetic signal cycles through the
                                 zero-value state between lowest and highest
                                 states. One Hz (Hertz) equals one cycle per
                                 second. Khz (kilohertz) stands for thousands of
                                 Hertz; Mhz (megahertz) stands for millions of
                                 Hertz.
    Initial Public               The initial public offering of Qwest in June
     Offering................... 1997.
    Initial Purchaser........... Salomon Brothers Inc.
    Innova...................... Innova, Inc.
    Interconnect................ Connection of a telecommunications device or service to the public switched telephone
                                 network ("PSTN").
    Interexchange                carrier....... A company providing inter-LATA
                                 or long distance services between LATAs on an
                                 intrastate or interstate basis.
    IP.......................... Internet protocol.
    ISP (Internet Service        A company that provides businesses and
    Provider) .................. consumers with access to the Internet.
    IRS......................... This term has the meaning stated on page 140 of the Prospectus.
    Kbps........................ Kilobits per second, which is a measurement of speed for digital signal transmission
                                 expressed in thousands of bits per second.
    KN.......................... KN Energy, Inc.
    LATAs (Local Access and
     Transport Areas)........... The approximately 200 geographic areas that define the areas between which the RBOCs
                                 currently are prohibited from providing long
                                 distance services.
    LCI......................... LCI International, Inc.
    LCI Credit Facilities....... This term has the meaning stated on page 20 of the Prospectus.
    LCI Headquarters Lease...... This term has the meaning stated on page 20 of the Prospectus.
    LCI Lines of Credit......... This term has the meaning stated on page 20 of the Prospectus.
    LCI Merger.................. This term has the meaning stated on page 6 of the Prospectus..
    LCI Merger Agreement         The Agreement and Plan of Merger dated as of
                                 March 8, 1998
    LCI Securitization Program.. This term has the meaning stated on page 20 of the Prospectus.


                                                        G-3




    LEC (Local Exchange          A company historically providing local
                                 telephone
     Carrier)................... services and access to end users through its local access network.
    Lit fiber................... Fiber activated or equipped with the requisite electronic and optronic equipment necessary to
                                 use the fiber for transmission.
    Lucent...................... Lucent Technologies.
    MCI......................... MCI Communications Corporation.
    Measuring Period............ This term has the meaning stated on page 89 of the Prospectus.
    Microwave System............ This term has the meaning stated on page 59 of the Prospectus.
    Multiplexing................ An electronic or optical process that combines a large number of lower speed transmission
                                 lines into one high speed line by splitting
                                 the total available bandwidth into narrower
                                 bands (frequency division), or by allotting a
                                 common channel to several different
                                 transmitting devices, one at a time in
                                 sequence (time division).
    Named Executives............ This term has the meaning stated on page 83 of the Prospectus.
    Nasdaq National Market...... National Association of Securities Dealers
                                 Automated Quotation System National Market.
    Network Construction         This term has the meaning stated on page 7 of
     Services................... the Prospectus.

    8.29% Notes................. This term has the meaning stated on page 1 of the Prospectus..
    10 7/8% Notes............... This term has the meaning stated on page 1 of the Prospectus..
    9.47% Notes................. This term has the meaning stated on page 1 of the Prospectus..
    1993 Capacity Sale.......... This term has the meaning stated on page 16 of the Prospectus.
    Nortel...................... This term has the meaning stated on page 7 of the Prospectus.
    OC-3, OC-48 and OC-192...... OC is a measure of SONET transmission optical carrier level, which is equal to the
                                 corresponding number of DS-3s (e.g., OC-3 is
                                 equal to 3 DS-3s and OC-48 is equal to 48 DS-
                                 3s).
    Phoenix..................... Phoenix Network, Inc.
    PUC......................... State public utilities commission.
    QCC......................... Qwest Communications Corporation, a wholly owned subsidiary of Qwest.
    Qwest....................... Qwest Communications International Inc.
    Qwest Board................. The board of directors of Qwest.
    Qwest Bylaws................ The bylaws of Qwest.
    Qwest Network............... This term has the meaning stated on page 7 of the Prospectus.
    Qwest Stock Split........... This term has the meaning stated on page 35 of the Prospectus.
    RBOCs (Regional Bell
     Operating Companies)....... The seven local telephone companies (formerly part of AT&T) established as a result of the
                                 AT&T Divestiture Decree.
    Regeneration/amplifier...... Devices which automatically re-transmit or boost signals on an out- bound circuit.


                                                         G-4




    Registration Default........ This term has the meaning stated on page 132 of the Prospectus.
    Registration Statement...... This term has the meaning stated on page 1 of the Prospectus.
    Restricted Subsidiaries..... This term has the meaning stated on page 49 of the Prospectus.
    Reseller.................... A carrier that does not own transmission facilities, but obtains communications
                                 services from another carrier for resale to
                                 the public.
    Rule 144................. .. This term has the meaning stated on page 10 of the Prospectus.
    Rule 144A................... This term has the meaning stated on page 10 of the Prospectus.
    SBC Communications Case..... This term has the meaning stated on page 69 of the Prospectus.
    Section 16(b)............... This term has the meaning stated on page 92 of the Prospectus.
    Section 162(m).............. This term has the meaning stated on page 90 of the Prospectus.
    Securities Act.............. Securities Act of 1933, as amended.
    Senior Notes................ This term has the meaning stated on page 125 of the Prospectus.
    SFAS 131.................... This term has the meaning stated on page 48 of the Prospectus.
    SG&A........................ Selling, general and administrative expenses.
    SONET (Synchronous Optical
     Network Technology)........ An electronics and network
                                 architecture for variable-bandwidth products
                                 which enables transmission of voice, data and
                                 video (multimedia) at very high speeds.
    SONET ring.................. A network architecture which provides for instantaneous restoration of service in the
                                 event of a fiber cut by automatically rerouting
                                 traffic the other direction around the ring.
                                 This occurs so rapidly (in 50 milliseconds) it
                                 is virtually undetectable to the user.
    SPRC........................ Southern Pacific Rail Corporation.
    Sprint...................... Sprint Communications, Inc.
    SuperNet.................... SuperNet, Inc.
    Switch...................... A device that selects the paths or circuits to be used for transmission of information and
                                 establishes a connection. Switching is the
                                 process of interconnecting circuits to form a
                                 transmission path between users and it also
                                 captures information for billing purposes.
    TAR......................... Total Accounting Rate.
    Telecommunications Act...... The Telecommunications Act of 1996.
    Tier 1...................... This term has the meaning stated on page 53 of the Prospectus.
    Tier 2...................... This term has the meaning stated on page 53 of the Prospectus.
    Tier 3...................... This term has the meaning stated on page 54 of the Prospectus.
    Trunk....................... A communications channel between two switches.
                                 "Trunking" calls reduces the likelihood of
                                 traffic blockage due to network congestion. A
                                 trunked system combines multiple channels with
                                 unrestricted access in such a manner that user
                                 demands for channels are automatically "queued"
                                 and then allocated to the first available
                                 channel.
                                                         G-5





    UCAID....................... The University Corporation for Advanced
                                 Internet Development.
    UP.......................... Union Pacific Corporation.
    USLD........................ USLD Communications Corp.
    US West..................... US WEST Communications, Inc.
    VPN......................... This term has the meaning stated on page 164 of the Prospectus.
    WorldCom.................... WorldCom, Inc., together with its subsidiaries, including WilTel (formerly, LDDS
                                 Communications, Inc.).
    WTO......................... The World Trade Organization.
    WTO Agreement............... This term has the meaning stated on page 73 of the Prospectus.


   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.
                                   ---------------


                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
   Additional Information...................................................   4
   Information Regarding Forward-looking Statements.........................   6
   Prospectus Summary.......................................................   6
   Summary Consolidated Financial and Operating Data........................  13
   Risk Factors.............................................................  16
   The Exchange Offer.......................................................  26
   Use of Proceeds..........................................................  34
   Capitalization...........................................................  35
   Selected Consolidated Financial Data.....................................  36
   Management's Discussion and Analysis of Financial Condition
    and Results of Operations...............................................  40
   Industry Overview........................................................  45
   Business.................................................................  45
   Management...............................................................  76
   Principal Stockholder....................................................  97
   Certain Transactions.....................................................  98
   Description of the Notes.................................................  99
   Description of Certain Indebtedness...................................... 133
   Certain United States Federal Income Tax Considerations.................. 135
   Plan of Distribution..................................................... 142
   Legal Matters............................................................ 142
   Experts.................................................................. 143
   Index to Consolidated Financial Statements............................... F-1
   Glossary................................................................. G-1

   QWEST COMMUNICATIONS INTERNATIONAL INC.

   OFFER TO EXCHANGE
   8.29% SERIES B SENIOR DISCOUNT NOTES DUE 2008 FOR ANY AND ALL OF ITS OUTSTANDING 8.29% SENIOR DISCOUNT NOTES DUE 2008

                            [LOGO OF QWEST APPEARS HERE]


   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 29, 1998, UNLESS EXTENDED; PROVIDED IT MAY NOT BE EXTENDED BEYOND JULY 17, 1998.


   PROSPECTUS
   DATED June 1, 1998

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such officer's or director's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director actually and reasonably incurred.

     In accordance with Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
   (i) breaches of their duty of loyalty to the Company or its stockholders,
   (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under
   Section 174 of the DGLC (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

     The Certificate of Incorporation and the By-laws of the Company provide for indemnification of the Company's officers and directors to the fullest extent permitted by applicable law, except that the By-laws provide that the Company is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company. In addition, the Company maintains insurance policies which provide coverage for its officers and directors in certain situations where the Company cannot directly indemnify such officers or directors.

     Pursuant to Section 145 of the DGCL and the Certificate of Incorporation and the By-laws of the Company, the Company maintains directors' and officers' liability insurance coverage.


   ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULES.

     (a) The  following  is a complete  list of  Exhibits  filed as part of this

   Registration Statement, which are incorporated herein:



    EXHIBIT
    NUMBER                          DESCRIPTION OF EXHIBIT
    -------                         ----------------------
     1.1**  Purchase Agreement dated January 22, 1998, between the Company and
            Salomon Brothers Inc.
     3.1*   Amended and restated certificate of incorporation of the Company.
     3.2    By-laws of the Company, incorporated by reference to Exhibit 3 in
            Form 10-Q for the quarter ended September 30, 1997 (File No.
            000-22609).
     4.1(a) Indenture dated as of October 15, 1997 with Bankers Trust Company
            (including form of the Company's 9.47% Senior Discount Notes Due
            2007 and 9.47% Series B Senior Discount Notes Due 2007 as an exhibit thereto), incorporated by reference to Exhibit 4.1 in Form S-4 as declared effective on January 5, 1998 (File No. 333-42847).
     4.1(b) Indenture dated as of August 28, 1997 with Bankers Trust Company
            (including form of the Company's 10 7/8% Series B Senior Notes Due
            2007 as an exhibit thereto), incorporated by reference to Exhibit
            4.1(b) in Form 10-K for the year ended December 31, 1997 (File No.
            000-22609).
     4.1(c) Indenture dated as of January 29, 1998 with Bankers Trust Company
            (including form of the Company's 8.29% Senior Discount Notes Due
            2008 and 8.29% Series B Senior Discount Notes Due as an exhibit thereto), incorporated by reference to Exhibit 4.1(b) in Form 10-K for the year ended December 31, 1997 (File No. 000-22609).
     4.2    Registration Agreement dated January 29, 1998 with Salomon Brothers
            Inc. relating to the Company's 8.29% Senior Discount Notes Due 2008,
            incorporated by reference to Exhibit 4.1(b) in Form 10-K for the year ended December 31, 1997 (File No. 000-22609).
     5.1**  Opinion of Holme Roberts & Owen LLP with respect to the legality of the securities being registered.
     8**    Opinion of Holme Roberts & Owen LLP with respect to certain tax matters.
     9.1    Voting Agreement dated March 8, 1998, relating to the Agreement and
            Plan of Merger referred to in Exhibit 2.1, incorporated by reference to the same document filed as an exhibit to the Company's Form 8-K filed on March 9, 1998.
    10.1* Growth Share Plan, as amended, effective October 1, 1996. 10.2* 10.2*
    Employment Agreement dated December 21, 1996 with Joseph P. Nacchio. 10.3*
    Promissory Note dated November 20, 1996 and Severance Agreement dated
            December 1, 1996 with Robert S. Woodruff.
    10.4** Equity  Compensation Plan for Non-Employee Directors
    10.5*+ IRU Agreement dated as of October 18, 1996 with Frontier
            Communications International Inc.
    10.6*+  IRU Agreement dated as of February 26, 1996 with WorldCom Network
            Services, Inc.
    10.7*+ IRU Agreement dated as of May 2, 1997 with GTE 10.8* Equity Incentive
    Plan
    10.9**  Employment Agreement dated March 7, 1997 with Stephen M. Jacobsen

    10.10** Employment Agreement dated October 8, 1997 with Lewis O. Wilks
    10.11 Employment Agreement dated September 26, 1997 with Brij Khandelwal, incorporated by reference to Exhibit 4.1(b) in Form 10-K for the year ended December 31, 1997 (File No. 000-22609).
    10.12 Employment Agreement dated September 19, 1997 with Larry Seese, incorporated by reference to Exhibit 4.1(b) in Form 10-K for the year ended December 31, 1997 (File No. 000-22609).

                                                         II-2





    10.13   Growth  Share  Plan  Agreement  with  Joseph P.  Nacchio,  effective
            January 1, 1997, and Amendment thereto, incorporated by reference to
            Exhibit 4.1(b) in Form 10-K for the year ended December 31, 1997
            (File No. 000-22609).
    10.14   NonQualified Stock Option Agreement with Joseph P. Nacchio, effective June 1997, incorporated by reference to Exhibit 4.1(b) in
            Form 10-K for the year ended December 31, 1997 (File No. 000-22609).
    10.15   Agreement and Plan of Merger, dated March 8, 1998, among the
            Company, LCI International, Inc. and a wholly-owned subsidiary of the Company, incorporated by reference to the same document filed as an exhibit to the Company's Form 8-K filed on March 9, 1998.
    10.16   Amended and Restated Agreement and Plan of Merger dated as of
            December 31, 1997 among Phoenix Network, Inc., Qwest Communications
            International Inc. and Qwest 1997-5 Acquisition Corp., incorporated by reference to Exhibit A to the Proxy Statement/Prospectus that is part of the Registration Statement on Form S-4 as declared effective on February 12, 1998 (File No. 333-46145).
    12.1    Statement re Computation of Ratios, filed herewith
    21      Subsidiaries of the Registrant, incorporated by reference to Exhibit
            21.1 in Form S-4 (File No. 333-49915)
    23.1    Consent of KPMG Peat Marwick LLP, filed herewith
    23.2    Consent of Grant Thornton LLP, filed herewith
    23.3    Consent of Arthur Andersen LLP, filed herewith
    23.4    Consent of Holme Roberts & Owen LLP (contained in Exhibit 5.1).
    25**    Statement of Eligibility of Bankers Trust Company; Form T-1.


   Executive compensation plans and arrangements required to be filed and identified as such are filed as exhibits 10.1, 10.2, 10.3, 10.4, 10.8, 10.9, 10.10, 10.11 and 10.12.
   --------
      + Portions have been omitted pursuant to a previous request for confidential treatment that was granted by the Commission.
      * Incorporated by reference to the exhibit of the same number in Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).
      ** Previously filed.

     (b) Financial Statement Schedules. The following is a complete list of financial statement schedules filed as part of this Registration Statement, which are included herein:

Schedule Number
II                  Qwest Communications International Inc.
                    Valuation and Qualifying Accounts

   ITEM 22. UNDERTAKINGS.

     (a) The undersigned Company hereby undertakes:

       (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

                                    SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO ON MAY 28, 1998.


                                        Qwest Communications International Inc.


                                        By: /s/
                                            ROBERT S. WOODRUFF
                                            Executive Vice President--Finance

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                        TITLE           DATE

                   *                     Chairman of the Board   May 28,
  - ------------------------------------                           1998
           PHILIP F. ANSCHUTZ


                   *                     Director, President     May 28,
  - ------------------------------------ and Chief Executive       1998
          JOSEPH P. NACCHIO              Officer (Principal
                                         Executive Officer)


                  /s/                    Director,               May 28,
  - ------------------------------------ Executive Vice            1998
           ROBERT S. WOODRUFF            President--Finance,
                                         Chief Financial
                                         Officer and
                                         Treasurer (Principal
                                         Financial Officer and
                                         Principal Accounting
                                         Officer)


                   *                     Director                May 28,
  - ---------------------------------                           1998
            CANNON Y. HARVEY

                                         Director              _______________,
  - ------------------------------------                           1998
          RICHARD T. LIEBHABER


                   *                     Director                May 28,
  - ------------------------------------                           1998
            DOUGLAS L. POLSON

                  *                      Director                May 28,
  - ------------------------------------                           1998
             CRAIG D. SLATER

                                         Director              _______________,
  - ------------------------------------                           1998


                                                         II-6




             JORDAN L. HAINES


                   *                     Director                May 28,
  - -----------------------------------                            1998
             W. THOMAS STEPHENS

                   *                     Director                May 28,
  -------------------------------------                            1998
             ROY A. WILKENS


*  By:       /s/
       Robert S. Woodruff, Attorney in Fact


                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Qwest Communications International Inc.

     Under date of February 24, 1998, except as to note 22, which is as of March 8, 1998, we reported on the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 which are included in the Registration Statement. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                          KPMG Peat Marwick LLP
Denver, Colorado
February 24, 1998


                                                         II-8

                                                                     SCHEDULE II
            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                              ADDITIONS            DEDUCTIONS
                          BALANCE AT  ------------------------- ----------------- BALANCE AT
                         BEGINNING OF   CHARGED TO                 WRITE-OFFS,      END OF
      DESCRIPTION           PERIOD    PROFIT AND LOSS OTHER (1) NET OF RECOVERIES   PERIOD
      -----------        ------------ --------------- --------- ----------------- ----------

Year ended December 31,
1997:
  Allowance for doubtful
   receivables--trade...    $3,669         7,768          75         (6,901)        $4,611
Year ended December 31,
1996:
  Allowance for doubtful
   receivables--trade...    $2,621         2,841         --          (1,793)        $3,669
Year ended December 31,
1995:
  Allowance for doubtful
   receivables--trade...    $1,253         1,758         646         (1,036)        $2,621


(1)  Represents additions resulting from acquisitions.


                                                         II-9
